Exhibit 10.1
[CONFORMED COPY]
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
     THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT is made on April 26, 2006, by and among COLTEC INDUSTRIES INC, a Pennsylvania corporation (individually and, in its capacity as the representative of the other Borrowers pursuant to Section 4.4, “Coltec”), COLTEC INDUSTRIAL PRODUCTS LLC, a Delaware limited liability company (“CIP”), GARLOCK SEALING TECHNOLOGIES LLC, a Delaware limited liability company (“Garlock Sealing”), GGB, LLC (formerly Glacier Garlock Bearings LLC), a Delaware limited liability company (“Garlock Bearing”), CORROSION CONTROL CORPORATION, a Colorado corporation (“CCC”), and STEMCO LP, a Texas limited partnership (“Stemco LP (TX)”; Coltec, CIP, Garlock Sealing, Garlock Bearing, CCC and Stemco LP (TX), each individually referred to herein as a “Borrower” and collectively as “Borrowers”); ENPRO INDUSTRIES, INC., a North Carolina corporation (“Parent”); QFM SALES AND SERVICES, INC., a Delaware corporation (“QFM”), COLTEC INTERNATIONAL SERVICES CO., a Delaware corporation (“Coltec International”), GARRISON LITIGATION MANAGEMENT GROUP, LTD., a Delaware corporation (“Garrison”), GGB, INC., a Delaware corporation (“GGB”), GARLOCK INTERNATIONAL INC., a Delaware corporation (“Garlock International”), STEMCO DELAWARE LP, a Delaware limited partnership (“Stemco LP (DE)”), STEMCO HOLDINGS, INC., a Delaware corporation (“Stemco Holdings”), STEMCO HOLDINGS DELAWARE, INC., a Delaware corporation (“Stemco Holdings Delaware”), and GARLOCK OVERSEAS CORPORATION, a Delaware corporation (“Garlock Overseas”; QFM, Coltec International, Garrison, GGB, Garlock International, Stemco LP (DE), Stemco Holdings, Stemco Holdings Delaware and Garlock Overseas each individually referred to herein as a “Subsidiary Guarantor” and collectively as “Subsidiary Guarantors”); the various financial institutions listed on the signature pages hereof (together with their respective successors and permitted assigns, the “Lenders”); BANK OF AMERICA, N.A., a national bank, in its capacity as a Lender, collateral and administrative agent for the Lenders pursuant to Section 13 (together with its successors in such capacity, “Agent”) and Issuing Bank; and BANC OF AMERICA SECURITIES LLC, as sole lead arranger and sole book manager (“Arranger”). Capitalized terms used in this Agreement have the meanings assigned to them in Section 1.
R e c i t a l s:
     Borrowers, certain financial institutions (“Original Lenders”) and Agent are parties to a certain Credit Agreement dated as of May 16, 2002 (as at any time amended, modified, supplemented or restated, the “Original Loan Agreement”), pursuant to which Original Lenders made certain revolving credit loans, letters of credit and other financial accommodations available to Borrowers.
     In connection with the Original Loan Agreement, Borrowers, Parent and Subsidiary Guarantors executed and delivered that certain Security Agreement dated as of May 16, 2002 in favor of Agent (as at any time amended, modified, supplemented or restated, the “Original Security Agreement”), pursuant to which Borrowers, Parent and Subsidiary Guarantors granted Agent a security interest in all of the collateral described therein as security for all of the “Obligations” (as defined therein).
     Borrowers have requested that the Original Loan Agreement and the Original Security Agreement be amended and restated in their entirety to become effective and binding on Borrowers, Parent and Subsidiary Guarantors pursuant to the terms hereof, and Lenders (including the Original Lenders that are parties hereto) have agreed, subject to the terms of this Agreement, to amend and restate the Original Loan Agreement and the Original Security Agreement in their entirety to read as set forth herein, and it has been agreed by the parties hereto that (a) the commitments which the Original Lenders that are parties hereto extended to Borrowers under the Original Loan Agreement and the commitments of new Lenders that become parties hereto shall be extended or advanced upon the amended and restated terms and conditions contained in this Agreement, (b) the loans and other obligations outstanding under the Original Loan Agreement shall be governed by and deemed to be outstanding under the amended and restated terms and conditions contained herein, and (c) all security interests previously granted by Borrowers, Parent and Subsidiary Guarantors pursuant to the Original Security Agreement that remain as security for the Obligations (as defined hereunder) are hereby renewed and continued, and all such security interests shall remain in full force and effect as security for the Obligations (as defined herein).
     Borrowers believe that the consolidation of all revolving credit loans and other credit accommodations under this Agreement will enhance the aggregate borrowing powers of each Borrower and ease the administration of their revolving credit loan relationship with Lenders, all to the mutual advantage of Borrowers. As such, each Borrower has agreed to be jointly and severally liable for loans and all other obligations under this Agreement and to guarantee the obligations of each of the other Borrowers under this Agreement and each of the other Loan Documents.
     NOW, THEREFORE, for Ten Dollars ($10.00) and other good and valuable consideration, the parties hereto, intending to be bound hereby, agree as follows:
SECTION 1. DEFINITIONS; RULES OF CONSTRUCTION
     1.1. Definitions.
     As used in this Agreement, the following terms shall have the following meanings ascribed to them (terms used in the singular to have the same meaning when used in the plural, and vice versa):
     Accommodation Payment — as defined in Section 5.10.4.
     Account — shall have the meaning given to the term “account” in the UCC and shall include any right of an Obligor to payment for goods sold or leased or for services rendered that is not evidenced by an Instrument or Chattel Paper, whether or not earned by performance.
     Account Debtor — a Person who is or becomes obligated under or on account of an Account, Chattel Paper or General Intangible.
     Adjusted LIBOR Rate — for any Interest Period, with respect to LIBOR Loans, the rate of interest per annum (rounded upward to the next 1/16th of 1%) determined pursuant to the following formula:

Adjusted LIBOR Rate =	Offshore Base Rate
1.00 — Eurodollar Reserve Percentage
     Where,
     “Offshore Base Rate” means the rate per annum appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) 2 Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the Offshore Base Rate shall be, for any Interest Period, the rate per annum appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) 2 Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates. If for any reason none of the foregoing rates is available, the Offshore Base Rate shall be, for any Interest Period, the rate per annum determined by Agent as the rate of interest at which Dollar deposits in the approximate amount of the applicable LIBOR Loan would be offered by BofA’s London Branch to major banks in the offshore Dollar market at their request at or about 11:00 a.m. (London time) 2 Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.
     “Eurodollar Reserve Percentage” means for any day during any Interest Period, the reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day applicable to member banks under regulations issued from time to time by the Board of Governors for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency Liabilities”). The Offshore Base Rate for each outstanding LIBOR Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.
     Adjusted Net Earnings — with respect to Parent and its consolidated Subsidiaries for any fiscal period, net income after provision for income taxes for such fiscal period, as determined in accordance with GAAP and reported on the financial statements delivered in accordance with Section 10.1.3 for such period, excluding any and all of the following included in such net income: (a) gain or loss arising from the sale of any capital assets; (b) gain or non-cash loss arising from any write-up or write down in the book value of any asset; (c) earnings or losses of any Person, substantially all the assets of which have been acquired by Parent or any consolidated Subsidiary in any manner, to the extent realized by such other Person prior to the date of acquisition; (d) earnings of any Person (other than a consolidated Subsidiary) in which Parent or any consolidated Subsidiary has an ownership interest unless (and only to the extent) such earnings shall actually have been received by Parent or any consolidated Subsidiary in the form of cash distributions; (e) earnings or losses of any Person to which assets of Parent or any consolidated Subsidiary shall have been sold, transferred or disposed of, or into which Parent or any Subsidiary shall have been merged, or which has been a party with Parent or any Subsidiary to any consolidation or other form of reorganization, prior to the date of such transaction; (f) non-cash gain or non-cash loss arising from the acquisition of debt or equity securities of Parent or any of its Subsidiaries or from cancellation or forgiveness of Debt; (g) non-cash gain or non-cash loss arising from extraordinary items, as determined in accordance with GAAP, or from any other non-recurring transaction; (h) non-cash gain or non-cash loss arising from or relating to Hedging Agreements; and (i) non-cash gains and non-cash losses related to asbestos exposure attributable to the calculation for Parent and its Subsidiaries of (i) the estimated liability for pending, settled and unasserted asbestos claims exposure, (ii) solvent insurance available for asbestos claims and (iii) asbestos insurance policy receivables (net of reserves for asbestos liabilities not covered by insurance), in each case as determined by Parent in accordance with GAAP.
     Affiliate — a Person (i) who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, another Person; (ii) who beneficially owns or holds 10% or more of any class of the Equity Interests of another Person; (iii) 10% or more of the Equity Interests with power to vote of which is beneficially owned or held by another Person or a Subsidiary of another Person; or (iv) who is an officer, director, partner or managing member who controls another Person. For purposes hereof, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of any Equity Interest, by contract or otherwise.
     Agent — as defined in the preamble to this Agreement.

     Agent Indemnitees — Agent, Arranger and their respective Affiliates, and all of their respective present and future officers, directors, employees, agents and attorneys.
     Agent Professionals — attorneys, accountants, appraisers, business valuation experts, environmental engineers or consultants, turnaround consultants and other professionals or experts retained by Agent.
     Aggregate Availability — at any time with respect to Borrowers, an amount equal to (i) the lesser of (a) the Revolver Commitments and (b) the sum of (I) the Garlock Sealing Accounts and Inventory Borrowing Base, plus (II) the Excess Collateral Providers Borrowing Base, minus (ii) the Aggregate Revolver Outstandings with respect to all Borrowers, minus (iii) without duplication, Availability Reserves allocated by Agent to any Borrower.
     Aggregate Revolver Outstandings — at any date of determination, without duplication:
     (i) with respect to all Borrowers, the sum of (a) the unpaid balance of Revolver Loans, (b) the aggregate amount of Pending Revolver Loans, (c) one hundred percent (100%) of the aggregate undrawn face amount of all outstanding Letters of Credit, and (d) the aggregate amount of any unpaid reimbursement obligations in respect of Letters of Credit;
     (ii) with respect to Garlock Sealing, the sum of (a) the unpaid balance of Revolver Loans allocated to Garlock Sealing, (b) the aggregate amount of Pending Revolver Loans to be allocated to Garlock Sealing, (c) one hundred percent (100%) of the aggregate undrawn face amount of all outstanding Letters of Credit issued for the account of Garlock Sealing, and (d) the aggregate amount of any unpaid reimbursement obligations in respect of Letters of Credit issued for the account of Garlock Sealing; and
     (iii) with respect to the Excess Collateral Providers, the sum of (a) the unpaid balance of Revolver Loans allocated to the Excess Collateral Providers, (b) the aggregate amount of Pending Revolver Loans to be allocated to the Excess Collateral Providers, (c) one hundred percent (100%) of the aggregate undrawn face amount of all outstanding Letters of Credit issued for the account of any Excess Collateral Provider, and (d) the aggregate amount of any unpaid reimbursement obligations in respect of Letters of Credit issued for the account of any Excess Collateral Provider.
     Agreement — this Amended and Restated Loan and Security Agreement and all Exhibits and Schedules thereto.
     Allocable Percentage — as defined in Section 5.10.4.
     Anti-Terrorism Laws — any laws relating to terrorism or money laundering, including Executive Order No. 13224 and the USA Patriot Act.
     Applicable Law — all laws, rules and regulations applicable to the Person, conduct, transaction, covenant, Loan Document or Material Contract in question; all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations and orders of Governmental Authorities; and all orders, judgments and decrees of all courts and arbitrators.
     Applicable Margin — a percentage on a per annum basis equal to 0.0% with respect to Revolver Loans that are Base Rate Loans and 1.25% with respect to Revolver Loans that are LIBOR Loans, provided, that, following Agent’s receipt of the financial statements and Compliance Certificate required pursuant to Section 10.1.3 for each Fiscal Quarter ending on or after March 31, 2006, the Applicable Margin shall be increased or (if no Default or Event of Default exists) decreased (provided, that upon any waiver or cure of an applicable Event of Default, the decrease to the Applicable Margin shall be implemented on the Business Day next succeeding the date of such waiver or cure), based upon Average Availability, as follows:

Level	Average Availability	LIBOR Loans	Base Rate Loans
I	<$15 million	1.75%	0.25%

II	≥ $15 million — <$30 million	1.50%	0.00%

III	≥ $30MM — <$50 million	1.25%	0.00%

IV	≥ $50 million (also requires Fixed Charge Coverage Ratio of greater than 2.25 to 1.0)	1.00%	0.00%
The Applicable Margin shall be subject to reduction or increase, as applicable and as set forth in the table above, on a quarterly basis according to Average Availability for the Fiscal Quarter period ending on the last day of each Fiscal Quarter; provided, that, if Average Availability for any Fiscal Quarter is greater than $50 million but the Fixed Charge Coverage Ratio as of the last day of such Fiscal Quarter is not greater than 2.25 to 1.0, then the Applicable Margin would be based on Level III in the above table. Except as set forth in the last sentence hereof (or in the parenthetical set forth above) , any such increase or reduction in the Applicable Margin provided for herein shall be effective 3 Business Days after receipt by Agent of the financial statements and corresponding Compliance Certificate for each Fiscal Quarter. If the financial statements and the Compliance Certificate are not received by Agent by the date required pursuant to Section 10.1.3 (after giving effect to the applicable cure period set forth in Section 12.1.3), at the election of the Required Lenders the Applicable Margin shall be determined based on Level I in the above table until such time as such financial statements and Compliance Certificate are received and any Event of Default resulting from a failure timely to deliver such financial statements or Compliance Certificate is waived in writing by Agent and Lenders; provided, however, that Agent and Lenders shall be entitled to accrue and receive interest at the Default Rate to the extent authorized by Section 3.1.5; provided, further, that no change shall be made in the levels set forth above solely due to any termination of the Commitments and, in such event, the levels shall be determined as of the date of such termination and shall no longer be subject to reduction or increase.
     Approved Credit Enhancement — in Agent’s discretion and at its option, either (i) an irrevocable letter of credit that is in form and substance acceptable to Agent, issued or confirmed by a bank acceptable to Agent, and payable in Dollars at a place of payment within the United States that is acceptable to Agent, which letter of credit is assigned to Agent for the benefit of Secured Parties (with such assignment acknowledged by the issuing or confirming bank) or, if so requested by Agent, duly transferred to Agent for the benefit of Secured Parties (together with sufficient documentation to permit direct draws under any such letter of credit by Agent for the benefit of Secured Parties) or (ii) credit insurance that is issued by a credit insurance company acceptable to Agent and is in form and substance acceptable to Agent (which credit insurance shall be payable to Agent, for the benefit of Secured Parties, in Dollars).

     Approved Short-Term Investments — short term investments made in conformity with the investment policies attached as Schedule 10.2.11, provided that (i) such direct or indirect obligations of the United States of America or of the listed European governments mature within one year from the date of acquisition thereof and (ii) each other investment must mature not more than one year from the date of creation thereof (or in the case of money market and other funds, have an average maturity of not more than one year) and be capable of being liquidated and converted into readily available cash within ten Business Days at any time without penalty in excess of the lesser of $500,000 or 2% of the amount of such investment).
     Arranger — as defined in the preamble to this Agreement.
     Asbestos Insurance Policies — the insurance policies maintained by any of the Borrowers or any of their respective Domestic Subsidiaries with respect to which any such Borrower or Subsidiary is entitled to (or claims entitlement to) insurance coverage in connection with claims made against any such Borrower or such Subsidiary (or any of their predecessors) for asbestos related injury or alleged injury.
     Asset Disposition — a sale, lease, license, consignment or other transfer or disposition of Property of an Obligor, including a disposition of Property in connection with a sale-leaseback transaction or synthetic lease.
     Assignment and Acceptance — an assignment and acceptance entered into by a Lender and an Eligible Assignee and accepted by Agent, in the form of Exhibit C.
     Availability — on any date:
     (i) with respect to Garlock Sealing, (a) the lesser of (I) the Revolver Commitments or (II) the Garlock Sealing Borrowing Base, minus (b) the Aggregate Revolver Outstandings of Garlock Sealing, minus (c) Availability Reserves allocated by Agent to Garlock Sealing (other than Availability Reserves deducted in the calculation of the Garlock Sealing Borrowing Base); and
     (ii) with respect to any Excess Collateral Provider, (a) the lesser of (I) the Revolver Commitments or (II) the Excess Collateral Providers Borrowing Base, minus (b) the Aggregate Revolver Outstandings of the Excess Collateral Providers, minus (c) Availability Reserves allocated by Agent to the Excess Collateral Providers (other than Availability Reserves deducted in the calculation of the Excess Collateral Providers Borrowing Base).
     Availability Reserve — on any date of determination thereof, an amount equal to the sum of the following (without duplication): (i) the Inventory Reserve; (ii) the Rent Reserve; (iii) any amounts which any Obligor is obligated to pay to Agent, Lenders or other Persons pursuant to the provisions of any of the Loan Documents that Agent or any Lender elects to pay for the account of such Obligor in accordance with authority contained in any of the Loan Documents, except to the extent Agent or such Lender has been reimbursed for such amount; (iv) the aggregate amount of reserves established by Agent from time to time in its Credit Judgment in respect of Banking Relationship Debt; (v) the aggregate amount of all liabilities and obligations that are secured by Liens upon any of the Collateral that are senior in priority to Agent’s Liens if such Liens are not Permitted Liens (provided that the imposition of a reserve hereunder on account of such Liens shall not be deemed a waiver of the Event of Default that arises from the existence of such Liens); and (vi) such additional reserves, in such amounts and with respect to such matters, as Agent in its Credit Judgment may elect to impose from time to time, provided that Agent will notify Borrower Representative promptly following the implementation of any such additional reserve.

     Average Availability — for any period, an amount equal to the sum of the amount of Aggregate Availability on each day during such period, as determined by Agent, divided by the number of days in such period.
     Average Revolver Loan Balance — for any period, the amount obtained by adding the unpaid balance of Revolver Loans plus one hundred percent (100%) of the aggregate undrawn face amount of all outstanding Letters of Credit at the end of each day for the period in question and by dividing such sum by the number of days in such period.
     Bank Products — any one or more of the following types of products, services or facilities extended to any Bank Products Obligor by any Lender or any Affiliate of any Lender: (i) commercial credit cards; (ii) merchant card services; (iii) products or services under Cash Management Agreements; (iv) products under Hedging Agreements; (v) equipment leasing facilities; (vi) bank guarantees and other indemnity agreements, trade letters of credit, documentary collections and other similar services (excluding, however, Letters of Credit); (vii) lines of credit and other financial accommodations to Foreign Subsidiaries; and (viii) such other banking products or services provided by any Lender or any Affiliate of any Lender as may be requested by any Bank Products Obligor, but only to the extent Borrowers (or Borrower Representative) shall acknowledge in writing that such product or service is to constitute a “Bank Product”.
     Bank Products Obligor — any Obligor or any Affiliate of any Obligor.
     Banking Relationship Debt — Debt or other obligations of a Bank Products Obligor to any Lender (or any Affiliate of any Lender) arising out of or relating to Bank Products.
     Bankruptcy Code — title 11 of the United States Code.
     Base Rate — on any date, the higher of (i) the variable annual rate of interest so designated from time to time by BofA in Charlotte, North Carolina as its “prime rate,” such rate being a reference rate and not necessarily representing the lowest or best rate being charged to any customer, and (ii) one-half of one percent (0.5%) above the Federal Funds Rate. Changes in the Base Rate resulting from any changes in BofA’s “prime rate” shall take place immediately without notice or demand of any kind commencing on the opening of business on the day specified in the public announcement of such change by BofA.
     Base Rate Loan — a Loan, or portion thereof, during any period in which it bears interest at a rate based upon the Base Rate.
     Blocked Person — as defined in Section 9.1.27(ii).
     Board of Governors — the Board of Governors of the Federal Reserve System.
     BofA — Bank of America, N.A., a national bank, and its successors and permitted assigns.
     BofA Indemnitees — BofA and its Affiliates, and all of their respective present and future officers, directors, employees, agents and attorneys.
     Borrower and Borrowers — as defined in the preamble to this Agreement.
     Borrower Representative — as defined in Section 4.4.
     Borrowing — a borrowing consisting of Loans of one Type made on the same day by Lenders (or by BofA in the case of a Borrowing funded by Swingline Loans) or a conversion of a Loan or Loans of one Type from Lenders on the same day.
     Borrowing Base — on any date of determination thereof, (i) with respect to Garlock Sealing, the Garlock Sealing Borrowing Base and (ii) with respect to an Excess Collateral Provider, the Excess Collateral Providers Borrowing Base.
     Borrowing Base Certificate — a certificate, in the form reasonably requested by Agent, by which Borrowers shall certify to Agent and Lenders, with such frequency as required herein, the calculation of the Garlock Sealing Borrowing Base and the Excess Collateral Providers Borrowing Base, including a calculation of each component thereof, all in such detail as shall be reasonably satisfactory to Agent.
     Business Day — any day excluding Saturday, Sunday and any other day that is a legal holiday under the laws of the State of Georgia or North Carolina or is a day on which banking institutions located in either such state are closed; provided, however, that when used with reference to a LIBOR Loan (including the making, continuing, prepaying or repaying of any LIBOR Loan), the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits on the London interbank market.
     Capital Adequacy Regulation — any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case regarding capital adequacy of any bank or of any corporation controlling a bank.
     Capital Expenditures — expenditures made or liabilities incurred for the acquisition of any Fixed Assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of Capitalized Lease Obligations; provided, however, that (a) the portion of the purchase price for any Permitted Acquisition that is allocable to Fixed Assets purchased pursuant to such Permitted Acquisition shall not constitute a “Capital Expenditure”, and (b) the amount of Capital Expenditures by any Borrower (or, in the case of any Borrower that consists of more than one division, by any division of such Borrower) during any fiscal period shall be reduced by the amount of sales proceeds (net of taxes, commissions, fees and other transaction costs and expenses) received by such Borrower (or division) during such period from its sale of Fixed Assets to the extent permitted under this Agreement, but in no event shall such amount be less than zero.
     Capitalized Lease Obligation — any Debt represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.
     Cash Collateral — cash, and any interest or other income earned thereon, that is deposited with Agent in accordance with this Agreement in order to Cash Collateralize any LC Obligations or other Obligations.
     Cash Collateral Account — a demand deposit, money market or other account established by Agent at BofA or such other financial institution as Agent may select in its discretion, which account shall be in Agent’s name and subject to Agent’s Liens.
     Cash Collateralize — with respect to LC Obligations arising from Letters of Credit outstanding on any date or Obligations arising under Hedging Agreements on such date, the deposit with Agent of either (i) immediately available funds into the Cash Collateral Account in an amount equal to 105% of the sum of the aggregate Undrawn Amounts of such Letters of Credit and other existing LC Obligations, all Obligations existing under such Hedging Agreements, and all related fees and other amounts due in connection with such LC Obligations and Hedging Agreements, as applicable, or (ii) an irrevocable letter of credit in form and substance satisfactory to Agent, issued by an issuer satisfactory to Agent in an amount equal to 105% of the sum of the aggregate Undrawn Amounts of such Letters of Credit and other existing LC Obligations, all Obligations existing under such Hedging Agreements, and all related fees and other amounts due in connection with such LC Obligations and Hedging Agreements, as applicable.
     Cash Equivalents — (i) marketable direct obligations issued or unconditionally guaranteed by the United States government and backed by the full faith and credit of the United States government having maturities of not more than 12 months from the date of acquisition; (ii) domestic certificates of deposit and time deposits having maturities of not more than 12 months from the date of acquisition, bankers’ acceptances having maturities of not more than 12 months from the date of acquisition and overnight bank deposits, in each case issued by any commercial bank organized under the laws of the United States, any state thereof or the District of Columbia, which at the time of acquisition are rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and (unless issued by a Lender) not subject to offset rights in favor of such bank arising from any banking relationship with such bank; (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (i) and (ii) entered into with any financial institution meeting the qualifications specified in clause (ii) above; (iv) commercial paper having at the time of investment therein or a contractual commitment to invest therein a rating of A-1 (or better) by S&P or P-1 (or better) by Moody’s, and having a maturity within 9 months after the date of acquisition thereof; and (v) shares of any money market fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) — (iv), (b) has net assets not less than $500,000,000 and (c) has the highest rating obtainable from either Moody’s or S&P.
     Cash Management Agreement — any agreement entered into from time to time between any Borrower or any other Bank Products Obligor, on the one hand, and any Lender or any of its Affiliates, on the other, in connection with domestic or foreign cash management services for operating, collections, payroll and trust accounts of such Borrower or other Bank Products Obligor provided by such banking or financial institution, including automatic clearinghouse services, controlled disbursement services, electronic funds transfer services, information reporting services, lockbox services, stop payment services, cash-pooling and netting services, daylight and other overdraft services, and wire transfer services.
     CCC — as defined in the preamble to this Agreement
     CERCLA — the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.)
     Change of Control — the occurrence of any of the following: (i) less than a majority of the members of Parent’s Board of Directors shall be persons who either (a) were serving as directors on the Closing Date or (b) were nominated as directors and approved by the vote of the majority of the directors who are either directors referred to in clause (a) above or directors nominated and approved pursuant to this clause (b); or (ii) the stockholders of Parent shall approve any plan or proposal for the liquidation or dissolution of Parent or the stockholders of any Borrower shall approve any plan for the liquidation or dissolution of such Borrower; or (iii) a Person or group of Persons acting in concert shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become the direct or indirect beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended from time to time) of Equity Interests of Parent representing more than twenty five per cent (25%) of the combined voting power of the outstanding voting Equity Interests or other ownership interests for the election of directors or shall have the right to elect a majority of the Board of Directors of Parent; or (iv) any Borrower ceases to be a Wholly Owned Subsidiary of Parent, except as otherwise permitted pursuant to this Agreement; or (v) a “Change of Control” or similar event occurs under the terms of any document or agreement evidencing Debt of Parent, any Borrower or any of their respective Subsidiaries (other than the Obligations) having an outstanding principal balance of $5,000,000 or greater.
     Chattel Paper — shall have the meaning given to the term “chattel paper” in the UCC, but shall exclude chattel paper related exclusively to Fixed Assets.
     CIP — as defined in the preamble to this Agreement.
     CIP/GGB Pledge Agreement — the Pledge Agreement, dated March 11, 2005, executed by Coltec in favor of Garlock Sealing, pursuant to which Coltec grants Garlock Sealing a Lien in the Membership Interests.
     CIP/GGB Purchase Agreement — the Purchase and Sale Agreement, dated March 11, 2005, between Coltec and Garlock Sealing, with respect to the sale by Garlock Sealing to Coltec of the Membership Interests.
     Claims — all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, awards, and all reasonable out-of-pocket costs (including reasonable out-of-pocket remedial response costs), charges, expenses and disbursements, of any kind or nature (including reasonable out-of-pocket attorneys’, accountants’, consultants’, or paralegals’ fees and expenses) which may at any time (including at any time following Full Payment of the Obligations, termination of the Commitments, resignation or replacement of Agent or replacement of any Lender) be imposed on, incurred by, or asserted against any Indemnitee in any way relating to or arising out of (i) the administration or enforcement of or performance under any of the Loan Documents or consummation of any of the transactions described herein, (ii) any action taken or omitted to be taken by any Indemnitee under or in connection with any of the Loan Documents, (iii) the existence, perfection or realization upon Agent’s Liens upon any Collateral, (iv) the exercise by Agent or any Lender of any of its rights or remedies under or in connection with any of the Loan Documents, or (v) the failure of any Obligor to observe, perform or discharge any of such Obligor’s covenants or duties under any of the Loan Documents or the inaccuracy or incompleteness of any representation or warranty of any Borrower in any of the Loan Documents, in each case including any reasonable out-of-pocket costs or expenses incurred by any Indemnitee in connection with any investigation, litigation, arbitration or other judicial or non-judicial proceeding (including any Insolvency Proceeding or appellate proceedings) whether or not such Indemnitee is a party thereto; provided, that Claims shall not include any of the foregoing to the extent arising from the gross negligence or willful misconduct of Agent, any Lender or any other Indemnitee.
     Closing Date — the date on which all of the conditions precedent in Section 11 are satisfied or waived and the initial Loans are made under this Agreement.
     Collateral — all of the Property and interests in Property in which a security interest or Lien is granted in Section 7 as security for the payment or performance of any of the Obligations; and all Property in which a security interest or Lien is granted in any of the Security Documents as security for the payment or performance of any of the Obligations.
     Coltec — as defined in the preamble to this Agreement.
     Coltec/Stemco Subordinated Guaranty — the Guaranty Agreement, dated March 11, 2005, pursuant to which Coltec guaranties the obligations under the Stemco Subordinated Note.
     Coltec Subordinated Note — the subordinated promissory note, dated March 11, 2005, made by Coltec and payable to the order of Garlock Sealing in the original principal amount of $73,381,000.

     Commercial Tort Claim — shall have the meaning given to the term “commercial tort claim” in the UCC.
     Commitment — at any date for any Lender, the amount of such Lender’s Revolver Commitment on such date, and “Commitments” means the aggregate amount of all Revolver Commitments on such date.
     Commitment Termination Date — the date that is the soonest to occur of (i) the last day of the Term; (ii) the date on which either Borrowers or Agent terminates the Revolver Commitments pursuant to Section 6.2; or (iii) the date on which the Revolver Commitments are automatically terminated pursuant to Section 12.2.
     Compliance Certificate — a Compliance Certificate to be provided by Parent to Agent in accordance with, and in the form annexed as Exhibit A to, this Agreement and the supporting schedules to be annexed thereto.
     Consolidated — the consolidation in accordance with GAAP of the accounts or other items as to which such term applies.
     Consolidated Total Assets — as of any date of determination, the Consolidated Total Assets of Parent and its consolidated Subsidiaries, as determined on a Consolidated basis in accordance with GAAP.
     Contingent Obligation — with respect to any Person, any obligation of such Person arising from any guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the Ordinary Course of Business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (ii) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, and (iii) any obligation of such Person, whether or not contingent, (A) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (B) to advance or supply funds (1) for the purchase or payment of any such primary obligations or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (C) to purchase Property or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (D) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the amount of the liability for such Contingent Obligation required to be recorded in accordance with GAAP.
     Contributing Borrower — as defined in Section 5.10.4.
     Controlled Disbursement Account — a demand deposit account maintained by Borrowers at BofA (or an Affiliate of BofA) and to which proceeds of Loans may be wired from time to time.
     Convertible Debentures — the Convertible Senior Debentures Due 2015, bearing interest at a per annum rate of 3.9375%, issued by Parent in the original principal amount of up to $172,500,000 in accordance with the terms of the Convertible Debentures Indenture.

     Convertible Debentures Indenture — the Indenture, dated as of October 26, 2005, executed by Parent in favor of Wachovia Bank, National Association, as trustee, in connection with the issuance of the Convertible Debentures.
     Copyright Security Agreement — each Amended and Restated Copyright Security Agreement to be executed by Borrowers in favor of Agent on or before the Closing Date and by which Borrowers shall grant to Agent, for the benefit of Secured Parties, as security for the Obligations, a security interest in all of Borrowers’ right, title and interest in and to the copyrights described therein.
     Credit Judgment — Agent’s reasonable judgment exercised in a manner consistent with its customary practices or otherwise in good faith, based upon its consideration of any factor that it believes (i) will or would reasonably be expected to affect adversely the quantity, quality, mix or value of any Collateral, the enforceability or priority of Agent’s Liens thereon or the amount that Agent and Lenders would be likely to receive (after taking into account delays in the payment and estimated costs of enforcement) in the collection of the Accounts or liquidation of any of the Collateral; (ii) causes any collateral report or financial information delivered to Agent by any Person on behalf of any Obligor to be incomplete, inaccurate or misleading in any material respect; (iii) materially increases the likelihood of any Insolvency Proceeding involving any Obligor; or (iv) creates or reasonably would be expected to create or result in a Default or Event of Default. In exercising such judgment, Agent may consider such factors already included in or tested by the definitions of Eligible Accounts or Eligible Inventory, as well as any of the following: (a) the financial and business climate of Borrowers’ industry, to the extent such climate would reasonably be expected to have an effect on Borrowers; (b) changes in collection history and dilution with respect to the Accounts; (c) changes in demand for, and pricing of, any Inventory; (d) material changes in any concentration risks with respect to Accounts or Inventory; and (e) any of the factors that would reasonably be expected to materially increase the credit risk of lending to any of Borrowers on the security of the Collateral.
     CWA — the Clean Water Act (33 U.S.C. §§ 1251 et seq.).
     Debt — as applied to a Person means, without duplication, all liabilities, obligations and indebtedness of such Person to any other Person, of any kind or nature, now or hereafter owing, arising, due or payable, howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed or otherwise, consisting of indebtedness for Money Borrowed or the deferred purchase price of property, excluding trade payables, but including (i) Capitalized Lease Obligations and all obligations or liabilities created or arising under any conditional sale or other title retention agreement with respect to property used or acquired by such Person, even if the rights and remedies of the lessor, seller or lender thereunder are limited to repossession of such property; provided, however, that all such obligations and liabilities which are limited in recourse to such property shall be included in Debt only to the extent of the book value of such property as would be shown on a balance sheet of the applicable Person prepared in accordance with GAAP; (ii) all obligations and liabilities of any Person secured by any Lien on such Person’s Property, even though such Person shall not have assumed or become liable for the payment thereof; provided, however, that all such obligations and liabilities which are limited in recourse to such Property shall be included in Debt only to the extent of the book value of such Property as would be shown on a balance sheet of such Person prepared in accordance with GAAP; (iii) all Contingent Obligations of such Person; (iv) all reimbursement obligations in connection with letters of credit or letter of credit guaranties issued for the account of such Person; and (v) in the case of an Obligor (without duplication), the Obligations. The Debt of a Person shall include any recourse Debt of any partnership or joint venture in which such Person is a general partner or joint venturer.
     Default — an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.

     Default Rate — on any date, a rate per annum that is equal to (i) in the case of each Revolver Loan outstanding on such date, 2% in excess of the rate otherwise applicable to such Loans on such date, and (ii) in the case of any of the other Obligations outstanding on such date, 2% in excess of the Base Rate in effect on such date plus the Applicable Margin otherwise applicable to Base Rate Loans on such date.
     Deposit Account — shall have the meaning given to the term “deposit account” in the UCC.
     Distribution — in respect of any entity, (i) any payment of any dividends or other distributions on Equity Interests of the entity (except distributions in such Equity Interests) and (ii) any purchase, redemption or other acquisition or retirement for value of any Equity Interests of the entity unless made contemporaneously from the net proceeds of the sale of Equity Interests.
     Document — shall have the meaning given to the term “document” in the UCC, but shall exclude documents related exclusively to Fixed Assets.
     Dollars and the sign $ — lawful money of the United States of America.
     Domestic Subsidiary — a Subsidiary of Parent that is incorporated under the laws of a state of the United States or the District of Columbia.
     Dominion Account — a special account of a Borrower or Agent established by such Borrower at BofA or another bank selected by Borrowers, but reasonably acceptable to Agent, and over which Agent shall have exclusive access and control for withdrawal purposes.
     Dormant Subsidiary — each of the following direct or indirect Subsidiaries of Coltec: (i) The Anchor Packing Company, a Delaware corporation, and (ii) HTCI, a Michigan corporation.
     EBITDA —with respect to any fiscal period of Obligors, Adjusted Net Earnings, plus, to the extent deducted in the determination of Adjusted Net Earnings for that fiscal period, interest expenses, federal, state, local and foreign income taxes, and depreciation and amortization.
     EIFA — that certain Excess Insurance Funding Agreement dated on or about June 16, 1995 by and among Coltec and various insurance companies party thereto, as amended, supplemented or modified from time to time.
     Electronic Chattel Paper — shall have the meaning given to the term “electronic chattel paper” in the UCC.
     Eligible Account — an Account that arises in the Ordinary Course of Business of a Borrower from the sale of Inventory or rendition of services, is payable in Dollars, is subject to Agent’s duly perfected Lien, and is deemed by Agent, in its Credit Judgment, to be an Eligible Account. Without limiting the generality of the foregoing, no Account shall be an Eligible Account if (i) it arises out of a sale made by a Borrower to an Affiliate of a Borrower, a Person controlled by an Affiliate of a Borrower or a Blocked Person; (ii) it is unpaid for more than 60 days after the original due date shown on the invoice; (iii) it is due or unpaid more than 90 days after the original invoice date; (iv) 50% or more of the Accounts from the Account Debtor are not deemed Eligible Accounts under clauses (ii) or (iii) above; (v) the total unpaid Accounts of the Account Debtor exceed 20% of the aggregate amount of all Accounts, to the extent of such excess; (vi) any covenant, representation or warranty contained in this Agreement with respect to such Account has been breached; (vii) the Account Debtor is also such Borrower’s creditor or supplier, or has disputed liability with respect to such Account or has made any claim with respect to any other Account due from such Account Debtor to such Borrower, or the Account otherwise is subject to any right of setoff (unless waived pursuant to an agreement acceptable to Agent), counterclaim, recoupment, reserve, defense or chargeback, provided that the Accounts of such Account Debtor shall be ineligible only to the extent of the amount owing to such creditor or supplier or the amount of such dispute or right of offset, counterclaim, recoupment, reserve, defense or chargeback; (viii) an Insolvency Proceeding has been commenced by or against the Account Debtor, unless otherwise approved by Agent, or the Account Debtor has failed, suspended or ceased doing business; (ix) to Borrowers’ knowledge, the Account Debtor is not Solvent; (x) the invoice relating thereto is sent to a location outside the United States or Canada or, to Borrowers’ knowledge, such Account arises from a sale to an Account Debtor that is organized under the laws of any jurisdiction outside of the United States or Canada or that has its principal office, assets or place of business outside of the United States or Canada, except, in any such case, to the extent that the sale is supported or secured by an Approved Credit Enhancement; (xi) it arises from a sale to the Account Debtor on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment or any other repurchase or return basis; (xii) the Account Debtor is the United States or any department, agency or instrumentality thereof, unless the applicable Borrower is not prohibited from assigning the Account and does assign its right to payment of such Account to Agent, in a manner satisfactory to Agent, so as to comply with the Assignment of Claims Act of 1940 (31 U.S.C. §3727 and 41 U.S.C. §15), or is a state, county or municipality, or a political subdivision or agency thereof and Applicable Law disallows or restricts an assignment of Accounts on which it is the Account Debtor; provided, that, unless Agent otherwise notifies Borrowers, Accounts not satisfying this clause (xii) in the aggregate amount not exceeding $1,000,000 shall be Eligible Accounts if all other requirements of this definition are met; (xiii) the Account Debtor is located in any jurisdiction which requires the filing of a Notice of Business Activities Report or similar report in order to permit the applicable Borrower to seek judicial enforcement in such jurisdiction of payment of such Account unless the applicable Borrower has either qualified to transact business in such jurisdiction or filed a Notice of Business Activities Report or other required report with the appropriate officials in those jurisdictions for the then current year; (xiv) the Account Debtor is located in a jurisdiction in which such Borrower is deemed to be doing business under the laws of such jurisdiction and which denies creditors access to its courts in the absence of qualification to transact business in such jurisdiction or of the filing of any reports with such jurisdiction, unless such Borrower has qualified to transact business in such jurisdiction or has filed all required reports; (xv) the Account is subject to a Lien other than a Permitted Lien; (xvi) the goods giving rise to such Account have not been delivered to and accepted by the Account Debtor, the services giving rise to such Account have not been performed by such Borrower and accepted by the Account Debtor, or the Account otherwise does not represent a final sale; (xvii) the Account is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment; (xviii) the Account represents a progress billing or a retainage or arises from a sale on a cash-on-delivery basis; (xix) such Borrower has made any agreement with the Account Debtor for any deduction therefrom, except for discounts or allowances for prompt payment or otherwise made in the Ordinary Course of Business and which discounts or allowances (other than discounts for prompt payment in the Ordinary Course of Business) are reflected in the calculation of the face value of each invoice related to such Account; (xx) such Borrower has made an agreement with the Account Debtor to extend the time of payment thereof; (xxi) the Account represents, in whole or in part, a billing for interest, fees or late charges, provided that such Account shall be ineligible only to the extent of the amount of such billing; (xxii) it arises from the sale of Inventory that is not Eligible Inventory pursuant to clause (ii) of the definition of “Eligible Inventory”; or (xxiii) it arises from a retail sale of Inventory to a Person who is purchasing the same primarily for personal, family or household purposes.
     Eligible Assignee — a Person that is a Lender, a U.S. based Affiliate of a Lender or an Approved Fund (as defined below); a commercial bank, finance company, or other financial institution, in each case that is organized under the laws of the United States or any state, has total assets in excess of $5 billion, extends asset-based lending facilities of the type contemplated herein in the Ordinary Course of Business and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of ERISA or any other Applicable Law, is acceptable to Agent and, unless a Default or an Event of Default exists, Borrowers (such approval by Borrowers, when required, not to be unreasonably withheld or delayed); and, at any time that an Event of Default exists, any other Person acceptable to Agent in its discretion. The term “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the Ordinary Course of Business of such Person and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.
     Eligible Inventory — Inventory which is owned by a Borrower (other than packaging or shipping materials, labels, samples, display items, bags, and replacement parts and manufacturing supplies used in a Borrower’s business) and which Agent, in its Credit Judgment, deems to be Eligible Inventory. Without limiting the generality of the foregoing, no Inventory shall be Eligible Inventory unless: (i) it is raw materials, finished goods or, if the Value of Eligible Inventory is being determined pursuant to an Orderly Liquidation Value Appraisal, work-in-process; (ii) it is owned by a Borrower and it is not held by such Borrower on consignment from or subject to any guaranteed sale, sale-or-return, sale-on-approval or repurchase agreement with any supplier; (iii) it is in good and saleable condition and is not damaged, defective, shopworn or otherwise unfit for sale; (iv) it is not slow-moving, obsolete or unmerchantable and is not goods returned to such Borrower by or repossessed from an Account Debtor; (v) it meets all standards imposed by any Governmental Authority and does not constitute hazardous materials under any Environmental Law to the extent such goods can be transported or sold only with licenses or permits that are not readily available; (vi) it conforms in all respects to the warranties and representations set forth in this Agreement and is fully insured in the manner required by this Agreement; (vii) it is at all times subject to Agent’s duly perfected, first priority security interest and no other Lien except, in each case, a Permitted Lien; (viii) if it is located in a public warehouse or in possession of a bailee or in a facility leased by a Borrower, the applicable warehouseman, bailee or lessor has delivered to Agent a Lien Waiver or, if required by Agent, a Rent Reserve has been established for such location; (ix) it is not in transit or outside the continental United States and is not consigned or leased to any Person; (x) it is not the subject of a negotiable warehouse receipt or other negotiable Document; (xi) it has not been sold or leased and such Borrower has not received any deposit or down payment in respect thereof in anticipation of a sale; (xii) it does not contain or bear any Intellectual Property licensed to a Borrower by any Person, unless Agent is satisfied that it may sell or otherwise dispose of such Inventory in accordance with the terms of Section 12 without infringing the rights of such Person or violating any contract with such Person (and without payment of any royalties other than any royalties due with respect to the sale or disposition of such Inventory pursuant to the existing license agreement) and, if requested by Agent, as to which such Borrower has delivered to Agent a consent or sublicense agreement from such licensor in form and substance acceptable to Agent; and (xiii) it is not the subject of an Intellectual Property Claim.
     Enforcement Action — action taken or to be taken by Agent, during any period that an Event of Default exists, to enforce collection of the Obligations or to realize upon the Collateral (whether by judicial action, under power of sale, by self-help repossession, by notification to Account Debtors, or by exercise of rights of setoff or recoupment).
     Environmental Laws — all federal, state, local and foreign laws, rules, regulations, codes, ordinances, orders and consent decrees (together with all permits and guidance documents promulgated by regulatory agencies, to the extent having the force of law), now or hereafter in effect, that relate to public health (but excluding occupational safety and health, to the extent regulated by OSHA) or the protection or pollution of the environment, whether now or hereafter in effect, including CERCLA, RCRA and CWA.
     Environmental Release — a release as defined in CERCLA or under any other applicable Environmental Laws.

     Equipment — shall have the meaning given to the term “equipment” in the UCC and shall include, without limitation, with respect to any Person, all of such Person’s now owned or hereafter acquired machinery, equipment, furniture, furnishings, fixtures, and other tangible personal property (except Inventory), including embedded software, motor vehicles with respect to which a certificate of title has been issued, aircraft, dies, tools, jigs, molds and office equipment, as well as all of such types of property leased by such Person and all of such Person’s rights and interests with respect thereto under such leases (including, without limitation, options to purchase); together with all present and future additions and accessions thereto, replacements therefor, component and auxiliary parts and supplies used or to be used in connection therewith, and all substitutes for any of the foregoing, and all manuals, drawings, instructions, warranties and rights with respect thereto; wherever any of the foregoing is located.
     Equity Interest — (i) with respect to any Person that is a corporation, any and all shares, interests or equivalents in capital stock (whether voting or nonvoting, and whether common or preferred) of such corporation, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership, limited liability company or other equity interests of such Person; and in each case, any and all warrants, rights or options to purchase any of the foregoing.
     ERISA — the Employee Retirement Income Security Act of 1974.
     Eurocurrency Liabilities — as defined in the definition of Adjusted LIBOR Rate.
     Event of Default — as defined in Section 12.
     Excess — as defined in Section 3.11.
     Excess Collateral Amount — on any date of determination thereof, an amount equal to the difference between (a) the aggregate Excess Collateral Providers Borrowing Base (without giving effect to any reduction thereto as a result of the proviso set forth in such definition) minus (b) the Aggregate Revolver Outstandings of the Excess Collateral Providers at such time.
     Excess Collateral Providers — Coltec, CIP, Garlock Bearings, CCC and Stemco LP (TX).
     Excess Collateral Providers Accounts and Inventory Borrowing Base — on any date of determination thereof, an amount equal to (i) the sum of (a) 85% of the Net Amount of Eligible Accounts of the Excess Collateral Providers on such date plus (b) the Excess Collateral Providers Inventory Formula Amount minus (ii) the portion of the Availability Reserve applicable to the Excess Collateral Providers on such date.
     Excess Collateral Providers Borrowing Base — on any date of determination thereof, an amount equal to the Excess Collateral Providers Accounts and Inventory Borrowing Base; provided that there shall be subtracted from the Excess Collateral Providers Borrowing Base an amount equal to the excess of (i) the sum (without duplication) of (a) the unpaid balance of Revolver Loans allocated to Garlock Sealing, (b) the aggregate amount of Pending Revolver Loans to be allocated to Garlock Sealing, (c) one hundred percent (100%) of the aggregate undrawn face amount of all outstanding Letters of Credit issued for the account of Garlock Sealing, and (d) the aggregate amount of any unpaid reimbursement obligations in respect of Letters of Credit issued for the account of Garlock Sealing over (ii) the Garlock Sealing Accounts and Inventory Borrowing Base.
     Excess Collateral Providers Inventory Formula Amount — on any date of determination (i) prior to the delivery to Agent of the first Orderly Liquidation Value Appraisal and Agent’s approval thereof, an amount equal to 50% of the Value of Eligible Inventory of the Excess Collateral Providers on such date, and (ii) on or after the delivery to Agent of the first Orderly Liquidation Value Appraisal and Agent’s approval thereof, an amount equal to the lesser of (a) 65% of the Value of Eligible Inventory of the Excess Collateral Providers on such date or (b) 85% of the product obtained by multiplying the Value of Eligible Inventory of the Excess Collateral Providers on such date by the Net Orderly Liquidation Value Percentage.
     Excluded Taxes — with respect to Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, and (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 5.9, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 5.8.
     Executive Order No. 13224 — Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001.
     Exempted Debt — as defined in the Senior Notes Indenture.
     Extraordinary Expenses — all costs, expenses, fees (including reasonable out-of-pocket fees incurred to Agent Professionals) or advances that Agent or any Lender may suffer or incur during any period that a Default or Event of Default exists, or during the pendency of an Insolvency Proceeding of an Obligor, on account of or in connection with (i) the audit, inspection, repossession, storage, repair, appraisal, insuring, completion of the manufacture of, preparing for sale, advertising for sale, selling, collecting or otherwise preserving or realizing upon any Collateral; (ii) any action, suit, litigation, arbitration, contest or other judicial or non-judicial proceeding (whether instituted by or against Agent, any Lender, any Obligor, any representative of creditors of any Obligor or any other Person) in any way arising out of or relating to any of the Collateral (or the validity, perfection, priority or avoidability of Agent’s Liens with respect to any of the Collateral), any of the Loan Documents or the validity, allowance or amount of any of the Obligations, including any lender liability or other Claims asserted against Agent or any Lender; (iii) the exercise, protection or enforcement of any rights or remedies of Agent in, or the monitoring of, any Insolvency Proceeding; (iv) the settlement or satisfaction of any Liens upon any Collateral (whether or not such Liens are Permitted Liens); (v) the collection or enforcement of any of the Obligations, whether by Enforcement Action or otherwise; (vi) the negotiation, documentation, and closing of any amendment, waiver, restructuring or forbearance agreement with respect to the Loan Documents or Obligations; (vi) amounts advanced by Agent pursuant to Sections 8.1.3 or 15.10; or (viii) the enforcement of any of the provisions of any of the Loan Documents. Such costs, expenses and advances may include transfer fees, taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, travel expenses, all other fees and expenses payable or reimbursable by Borrowers or any other Obligor under any of the Loan Documents, and all other fees and expenses associated with the enforcement of rights or remedies under any of the Loan Documents, but excluding overhead of Agent or any Lender or compensation paid to employees (including inside legal counsel who are employees) of Agent or any Lender.

     Federal Funds Rate — for any period, a fluctuating interest rate per annum equal for each date during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) in Atlanta, Georgia by the Federal Reserve Bank of Atlanta, or if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from 3 federal funds brokers of recognized standing selected by Agent.
     Fee Letter — the fee letter agreement between Agent and Coltec on behalf of each Borrower.
     FEIN — with respect to any Person, the Federal Employer Identification Number of such Person.
     Fiscal Quarter — a period of 3 consecutive months that end on the last day of March, June, September or December.
     Fiscal Year — the fiscal year of Parent and its Subsidiaries for accounting and tax purposes, which ends on December 31 of each year.
     Fixed Assets — with respect to Parent and its Subsidiaries, all Real Property and Equipment of Parent and its Subsidiaries.
     Fixed Asset Lien — a Lien upon Fixed Assets which secures Debt, but only if such Lien shall at all times be confined solely to Fixed Assets (and Chattel Paper, Documents and General Intangibles solely related thereto and proceeds, including insurance proceeds, thereof) and, in the case of any such Lien on Real Property, Borrowers shall have delivered to Agent a duly executed mortgagee waiver and access agreement from the applicable mortgagee, in form and substance reasonably acceptable to Agent, whereby such mortgagee acknowledges that it does not have a Lien on any of the Collateral and agrees to allow Agent access to the mortgaged Real Property.
     Fixed Charge Coverage Ratio — as of any date of determination, the ratio of (i) EBITDA plus administrative expenses and defense costs relating to asbestos claims to the extent such costs and expenses are not reimbursed by insurance (or by reimbursement from any trust established from the proceeds received from insurers with respect to the settlement of asbestos insurance obligations) and are expensed through the profit and loss statements of Obligors during such fiscal period to (ii) Fixed Charges, in each case as determined for Parent and its consolidated Subsidiaries on a Consolidated basis for the twelve fiscal month period ending on such date of determination.
     Fixed Charges — with respect to any fiscal period of Parent and its consolidated Subsidiaries on a Consolidated basis, without duplication, (i) interest expense, plus (ii) Capital Expenditures (excluding Capital Expenditures funded with Debt other than Revolver Loans, but including, without duplication, principal payments with respect to such Debt), plus (iii) scheduled principal payments of Debt, plus (iv) federal, state, local and foreign income taxes (excluding deferred taxes), plus (v) payments, administrative expenses and defense costs (net of insurance reimbursements received and reimbursements received from any trust established from the proceeds received from insurers with respect to the settlement of asbestos insurance obligations) relating to asbestos claims and litigation against any Obligor or its Subsidiaries, plus (vi) all Distributions made by Parent during such fiscal period.
     FLSA — the Fair Labor Standards Act of 1938.
     Foreign Lender — any Lender that is organized under the laws of a jurisdiction other than the laws of the United States, any state thereof or the District of Columbia.

     Foreign Subsidiary — a Subsidiary that is not a Domestic Subsidiary.
     Full Payment — with respect to any of the Obligations, the full, final and indefeasible payment in full, in cash and in Dollars (or, if requested by Agent or the Issuing Bank with respect to any reimbursement obligations owing with respect to any Letter of Credit issued in a foreign currency, in such foreign currency), of such Obligations, including all interest, fees and other charges payable in connection therewith under any of the Loan Documents, whether such interest, fees or other charges accrue or are incurred prior to or during the pendency of an Insolvency Proceeding and whether or not any of the same are allowed or recoverable in any Bankruptcy Case pursuant to Section 506 of the Bankruptcy Code or otherwise; with respect to any LC Obligations represented by undrawn Letters of Credit and Banking Relationship Debt (including Debt arising under Hedging Agreements), the depositing of cash with Agent, as security for the payment of such Obligations, not to exceed 105% of the aggregate undrawn amount of such Letters of Credit and 105% of Agent’s good faith estimate of the amount of Banking Relationship Debt due and to become due after termination of such Bank Products. None of the Loans shall be deemed to have been paid in full until all Commitments related to such Loans have expired or been terminated.
     Funded Debt — with respect to Obligors and their Subsidiaries, (i) Debt of Obligors and their Subsidiaries consisting of or relating to (a) the borrowing of money or the obtaining of credit (other than trade payables incurred in the Ordinary Course of Business), including the Obligations and the Convertible Debentures, (b) the deferred purchase price of assets (other than trade payables incurred in the Ordinary Course of Business), or (c) Capitalized Lease Obligations, and (ii) Debt of the type referred to in clause (i) of another Person guaranteed by an Obligor or Subsidiary.
     GAAP — generally accepted accounting principles in the United States in effect from time to time.
     Garlock Bearing — as defined in the preamble to this Agreement.
     Garlock International — as defined in the preamble to this Agreement.
     Garlock Overseas — as defined in the preamble to this Agreement.
     Garlock Sealing — as defined in the preamble to this Agreement.
     Garlock Sealing Accounts and Inventory Borrowing Base — on any date of determination thereof, an amount equal to (i) the sum of (a) 85% of the Net Amount of Eligible Accounts of Garlock Sealing on such date plus (b) the Garlock Sealing Inventory Formula Amount minus (ii) the portion of the Availability Reserve applicable to Garlock Sealing on such date.
     Garlock Sealing Borrowing Base — on any date of determination thereof, an amount equal to (i) the sum of (a) the Garlock Sealing Accounts and Inventory Borrowing Base at such time plus (b) the Excess Collateral Amount at such time minus (ii) the outstanding principal balance of the Permitted Excess Collateral Provider Loans at such time.
     Garlock Sealing Inventory Formula Amount — on any date of determination (i) prior to the delivery to Agent of the first Orderly Liquidation Value Appraisal and Agent’s approval thereof, an amount equal to 50% of the Value of Eligible Inventory of Garlock Sealing on such date, and (ii) on or after the delivery to Agent of the first Orderly Liquidation Value Appraisal and Agent’s approval thereof, an amount equal to the lesser of (a) 65% of the Value of Eligible Inventory of Garlock Sealing on such date or (b) 85% of the product obtained by multiplying the Value of Eligible Inventory of Garlock Sealing on such date by the Net Orderly Liquidation Value Percentage.

     Garlock Sealing Subordination Agreement — the Amended and Restated Subordination Agreement between Garlock Sealing and Agent, subordinating the Debt evidenced by the Coltec Subordinated Note to the Obligations and the Lien granted to Garlock Sealing pursuant to the CIP/GGB Pledge Agreement to Agent’s Liens.
     Garrison — as defined in the preamble to this Agreement.
     General Intangible — shall have the meaning given to the term “general intangible” in the UCC, but shall exclude general intangibles related exclusively to Fixed Assets. The term “general intangibles” shall include, except to the extent related exclusively to Fixed Assets, each Obligor’s choses in action, causes of action, company or other business records, inventions, blueprints, designs, patents, patent applications, trademarks, trademark applications, trade names, trade secrets, service marks, goodwill, brand names, copyrights, registrations, licenses, franchises, customer lists, permits, tax refund claims, computer software, operational manuals, internet addresses and domain names, insurance refunds and premium rebates, all rights to indemnification and all other intangible property of such Obligor of every kind and nature (other than Accounts).
     GGB — as defined in the preamble to this Agreement.
     Goods — shall have the meaning given to the term “goods” in the UCC.
     Governmental Approvals — all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.
     Governmental Authority — any federal, state, municipal, national, foreign or other governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the District of Columbia or a foreign entity or government.
     Guarantors — Parent, each Subsidiary Guarantor, and each other Person who guarantees payment or performance of the whole or any part of the Obligations.
     Guaranty — each guaranty agreement now or hereafter executed by a Guarantor in favor of Agent with respect to any of the Obligations.
     Hedging Agreement — any interest rate protection agreement, foreign currency exchange agreement, forward contract, currency swap agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.
     Impermissible Qualification — any qualification or exception to the opinion or certification of any independent public accountant as to any financial statement of Borrowers which (i) is of a “going concern” or similar nature, (ii) relates to the limited scope of examination of matters relevant to such financial statements, or (iii) relates to the treatment or classification of any item in such financial statement that, if removed, would require an adjustment to such item the effect of which would be to cause a violation of Section 10.3.
     Increase Effective Date — as defined in Section 2.2.2.
     Indemnified Taxes — Taxes other than Excluded Taxes.

     Indemnitees — the Agent Indemnitees, the Lender Indemnitees, Issuing Bank Indemnitees and the BofA Indemnitees.
     Initial Lenders — BofA, Citicorp USA, Inc. and Wachovia Bank, National Association each in its capacity as a “Lender” under this Agreement on the Closing Date.
     Insolvency Proceeding — any action, case or proceeding commenced by or against a Person under any state, federal or foreign law, or any agreement of such Person, for (i) the entry of an order for relief under any chapter of the Bankruptcy Code or other insolvency or debt adjustment law (whether state, federal or foreign), (ii) the appointment of a receiver (or administrative receiver), trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property, (iii) an assignment or trust mortgage for the benefit of creditors of such Person, or (iv) the liquidation, dissolution or winding up of the affairs of such Person.
     Instrument — shall have the meaning given to the term “instrument” in the UCC.
     Insurance Receivables Rights — all rights and interests, now owned or hereafter acquired, in and to the insurance accounts receivable with respect to the Asbestos Insurance Policies, and any supplementary or other contracts issued in connection with such Asbestos Insurance Policies (including, if the applicable insurer is a party thereto, the EIFA), any additional insurance proceeds of such insurance policies which are or may hereafter become payable, and all claims, options, privileges, rights and interests in and under such policies to collect and receive such accounts receivable and insurance proceeds, subject to all of the terms and conditions of such policies.
     Intellectual Property — all intellectual and similar Property of a Person of every kind and description, including inventions, designs, patents, patent applications, copyrights, trademarks, service marks, trade names, mask works, trade secrets, confidential or proprietary information, know-how, software and databases and all embodiments or fixations thereof and related documentation, registrations and franchises, all books and records describing or used in connection with the foregoing and all licenses, or other rights to use any of the foregoing.
     Intellectual Property Claim — the assertion by any Person of a claim (whether asserted in writing, by action, suit or proceeding or otherwise) that any Borrower’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property is violative of any ownership or right to use any Intellectual Property of such Person.
     Intercompany Subordination Agreement — the Subordination Agreement dated on or about the Closing Date by and among Parent, Borrowers and certain of their respective Subsidiaries subordinating certain intercompany Debt and other liabilities to the Obligations and such Persons’ obligations under the Loan Documents.
     Interest — as defined in Section 3.11.
     Interest Period — as defined in Section 3.1.3.
     Inventory — shall have the meaning given to the term “inventory” in the UCC and shall include all goods intended for sale or lease by an Obligor, or for display or demonstration; all work in process, all raw materials and other materials and supplies of every nature and description used or which might be used in connection with the manufacture, printing, packing, shipping, advertising, selling, leasing or furnishing of such goods or otherwise used or consumed in an Obligor’s business (but excluding Equipment).

     Inventory Reserve — such reserves as may be established from time to time by Agent in its Credit Judgment to reflect changes in the salability of any Eligible Inventory in the Ordinary Course of Business or such other factors as may negatively impact the Value of any Eligible Inventory. Without limiting the generality of the foregoing, such reserves may include reserves based on obsolescence, seasonality, theft or other shrinkage, imbalance, change in composition or mix, markdowns, and vendor chargebacks.
     Investment Property — shall have the meaning given to the term “investment property” in the UCC and shall include all securities (whether certificated or uncertificated), security entitlements, securities accounts, commodity contracts and commodity accounts.
     Issuing Bank — BofA or an Affiliate of BofA.
     Issuing Bank Indemnitees — Issuing Bank and its Affiliates, and all of their respective present and future officers, directors, employees, agents and attorneys.
     LC Application — an application by any or all Borrowers to Issuing Bank (which may be joined in by any other Obligor or any Subsidiary of a Borrower), pursuant to a form approved by Issuing Bank, for the issuance of a Letter of Credit, that is submitted to Issuing Bank at least 3 Business Days prior to the requested issuance of such Letter of Credit.
     LC Conditions — the following conditions, the satisfaction of each of which is required before Issuing Bank shall be obligated issue a Letter of Credit: (i) each of the conditions set forth in Section 11 has been and continues to be satisfied, including the absence of any Default or Event of Default; (ii) after giving effect to the issuance of the requested Letter of Credit and all other unissued Letters of Credit for which an LC Application has been signed by a Borrower and approved by Agent and Issuing Bank, the LC Obligations would not exceed $30,000,000 and no Out-of-Formula Condition would exist, and, if no Revolver Loans are outstanding, the LC Obligations do not, and would not upon the issuance of the requested Letter of Credit, exceed Availability of Garlock Sealing or the Excess Collateral Providers, as the case may be, or Aggregate Availability; (iii) such Letter of Credit has an expiration date that is no more than 365 days from the date of issuance in the case of standby Letters of Credit and no more than 180 days from the date of issuance in the case of documentary Letters of Credit and, in either event, such expiration date is at least 30 days prior to the last Business Day of the Term unless otherwise agreed by Agent in its discretion; (iv) the currency in which payment is to be made under the Letter of Credit is Dollars or, with Issuing Bank’s consent, another currency in which Issuing Bank issues letters of credit; and (v) the form of the proposed Letter of Credit is reasonably satisfactory to Agent and Issuing Bank, provides for sight drafts only and does not contain any language that automatically increases the amount available to be drawn under the Letter of Credit.
     LC Documents — any and all agreements, instruments and documents (including an LC Application) required by Issuing Bank to be executed by Borrowers or any other Person and delivered to Issuing Bank for the issuance, amendment or renewal of a Letter of Credit.
     LC Facility — the subfacility for Letters of Credit established as part of the Revolver Commitments pursuant to Section 2.3.
     LC Obligations — on any date, an amount (in Dollars) equal to the sum of (without duplication) (i) all amounts then due and payable by any Obligor on such date by reason of any payment that is made by Issuing Bank under a Letter of Credit and that has not been repaid to Issuing Bank, plus (ii) the aggregate undrawn amount of all Letters of Credit which are then outstanding or for which an LC Application has been delivered to and accepted by Issuing Bank, plus (iii) all fees and other amounts due in respect of Letters of Credit outstanding on such date.

     LC Request — a request for issuance of a Letter of Credit, to be provided by a Borrower to Issuing Bank, in form satisfactory to Agent and Issuing Bank.
     Lender Indemnitees — Lenders and their respective Affiliates, and all of their respective present and future officers, directors, employees, agents and attorneys.
     Lenders — shall have the meaning given to it in the preamble to this Agreement and shall include BofA (whether in its capacity as a provider of Loans under Section 2 or as the provider of Swingline Loans under Section 4.1.3) and any other Person who may from time to time become a “Lender” under this Agreement.
     Letter of Credit — any standby or documentary letter of credit issued by Issuing Bank for the account of any Borrower (whether individually or as co-applicant with another Obligor or Subsidiary of an Obligor).
     Letter-of-Credit Right — shall have the meaning given to the term “letter-of-credit-right” in the UCC.
     LIBOR Lending Office — with respect to a Lender, the office designated by such Lender as its LIBOR Lending Office or, in the absence of such designation, the office of such Lender at the address shown for such Lender on the signature page hereof (or on any Assignment and Acceptance, in the case of an assignee) or such other office of such Lender or any of its Affiliates that is hereafter designated by written notice to Agent.
     LIBOR Loan — a Loan, or portion thereof, during any period in which it bears interest at a rate based upon the applicable Adjusted LIBOR Rate.
     Lien — any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on common law, statute or contract. The term “Lien” shall also include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases (as lessor) and other title exceptions and encumbrances affecting Property. For the purpose of this Agreement, an Obligor shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.
     Lien Waiver — an agreement duly executed in favor of Agent, in form and content reasonably acceptable to Agent, by which (i) for locations leased by an Obligor, an owner or mortgagee of premises upon which any Property of an Obligor is located agrees to waive or subordinate any Lien it may have with respect to such Property in favor of Agent’s Lien therein and to permit Agent to enter upon such premises and remove such Property or to use such premises to store or dispose of such Property, or (ii) for locations at which any Obligor places Inventory with a warehouseman or a processor, such warehouseman or processor agrees to waive or subordinate any Lien it may have with respect to such Property in favor of Agent’s Lien therein and to permit Agent to enter upon such premises and remove such Property or to use such premises to store or dispose of such Property; provided, that the Lien waiver agreements executed in connection with the Original Loan Agreement are deemed reasonably acceptable Lien Waivers hereunder.
     Loan — a Revolver Loan (and each Base Rate Loan and LIBOR Loan comprising such Loan).
     Loan Account — the loan account established by each Lender on its books pursuant to Section 5.7.

     Loan Documents — this Agreement, the Other Agreements and the Security Documents.
     Loan Year — a period commencing each calendar year on the same month and day as the date of this Agreement and ending on the same month and day in the immediately succeeding calendar year, with the first such period (i.e. the first Loan Year) to commence on the date of this Agreement.
     Margin Stock — shall have the meaning ascribed to it in Regulation U and of the Board of Governors.
     Material Adverse Effect — the effect of any event, condition, action, omission or circumstance, which, alone or when taken together with other events, conditions, actions, omissions or circumstances occurring or existing concurrently therewith, (i) has a material adverse effect upon the business, operations, Properties or condition (financial or otherwise) of Obligors, taken as a whole; (ii) has or would be reasonably expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any of the other Loan Documents against Parent, any Borrower or any other Obligor with assets having a book value of $2,000,000 or more; (iii) has a material adverse effect upon the value of the Collateral, taken as a whole, the Liens of Agent with respect to the Collateral, taken as a whole, or the priority of such Liens, taken as a whole; (iv) impairs in any material respect the ability of Parent, any Borrower or any other Obligor with assets having a book value of $2,000,000 or more to perform its obligations under this Agreement or any of the other Loan Documents, including repayment of any of the Obligations when due; or (v) impairs in any material respect the ability of Agent or any Lender to enforce or collect the Obligations or realize upon any material portion of the Collateral in accordance with the Loan Documents and Applicable Law.
     Material Contract — an agreement to which an Obligor is a party (other than the Loan Documents) (i) which is deemed to be a material contract as provided in Regulation S-K promulgated by the SEC under the Securities Act of 1933 (excluding material contracts described under paragraph (b)(10)(iii) of Item 601 of Regulation S-K) or (ii) for which breach, termination, cancellation, nonperformance or failure to renew would reasonably be expected to have a Material Adverse Effect.
     Maximum Rate — the maximum non-usurious rate of interest permitted by Applicable Law that at any time, or from time to time, may be contracted for, taken, reserved, charged or received on the Debt in question or, to the extent that at any time Applicable Law may thereafter permit a higher maximum non-usurious rate of interest, then such higher rate. Notwithstanding any other provision hereof, the Maximum Rate shall be calculated on a daily basis (computed on the actual number of days elapsed over a year of 365 or 366 days, as the case may be).
     Membership Interests — the membership interests of CIP and Garlock Bearing previously owned by Garlock Sealing and sold to Coltec pursuant to the CIP/GGB Purchase Agreement.
     Mercantile Account — as defined in Section 8.2.5.
     Money Borrowed — as applied to any Person, without duplication, (i) Debt arising from the lending of money by any other Person to such Person; (ii) Debt, whether or not in any such case arising from the lending of money by another Person to such Person, (A) which is represented by notes payable or drafts accepted that evidence extensions of credit, (B) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, or (C) upon which interest charges are customarily paid (other than accounts payable) or that was issued or assumed as full or partial payment for Property (other than accounts payable); (iii) Debt that constitutes a Capitalized Lease Obligation; (iv) reimbursement obligations with respect to letters of credit or guaranties of letters of credit; and (v) Debt of such Person under any guaranty of obligations that would constitute Debt for Money Borrowed under clauses (i)

through (iii) hereof, if owed directly by such Person.
     Moody’s — Moody’s Investors Services, Inc.
     Multiemployer Plan — has the meaning set forth in Section 4001(a)(3) of ERISA.
     Net Amount — on any date of determination thereof, the face amount of Accounts of Garlock Sealing or the Excess Collateral Providers, as applicable, on such date less any and all returns, rebates, discounts (which may, at Agent’s option, be calculated on shortest terms), credits, allowances or sales, excise or other similar Taxes) at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with, or any interest accrued on the amount of, such Accounts at such date.
     Net Orderly Liquidation Value Percentage — at any date and with respect to any Inventory, the percentage of the Value of such Inventory expected to be realized at an orderly, negotiated sale of such Inventory that is held within a reasonable period of time, as such percentage is reasonably determined by Agent from the most recent Orderly Liquidation Value Appraisal received by Agent on or before such date.
     Non-Consenting Lender — as defined in Section 13.17.
     Notice of Borrowing — as defined in Section 4.1.1(i).
Notice of Conversion/Continuation — as defined in Section 3.1.2(ii).
     Obligations — in each case, whether now in existence or hereafter incurred or arising, (i) the principal of, and interest and premium, if any, on the Loans, (ii) all LC Obligations and all other obligations of any Obligor to Agent or Issuing Bank arising in connection with the issuance of any Letter of Credit, (iii) all liabilities and obligations of Borrowers under any indemnity for Claims, (iv) all Extraordinary Expenses, and (v) all other Debts, covenants, duties and obligations (including Contingent Obligations) now or at any time or times hereafter owing by any Obligor to Agent or any Lender under or pursuant to this Agreement or any of the other Loan Documents (including any Guaranty), or owing by any Bank Products Obligor to Agent or any Lender (or any Affiliate of any Lender) with respect to Banking Relationship Debt, in each case, whether evidenced by any note or other writing, whether arising from any extension of credit, opening of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several, including all interest, charges, expenses, fees or other sums chargeable to any or all Obligors under any of the Loan Documents.
     Obligor — each Borrower and each Guarantor.
     Orderly Liquidation Value Appraisal — an appraisal of the orderly liquidation value of Inventory of Borrowers performed by an appraiser reasonably satisfactory to Agent, which appraisal shall include, without limitation, as a factor in the determination of orderly liquidation value, all costs and expenses projected to be incurred in the conduct of any liquidation of all or any portion of the Inventory.
     Ordinary Course of Business — with respect to any transaction involving any Person, the ordinary course of such Person’s business, as undertaken by such Person in good faith and not for the purpose of evading any covenant or restriction in any Loan Document.
     Organic Documents — with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust, or similar agreement or instrument governing the formation or operation of such Person.
     Original Lender — as defined in the preamble to this Agreement.
     Original Loan Agreement — as defined in the preamble to this Agreement.
     Original Loan Document — as defined in Section 15.18.
     Original Security Agreement — as defined in the preamble to this Agreement.
     OSHA — the Occupational Safety and Hazard Act of 1970.
     Other Agreements — the Fee Letter, the LC Documents, the Subordination Agreements, each Lien Waiver, and any and all other agreements, instruments and documents (other than this Agreement and the Security Documents), heretofore, now or hereafter executed by any Borrower or any other Obligor and delivered to Agent or any Lender, in each case in respect of the transactions contemplated by this Agreement or other Loan Documents.
     Out-of-Formula Condition — as defined in Section 2.1.2.
     Out-of-Formula Loan — a Revolver Loan made or outstanding when an Out-of-Formula Condition exists or the amount of any Revolver Loan which, when funded, results in an Out-of-Formula Condition.
     Parent — as defined in the preamble to this Agreement.
     Participant — as defined in Section 14.2.1.
     Participating Lender — as defined in Section 2.3.2(i).
     Patent Security Agreement — each Amended and Restated Patent Security Agreement to be executed by Borrowers in favor of Agent on or before the Closing Date and by which Borrowers shall grant to Agent, for the benefit of Secured Parties, as security for the Obligations, a security interest in all of Borrowers’ right, title and interest in and to the patents described therein.
     Paying Borrower — as defined in Section 5.10.4.
     Payment Account — an account maintained by Agent to which all monies from time to time deposited to a Dominion Account shall be transferred and all other payments shall be sent in immediately available federal funds; provided, that, within the Payment Account, Agent shall separately account for all monies received from each Dominion Account of Garlock Sealing and from each Dominion Account of the Excess Collateral Providers.
     Payment Intangible — shall have the meaning given to the term “payment intangible” in the UCC.
     Payment Item — each check, draft, or other item of payment payable to a Borrower evidencing or constituting proceeds of any of the Collateral.
     Pending Revolver Loans — at any date, the aggregate principal amount of all Revolver Loans which have been requested in any Notice of Borrowing received by Agent but which have not theretofore been advanced by Agent or Lenders.
     Permitted Acquisitions — an acquisition by Parent, a Borrower or any of their Subsidiaries (other than a Dormant Subsidiary) of (i) all or substantially all of the assets of any other Person (or a division of any other Person) in a line of business permitted to be engaged in by Borrowers and their Subsidiaries pursuant to Section 10.2.19, or (ii) all of the capital stock or other equity interests of any other Person in a line of business permitted to be engaged in by Borrowers and their Subsidiaries pursuant to Section 10.2.19, and, in either case, with respect to which: (a) either (I) Aggregate Availability is at least $20,000,000 after giving effect thereto (including any Revolver Loans made in connection therewith) or (II) if Aggregate Availability is less than $20,000,000 after giving effect thereto (including any Revolver Loans made in connection therewith), the aggregate purchase price of such acquisition and all other acquisitions made during the term of this Agreement under this clause (II) as Permitted Acquisitions would not exceed $10,000,000 (including within “purchase price” all cash consideration, the face amount of all promissory notes given as consideration, and all other purchase price consideration such as non-compete and earn-out payments); (b) prior to and after giving effect to such acquisition no Default or Event of Default shall have occurred and be continuing; and (c) in the event a new Subsidiary of Parent is formed or acquired in connection therewith, (I) any such new Subsidiary that is a Domestic Subsidiary shall, prior to or concurrently with such acquisition, execute all such agreements, documents and instruments as Agent may request to either guaranty the Obligations or, with Agent’s consent, become a “Borrower” and “Excess Collateral Provider” under this Agreement, and to pledge all of its “Collateral” as security therefor, (II) the owner of such new Subsidiary shall pledge all (or in the case of a Foreign Subsidiary that is owned directly by a Domestic Subsidiary, 65%) of the issued and outstanding equity securities of such new Subsidiary as additional security for the Obligations, and (III) Parent, Borrowers and such new Subsidiary shall execute and deliver such opinions, certificates and other documents as Agent may reasonably request in connection with the foregoing clauses (I) and (II). In no event shall any assets of any such new Subsidiary that becomes a “Borrower” hereunder be included in the Borrowing Base, or any Loans be made to such new Subsidiary, until Agent is satisfied with the results of such field examinations and other due diligence as Agent may deem appropriate with respect to such new Subsidiary. In addition to the foregoing, if no Default or Event of Default shall have occurred and be continuing, any Foreign Subsidiary may acquire all or substantially all of the assets of any other Person (or a division of any other Person), or all of the capital stock or other equity interests of any other Person, in a line of business permitted to be engaged in by Borrowers and their Subsidiaries pursuant to Section 10.2.19.
     Permitted Asset Disposition — so long as no Event of Default exists at the time thereof, any of the following Asset Dispositions: (i) sales of Inventory (and, to the extent permitted under Section 8.3.3, consignments of Inventory) and licenses or leases of Intellectual Property in the Ordinary Course of Business (provided that no such license or lease shall be on an exclusive basis if the Intellectual Property which is the subject thereof is necessary or desirable to enable Agent to sell, dispose, or complete the manufacture of, or otherwise exercise its rights with respect to, any Collateral); (ii) sales and dispositions of Equipment, in the Ordinary Course of Business, that is obsolete or no longer used by an Obligor in its business; (iii) Asset Dispositions of business units or lines of business for fair market value (with at least 80% of the proceeds of any such sale or disposition payable to Obligors in cash), so long as (a) the aggregate net book value of all assets subject to such Asset Dispositions during any Loan Year does not exceed fifteen percent (15%) of Consolidated Total Assets as set forth in the most recent financial statements delivered pursuant to Section 10.1.3(i) hereof, and (b) the aggregate net book value of all assets subject to such Asset Dispositions from and after the Closing Date does not exceed thirty percent (30%) of Consolidated Total Assets as of December 31, 2005; provided, that, if any of the assets sold or disposed of pursuant to this clause (iii) consist of Accounts or Inventory, then, on the date of such sale or disposition, Borrowers shall prepay the Obligations in an amount at least equal to the net book value of such Accounts and Inventory from the net proceeds of such sale or disposition and provide Agent an updated Borrowing Base Certificate giving effect to such sale or disposition; (iv) sales or other dispositions of Fixed Assets for fair market value, provided, that, Aggregate Availability shall be greater than $20,000,000 immediately before and after any such sale or disposition; (v) transfers by Obligors to their officers of any key-man life insurance policies maintained by any Obligor with respect to such officers as of the Closing Date; (vi) sales or other dispositions of Fixed Assets by Foreign Subsidiaries for fair market value; (vii) transfers of Property to a Borrower by another Obligor or a Subsidiary, (viii) dispositions of Inventory that is not Eligible Inventory because it is obsolete, unmerchantable or otherwise unsaleable in the Ordinary Course of Business of the Borrower making such disposition, (ix) Asset Dispositions that consist solely of a termination of a lease of real or personal Property that is not necessary to the conduct of an Obligor’s business in the ordinary course, would not reasonably be expected to have a Material Adverse Effect and does not result from an Obligor’s default or failure to perform under such lease, (x) Asset Dispositions that consist of a deposit to secure an obligation to the extent such deposit is permitted under Section 10.2.5, or (xi) any other Asset Disposition that has been consented to in writing by Agent and the Required Lenders.
     Permitted Contingent Obligations — Contingent Obligations (i) arising from endorsements of items of payment for collection or deposit in the Ordinary Course of Business, (ii) arising from Hedging Agreements entered into in the Ordinary Course of Business pursuant to this Agreement or with Agent’s prior written consent, (iii) of any Obligor and its Subsidiaries set forth on Schedule 10.2.3, including extensions and renewals thereof that do not increase the amount of such Contingent Obligations as of the date of such extension or renewal, (iv) incurred in the Ordinary Course of Business with respect to surety bonds, appeal bonds, performance bonds and other similar obligations, (v) arising under indemnity agreements to title insurers to cause such title insurers to issue to Agent title insurance policies, (vi) with respect to customary indemnification obligations in favor of sellers in connection with Permitted Acquisitions and purchasers in connection with Permitted Asset Dispositions, (vii) consisting of reimbursement obligations from time to time owing by any Borrower to Issuing Bank with respect to Letters of Credit (but in no event to include reimbursement obligations at any time owing by a Borrower to any other Person that may issue letters of credit for the account of Borrowers), (viii) under any Guaranty, (ix) under the Coltec/Stemco Subordinated Guaranty, provided such Coltec/Stemco Subordinated Guaranty is subordinated to the Obligations pursuant to the Garlock Sealing Subordination Agreement, (x) arising under guaranties by any Obligor (other than Garlock Sealing or Garrison) of the payment or performance of any Debt or other obligations of another Obligor permitted to be incurred under the terms of this Agreement, (xi) arising under unsecured guaranties entered into by Parent in the Ordinary Course of Business guaranteeing obligations and liabilities not constituting Debt of any Obligor or any Obligor’s respective Subsidiaries, (xii) arising under unsecured guaranties entered into by Parent guaranteeing obligations and liabilities incurred by Foreign Subsidiaries in the Ordinary Course of Business under commercial credit cards, and (xiii) arising under indemnity agreements with respect to discontinued operations to the extent that (a) such Contingent Obligations have been approved by Agent or (b) the aggregate amount of such Contingent Obligations incurred under this clause (xiii) without Agent’s approval does not exceed $5,000,000.
     Permitted Convertible Debenture Distributions — so long as no Default or Event of Default shall have occurred and be continuing at the time of declaration or after giving effect to the payment thereof, (a) Distributions by Borrowers and their Subsidiaries to Parent in the amount of, and concurrently with, any regularly scheduled interest payments due under the Convertible Debentures; and (b) Distributions by Borrowers and their Subsidiaries to Parent in the amount of, and concurrently with, any principal payments due under the Convertible Debentures, any cash payments due upon any conversion of the Convertible Debentures or any prepayments of the Convertible Debentures permitted pursuant to Section 10.2.6, in each case to the extent that, after giving effect to any such Distribution (and any Revolver Loans made hereunder in connection therewith), Aggregate Availability shall be at least $20,000,000.

     Permitted Distributions — (i) so long as no Default or Event of Default shall have occurred and be continuing at the time of any such Distribution, Distributions from any Borrower or any Subsidiary of any Borrower to Parent in an amount during any 12 month period, which when added to all other amounts received by Parent during such period from any Borrower or any Subsidiary of any Borrower from any source (including, without limitation, payments on any Debt of such Borrower or any of their respective Subsidiaries held by Parent, but excluding Distributions received by Parent in accordance with clauses (ii), (iii) and (iv) below) shall not exceed 120% of Parent’s actual operating expenses during such period, (ii) so long as no Default or Event of Default shall have occurred and be continuing at the time of declaration or after giving effect to the payment thereof (and any Revolver Loans made in connection therewith), (a) Parent may make Distributions to the extent that, after giving effect thereto, Aggregate Availability shall be at least $20,000,000, and (b) Borrowers and their Subsidiaries may make Distributions to Parent in the amount of, and concurrently with, the Distribution permitted to be made by Parent under clause (a) above in order to enable Parent to make such Distribution, (iii) so long as no Default or Event of Default shall have occurred and be continuing at the time of declaration or after giving effect to the payment thereof, Borrowers and their Subsidiaries may make Distributions to Parent in the amount of, and concurrently with, any Permitted Acquisition or Permitted Foreign Subsidiary Investment permitted to be made by Parent under Section 10.2.11 in order to enable Parent to make such Permitted Acquisition or Permitted Foreign Subsidiary Investment, and (iv) Borrowers and their Subsidiaries may make Permitted Convertible Debenture Distributions. Notwithstanding the foregoing, no such Distribution may be made (I) unless such Distribution is permitted under all Applicable Laws, and (II) unless the Person making such Distribution would be Solvent after giving effect to such Distribution (and any Revolver Loans made hereunder in connection therewith) and, to the extent any such Distribution is to be made with the proceeds of Revolver Loans, Obligors shall have delivered to Agent such certificates, financial statements and financial projections as Agent may reasonably request at the time of any such proposed Revolver Loan in order to confirm Obligors’ compliance with this clause (II).
     Permitted Excess Collateral Provider Loans — Debt owing from Garlock Sealing to one or more of the Excess Collateral Providers so long as (i) none of such loans and advances were made with the proceeds of Revolver Loans, (ii) such Debt is pledged to Agent as additional security for the Obligations pursuant to a Pledge Agreement, (iii) such Debt is subordinated to the Obligations on terms and conditions satisfactory to Agent, and (iv) such Debt was incurred at a time when no Revolver Loans allocated to the Excess Collateral Providers were outstanding.
     Permitted Fixed Asset Debt — Debt of Obligors and their Subsidiaries that is unsecured or is secured only by a Fixed Asset Lien, provided that the aggregate principal amount of such Debt outstanding at any time does not exceed $40,000,000. For the purposes of this definition, (a) any such Debt (but not any increase in the principal amount thereof after the Closing Date) that is listed on Schedule 10.2.3 shall not be included in the calculation of the amount of Permitted Fixed Asset Debt and (b) the principal amount of any Debt consisting of capitalized leases shall be computed as a Capitalized Lease Obligation.
     Permitted Foreign Subsidiary Investments — means (i) any Debt owing from any Foreign Subsidiary to any Borrower (or any Borrower’s Domestic Subsidiary) or any capital contribution made by any Borrower (or any Borrower’s Domestic Subsidiary) in any Foreign Subsidiary which is incurred or made after the Closing Date, so long as immediately prior to and immediately after the incurrence of such Debt or the making of such capital contribution, no Default or Event of Default shall exist and Aggregate Availability is in excess of $20,000,000, and (ii) Debt of any Foreign Subsidiary existing on the Closing Date, including any refinancing or refunding thereof that satisfies the Refinancing Conditions.
     Permitted Lien — a Lien of a kind specified in Section 10.2.5.

     Permitted Mergers/Liquidations — any merger or consolidation of (i) a Borrower with any other Borrower (or any liquidation of a Borrower in which its assets are contributed to another Borrower), (ii) any Subsidiary of any Borrower with or into any Borrower (or any liquidation of any such Subsidiary in which its assets are contributed to a Borrower), and (iii) any Subsidiary of any Borrower with any Subsidiary of such Borrower or any other Borrower (or any liquidation of such Subsidiary in which its assets are contributed to another Subsidiary of such Borrower or any other Borrower); provided, that, in any such case described in clauses (i), (ii) and (iii) above, (a) the surviving Person in any such merger or consolidation shall be a Wholly Owned Subsidiary of Parent and (b) in no event whatsoever shall any of Garlock Sealing, Garrison or any Dormant Subsidiary be a party to any such merger or consolidation or liquidation.
     Permitted Restrictive Agreements – as defined in Section 10.2.15.
     Person — an individual, partnership, corporation, limited liability company, limited liability partnership, joint stock company, land trust, business trust, or unincorporated organization, or a Governmental Authority.
     Plan — an employee pension benefit plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and that is either (i) maintained by an Obligor for employees or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which an Obligor is then making or accruing an obligation to make contributions or has within the preceding 5 years made or accrued such contributions.
     Pledge Agreement — any Pledge Agreement or similar document executed by Parent, any Borrower or any of their respective Subsidiaries evidencing the pledge by any such Person to Agent, for the benefit of Secured Parties, as security for the Obligations, of any Equity Interests owned by such Person in any of its Subsidiaries and/or the pledge of any Debt owing to such Person.
     Pro Rata — with respect to any Lender on any date, a percentage (expressed as a decimal, rounded to the ninth decimal place) derived at by dividing the amount of the total Commitments of such Lender on such date by the aggregate amount of the Commitments of all Lenders on such date (regardless of whether or not any of such Commitments have been terminated on or before such date).
     Projections — (i) on and prior to the Closing Date and thereafter until Agent and Lenders receive new projections pursuant to Section 10.1.5, the projections of Obligors’ and their Subsidiaries’ financial condition, results of operations and cash flow, prepared on a monthly basis for the Fiscal Year ending December 31, 2006; and (ii) thereafter, the projections most recently received by Agent and Lenders pursuant to and as required by Section 10.1.5, which, at Agent’s request, will include consolidating projections.
     Properly Contested — in the case of any Debt of an Obligor (including any Taxes) that is not paid as and when due or payable by reason of such Obligor’s bona fide dispute concerning its liability to pay same or concerning the amount thereof, (i) such Debt is being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (ii) such Obligor has established appropriate reserves as shall be required in conformity with GAAP; (iii) the non-payment of such Debt will not have a Material Adverse Effect and will not result in a forfeiture or sale of any assets of such Obligor with a book value of $500,000 or more; (iv) no Lien (other than a Permitted Lien) is imposed upon any of such Obligor’s assets with respect to such Debt unless such Lien is at all times junior and subordinate in priority to the Liens in favor of Agent (except only with respect to property taxes that have priority as a matter of Applicable Law) and enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; (v) if the Debt results from, or is determined by the entry, rendition or issuance against an Obligor or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review; and (vi) if such contest is abandoned, settled or determined adversely (in whole or in part) to such Obligor, such Obligor promptly pays such Debt and all penalties, interest and other amounts due in connection therewith.
     Property — any interest in any kind of property or asset, whether real, personal or mixed and whether tangible or intangible, including Equity Interests.
     Protective Advances — as defined in Section 2.1.4.
     QFM — as defined in the preamble to this Agreement.
     RCRA — the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).
     Real Property — with respect to any Person, all of such Person’s now or hereafter owned or leased estates in real property, including, without limitation, all fee, leasehold and future interests, together with all of such Person’s now or hereafter owned or leased interests in the improvements thereon, the fixtures attached thereto and the easements appurtenant thereto.
     Refinancing Conditions — the following conditions, each of which must be satisfied before Refinancing Debt shall be permitted under Section 10.2.3: (i) the Refinancing Debt is in an aggregate principal amount that does not exceed the aggregate principal amount of the Debt being extended, renewed or refinanced, (ii) the Refinancing Debt has a later or equal final maturity (or a maturity after the scheduled last day of the Term) and a longer or equal weighted average life than the Debt being extended, renewed or refinanced, (iii) the Refinancing Debt does not bear a rate of interest that exceeds, as of the date of such extension, renewal or refinancing, a market rate (as determined in good faith by a Senior Officer) for Debt of such type issued by an entity similar to the Obligor that is liable on the Debt being extended, renewed or refinanced, (iv) if the Debt being extended, renewed or refinanced is subordinate to the Obligations, the Refinancing Debt is subordinated to the same extent, (v) the covenants contained in any instrument or agreement relating to the Refinancing Debt are no less favorable in any material respect, taken as a whole, to the Obligors than those relating to the Debt being extended, renewed or refinanced, (vi) at the time of and after giving effect to such extension, renewal or refinancing, no Default or Event of Default shall exist, (vii) no additional Lien is granted to secure the repayment of the Refinancing Debt (it being acknowledged that an existing Lien that applies to after acquired Property shall not constitute a new Lien), and (viii) no additional Obligor (or Subsidiary thereof) is or may become obligated on the Refinancing Debt.
     Refinancing Debt — Debt for Money Borrowed that is permitted by Section 10.2.3 and that is the subject or the result of an extension, renewal or refinancing.
     Regulation D — Regulation D of the Board of Governors.
     Register — the register maintained by Agent in accordance with Section 5.7.2.
     Reimbursement Date — as defined in Section 2.3.1(iii).
     Rent Reserve — on any date, the aggregate of (i) all past due rent, fees or other charges owing on such date by any Borrower to any landlord of any premises where any of the Collateral is located or to any processor, repairman, mechanic or other person who is in possession of any Collateral or has asserted any Lien or claim thereto, and (ii) such reserve as Agent may establish equal to up to 3 months rent or other charges with respect to any Collateral in the possession of, or at a location owned by, a Person other than a Borrower if such Person has not duly executed and delivered to Agent a Lien Waiver satisfactory to Agent.
     Report — as defined in Section 13.1.5.
     Reportable Event — any of the events set forth in Section 4043(c) of ERISA other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the Pension Benefit Guaranty Corporation or expressly waived by the Pension Benefit Guaranty Corporation.
     Required Lenders — at any date of determination thereof, two or more Lenders having Commitments representing at least 50.1% of the aggregate Commitments at such time; provided, however, that (i) if at any time there is only one Lender hereunder, the term “Required Lenders” shall mean such Lender, (ii) if any Lender shall be in breach of any of its obligations hereunder to Borrowers or Agent, including any breach resulting from its failure to honor its Commitment in accordance with the terms of this Agreement, then, for so long as such breach continues, the term “Required Lenders” shall mean two or more Lenders (excluding each Lender that is in breach of its obligations under this Agreement) having Commitments representing at least 50.1% of the aggregate Commitments (excluding the Commitments of each Lender that is in breach of its obligations under this Agreement) at such time, and (iii) if all of the Commitments have been terminated, the term “Required Lenders” shall mean two or more Lenders (excluding each Lender that is in breach of its obligations under this Agreement) holding Loans (including Swingline Loans) representing at least 50.1% of the aggregate principal amount of Loans (including Swingline Loans) outstanding at such time.
     Restricted Investment — any acquisition of Property by an Obligor or any of its Subsidiaries in exchange for cash or other Property, whether in the form of an acquisition of Equity Interests or Debt, or the purchase or acquisition by such Obligor or any of its Subsidiaries of any other Property, or a loan, advance, capital contribution or subscription, except the following: (i) acquisitions of Fixed Assets or other Property to be used in the Ordinary Course of Business of such Obligor or any of its Subsidiaries so long as the acquisition costs thereof are Capital Expenditures permitted hereunder; (ii) acquisitions of goods held for sale or lease or to be used in the manufacture of goods or the provision of services by such Obligor or any of its Subsidiaries in the Ordinary Course of Business and licenses and leases of Intellectual Property in the Ordinary Course of Business; (iii) acquisitions of current assets in the Ordinary Course of Business of such Obligor or any of its Subsidiaries; (iv) investments in Domestic Subsidiaries of Parent that are Obligors; (v) acquisitions of Cash Equivalents to the extent they are not subject to rights of offset in favor of any Person other than Agent, a Lender or any Affiliate thereof; (vi) acquisitions of Approved Short-Term Investments; (vii) loans and other advances of money to the extent not prohibited by Section 10.2.2; (viii) Permitted Foreign Subsidiary Investments; (ix) Hedging Agreements entered into in the Ordinary Course of Business pursuant to this Agreement or with Agent’s prior written consent; and (x) Permitted Acquisitions.
     Restrictive Agreement — an agreement (other than any of the Loan Documents) that, if and for so long as an Obligor or any Subsidiary of such Obligor is a party thereto, would prohibit, condition or restrict such Obligor’s or Subsidiary’s right to incur or repay Debt for Money Borrowed (including any of the Obligations); grant Liens upon any of such Obligor’s or Subsidiary’s assets (including Liens granted in favor of Agent pursuant to the Loan Documents); declare or make Distributions; amend, modify, extend or renew any agreement evidencing Debt for Money Borrowed (including any of the Loan Documents); or repay any Debt owed to another Obligor.
     Revolver Commitment — at any date for any Lender, the obligation of such Lender to make

Revolver Loans and to purchase participations in LC Obligations pursuant to the terms and conditions of this Agreement, which shall not exceed the principal amount set forth opposite such Lender’s name under the heading “Revolver Commitment” on the signature pages of this Agreement or the principal amount set forth in the Assignment and Acceptance by which it became a Lender, as modified from time to time pursuant to the terms of this Agreement (including, without limitation, Section 2.2) or to give effect to any applicable Assignment and Acceptance; and “Revolver Commitments” means the aggregate principal amount of the Revolver Commitments of all Lenders, the maximum amount of which on any date shall be $75,000,000 as increased from time to time pursuant to Section 2.2.
     Revolver Loan — a loan made by Lenders as provided in Section 2.1 (including any Out-of-Formula Loan) or a Swingline Loan funded solely by BofA.
     S&P — Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc.
     Schedule of Accounts — as defined in Section 8.2.1.
     SEC — Securities and Exchange Commission.
     Secured Parties — Agent, Issuing Bank, Lenders (including BofA as the provider of Swingline Loans) and any Lender (and any Affiliate of any Lender) as the provider of any Bank Products.
     Security Documents — each Patent Security Agreement, each Copyright Security Agreement, each Trademark Security Agreement, each Guaranty, and all other instruments and agreements now or at any time hereafter securing the whole or any part of the Obligations.
     Senior Notes — the 7-1/2% Senior Notes Due 2008, issued by Coltec in the original principal amount of $300,000,000 in accordance with the terms of the Senior Notes Indenture.
     Senior Notes Indenture — the Indenture, dated as of April 16, 1998, executed by Coltec in favor of Bankers Trust Company, as trustee, in connection with the issuance of the Senior Notes.
     Senior Officer — the chairman of the board of directors, the president, the chief financial officer, vice president or treasurer of, or in-house legal counsel to, an Obligor.
     Senior Financial Officer — the chief financial officer, treasurer or controller of Parent.
     Settlement Date — as defined in Section 4.1.3(i).
     Settlement Report — a report delivered by Agent to Lenders summarizing the amount of the outstanding Revolver Loans as of the Settlement Date and the calculation of the Borrowing Base as of such Settlement Date.
     Software — shall have the meaning given to the term “software” in the UCC.
     Solvent — as to any Person, such Person (i) owns Property whose fair saleable value is greater than the amount required to pay all of such Person’s debts (including identified contingent liabilities), (ii) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including identified contingent liabilities), of such Person as they become absolute and matured, (iii) is able to pay all of its debts as such debts mature, (iv) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage, (v) is not “insolvent” within the meaning of Section 101(32) of the

Bankruptcy Code, and (vi) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any of the Loan Documents, or made any conveyance pursuant to or in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Subsidiaries. As used herein, the term “fair saleable value” of a Person’s assets means the amount that may be realized within a reasonable time, either through collection or sale of such assets at the regular market value, based upon the amount that could be obtained for such assets within such period by a capable and diligent seller from an interested buyer who is willing (but is under no compulsion) to purchase under ordinary selling conditions.
     Statutory Reserves — on any date, the percentage (expressed as a decimal) established by the Board of Governors which is the then stated maximum rate for all reserves (including all basic, emergency, supplemental or other marginal reserve requirements and taking into account any transitional adjustments or other scheduled in reserve requirements) applicable to any member bank of the Federal Reserve System in respect to Eurocurrency Liabilities (or any successor category of liabilities under Regulation D). Such reserve percentage shall include those imposed pursuant to said Regulation D. The Statutory Reserve shall be adjusted automatically on and as of the effective date of any change in such percentage.
     Stemco Holdings — as defined in the preamble to this Agreement.
     Stemco Holdings Delaware — as defined in the preamble to this Agreement.
     Stemco LP (DE) — as defined in the preamble to this Agreement.
     Stemco LP (TX) as defined in the preamble to this Agreement.
     Stemco Pledge Agreement — the Pledge Agreement, dated March 11, 2005, executed by Coltec in favor of Stemco LP (DE), pursuant to which Coltec grants Stemco LP (DE) a Lien in the equity interests Coltec owns of both Stemco Holdings and Stemco LP (TX).
     Stemco Subordinated Note — the subordinated promissory note, dated March 11, 2005, made by Stemco LP (TX) and payable to the order of Stemco LP (DE) in the original principal amount of $153,865,000.
     Stemco Subordination Agreement — the Amended and Restated Subordination Agreement between Stemco LP (DE) and the Agent, subordinating the Debt evidenced by the Stemco Subordinated Note and the Coltec/Stemco Subordinated Guaranty to the Obligations and the Lien granted to Stemco LP (DE) pursuant to the Stemco Pledge Agreement to Agent’s Liens.
     Subordinated Debt — any (i) Debt evidenced by the Coltec Subordinated Note that is at all times subject to the Garlock Sealing Subordination Agreement, (ii) Debt evidenced by the Stemco Subordinated Note that is at all times subject to the Stemco Subordination Agreement, (iii) Debt that is at all times subject to the Intercompany Subordination Agreement, (iv) Debt owing from Garrison to Garlock Sealing pursuant to the terms of that certain Letter Agreement dated as of September 13, 1996 (provided that such Debt is subordinated to the Obligations on terms satisfactory to Agent pursuant to a Subordination Agreement); and (v) other Debt incurred by an Obligor that is expressly subordinated and made junior in right of payment to the Full Payment of the Obligations and, to the extent that such Debt is incurred on or after the Closing Date, such Debt is payable on terms and conditions (including terms relating to interest, fees, repayment and subordination) that are reasonably satisfactory to Agent.
     Subordination Agreement — the Garlock Sealing Subordination Agreement, Stemco Subordination

Agreement, Intercompany Subordination Agreement, and any other subordination agreement executed and delivered after the Closing Date on terms and conditions acceptable to Agent.
     Subsidiary Guarantor and Subsidiary Guarantors — as defined in the preamble to this Agreement.
     Subsidiary — any Person in which more than 50% of its outstanding Voting Securities or more than 50% of all Equity Interests is owned directly or indirectly by Parent, by one or more other Subsidiaries of Parent or by Parent and one or more other Subsidiaries.
     Supporting Obligation — shall have the meaning given to the term “supporting obligation” in the UCC.
     Swingline Loan — as defined in Section 4.1.3(ii).
     Tax Matters Agreement — that certain Tax Matters Agreement dated as of May 31, 2002 by and between Goodrich Corporation, a New York corporation, and Parent, as the same may be amended, supplemented, amended and restated or otherwise modified from time to time with the prior written consent of Agent.
     Taxes — any present or future taxes, levies, imposts, duties, fees, assessments, deductions, withholdings or other charges of whatever nature, including income, receipts, excise, property, sales, use, transfer, license, intangible, stamp, recording, payroll, withholding, social security and franchise taxes now or hereafter imposed or levied by the United States or any other Governmental Authority and all interest, penalties, additions to tax and similar liabilities with respect thereto.
     Term — as defined in Section 6.1.
     Trademark Security Agreement — each Amended and Restated Trademark Security Agreement to be executed by Borrowers in favor of Agent on or before the Closing Date and by which Borrowers shall grant to Agent, for the benefit of Secured Parties, as security for the Obligations, a security interest in all of Borrowers’ right, title and interest in and to all of their trademarks.
     Transferee — as defined in Section 14.3.3.
     Type — any type of a Loan determined with respect to the interest option applicable thereto, which shall be either a LIBOR Loan or a Base Rate Loan.
     UCC — the Uniform Commercial Code (or any successor statute) as adopted and in force in the State of North Carolina or, when the laws of any other state govern the method or manner of the perfection or enforcement of any security interest in any of the Collateral, the Uniform Commercial Code (or any successor statute) of such state.
     Undrawn Amount — on any date with respect to a particular Letter of Credit, the total amount then available to be drawn under such Letter of Credit in Dollars.
     Upstream Payment — a payment or distribution of cash or other Property by a Subsidiary of a Borrower to such Borrower or to another Subsidiary of such Borrower that controls such initial Subsidiary, whether in repayment of Debt owed by such Subsidiary to such Borrower or other Subsidiary, as a dividend or distribution on account of such Borrower’s or other Subsidiary’s ownership of Equity Interests or otherwise.

     USA Patriot Act — the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).
     Value — with reference to the value of Inventory, value reasonably determined by Agent in good faith on the basis of the lower of cost or market value of such Eligible Inventory, with the cost thereof calculated on a first-in, first-out basis in accordance with GAAP.
     Voting Securities — Equity Interests of any class or classes of a corporation or other entity the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors or individuals performing similar functions.
     Wholly Owned Subsidiary — with respect to any Person, any Subsidiary of such Person all of the Equity Interests of which (except directors’ qualifying shares) are, directly or indirectly, owned and controlled by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more of such Subsidiaries.
     1.2. Accounting Terms. Unless otherwise specified herein, all terms of an accounting character used in this Agreement shall be interpreted, all accounting determinations under this Agreement shall be made, and all financial statements required to be delivered under this Agreement shall be prepared in accordance with GAAP, applied on a basis consistent with the most recent audited Consolidated financial statements of Borrowers and their Subsidiaries heretofore delivered to Agent and Lenders and using the same method for inventory valuation as used in such audited financial statements, except for any change required by GAAP; provided, however, that for purposes of determining Borrowers’ compliance with financial covenants contained in Section 10.3, all accounting terms shall be interpreted and all accounting determinations shall be made in accordance with GAAP as in effect on the date of this Agreement and applied on a basis consistent with the application used in the financial statements referred to in Section 9.1.9.
     1.3. Other Terms. All other terms contained in this Agreement shall have, when the context so indicates, the meanings provided for by the UCC to the extent the same are used or defined therein.
     1.4. Certain Matters of Construction. The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.” The section titles, table of contents and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All references to statutes shall include all related rules and implementing regulations and any amendments of same and any successor statutes, rules and regulations; to any agreement, instrument or other documents (including any of the Loan Documents) shall include any and all modifications and supplements thereto and any and all restatements, extensions or renewals thereof to the extent such modifications, supplements, restatements, extensions or renewals of any such documents are permitted by the terms thereof; to any Person (including Agent, an Obligor, a Lender or BofA) shall mean and include the successors and permitted assigns of such Person; to “including” and “include” shall be understood to mean “including, without limitation” (and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters to matters similar to the matters specifically mentioned); to the time of day shall mean the time of day on the day in question in Atlanta, Georgia, unless otherwise expressly provided in this Agreement; or to the “discretion” of Agent or a Lender shall mean the sole and absolute discretion of such Person. A Default or an Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing by Agent (acting with the consent or at the direction of the Lenders or the Required Lenders, as applicable) pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by Agent (acting with the consent or at the direction of the Lenders or the Required Lenders, as applicable). All calculations of Value shall be in Dollars, all Loans shall be funded in Dollars and all Obligations shall be repaid in Dollars (except as otherwise provided in the definition of “LC Obligations”). In the event that any Letter of Credit is issued hereunder in a foreign currency, for purposes of calculating the amount of the Aggregate Revolver Outstandings, the LC Obligations and the Undrawn Amount as of any date of determination the foreign currency amount of such Letter of Credit shall be converted to Dollars by Agent using such exchange rates as Agent reasonably deems appropriate under the circumstances at such time. Whenever the phrase “to the best of Obligors’ knowledge” or words of similar import relating to the knowledge or the awareness of an Obligor are used in this Agreement or other Loan Documents, such phrase shall mean and refer to the actual knowledge of a Senior Officer of Parent.
SECTION 2. CREDIT FACILITIES
     Subject to the terms and conditions of, and in reliance upon the representations and warranties made in, this Agreement and the other Loan Documents, Lenders severally agree, to the extent and in the manner hereinafter set forth, to make their respective shares of the Commitments available to Borrowers as set forth hereinbelow:
     2.1. Revolver Commitments.
          2.1.1. Revolver Loans. Each Lender agrees, severally to the extent of its Revolver Commitment and not jointly with the other Lenders, upon the terms and subject to the conditions set forth herein, to make Revolver Loans to Borrowers on any Business Day during the period from the Closing Date through the Business Day before the last day of the Term, not to exceed in aggregate principal amount outstanding at any time such Lender’s Revolver Commitment at such time, which Revolver Loans may be repaid and reborrowed in accordance with the provisions of this Agreement; provided, however, that Lenders shall have no obligation to Borrowers whatsoever to honor any request for a Revolver Loan on or after the Commitment Termination Date or any request for a Revolver Loan that would exceed Availability with respect to Garlock Sealing or the Excess Collateral Providers, as the case may be (or, if less, Aggregate Availability). Each Borrowing of Revolver Loans shall be funded by Lenders on a Pro Rata basis in accordance with their respective Revolver Commitments (except for BofA with respect to Swingline Loans). The Revolver Loans shall bear interest as set forth in Section 3.1. Each Revolver Loan shall, at the option of Borrowers, be made or continued as, or converted into, part of one or more Borrowings that, unless specifically provided herein, shall consist entirely of Base Rate Loans or LIBOR Loans.
          2.1.2. Out-of-Formula Loans. If the unpaid balance of Revolver Loans allocated to Garlock Sealing or the Excess Collateral Providers at any time should exceed the Availability of Garlock Sealing or the Excess Collateral Providers, as applicable, at such time, or the unpaid balance of Revolver Loans allocated to Garlock Sealing and the Excess Collateral Providers at any time should exceed the Aggregate Availability at such time (in either such case, an “Out-of-Formula Condition”), such Revolver Loans shall nevertheless constitute Obligations that are secured by the Collateral and entitled to all of the benefits of the Loan Documents. In the event that Lenders are willing in their discretion to make Out-of-Formula Loans or are required to do so by Section 13.9.4, such Out-of-Formula Loans shall be due and payable as provided in Section 5.2.1(iii) and shall bear interest as provided in Section 3.1.5.

          2.1.3. Use of Proceeds. The proceeds of the Revolver Loans shall be used by Borrowers solely for one or more of the following purposes: (i) to pay the fees and transaction expenses associated with the closing of the transactions described herein; (ii) to pay any of the Obligations in accordance with this Agreement; and (iii) to make expenditures for other lawful corporate purposes of Borrowers (including, without limitation, Permitted Acquisitions) to the extent such expenditures are not prohibited by this Agreement or Applicable Law. In no event may any Revolver Loan proceeds be used by any Borrower (x) to purchase or to carry, or to reduce, retire or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose that violates the provisions of Regulations T, U or X of the Board of Governors, or (y) to fund any operations or finance any investments or activities in, or to make payments to, a Blocked Person.
          2.1.4. Protective Advances. Agent shall be authorized, in its discretion, at any time or times that a Default or Event of Default exists or any of the conditions precedent set forth in Section 11 have not been satisfied, to make Revolver Loans that are Base Rate Loans in an aggregate amount outstanding at any time not to exceed $10,000,000, but only to the extent that Agent, in the exercise of its Credit Judgment, deems the funding of such Loans (herein called “Protective Advances”) to be necessary or desirable (i) to preserve or protect the Collateral or any portion thereof, (ii) to enhance the likelihood, or increase the amount, of repayment of the Obligations or (iii) to pay any other amount then due and owing by Obligors pursuant to the terms of this Agreement, including costs, fees and expenses, all of which Protective Advances shall be deemed part of the Obligations and secured by the Collateral, and shall be treated for all purposes of this Agreement (including Sections 5.5.1 and 15.4) as advances for the repayment to Agent and Lenders of Extraordinary Expenses; provided, however, that (a) no Protective Advance shall be made under clause (i) or (ii) above unless requested by Borrower Representative, and (b) the Required Lenders may at any time revoke Agent’s authorization to make Protective Advances by written notice to Agent, which shall become effective prospectively upon and after Agent’s actual receipt thereof. Absent such revocation, Agent’s determination that the making of a Protective Advance is required for any such purposes shall be conclusive. Each Lender shall participate in each Protective Advance in an amount equal to its Pro Rata share of the Revolver Commitments. Notwithstanding the foregoing, the maximum amount of Protective Advances outstanding at any time, when added to the aggregate of Revolver Loans and LC Obligations outstanding at such time, shall not exceed the total of the Revolver Commitments (unless otherwise agreed by the Required Lenders). Nothing in this Section 2.1.4 shall be construed to limit in any way the amount of Extraordinary Expenses that may be incurred by Agent and that Borrowers shall be obligated to reimburse to Agent as provided in the Loan Documents.
     2.2. Increase in Commitments.
          2.2.1. Commitment Increases. So long as no Default or Event of Default has occurred and is continuing, Borrowers may request that the Commitments be increased by up to $25,000,000 and, upon such request, Borrowers (or upon the request of Borrowers, Agent) may solicit additional financial institutions to become Lenders for purposes of this Agreement, or to encourage any Lender to increase its Commitment; provided, that (i) each Lender which is a party to this Agreement prior to such increase shall have the first option, and may elect to fund its Pro Rata share of the amount of the increase in the Commitments (or any such greater amount in the event that one or more Lenders does not elect to fund its respective Pro Rata share of the amount of the increase in the Commitments), thereby increasing its Commitment hereunder, but no Lender shall have the obligation to do so, (ii) in the event that it becomes necessary to include a new financial institution to fund the amount of the increase in the Commitments, each such financial institution shall be an Eligible Assignee that is reasonably acceptable to Agent and Parent and each such financial institution shall become a Lender hereunder and agree to become party to, and shall assume and agree to be bound by, this Agreement, subject to all terms and conditions hereof; (iii) in the event that it becomes necessary to include a new financial institution to fund the amount of the increase in the Commitments, upon the request of Borrowers, Agent shall use its commercially reasonable efforts to solicit such additional financial institution or institutions to become Lenders; (iv) no Lender shall have an obligation to the Borrowers, Agent or any other Lender to increase its Commitment or its Pro Rata share of the Commitments, and (v) in no event shall the addition of any Lender or Lenders or the increase in the Revolver Commitment of any Lender under this Section 2.2.1 increase the Commitments (A) in any single instance by less than $5,000,000 or (B) to an aggregate amount greater than $100,000,000. Upon the addition of any Lender, or the increase in the Commitment of any Lender, Commitments set forth on the signature pages to this Agreement shall be amended by Agent and the Borrowers to reflect such addition or such increase. Any new financial institution added as a new Lender pursuant to this Section 2.2.1 shall be required to have a Commitment of not less than $10,000,000 (unless otherwise agreed by Agent and Borrower Representative in their discretion).
          2.2.2. Effectiveness of Commitment Increases. If any requested increase in the Commitments is agreed to in accordance with Section 2.2.1 above, Agent and Borrowers shall determine the effective date of such increase (the “Increase Effective Date”). Agent, with the consent and approval of Borrowers, shall promptly confirm in writing to the Lenders the final allocation of such increase and the Increase Effective Date, and each new Lender, and each existing Lender that has increased its Revolver Commitment, shall purchase Revolver Loans and participations in the Undrawn Amount of outstanding Letters of Credit from each other Lender in an amount such that, after such purchase or purchases, the amount of outstanding Revolver Loans and participations in outstanding Letters of Credit from each Lender shall equal such Lender’s Pro Rata share of the Commitments, as modified to give effect to such increase, multiplied by the aggregate amount of outstanding Revolver Loans and Letters of Credit from all Lenders. As a condition precedent to the effectiveness of such increase, Borrowers shall deliver to Agent a certificate dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Senior Officer of Parent, including a Compliance Certificate demonstrating compliance with the terms of this Agreement and certification that, before and after giving effect to such increase, the representations and warranties contained in Section 9 hereof are true and correct in all material respects on and as of the Increase Effective Date (except to the extent any such representation or warranty is stated to relate solely to an earlier date) and no Default or Event of Default has occurred and is continuing. Borrowers shall prepay any Revolver Loans which are LIBOR Loans and which are outstanding on the Increase Effective Date (and pay any and all costs and other required payments in connection with such prepayment pursuant to Sections 3.7 and 3.8 hereof) to the extent necessary to keep the outstanding Revolver Loans and Letters of Credit ratable with any revised Pro Rata shares of the Commitments arising from any nonratable increase in the Commitments.
     2.3. LC Facility.
          2.3.1. Issuance of Letters of Credit. Subject to all of the terms and conditions hereof, Issuing Bank agrees to establish the LC Facility pursuant to which, during the period from the date hereof to (but excluding) the 30th day prior to the last day of the Term, Issuing Bank shall issue one or more Letters of Credit on Borrower Representative’s request therefor from time to time, subject to the following terms and conditions:
     (i) Issuing Bank shall have no obligation to issue any Letter of Credit unless (x) at least 3 Business Days prior to the date of issuance of a Letter of Credit, Issuing Bank receives an LC Request, LC Application and such other instruments and agreements as Issuing Bank may customarily require for the issuance of a letter of credit of equivalent type and amount as the requested Letter of Credit, and (y) each of the LC Conditions is satisfied on the date of Issuing Bank’s receipt of the LC Request and at the time of the requested issuance of a Letter of Credit. If Issuing Bank shall have received written notice from a Lender on or before the Business Day immediately prior to the date of Issuing Bank’s issuance of a Letter of Credit that one or more of the conditions set forth in Section 11 has not been satisfied, Issuing Bank shall have no obligation to issue the requested Letter of Credit or any other Letter of Credit until such notice is withdrawn in writing by that Lender or until the Required Lenders shall have effectively waived such condition in accordance with this Agreement. In no event shall Issuing Bank be deemed to have notice or knowledge of any existence of any Default or Event of Default or the failure of any conditions in Section 11 to be satisfied prior to its receipt of such notice from a Lender.
     (ii) Letters of Credit may be requested by a Borrower only if they are to be used (a) to support obligations of such Borrower or one of its Subsidiaries (including with respect to discontinued operations), on a standby basis, (b) as documentary Letters of Credit, or (c) for such other purposes as Agent may approve from time to time in writing.
     (iii) Borrowers shall comply with all of the terms and conditions imposed on Borrowers by Issuing Bank that are contained in any LC Application or in any other agreement executed by or binding upon any Borrower that is customarily or reasonably required by Issuing Bank in connection with the issuance of any Letter of Credit. If Issuing Bank shall honor any request for payment under a Letter of Credit, Borrowers shall be jointly and severally obligated to pay to Issuing Bank, in Dollars on the same day as the date on which payment was made by Issuing Bank (the “Reimbursement Date”), an amount equal to the amount paid by Issuing Bank under such Letter of Credit (or, if payment thereunder was made by Issuing Bank in a currency other than Dollars, an amount equal to the Dollar equivalent of such currency, as determined by Issuing Bank, as of the time of Issuing Bank’s payment under such Letter of Credit, in each case), together with interest from and after the Reimbursement Date until Full Payment is made by Borrowers at the Default Rate for Revolver Loans constituting Base Rate Loans. Until Issuing Bank has received payment from Borrowers in accordance with the foregoing provisions of this clause (iii), Issuing Bank, in addition to all of its other rights and remedies under this Agreement and any LC Application, shall be fully subrogated to the rights and remedies of each beneficiary under such Letter of Credit whose claims against Borrowers have been discharged with the proceeds of such Letter of Credit. Whether or not a Borrower submits any Notice of Borrowing to Agent, Borrowers shall be deemed to have requested from Lenders a Borrowing of Base Rate Loans in an amount necessary to pay to Issuing Bank all amounts due Issuing Bank on any Reimbursement Date and each Lender agrees to fund its Pro Rata share of such Borrowing whether or not any Default or Event of Default has occurred or exists, the Commitments have been terminated, the funding of the Borrowing would result in (or increase the amount of) any Out-of-Formula Condition, or any of the conditions set forth in Section 11 are not satisfied.
     (iv) As among Borrowers, Lenders, Agent and Issuing Bank, Borrowers assume all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary thereof. The obligation of Borrowers to reimburse Issuing Bank for any payment made by Issuing Bank under a Letter of Credit shall be absolute, unconditional, irrevocable and joint and several and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right which Borrowers may have at any time against a beneficiary of any Letter of Credit. In connection with the issuance of any documentary Letter of Credit, none of Agent, Issuing Bank or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any Goods purported to be represented by any documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in the documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; the time, place, manner or order in which shipment of Goods is made; partial or incomplete shipment of, or failure or omission to ship, any or all of the goods referred to in a documentary Letter of Credit or documents applicable thereto; any deviation from instructions, delay, default or fraud by the shipper and/or any Person in connection with any goods or any shipping or delivery thereof; any breach of contract between the shipper or vendors and a Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher, unless such errors, omissions, interruptions or delays are the result of the gross negligence or willful misconduct of Issuing Bank; errors in interpretation of technical terms; the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; or any consequences arising from causes beyond the control of Issuing Bank, including any act or omission (whether rightful or wrongful) of any present or future Governmental Authority. The rights, remedies, powers and privileges of Issuing Bank under this Agreement with respect to Letters of Credit shall be in addition to, and cumulative with, all rights, remedies, powers and privileges of Issuing Bank under any of the LC Documents. Nothing herein shall be deemed to release Issuing Bank from any liability or obligation that it may have in respect to any Letter of Credit arising out of and directly resulting from its own gross negligence or willful misconduct.
     (v) No Letter of Credit shall be extended or amended in any respect that is not solely ministerial, unless all of the LC Conditions are met as though a new Letter of Credit were being requested and issued. With respect to any Letter of Credit that contains any “evergreen” or automatic renewal provision, each Lender shall be deemed to have consented to any such extension or renewal, unless any such Lender shall have provided to Agent written notice that it declines to consent to any such extension or renewal at least 30 days prior to the date on which Issuing Bank is entitled to decline to extend or renew the Letter of Credit. If all of the LC Conditions are met and no Default or Event of Default exists, each Lender shall be deemed to have consented to any such extension or renewal.
     (vi) Unless otherwise provided in any of the LC Documents, each LC Application and each standby Letter of Credit shall be subject to the then current Uniform Customs and Practice for Documentary Credits and any amendments or revisions thereto.
          2.3.2. Participations.
     (i) Immediately upon the issuance of any Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from Issuing Bank, without recourse or warranty, an undivided interest and participation equal to the Pro Rata share of such Lender (a “Participating Lender”) in all LC Obligations arising in connection with such Letter of Credit, but in no event greater than an amount which, when added to such Lender’s Pro Rata share of all Revolver Loans and LC Obligations then outstanding, exceeds such Lender’s Revolver Commitment.
     (ii) If Issuing Bank makes any payment under a Letter of Credit and Borrowers do not repay or cause to be repaid the amount of such payment on the Reimbursement Date, Issuing Bank shall promptly notify Agent, which shall promptly notify each Participating Lender, of such payment and each Participating Lender shall promptly (and in any event within 1 Business Day after its receipt of notice from Agent) and unconditionally pay to Agent, for the account of Issuing Bank, in immediately available funds, the amount of such Participating Lender’s Pro Rata share of such payment, and Agent shall promptly pay such amounts to Issuing Bank. If a Participating Lender does not make its Pro Rata share of the amount of such payment available to Agent on a timely basis as herein provided, such Participating Lender agrees to pay to Agent for the account of Issuing Bank, forthwith on demand, such amount together with interest thereon at the Federal Funds Rate until paid. The failure of any Participating Lender to make available to Agent for the account of Issuing Bank such Participating Lender’s Pro Rata share of the LC Obligations shall not relieve any other Participating Lender of its obligation hereunder to make available to Agent its Pro Rata share of the LC Obligations. No Participating Lender shall be responsible for the failure of any other Participating Lender to make available to Agent its Pro Rata share of the LC Obligations on the date such payment is to be made.
     (iii) Whenever Issuing Bank receives a payment on account of the LC Obligations, including any interest thereon, as to which Agent has previously received payments from any Participating Lender for the account of Issuing Bank, Issuing Bank shall promptly pay to each Participating Lender which has funded its participating interest therein, in immediately available funds, an amount equal to such Participating Lender’s Pro Rata share thereof.
     (iv) The obligation of each Participating Lender to make payments to Agent for the account of Issuing Bank in connection with Issuing Bank’s payment under a Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with the terms and conditions of this Agreement under all circumstances and irrespective of whether or not Borrowers may assert or have any claim for any lack of validity or unenforceability of this Agreement or any of the other Loan Documents; any Borrower’s dispute as to its liability for any of the LC Obligations; the existence of any Default or Event of Default; any draft, certificate or other document presented under a Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; the existence of any setoff or defense any Obligor may have with respect to any of the Obligations; or the termination of the Commitments.
     (v) Neither Issuing Bank nor any of its officers, directors, employees or agents shall be liable to any Participating Lender for any action taken or omitted to be taken under or in connection with any of the LC Documents except as a result of actual gross negligence or willful misconduct on the part of Issuing Bank. Issuing Bank does not assume any responsibility for any failure or delay in performance or breach by a Borrower or any other Person of its obligations under any of the LC Documents. Issuing Bank does not make to Participating Lenders any express or implied warranty, representation or guaranty with respect to the Collateral, the LC Documents, or any Obligor. Issuing Bank shall not be responsible to any Participating Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of or any of the LC Documents; the validity, genuineness, enforceability, collectibility, value or sufficiency of any of the Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or any Account Debtor. In connection with its administration of and enforcement of rights or remedies under any of the LC Documents, Issuing Bank shall be entitled to act, and shall be fully protected in acting upon, any certification, notice or other communication in whatever form believed by Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Issuing Bank may consult with and employ legal counsel, accountants and other experts and to advise it concerning its rights, powers and privileges under the LC Documents and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to the LC Documents and shall not be liable for the negligence, default or misconduct of any such agents or attorneys-in-fact selected by Issuing Bank with reasonable care. Issuing Bank shall not have any liability to any Participating Lender by reason of Issuing Bank’s refraining to take any action under any of the LC Documents without having first received written instructions from the Required Lenders to take such action.
     (vi) Upon the request of any Participating Lender, Issuing Bank shall furnish to such Participating Lender copies (to the extent then available to Issuing Bank) of each outstanding Letter of Credit and related LC Documents as may be in the possession of Issuing Bank and reasonably requested from time to time by such Participating Lender.
          2.3.3. Cash Collateral Account. If any LC Obligations, whether or not then due or payable, shall for any reason be outstanding (i) at any time that an Event of Default exists, (ii) on or at any time after the Commitment Termination Date, or (iii) on the day that is 30 days prior to the last day of the Term, then Borrowers shall, on Issuing Bank’s or Agent’s request, forthwith pay to Issuing Bank the amount of any LC Obligations that are then due and payable and shall, upon the occurrence of any of the events described in clauses (i), (ii) and (iii) hereinabove, Cash Collateralize all outstanding Letters of Credit. If notwithstanding the occurrence of one or more of the events described in clauses (i), (ii) and (iii) in the immediately preceding sentence Borrowers fail to Cash Collateralize any outstanding Letters of Credit on the first Business Day following Agent’s or Issuing Bank’s demand therefor, Lenders may (and shall upon direction of Agent) advance such amount as Revolver Loans (whether or not the Commitment Termination Date has occurred or an Out-of-Formula Condition is created thereby), funded to Agent for the account of Borrowers. Such cash (together with any interest accrued thereon) shall be held by Agent in the Cash Collateral Account and shall be invested by Agent, within a reasonable amount of time following Borrowers’ request, in Cash Equivalents. Each Borrower hereby pledges to Agent and grants to Agent a security interest in, for the benefit of Agent in such capacity and for the Pro Rata benefit of Lenders, all Cash Collateral held in the Cash Collateral Account from time to time and all proceeds thereof, as security for the payment of all Obligations (including LC Obligations), whether or not then due or payable. From time to time after cash is deposited in the Cash Collateral Account, Agent may apply Cash Collateral then held in the Cash Collateral Account to the payment of any amounts, in such order as Agent may elect, as shall be or shall become due and payable by Borrowers to Issuing Bank, Agent or any Lender with respect to the LC Obligations; provided, that if at any time the LC Obligations are reduced without the application of Cash Collateral to such LC Obligations, absent an Event of Default, the portion of Cash Collateral related to such LC Obligations so reduced shall be promptly paid by Issuing Bank to Borrowers. Neither Borrowers nor any other Person claiming by, through or under or on behalf of Borrowers shall have any right to withdraw any of the Cash Collateral held in the Cash Collateral Account, including any accrued interest, provided that upon termination or expiration of all Letters of Credit and the payment and satisfaction of all of the LC Obligations, any Cash Collateral remaining in the Cash Collateral Account shall be returned to Borrowers unless an Event of Default then exists (in which event Agent may apply such Cash Collateral to the payment of any other Obligations outstanding and, to the extent so applied, such Cash Collateral shall be applied in accordance with the provisions of Section 5.5, with any surplus to be turned over to Borrowers).
          2.3.4. Indemnifications.
     (i) In addition to and without limiting any other indemnity which Borrowers may have to any Indemnitees under any of the Loan Documents, each Borrower hereby agrees to indemnify and defend each of the Indemnitees and to hold each of the Indemnitees harmless from and against any and all Claims which any Indemnitee may suffer, incur or be subject to as a consequence, directly or indirectly, of (a) the issuance of, payment or failure to pay or any performance or failure to perform under any Letter of Credit, (b) any suit, investigation or proceeding as to which Agent or any Lender is or may become a party to as a consequence, directly or indirectly, of the issuance of any Letter of Credit or the payment or failure to pay thereunder or (c) Issuing Bank following any instructions of a Borrower with respect to any Letter of Credit or any Document received by Issuing Bank with reference to any Letter of Credit.

     (ii) Each Participating Lender agrees to indemnify and defend each of the Issuing Bank Indemnitees (to the extent the Issuing Bank Indemnitees are not reimbursed by Borrowers or any other Obligor, but without limiting the indemnification obligations of Borrowers under this Agreement), to the extent of such Lender’s Pro Rata share of the Revolver Commitments, from and against any and all Claims which may be imposed on, incurred by or asserted against any of the Issuing Bank Indemnitees in any way related to or arising out of Issuing Bank’s administration or enforcement of rights or remedies under any of the LC Documents or any of the transactions contemplated thereby (including costs and expenses which Borrowers are obligated to pay under Section 15.2).
          2.3.5. Existing Letters of Credit. As of the Closing Date, there exist certain letters of credit issued by BofA for the account of one or more Borrowers, as more fully described on Schedule 2.3.5 hereto (collectively, the “Existing Letters of Credit”). The parties hereto acknowledge and agree that, concurrently with the making of the initial Loans hereunder, such Existing Letters of Credit shall constitute Letters of Credit hereunder for all purposes as fully as if such Existing Letters of Credit had been issued as Letters of Credit hereunder.
     2.4. Bank Products. Borrowers may request one or more Lenders to provide, or to arrange for one or more of its Affiliates to provide, Bank Products, but no Lender shall have any obligation whatsoever to provide, or to arrange for the provision of, any Bank Products. If Bank Products are provided by an Affiliate of any Lender, Borrowers agree to indemnify and hold Agent and Lenders harmless from and against any and all Claims at any time incurred by Agent or any Lender that arise from any indemnity given by Agent or such Lender to such Affiliates that relate to such Bank Products; provided, however, nothing contained herein is intended to limit Borrowers’ rights, with respect to Agent, any Lender or any Affiliate thereof, if any, which arise as a result of the execution of documents by and between Borrowers (or any of them) and Agent, any Lender or any of their Affiliates which relate to Bank Products. Borrowers acknowledge that obtaining Bank Products from any Lender or its Affiliates is in the discretion of such Lender or its Affiliates and is subject to all rules and regulations of such Lender or its Affiliates that are applicable to such Bank Products.
SECTION 3. INTEREST, FEES AND CHARGES
     3.1. Interest.
          3.1.1. Rates of Interest. Borrowers agree to pay interest in respect of all unpaid principal amounts of the Revolver Loans from the respective dates such principal amounts are advanced until paid (whether at stated maturity, on acceleration or otherwise) at a rate per annum equal to the applicable rate indicated below:
     (i) for Revolver Loans made or outstanding as Base Rate Loans, the Applicable Margin plus the Base Rate in effect from time to time; or
     (ii) for Revolver Loans made or outstanding as LIBOR Loans, the Applicable Margin plus the relevant Adjusted LIBOR Rate for the applicable Interest Period selected by Borrowers in conformity with this Agreement.
          Upon determining the Adjusted LIBOR Rate for any Interest Period requested by Borrowers, Agent shall promptly notify Borrowers thereof. Such determination shall, absent manifest error, be final, conclusive and binding on all parties and for all purposes. The applicable rate of interest for all Loans (or portions thereof) bearing interest based upon the Base Rate shall be increased or decreased, as the case may be, by an amount equal to any increase or decrease in the Base Rate, with such adjustments to be effective as of the opening of business on the day that any such change in the Base Rate becomes effective. Interest on each Loan shall accrue from and including the date on which such Loan is made, converted to a Loan of another Type or continued as a LIBOR Loan to (but excluding) the date of any repayment thereof; provided, however, that, if a Loan is repaid on the same day made, one day’s interest shall be paid on such Loan.
          3.1.2. Conversions and Continuations.
     (i) Borrowers may on any Business Day, subject to the giving of a proper Notice of Conversion/Continuation as hereinafter described, elect (A) to continue all or any part of a LIBOR Loan by selecting a new Interest Period therefor, to commence on the last day of the immediately preceding Interest Period, or (B) to convert all or any part of a Loan of one Type into a Loan of another Type; provided, however, during the period that any Default or Event of Default exists, Agent may (and shall at the direction of the Required Lenders) declare that no Loan may be made or continued as or converted into a LIBOR Loan. Any conversion of a LIBOR Loan into a Base Rate Loan shall be made on the last day of the Interest Period for such LIBOR Loan. Any conversion or continuation made with respect to less than the entire outstanding balance of the Loans must be allocated among Lenders on a Pro Rata basis, and the Interest Period for Loans converted into or continued as LIBOR Loans shall be coterminous for each Lender.
     (ii) Whenever Borrowers desire to convert or continue Loans under Section 3.1.2(i), Borrower Representative shall give Agent notice thereof in form satisfactory to Agent (a “Notice of Conversion/Continuation”), at least 1 Business Day before the requested conversion date, in the case of a conversion into Base Rate Loans, and at least 3 Business Days before the requested conversion or continuation date, in the case of a conversion into or continuation of LIBOR Loans. Promptly after receipt of a Notice of Conversion/Continuation, Agent shall notify each Lender of the proposed conversion or continuation. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify the aggregate principal amount of the Loans to be converted or continued, the date of such conversion or continuation (which shall be a Business Day) and whether the Loans are being converted into or continued as LIBOR Loans (and, if so, the duration of the Interest Period to be applicable thereto and, in the absence of any specification by Borrowers of the Interest Period, an Interest Period of one month will be deemed to be specified) or Base Rate Loans. If, upon the expiration of any Interest Period in respect of any LIBOR Loans, Borrowers shall have failed to deliver the Notice of Conversion/Continuation, Borrowers shall be deemed to have elected to convert such LIBOR Loans to Base Rate Loans.
          3.1.3. Interest Periods. In connection with the making or continuation of, or conversion into, each Borrowing of LIBOR Loans, Borrowers shall select an interest period (each an “Interest Period”) to be applicable to such LIBOR Loan, which interest period shall commence on the date such LIBOR Loan is made and shall end on a numerically corresponding day in the first, second, third or sixth month thereafter; provided, however, that:
     (i) the initial Interest Period for a LIBOR Loan shall commence on the date of such Borrowing (including the date of any conversion from a Loan of another Type) and each Interest Period occurring thereafter in respect of such Revolver Loan shall commence on the date on which the next preceding Interest Period expires;
     (ii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that, if any Interest Period in respect of LIBOR Loans would otherwise expire on a day that is not a Business

Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;
     (iii) any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall expire on the last Business Day of such calendar month; and
     (iv) no Interest Period shall extend beyond the last day of the Term.
          3.1.4. Interest Rate Not Ascertainable. If Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) that on any date for determining the Adjusted LIBOR Rate for any Interest Period, by reason of any changes arising after the date of this Agreement affecting the London interbank market or any Lender’s position in such market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Adjusted LIBOR Rate, then, and in any such event, Agent shall forthwith give notice (by telephone promptly confirmed in writing) to Borrowers of such determination. Until Agent notifies Borrowers that the circumstances giving rise to the suspension described herein no longer exist, the obligation of Lenders to make LIBOR Loans shall be suspended, and such affected Loans then outstanding shall, at the end of the then applicable Interest Period or at such earlier time as may be required by Applicable Law, bear the same interest as Base Rate Loans.
          3.1.5. Default Rate of Interest. Borrowers shall pay interest at a rate per annum equal to the Default Rate (i) with respect to the principal amount of all of the Obligations (and, to the extent permitted by Applicable Law, all past due interest) upon the earlier to occur of (x) Borrower Representative’s receipt of notice from Agent of the Required Lenders’ election to charge the Default Rate based upon the existence of any Event of Default (which notice Agent shall send at the direction of the Required Lenders), whether or not acceleration or demand for payment of the Obligations has been made, or (y) the commencement by or against any Borrower of an Insolvency Proceeding whether or not Lenders elect to accelerate the maturity or demand payment of any of the Obligations; and (ii) with respect to the principal amount of any Out-of-Formula Loans upon Borrower Representative’s receipt of notice from Agent of the Required Lenders’ election to charge the Default Rate with respect thereto, whether or not demand for payment thereof has been made by Agent. To the fullest extent permitted by Applicable Law, the Default Rate shall apply and accrue on any judgment entered with respect to any of the Obligations and to the unpaid principal amount of the Obligations during any Insolvency Proceeding of a Borrower. Each Borrower acknowledges that the cost and expense to Agent and each Lender attendant upon the occurrence of an Event of Default are difficult to ascertain or estimate and that the Default Rate is a fair and reasonable estimate to compensate Agent and Lenders for such added cost and expense. Interest accrued at the Default Rate shall be due and payable on demand.
     3.2. Fees. In consideration of Lenders’ establishment of the Commitments in favor of Borrowers, and Agent’s agreement to serve as collateral and administrative agent hereunder, Borrowers jointly and severally agree to pay the following fees:
          3.2.1. Closing Fee and Arrangement Fee. Borrowers shall pay to Agent, for the benefit of the Initial Lenders, a closing fee as set forth in the Fee Letter, which shall be paid concurrently with the funding of the initial Loans hereunder. In addition, Borrowers shall be jointly and severally obligated to pay to Agent, for its own account, the arrangement fee described in the Fee Letter, which shall be paid concurrently with the funding of the initial Loans hereunder.
          3.2.2. Unused Line Fee. Borrowers shall be jointly and severally obligated to pay to Agent for the Pro Rata benefit of Lenders a fee equal to 0.25% per annum of the amount by which the

Average Revolver Loan Balance for any month (or portion thereof that the Commitments are in effect) is less than the aggregate amount of the Revolver Commitments, such fee to be paid monthly, in arrears, on the first day of each month; but if the Commitment Termination Date shall occur on a day other than the first day of a month, then any such fee payable for the month in which termination shall occur shall be paid on the Commitment Termination Date.
          3.2.3. LC Facility Fees. Borrowers shall be jointly and severally obligated to pay: (i) to Agent, for the Pro Rata account of each Lender, for all Letters of Credit, the Applicable Margin in effect for Revolver Loans that are LIBOR Loans on a per annum basis based on the average amount available to be drawn under Letters of Credit outstanding and all Letters of Credit that are paid or expire during the period of measurement, payable monthly, in arrears, on the first Business Day of the following month; (ii) to Issuing Bank, for its own account, a Letter of Credit fronting fee of 0.125% per annum based on the average amount available to be drawn under all Letters of Credit outstanding and all Letters of Credit that are paid or expire during the period of measurement, payable monthly, in arrears, on the first Business Day of the following month; and (iii) to Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing and administration of all Letters of Credit. All Letter of Credit fees (other than the fronting fee) that are expressed as a percentage shall be increased to a percentage that is 2% greater than the percentage that would otherwise be applicable to LIBOR Loans when the Default Rate is in effect.
          3.2.4. Audit and Appraisal Fees and Expenses. Borrowers shall reimburse Agent for all reasonable costs and expenses incurred by Agent (including standard and actual fees charged by Agent’s internal appraisal department) in connection with (i) audits and reviews of any Obligor’s books and records and such other matters pertaining to any Obligor or any Collateral as Agent shall deem appropriate, and shall pay to Agent the standard amount charged by Agent per day ($850 per day as of the Closing Date) for each day that an employee or agent of Agent shall be engaged in an examination or review of any Obligor’s books and records, provided, that, unless a Default or Event of Default exists at the time any audit or review is initiated (in which event there shall be no limit on the number of examinations and reviews for which Borrowers shall be obligated to reimburse Agent), Borrowers shall not be obligated to reimburse Agent for the costs, expenses or charges associated with any audit or review initiated during a Loan Year (a) at a time when Aggregate Availability is at least $50,000,000 if Borrowers have previously reimbursed Agent for any other audits or reviews initiated during such Loan Year at a time when no Default or Event of Default existed, (b) at a time when Aggregate Availability is at least $25,000,000 but less than $50,000,000 if Borrowers have previously reimbursed Agent for more than one other audit or review initiated during such Loan Year at a time when no Default or Event of Default existed, or (c) at a time when Aggregate Availability is less that $25,000,000 if Borrowers have previously reimbursed Agent for more than two other audits or reviews initiated during such Loan Year at a time when no Default or Event of Default existed, and (ii) appraisals of Inventory no more frequently than one per Loan Year, unless a Default or Event of Default exists (in which event, there shall be no limit on the number of appraisals for which Borrowers shall be obligated to reimburse Agent). The foregoing shall not be construed to limit Agent’s right to conduct audits as provided in Section 10.1.1 or otherwise obtain appraisals of the Collateral at the expense of Agent and Lenders.
          3.2.5. Agency Fee. In consideration of BofA’s syndication of the Commitments and service as Agent hereunder, Borrowers shall pay to Agent an agency fee as set forth in the Fee Letter, which fee shall be payable on the Closing Date and on the first day of each Loan Year thereafter (or on the date of Full Payment of the Obligations upon termination of the Commitments, if on a date other than an anniversary date).
          3.2.6. General Provisions. All fees shall be fully earned by the identified recipient thereof pursuant to the foregoing provisions of this Agreement on the due date thereof (and, in the case of

Letters of Credit, upon each issuance, renewal or extension of such Letter of Credit) and, except as otherwise set forth herein or required by Applicable Law, shall not be subject to rebate, refund or proration. All fees provided for in this Section 3.2 and in the Fee Letter are and shall be deemed to be compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money.
     3.3. Computation of Interest and Fees. All fees and other charges provided for in this Agreement that are calculated as a per annum percentage of any amount and all interest shall be calculated daily and shall be computed on the actual number of days elapsed over a year of 360 days. For purposes of computing interest and other charges hereunder, each Payment Item and other form of payment received by Agent shall be deemed applied by Agent and Lenders on account of the Obligations (subject to final payment of such items) on the first Business Day after the Business Day on which Agent receives such Payment Item in the Payment Account or, in the case of Payment Items constituting immediately available funds, on the Business Day on which Agent receives such Payment Item in the Payment Account. Each determination by Agent of interest and fees hereunder shall be presumptive evidence of the correctness of such interest and fees.
     3.4. Reimbursement Obligations.
          3.4.1. Borrowers shall reimburse Agent and Lenders for any Extraordinary Expenses incurred by Agent or any Lender, on the sooner to occur of Agent’s demand therefor or Agent’s receipt of any proceeds of Collateral in connection with any Enforcement Action (subject to the provisions of Section 5.5 with respect to the application of any proceeds of Collateral). Borrowers shall also reimburse Agent for all reasonable out-of-pocket legal, accounting, appraisal, consulting and other fees and expenses suffered or incurred by Agent in connection with: (i) the negotiation and preparation of any of the Loan Documents, or any amendment or modification thereto; (ii) the administration of the Loan Documents and the transactions contemplated thereby; (iii) action taken to perfect or maintain the perfection or priority of any of Agent’s Liens with respect to any of the Collateral; (iv) any inspection of or audits conducted by Agent with respect to any Obligor’s books and records or any of the Collateral (subject to the limits set forth in Section 3.2.4); (v) any effort by Agent to verify or appraise any of the Collateral (subject to the limits set forth in Section 3.2.4). All amounts chargeable to or reimbursable by Borrowers under this Section 3.4 and under Section 3.2.4 shall constitute Obligations that are secured by all of the Collateral and shall be payable on demand to Agent. Borrowers shall also reimburse Agent for reasonable out-of-pocket expenses incurred by Agent in its administration of any of the Collateral to the extent and in the manner provided in Section 8 or in any of the other Loan Documents. The foregoing shall be in addition to, and shall not be construed to limit, any other provision of any of the Loan Documents regarding the indemnification or reimbursement by Borrowers of Claims suffered or incurred by Agent or any Lender.
          3.4.2. If at any time Agent or (with the prior consent of Agent) any Lender, in each case with the written consent of an Obligor (such consent to be deemed given if an Obligor is a party to or acknowledges in writing any agreement giving rise to the Obligation of Agent of such Lender) shall agree to indemnify any Person against losses or damages that such Person may suffer or incur in its dealings or transactions with any Obligor, or shall guarantee or otherwise assure payment of any liability or obligation of any Obligor to such Person, or otherwise shall provide assurances of any Obligors’ payment or performance under any agreement with such Person, including indemnities, guaranties or other assurances of payment or performance given by Agent or any Lender with respect to Banking Relationship Debt, then the Contingent Obligation of Agent or any Lender providing any such indemnity, guaranty or other assurance of payment or performance, together with any payment made or liability incurred by Agent or any Lender in connection therewith, shall constitute Obligations that are secured by the Collateral and Borrowers shall repay, on demand, any amount so paid or any liability incurred by Agent or any Lender in connection with any such indemnity, guaranty or assurance. Nothing herein shall be construed to impose upon Agent or any Lender any obligation to provide any such indemnity, guaranty or assurance. The foregoing agreement of Borrowers shall survive termination of the Commitments and Full Payment of the Obligations and any other provisions of the Loan Documents regarding reimbursement or indemnification by Borrowers of Claims suffered or incurred by Agent or any Lender.
     3.5. Bank Charges. Borrowers shall pay to Agent, on demand, any and all fees, costs or expenses which Agent pays to a bank or other similar institution (including any fees paid by Agent or any Lender to any Participant) arising out of or in connection with (i) the forwarding to a Borrower or any other Person on behalf of Borrower by Agent of proceeds of Loans made by Lenders to a Borrower pursuant to this Agreement and (ii) the depositing for collection by Agent of any Payment Item received or delivered to Agent on account of the Obligations. Each Borrower acknowledges and agrees that Agent may charge such costs, fees and expenses to Borrowers based upon Agent’s good faith estimate of such costs, fees and expenses as they are incurred by Agent.
     3.6. Illegality. Notwithstanding anything to the contrary contained elsewhere in this Agreement, if (i) any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration thereof shall make it unlawful for a Lender to make or maintain a LIBOR Loan or to give effect to its obligations as contemplated hereby with respect to a LIBOR Loan or (ii) at any time such Lender determines that the making or continuance of any LIBOR Loan has become impracticable as a result of a contingency occurring after the date hereof which adversely affects the London interbank market or the position of such Lender in such market, then such Lender shall give after such determination Agent and Borrowers notice thereof and may thereafter (1) declare that LIBOR Loans will not thereafter be made by such Lender, whereupon any request by a Borrower for a LIBOR Loan from such Lender shall be deemed a request for a Base Rate Loan unless such Lender’s declaration shall be subsequently withdrawn (which declaration shall be withdrawn promptly after the cessation of the circumstances described in clause (i) or (ii) above); and (2) require that all outstanding LIBOR Loans made by such Lender be converted to Base Rate Loans, under the circumstances of clause (i) or (ii) of this Section 3.6 insofar as such Lender determines the continuance of LIBOR Loans to be impracticable, in which event each of such Lender’s outstanding LIBOR Loans shall be converted to Base Rate Loans automatically on the expiration date of the respective Interest Period applicable thereto (or, to the extent any such LIBOR Loan may not be lawfully maintained as a LIBOR Loan until such expiration date, immediately upon such notice).
     3.7. Increased Costs. If, by reason of (a) the introduction after the date hereof of or any change (including any change by way of imposition or increase of Statutory Reserves or other reserve requirements) in or in the interpretation of any law or regulation by any Governmental Authority, or (b) the compliance with any guideline or request from any central bank or other Governmental Authority or quasi-Governmental Authority exercising control over banks or financial institutions generally (whether or not having the force of law):
     (i) any Lender shall be subject after the date hereof to any Tax, duty or other charge with respect to any LIBOR Loan or Letter of Credit or its obligation to make LIBOR Loans or to issue Letters of Credit or participate in the LC Obligations arising from the issuance of Letters of Credit, or a change shall result in the basis of taxation of payment to any Lender of the principal of or interest on its LIBOR Loans or its obligation to make LIBOR Loans, issue Letters of Credit or participate in the LC Obligations arising from the issuance of Letters of Credit (except for Excluded Taxes); or
     (ii) any reserve (including any imposed by the Board of Governors), special deposits or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender shall be imposed or deemed applicable or any other condition affecting its LIBOR Loans or Letters of Credit or its obligation to make LIBOR Loans or to issue Letters of Credit or participate in the LC Obligations arising from the issuance of Letters of Credit shall be imposed on such Lender or the London interbank market;
and as a result thereof there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining LIBOR Loans or issuing Letters of Credit (except to the extent already included in the determination of the applicable Adjusted LIBOR Rate for LIBOR Loans), or there shall be a reduction in the amount received or receivable by such Lender, then such Lender shall, promptly after determining the existence or amount of any such increased costs for which such Lender seeks payment hereunder, give Borrower Representative notice thereof and Borrowers shall from time to time, upon written notice from and demand by such Lender (with a copy of such notice and demand to Agent), pay to Agent for the account of such Lender, within 5 Business Days after the date specified in such notice and demand, an additional amount sufficient to indemnify such Lender against such increased costs. A certificate as to the amount of such increased costs, submitted to Borrowers by such Lender, shall be final, conclusive and binding for all purposes, absent manifest error; provided, however, that Borrowers shall not be obligated to indemnify any Lender for such increased costs for any period 90 days or more prior to the date such Lender provides such notice.
     If any Lender shall advise Agent at any time that, because of the circumstances described hereinabove in this Section 3.7 or any other circumstances arising after the date of this Agreement generally affecting the London interbank market, the Adjusted LIBOR Rate, as determined by Agent, will not adequately and fairly reflect the cost to such Lender of funding LIBOR Loans or issuing Letters of Credit, then, and in any such event:
     (i) Agent shall forthwith give notice (by telephone confirmed promptly in writing) to Borrowers and Lenders of such event;
     (ii) Borrowers’ right to request and such Lender’s obligation to make LIBOR Loans or to issue Letters of Credit or participate in the LC Obligations arising from the issuance of Letters of Credit shall be immediately suspended and Borrowers’ right to continue a LIBOR Loan as such beyond the then applicable Interest Period or to request a Letter of Credit shall also be suspended, until each condition giving rise to such suspension no longer exists; and
     (iii) such Lender shall make a Base Rate Loan as part of the requested Borrowing of LIBOR Loans, which Base Rate Loan shall, for all purposes, be considered part of such Borrowing.
     For purposes of this Section 3.7, all references to a Lender shall be deemed to include any bank holding company or bank parent of such Lender. If any Lender provides notice that, due to the circumstances described in this Section 3.7, the Adjusted LIBOR Rate will not adequately and fairly reflect the cost to such Lender of funding LIBOR Loans or participating in LC Obligations arising from the issuance of Letters of Credit, then such Lender may be replaced pursuant to the provisions of Section 13.17.
     3.8. Capital Adequacy. If any Lender determines that (i) the introduction after the date hereof of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by such Lender or any corporation or other entity controlling such Lender with any Capital

Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by such Lender or any Person controlling such Lender and (taking into consideration such Lender’s or such corporation’s or other entity’s policies with respect to capital adequacy and such Lender’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitments, loans, credits or obligations under this Agreement, then: (a) Agent shall promptly, after its receipt of a certificate from such Lender setting forth such Lender’s determination of such occurrence, give notice thereof to Borrowers and Lenders; and (b) Borrowers shall pay to Agent, for the account of such Lender, as an additional fee from time to time, on demand, such amount as such Lender certifies to be the amount reasonably calculated to compensate such Lender for such reduction; provided, however, that Borrowers shall not be obligated to pay any Lender for such amounts for any period 90 days or more prior to the date such Lender provides such notice. A certificate of such Lender claiming entitlement to compensation as set forth above will be conclusive in the absence of manifest error. Such certificate will set forth the nature of the occurrence giving rise to such compensation, the additional amount or amounts to be paid to such Lender (including the basis for such Lender’s determination of such amount), and the method by which such amounts were determined. In determining such amount, such Lender may use any reasonable averaging and attribution method. For purposes of this Section 3.8 all references to a Lender shall be deemed to include any bank holding company or bank parent of such Lender.
     3.9. Mitigation. Each Lender agrees that, with reasonable promptness after such Lender becomes aware that such Lender is entitled to receive payments under Sections 3.6, 3.7 or 3.8, or is or has become subject to U.S. withholding taxes payable by any Borrower in respect of its Loans, it will, to the extent not inconsistent with any internal policy of such Lender or any applicable legal or regulatory restriction, (i) use all reasonable efforts to make, fund or maintain the Commitment of such Lender or the Loans of such Lender through another lending office of such Lender or (ii) take such other reasonable measures, if, as a result thereof, the circumstances which would relieve Borrowers from their obligations to pay such additional amounts (or reduce the amount of such payments), or such withholding taxes would be reduced, and if the making, funding or maintaining of such Commitment or Loans through such other lending office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Commitment or Loans or the interests of such Lender.
     3.10. Funding Losses. If for any reason (other than due to a default by a Lender, as a result of a Lender’s refusal to honor a LIBOR Loan request due to circumstances described in this Agreement or as a result of the application of Section 3.7) a Borrowing of, or conversion to or continuation of, LIBOR Loans does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), or if any repayment (including any conversions pursuant to Section 3.1.2) of any of its LIBOR Loans occurs on a date that is not the last day of an Interest Period applicable thereto, or if for any reason Borrowers default in their obligation to repay LIBOR Loans when required by the terms of this Agreement, then Borrowers shall be jointly and severally obligated to pay to each Lender an amount equal to all losses and expenses which such Lender may sustain or incur as a consequence thereof, including any such loss or expense arising from the liquidation or redeployment of funds obtained by it to maintain its LIBOR Loans or from fees payable to terminate the deposits from which such funds were obtained. Borrowers shall pay all such amounts due to any Lender upon presentation by such Lender of a statement setting forth the amount and such Lender’s calculation thereof, which statement shall be deemed true and correct absent manifest error. For purposes of this Section 3.10, all references to a Lender shall be deemed to include any bank holding company or bank parent of such Lender.
     3.11. Maximum Interest. Regardless of any provision contained in any of the Loan Documents, in no contingency or event whatsoever shall the aggregate of all amounts that are contracted for, charged or received by Agent and Lenders pursuant to the terms of this Agreement or any of the other Loan Documents and that are deemed interest under Applicable Law exceed the highest rate permissible under any Applicable Law (including, to the extent applicable, 18 U.S.C. § 85). No agreements, conditions, provisions or stipulations contained in this Agreement or any of the other Loan Documents or the exercise by Agent of the right to accelerate the payment or the maturity of all or any portion of the Obligations, or the exercise of any option whatsoever contained in any of the Loan Documents, or the prepayment by Borrowers of any of the Obligations, or the occurrence of any contingency whatsoever, shall entitle Agent or any Lender to charge or receive in any event, interest or any charges, amounts, premiums or fees deemed interest by Applicable Law (such interest, charges, amounts, premiums and fees referred to herein collectively as “Interest”) in excess of the Maximum Rate and in no event shall Borrowers be obligated to pay Interest exceeding such Maximum Rate, and all agreements, conditions or stipulations, if any, which may in any event or contingency whatsoever operate to bind, obligate or compel Borrowers to pay Interest exceeding the Maximum Rate shall be without binding force or effect, at law or in equity, to the extent only of the excess of Interest over such Maximum Rate. If any Interest is charged or received with respect to the Obligations in excess of the Maximum Rate (“Excess”), Borrowers stipulate that any such charge or receipt shall be the result of an accident and bona fide error, and such Excess, to the extent received, shall be applied first to reduce the principal of such Obligations and the balance, if any, returned to Borrowers, it being the intent of the parties hereto not to enter into a usurious or otherwise illegal relationship. Each Borrower recognizes that, with fluctuations in the rates of interest set forth in Section 3.1.1, and the Maximum Rate, such an unintentional result could inadvertently occur. All monies paid to Agent or any Lender hereunder or under any of the other Loan Documents, whether at maturity or by prepayment, shall be subject to any rebate of unearned Interest as and to the extent required by Applicable Law. By the execution of this Agreement, each Borrower covenants that (i) the credit or return of any Excess shall constitute the acceptance by such Borrower of such Excess, and (ii) such Borrower shall not seek or pursue any other remedy, legal or equitable, against Agent or any Lender, based in whole or in part upon contracting for, charging or receiving any Interest in excess of the Maximum Rate. For the purpose of determining whether or not any Excess has been contracted for, charged or received by Agent or any Lender, all Interest at any time contracted for, charged or received from Borrowers in connection with any of the Loan Documents shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread in equal parts throughout the full term of the Obligations. Borrowers, Agent and Lenders shall, to the maximum extent permitted under Applicable Law, (i) characterize any non-principal payment as an expense, fee or premium rather than as Interest and (ii) exclude voluntary prepayments and the effects thereof. The provisions of this Section 3.11 shall be deemed to be incorporated into every Loan Document (whether or not any provision of this Section is referred to therein). All such Loan Documents and communications relating to any Interest owed by Borrowers and all figures set forth therein shall, for the sole purpose of computing the extent of Obligations, be automatically recomputed by Borrowers, and by any court considering the same, to give effect to the adjustments or credits required by this Section 3.11.
SECTION 4. LOAN ADMINISTRATION
     4.1. Manner of Borrowing and Funding Revolver Loans. Borrowings under the Commitments established pursuant to Section 2.1 shall be made and funded as follows:
          4.1.1. Notice of Borrowing.
     (i) Whenever Borrowers desire to make a Borrowing under Section 2.1 (other than a Borrowing resulting from a conversion or continuation pursuant to Section 3.1.2), Borrowers shall give Agent notice of such Borrowing request in form satisfactory to Agent (a “Notice of Borrowing”). Such Notice of Borrowing shall be given by Borrower Representative at the office designated by Agent from time to time (a) no later than 12:00 noon on the Business Day of the requested funding date of such Borrowing, in the case of Base Rate Loans, and (b) no later than 1:00 p.m. at least 3 Business Days prior to the requested funding date of such Borrowing, in the case of LIBOR Loans. Notices received after such times shall be deemed received on the next Business Day. The Revolver Loans made by each Lender on the Closing Date, if any, shall be in excess of $250,000 and shall be made as Base Rate Loans and thereafter may be made or continued as or converted into Base Rate Loans or LIBOR Loans. Each Notice of Borrowing (or telephonic notice thereof) shall be irrevocable and shall specify (I) the principal amount of the Borrowing, (II) the date of Borrowing (which shall be a Business Day), (III) whether the Borrowing is to consist of Base Rate Loans or LIBOR Loans, (IV) in the case of LIBOR Loans, the duration of the Interest Period to be applicable thereto, (V) the applicable Borrower(s) (i.e. Garlock Sealing or the Excess Collateral Providers) on behalf of which such request is made, and (VI) the account of the applicable Borrower to which the proceeds of such Borrowing are to be disbursed.
     (ii) Unless payment is otherwise timely made by Borrowers, the becoming due of any amount required to be paid with respect to any of the Obligations (whether as principal, accrued interest, fees or other charges, including Extraordinary Expenses and LC Obligations, and any amounts owed to any Lender or any Affiliate of any Lender for Banking Relationship Debt) shall be deemed irrevocably to be a request (without any requirement for the submission of a Notice of Borrowing) for Revolver Loans on the due date of, and in an aggregate amount required to pay, such Obligations, and the proceeds of such Revolver Loans may be disbursed by way of direct payment of the relevant Obligation and shall bear interest as Base Rate Loans unless and until such Loans are converted to LIBOR Loans in accordance with the terms of this Agreement.
     (iii) If Borrowers elect to establish a Controlled Disbursement Account with BofA or any Affiliate of BofA, then, at Agent’s election, the presentation for payment by BofA (or its Affiliate) of any check or other item of payment drawn on the Controlled Disbursement Account at a time when there are insufficient funds in such account to cover such check shall be deemed irrevocably to be a request (without any requirement for the submission of a Notice of Borrowing) for Revolver Loans on the date of such presentation and in an amount equal to the aggregate amount of the items presented for payment, and the proceeds of such Revolver Loans may be disbursed to the Controlled Disbursement Account and shall bear interest as Base Rate Loans.
     (iv) Neither Agent nor any Lender shall have any obligation to honor any deemed request for a Revolver Loan on or after the Commitment Termination Date or when an Out-of-Formula Condition exists (except as may be otherwise required by Agent pursuant to this Agreement) or would result therefrom or when any condition precedent in Section 11 is not satisfied.
          4.1.2. Fundings by Lenders. Subject to its receipt of notice from Agent of a Notice of Borrowing as provided in Section 4.1.1(i) (except in the case of a deemed request by Borrower Representative for a Revolver Loan as provided in Sections 2.3, 4.1.1(ii) or (iii), in which event no Notice of Borrowing need be submitted), each Lender shall timely honor its Revolver Commitment by funding its Pro Rata share of each Borrowing of Revolver Loans that is properly requested and that Borrowers are entitled to receive under this Agreement. Agent shall endeavor to notify Lenders of each Notice of Borrowing (or deemed request for a Borrowing pursuant to Sections 2.3, 4.1.1(ii) or (iii)), by 1:00 p.m. on the proposed funding date (in the case of Base Rate Loans) or by 3:00 p.m. at least 2 Business Days before the proposed funding date (in the case of LIBOR Loans). Each Lender shall deposit with Agent an amount equal to its Pro Rata share of the Borrowing requested or deemed requested by Borrowers at Agent’s designated bank in immediately available funds not later than 2:00 p.m. on the date of funding of such Borrowing, unless Agent’s notice to Lenders is received after 1:00 p.m. on the proposed funding date of a Base Rate Loan, in which event Lenders shall deposit with Agent their respective Pro Rata shares of the requested Borrowing on or before 11:00 a.m. of the next Business Day. Subject to its receipt of such amounts from Lenders, Agent shall make the proceeds of the Revolver Loans received by it available to Borrowers by disbursing such proceeds in accordance with Borrower Representative’s disbursement instructions set forth in the applicable Notice of Borrowing. Neither Agent nor any Lender shall have any liability on account of any delay by any bank or other depository institution in treating the proceeds of any Revolver Loan as collected funds or any delay in receipt, or any loss, of funds that constitute a Revolver Loan, the wire transfer of which was initiated by Agent in accordance with wiring instructions provided to Agent. Unless Agent shall have been notified in writing by a Lender prior to the proposed time of funding that such Lender does not intend to deposit with Agent an amount equal such Lender’s Pro Rata share of the requested Borrowing (or deemed request for a Borrowing pursuant to Section 2.3 or clauses (ii) or (iii) of Section 4.1.1), Agent may assume that such Lender has deposited or promptly will deposit its share with Agent and Agent may in its discretion disburse a corresponding amount to Borrowers on the applicable funding date. If a Lender’s Pro Rata share of such Borrowing is not in fact deposited with Agent, then, if Agent has disbursed to Borrowers an amount corresponding to such share, then such Lender agrees to pay, and in addition Borrowers agree to repay, to Agent forthwith on demand such corresponding amount, together with interest thereon, for each day from the date such amount is disbursed by Agent to or for the benefit of Borrowers until the date such amount is paid or repaid to Agent, (a) in the case of Borrowers, at the interest rate applicable to such Borrowing and (b) in the case of such Lender, at the Federal Funds Rate. If such Lender repays to Agent such corresponding amount, such amount so repaid shall constitute a Revolver Loan, and if both such Lender and Borrowers shall have repaid such corresponding amount, Agent shall promptly return to Borrowers such corresponding amount in same day funds. A notice from Agent submitted to any Lender with respect to amounts owing under this Section 4.1.2 shall be conclusive, absent manifest error.
          4.1.3. Settlement and Swingline Loans.
     (i) In order to facilitate the administration of the Revolver Loans under this Agreement, Lenders and Agent agree (which agreement shall be solely between Lenders and Agent and shall not be for the benefit of or enforceable by any Borrower) that settlement among them with respect to the Revolver Loans may take place on a periodic basis on dates determined from time to time by Agent (each a “Settlement Date”), which may occur before or after the occurrence or during the continuance of a Default or Event of Default and whether or not all of the conditions set forth in Section 11 have been met. On each Settlement Date, payment shall be made by or to each Lender in the manner provided herein and in accordance with the Settlement Report delivered by Agent to Lenders with respect to such Settlement Date so that, as of each Settlement Date and after giving effect to the transaction to take place on such Settlement Date, each Lender shall hold its Pro Rata share of all Revolver Loans and participations in LC Obligations. Agent shall request settlement with the Lenders on a basis not less frequently than once every 5 Business Days.
     (ii) Between Settlement Dates, Agent may request BofA to advance, and BofA may, but shall in no event be obligated to, advance to Borrowers out of BofA’s own funds the entire principal amount of any Borrowing of Revolver Loans that are Base Rate Loans requested or deemed requested pursuant to this Agreement (any such Revolver Loan funded exclusively by BofA being referred to as a “Swingline Loan”); provided, that if BofA fails to advance all such funds, the Lenders shall not be relieved of their obligation to fund Revolver Loans in accordance with the terms of this Agreement. Each Swingline Loan shall constitute a Revolver Loan hereunder and shall be subject to all of the terms, conditions and security applicable to other Revolver Loans, except that all payments thereon shall be payable to BofA solely for its own account. The obligation of Borrowers to repay such Swingline Loans to BofA shall be evidenced by the records of BofA and need not be evidenced by any promissory note. Unless a funding is required by all Lenders pursuant to Sections 2.1.4 or 13.9.4, Agent shall not request BofA to make any Swingline Loan if (A) Agent shall have received written notice from any Lender that one or more of the applicable conditions precedent set forth in Section 11 will not be satisfied on the requested funding date for the applicable Borrowing and Agent has made a determination (without any liability to any Person) that such condition precedent will not be satisfied, or (B) the requested Borrowing would exceed the amount of Availability of Garlock Sealing or the Excess Collateral Providers, as applicable, or the Aggregate Availability, on the funding date. BofA shall not be required to determine whether the applicable conditions precedent set forth in Section 11 have been satisfied or the requested Borrowing would exceed the amount of Availability of Garlock Sealing or the Excess Collateral Providers, as applicable, or the Aggregate Availability, on the funding date applicable thereto prior to making, in its discretion, any Swingline Loan. Agent shall notify the Lenders of the outstanding balance of Swingline Loans prior to 11:00 a.m. on each Settlement Date and each Lender (other than BofA) shall deposit with Agent an amount equal to its Pro Rata share of the outstanding amount of Swingline Loans in immediately available funds not later than 2:00 p.m. on such Settlement Date. Each Lender’s obligation to make such deposit with Agent shall be absolute and unconditional, without defense, offset, counterclaim or other defense, and without regard to whether any of the conditions precedent set forth in Section 11 are satisfied, any Out-of-Formula Condition exists or the Commitment Termination Date has occurred. If, as the result of the commencement by or against Borrowers of any Insolvency Proceeding or otherwise, any Swingline Loan may not be settled among Lenders hereunder, then each Lender (other than BofA) shall be deemed to have purchased a participating interest in any unpaid Swingline Loan in an amount equal to such Lender’s Pro Rata share of such Swingline Loan and shall transfer to BofA, in immediately available funds not later than the second Business Day after BofA’s request therefor, the amount of such Lender’s participation. The proceeds of Swingline Loans may be used solely for purposes for which Revolver Loans generally may be used in accordance with Section 2.1.3. If any amounts received by BofA in respect of any Swingline Loans are later required to be returned or repaid by BofA to Borrowers or any other Obligor or their respective representatives or successors-in-interest, whether by court order, settlement or otherwise, the other Lenders shall, on demand by BofA with notice to Agent, pay to Agent for the account of BofA, an amount equal to each other Lender’s Pro Rata share of all such amounts required to be returned or repaid.
          4.1.4. Disbursement Authorization. Each Borrower hereby irrevocably authorizes Agent to disburse the proceeds of each Revolver Loan requested by any Borrower, or deemed to be requested pursuant to Section 4.1.1 or Section 4.1.3(ii), as follows: (i) the proceeds of each Revolver Loan requested under Section 4.1.1(i) shall be disbursed by Agent in accordance with the terms of the written disbursement letter from Borrowers in the case of the initial Borrowing, and, in the case of each subsequent Borrowing, by wire transfer to such bank account of Borrowers as may be agreed upon by Borrowers and Agent from time to time or elsewhere if pursuant to a written direction from any Borrower that is approved by Agent; and (ii) the proceeds of each Revolver Loan requested under Section 4.1.1(ii) or Section 4.1.3(ii) shall be disbursed by Agent by way of direct payment of the relevant interest or other Obligation. Any Loan proceeds received by any Borrower or in payment of any of the Obligations shall be deemed to have been received by all Borrowers for purposes of the joint and several liability of Borrowers hereunder, but shall be accounted for in accordance with GAAP to reflect the liability on the financial record of the actual Borrower.
          4.1.5. Notices. Each Borrower authorizes Agent and Lenders to extend, convert or continue Loans, effect selections of Types of Loans and transfer funds to or on behalf of Borrowers based on telephonic or electronic instructions from any individual whom Agent or any Lender in good faith believes to be acting on behalf of any Borrower. Borrowers shall confirm each such telephonic request for a Borrowing or conversion or continuation of Loans by prompt delivery to Agent of the required Notice of Borrowing or Notice of Conversion/Continuation, as applicable. If the written confirmation differs in any material respect from the action taken by Agent or Lenders, the records of Agent and Lenders shall govern. Neither Agent nor any Lender shall have any liability for any loss suffered by any Borrower as a result of Agent’s or any Lender’s acting upon its understanding of telephonic or electronic instructions or requests from a person believed in good faith by Agent or any Lender to be a person authorized by a Borrower to give such instructions or to make such requests on Borrowers’ behalf.
     4.2. Defaulting Lender. If any Lender shall, at any time, fail to make any payment to Agent or BofA that is required hereunder, Agent may, but shall not be required to, retain payments that would otherwise be made to such defaulting Lender hereunder and apply such payments to such defaulting Lender’s defaulted obligations hereunder, at such time, and in such order, as Agent may elect in its discretion. With respect to the payment of any funds from Agent to a Lender or from a Lender to Agent, the party failing to make the full payment when due pursuant to the terms hereof shall, on demand by the other party, pay such amount together with interest on such amount at the Federal Funds Rate. The failure of any Lender to fund its portion of any Loan or payment in respect of an LC Obligation shall not relieve any other Lender of its obligation, if any, to fund its portion of the Revolver Loan or payment in respect of an LC Obligation on the date of Borrowing, but no Lender shall be responsible for the failure of any other Lender to make any Loan or payment in respect of an LC Obligation to be made by such Lender on the date of any Borrowing. Solely as among the Lenders and solely for purposes of (i) voting upon or consenting to amendments, waivers, actions or inactions under any of the Loan Documents, or with respect to the Collateral or any Obligations, and (ii) determining a defaulting Lender’s share of payments and proceeds of Collateral pending such defaulting Lender’s cure of its defaults hereunder, a defaulting Lender shall not be deemed to be a “Lender” and such Lender’s Commitment shall be deemed to be zero (0). The provisions of this Section 4.2 shall be solely for the benefit of Agent and Lenders and may not be enforced by Borrowers.
     4.3. Special Provisions Governing LIBOR Loans.
          4.3.1. Number of LIBOR Loans. In no event may the number of LIBOR Loans outstanding at any time to any Lender exceed 10.
          4.3.2. Minimum Amounts. Each Borrowing of LIBOR Loans pursuant to Section 4.1.1(i), and each continuation of or conversion to LIBOR Loans pursuant to Section 3.1.2, shall be in a minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount.
          4.3.3. LIBOR Lending Office. Each Lender shall have the right at any time and from time to time to designate a different office of itself or of any Affiliate as such Lender’s LIBOR Lending Office, and to transfer any outstanding LIBOR Loans to such LIBOR Lending Office. No such designation or transfer shall result in any liability on the part of Borrowers for increased costs or expenses resulting solely from such designation or transfer. Increased costs for expenses resulting from a change in Applicable Law occurring subsequent to any such designation or transfer shall be deemed not to result solely from such designation or transfer.
          4.3.4. Funding of LIBOR Loans. Each Lender may, if it so elects, fulfill its obligation to make, continue or convert LIBOR Loans hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such LIBOR Loans; provided, however, that such LIBOR Loans shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of Borrowers to repay such LIBOR Loans shall nevertheless be to such Lender for the account of such foreign branch, Affiliate or international banking facility. The calculation of all amounts payable to any Lender under Sections 3.7 and 3.10 shall be made as if each

Lender had actually funded or committed to fund its LIBOR Loan through the purchase of an underlying deposit in an amount equal to the amount of such LIBOR Loan and having a maturity comparable to the relevant Interest Period for such LIBOR Loans; provided, however, each Lender may fund its LIBOR Loans in any manner it deems fit and the foregoing presumption shall be utilized only for the calculation of amounts payable under Sections 3.7 and 3.10.
     4.4. Borrower Representative. Each Borrower hereby irrevocably appoints Coltec, and Coltec agrees to act under this Agreement, as the agent and representative of itself and each other Borrower for all purposes under this Agreement (in such capacity, “Borrower Representative”), including requesting Borrowings, submitting LC Requests, selecting whether any Loan or portion thereof is to bear interest as a Base Rate Loan or a LIBOR Loan, and receiving account statements and other notices and communications to Borrowers (or any of them) from Agent. Agent may rely, and shall be fully protected in relying, on any Notice of Borrowing, Notice of Conversion/Continuation, LC Request, disbursement instructions, reports, information, Borrowing Base Certificate or any other notice or communication made or given by Borrower Representative, whether in its own name, on behalf of any Borrower or on behalf of “the Borrowers,” and Agent shall have no obligation to make any inquiry or request any confirmation from or on behalf of any other Borrower as to the binding effect on such Borrower of any such Notice of Borrowing, Notice of Conversion Continuation, LC Request, instruction, report, information, Borrowing Base Certificate or other notice or communication, nor shall the joint and several character of Borrowers’ liability for the Obligations be affected, provided that the provisions of this Section 4.4 shall not be construed so as to preclude any Borrower from directly requesting Borrowings or taking other actions permitted to be taken by “a Borrower” hereunder. In addition to the separate accounts to be maintained for the Loans and Obligations of Garlock Sealing and the Loans and Obligations of the Excess Collateral Providers pursuant to Section 5.7, Agent may maintain a single Loan Account in the name of “Coltec” or “EnPro” hereunder, and each Borrower expressly agrees to such arrangement and confirms that such arrangement shall have no effect on the joint and several character of such Borrower’s liability for the Obligations.
     4.5. All Loans to Constitute One Obligation. The Loans and LC Obligations shall constitute one general obligation of Borrowers and (unless otherwise expressly provided in any Security Document) shall be secured by Agent’s Lien upon all of the Collateral; provided, however, that Agent and each Lender shall be deemed to be a creditor of each Borrower and the holder of a separate claim against each Borrower to the extent of any Obligations jointly and severally owed by Borrowers to Agent or such Lender.
SECTION 5. PAYMENTS
     5.1. General Payment Provisions. All payments (including all prepayments) of principal of and interest on the Loans, LC Obligations and other Obligations that are payable to Agent or any Lender shall be made to Agent in Dollars without any offset or counterclaim and free and clear of (and without deduction for) any Taxes (other than Excluded Taxes), and, with respect to payments made other than by application of balances in the Payment Account, in immediately available funds not later than 1:00 p.m. on the due date (and payment made after such time on the due date to be deemed to have been made on the next succeeding Business Day). Borrowers shall, at the time Borrowers make any payment under this Agreement, specify to Agent the Obligations to which such payment is to be applied and, if Borrowers fail so to specify or if the application specified by Borrowers would be inconsistent with the terms of this Agreement or if an Event of Default exists, Agent shall distribute such payment to Lenders for application to the Obligations in such manner as Agent, subject to the provisions of this Agreement, may determine to be appropriate; provided, that, unless an Event of Default exists (i) all payments received from each Dominion Account of Garlock Sealing shall be applied first to the Obligations relating to the Aggregate Revolver Outstandings of Garlock Sealing and (ii) all payments received from each Dominion Account of an Excess Collateral Provider shall be applied first to the Obligations relating to the Aggregate Revolver Outstandings of the Excess Collateral Providers. All payments received by Agent shall be subject to the rights of offset that Agent may have as to amounts otherwise to be remitted to a particular Lender by reason of amounts due Agent from such Lender under any of the Loan Documents. At any time and from time to time, to the extent Loans are not repaid by application of balances in the Payment Account (if required hereunder), Borrowers shall have the right to prepay the Loans, in whole or in part, without premium or penalty (except as provided in the proviso below), upon written notice given to Agent not later than 1:00 p.m., three (3) Business Days prior to each intended prepayment of LIBOR Loans and one (1) Business Day prior to each intended prepayment of Base Rate Loans; provided that unless made together with all amounts required under Section 3.10 to be paid as a consequence of such prepayment, a prepayment of a LIBOR Loan may be made only on the last day of the Interest Period applicable thereto. Each such notice shall specify the proposed date of such prepayment, the aggregate principal amount of the Loans to be prepaid, whether such Loans are Base Rate Loans or LIBOR Loans (and, in the case of LIBOR Loans, the Interest Period of the Borrowing pursuant to which made), shall be irrevocable and shall bind Borrowers to make such prepayment on the terms specified therein (except to the extent that the amount of the Loans to be repaid is reduced by the application of balances in the Payment Account prior to the time of repayment). Loans prepaid pursuant to this Section 5.1 may be reborrowed, subject to the terms and conditions of this Agreement.
     5.2. Repayment of Revolver Loans.
          5.2.1. Payment of Principal. The outstanding principal amounts with respect to the Revolver Loans shall be repaid as follows:
     (i) Any portion of the Revolver Loans consisting of the principal amount of Base Rate Loans shall be paid by Borrowers to Agent, for the Pro Rata benefit of Lenders (or, in the case of Swingline Loans, for the sole benefit of BofA), unless timely converted to a LIBOR Loan in accordance with this Agreement, immediately upon (a) each receipt by Agent, any Lender or Borrowers of any proceeds of any of the Accounts or Inventory, to the extent of such proceeds, and (b) the Commitment Termination Date.
     (ii) Any portion of the Revolver Loans consisting of the principal amount of LIBOR Loans shall be paid by Borrowers to Agent, for the Pro Rata benefit of Lenders, unless continued as a LIBOR Loan in accordance with the terms of this Agreement, immediately upon (a) the last day of the Interest Period applicable thereto and (b) the Commitment Termination Date. In no event shall Borrowers be authorized to make a voluntary prepayment with respect to any Revolver Loan outstanding as a LIBOR Loan prior to the last day of the Interest Period applicable thereto unless Borrowers pay to Agent, for the Pro Rata benefit of Lenders, concurrently with any prepayment of a LIBOR Loan, any amount due Agent and Lenders under Section 3.10 as a consequence of such prepayment. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by Borrower Representative or unless an Event of Default has occurred and is continuing, neither Agent nor any Lender shall apply any payments which it receives (or any proceeds of Accounts or Inventory) to any LIBOR Loan, except on the expiration date of the Interest Period applicable to any such LIBOR Loan; provided, that Borrowers shall be required to pay breakage losses in accordance with Section 3.10 of this Agreement if required thereunder. In the event that Agent receives, on any date when LIBOR Loans are outstanding but no Base Rate Loans are outstanding, proceeds of any of the Accounts or Inventory that are required to be used to prepay the principal amount of LIBOR Loans, Agent may hold such proceeds as cash security for the Obligations represented by such LIBOR Loans and apply such proceeds to such LIBOR Loans on the expiration date of the Interest Period applicable thereto.

     (iii) Notwithstanding anything to the contrary contained elsewhere in this Agreement, if an Out-of-Formula Condition shall exist, Borrowers shall, on the sooner to occur of the first Business Day after any Borrower has obtained knowledge thereof or Agent’s demand, repay the outstanding Revolver Loans that are Base Rate Loans in an amount sufficient to reduce the aggregate unpaid principal amount of all Revolver Loans by an amount equal to such excess; and, if such payment of Base Rate Loans is not sufficient to eliminate the Out-of-Formula Condition, then Borrowers shall immediately deposit with Agent, for the Pro Rata benefit of Lenders, for application to any outstanding Revolver Loans bearing interest as LIBOR Loans as the same become due and payable (whether at the end of the applicable Interest Periods or on the Commitment Termination Date) cash in an amount sufficient to eliminate such Out-of-Formula Condition, and Agent may (a) hold such deposit as cash security pending disbursement of same to Lenders for application to the outstanding Revolver Loans bearing interest as LIBOR Loans as the same become due and payable, or (b) if a Default or Event of Default exists, immediately apply such proceeds to the payment of the Obligations, including the Revolver Loans outstanding as LIBOR Loans (in which event Borrowers shall also pay to Agent for the Pro Rata benefit of Lenders any amounts required by Section 3.10 to be paid by reason of the prepayment of a LIBOR Loan prior to the last day of the Interest Period applicable thereto).
          5.2.2. Payment of Interest. Interest accrued on the Revolver Loans shall be due and payable on (i) the first day of each month (for the immediately preceding month), computed through the last day of the preceding month, with respect to any Revolver Loan (whether a Base Rate Loan or LIBOR Loan) and (ii) the last day of the applicable Interest Period in the case of a LIBOR Loan. Accrued interest shall also be paid by Borrowers on the Commitment Termination Date. With respect to any Base Rate Loan converted into a LIBOR Loan pursuant to Section 3.1.2 on a day when interest would not otherwise have been payable with respect to such Base Rate Loan, accrued interest to the date of such conversion on the amount of such Base Rate Loan so converted shall be paid on the conversion date.
     5.3. Payment of Other Obligations. The balance of the Obligations requiring the payment of money, including LC Obligations and Extraordinary Expenses incurred by Agent or any Lender, shall be repaid by Borrowers to Agent for allocation among Agent and Lenders as provided in the Loan Documents, or, if no date of payment is otherwise specified in the Loan Documents, on demand.
     5.4. Marshaling; Payments Set Aside. None of Agent or Lenders shall be under any obligation to marshal any assets in favor of Borrowers or any other Obligor or against or in payment of any or all of the Obligations. To the extent that Borrowers make a payment to Agent or Lenders or Agent or any Lender receives payment from the proceeds of any Collateral or exercises its right of setoff, and such payment or the proceeds of such Collateral or setoff (or any part thereof) are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other Person, then to the extent of any loss by Agent or Lenders, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment or proceeds had not been made or received and any such enforcement or setoff had not occurred. The provisions of the immediately preceding sentence of this Section 5.4 shall survive any termination of the Commitments and Full Payment of the Obligations.
     5.5. Allocation of Payments.
          5.5.1. Allocation. At any time that an Event of Default exists or Agent receives a payment or Collateral proceeds in an amount that is insufficient to pay all amounts then due and payable to Agent and Lenders, all monies to be applied to the Obligations, whether such monies represent voluntary or mandatory payments or prepayments by one or more Obligors or are received pursuant to demand for payment or realized from any disposition of Collateral and irrespective of any designation by

Borrowers of the Obligations that are intended to be satisfied, shall be allocated among Agent and such of the Lenders as are entitled thereto (and, with respect to monies allocated to Lenders, on a Pro Rata basis unless otherwise provided herein): (i) first, to Agent to pay the amount of Extraordinary Expenses that have not been reimbursed to Agent by Borrowers or Lenders, together with interest accrued thereon at the rate applicable to Revolver Loans that are Base Rate Loans, until Full Payment of all such Obligations; (ii) second, to Agent to pay principal and accrued interest on any portion of the Revolver Loans (including Protective Advances) which Agent may have advanced on behalf of any Lender and for which Agent has not been reimbursed by such Lender or Borrowers, until Full Payment of all such Obligations; (iii) third, to BofA to pay the principal and accrued interest on any portion of the Swingline Loans outstanding, to be shared with Lenders that have acquired and paid for a participating interest in such Swingline Loans, until Full Payment of all such Obligations; (iv) fourth, to the extent that Issuing Bank has not received from any Participating Lender a payment as required by Section 2.3.2, to Issuing Bank to pay all such required payments from each Participating Lender, until Full Payment of all such Obligations; (v) fifth, to Agent to pay any Claims that have not been paid pursuant to any indemnity of Agent Indemnitees by any Obligor, or to pay amounts owing by Lenders to Agent Indemnitees pursuant to Section 13.6, in each case together with interest accrued thereon at the rate applicable to Revolver Loans that are Base Rate Loans, until Full Payment of all such Obligations; (vi) sixth, to Agent to pay any fees due and payable to Agent, until Full Payment of all such Obligations; (vii) seventh, to each Lender, ratably, for any Claims that such Lender has paid to Agent Indemnitees pursuant to its indemnity of Agent Indemnitees and any Extraordinary Expenses that such Lender has reimbursed to Agent or such Lender has incurred, to the extent that such Lender has not been reimbursed by Obligors therefor, until Full Payment of all such Obligations; (viii) eighth, to Issuing Bank to pay principal and interest with respect to LC Obligations (or to the extent any of the LC Obligations are contingent and an Event of Default then exists, deposited in the Cash Collateral Account to Cash Collateralize the LC Obligations), which payment shall be shared with the Participating Lenders in accordance with Section 2.3.2(iii), until Full Payment of all such Obligations; (ix) ninth, to Lenders in payment of the unpaid principal and accrued interest in respect of the Loans and other Obligations (excluding Banking Relationship Debt) then outstanding, in such order of application as shall be designated by Agent (acting at the direction or with the consent of the Required Lenders), until Full Payment of all such Obligations; and (x) tenth, to Lenders or any Affiliate of any Lender in payment of any Banking Relationship Debt owed to such Person and secured by the Collateral hereunder, until Full Payment of all such Obligations; provided, that, (a) if any Lender (or its Affiliates) other than BofA (or its Affiliates) provides any Bank Products to any Bank Products Obligor, such Lender shall report to Agent the current Banking Relationship Debt of the Bank Products Obligors to such Lender and its Affiliates under Bank Products and any increase in such Banking Relationship Debt since the last report (collectively, the “Reported Obligations”) no less frequently than monthly and whenever requested by Agent, and (b) if there is any Banking Relationship Debt or increase in the Banking Relationship Debt of the Bank Products Obligors to such Lender and its Affiliates under such Bank Products and such Lender fails to report such Banking Relationship Debt or increased Banking Relationship Debt to Agent on a timely basis as required in clause (a) above, then, notwithstanding anything to the contrary in this Agreement or any other Loan Document, the payment of such Banking Relationship Debt or increased Banking Relationship Debt shall not constitute an Obligation and shall not be secured by any of Agent’s Liens in the Collateral. The allocations set forth in this Section 5.5 are solely to determine the rights and priorities of Agent and Lenders as among themselves and may be changed by Agent and Lenders without notice to or the consent or approval of any Borrower or any other Person. Any amounts remaining after the foregoing allocations shall be distributed to Borrower Representative, for the benefit of Borrowers, or as otherwise required by Applicable Law.
          5.5.2. Erroneous Allocation. Agent shall not be liable for any allocation or distribution of payments made by it in good faith and, if any such allocation or distribution is subsequently determined to have been made in error, the sole recourse of any Lender to which payment was due but not made shall be to recover from the other Lenders any payment in excess of the amount to which such other Lenders are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them).
     5.6. Application of Payments and Collateral Proceeds. Each Borrower irrevocably waives the right to direct the application of any and all payments and Collateral proceeds at any time or times hereafter received by Agent or any Lender from or on behalf of Borrowers, and each Borrower does hereby irrevocably agree that Agent shall have the continuing exclusive right to apply and reapply any and all such payments and Collateral proceeds received at any time or times hereafter by Agent or its agent against the Obligations, in such manner as Agent may deem advisable, notwithstanding any entry by Agent upon any of its books and records; provided, however, that any payments or proceeds of Collateral received by Agent on any date that an Event of Default does not exist shall be applied in accordance with any provisions of this Agreement that govern the application of such payment or proceeds. If, as the result of Agent’s collection of proceeds of Accounts and other Collateral as authorized by Section 8.2.6 a credit balance exists, such credit balance shall not accrue interest in favor of Borrowers, but shall be available to Borrowers at any time or times for so long as no Default or Event of Default exists. Agent may apply such credit balance against any of the Obligations upon and after the occurrence of an Event of Default and, to the extent so applied, such credit balance shall be applied in the manner specified in Section 5.5.1.
     5.7. Loan Accounts; the Register; Account Stated.
          5.7.1. Loan Accounts. Each Lender shall maintain in accordance with its usual and customary practices an account or accounts (a “Loan Account”) evidencing the Debt of Borrowers to such Lender resulting from each Loan owing to such Lender from time to time, including the amount of principal and interest payable to such Lender from time to time hereunder, provided that separate Loan Accounts shall be maintained for Garlock Sealing and for the Excess Collateral Providers. Any failure of a Lender to record in the Loan Account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers hereunder to pay any amount owing hereunder to such Lender.
          5.7.2. The Register. Agent shall maintain a register (the “Register”), which shall include a master account and a subsidiary account for each Lender and in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of each Loan comprising such Borrowing and any Interest Period applicable thereto, (ii) the effective date and amount of each Assignment and Acceptance delivered to and accepted by it and the parties thereto, (iii) the amount of any principal or interest due and payable or to become due and payable from Borrowers to each Lender hereunder, and (iv) the amount of any sum received by Agent from Borrowers or any other Obligor and each Lender’s Pro Rata share thereof. The Register shall be available for inspection by Borrowers or any Lender at the offices of Agent at any reasonable time and from time to time upon reasonable prior notice. Any failure of Agent to record in the Register, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers hereunder to pay any amount owing with respect to the Loans or provide the basis for any claim against Agent. The Register shall maintain separate accounts for the Loans and Obligations of Garlock Sealing and the Loans and Obligations of the Excess Collateral Providers.
          5.7.3. Entries Binding. The entries made in the Register and each Loan Account shall constitute rebuttably presumptive evidence of the information contained therein; provided, however, that if a copy of information contained in the Register or any Loan Account is provided to any Person, or any Person inspects the Register or any Loan Account, at any time or from time to time, then the information contained in the Register or the Loan Account, as applicable, shall be conclusive and binding on such Person for all purposes absent manifest error, unless such Person notifies Agent in writing within 30 days after such Person’s receipt of such copy or such Person’s inspection of the Register or Loan Account of its intention to dispute the information contained therein.
     5.8. Gross Up for Taxes. If Borrowers shall be required by Applicable Law to withhold or deduct any Indemnified Taxes from or in respect of any sum payable under this Agreement or any of the other Loan Documents, (a) the sum payable to Agent or such Lender shall be increased as may be necessary so that, after making all required withholding or deductions, Agent or such Lender (as the case may be) receives an amount equal to the sum it would have received had no such withholding or deductions been made, (b) Borrowers shall make such withholding or deductions, and (c) Borrowers shall pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with Applicable Law. If Agent or any Lender determines that it has received a refund, credit, or other reduction of taxes in respect of any Taxes paid by Borrowers pursuant to this Section 5.8, such Person shall, within 30 days from the date of actual receipt of such refund or the filing of the tax return in which such credit or other reduction results in a lower tax payment, pay over such refund or the amount of such tax reduction to Borrowers (but only to the extent of Taxes paid by Borrowers pursuant to this Section 5.8), net of all out-of-pocket expenses of such Person, and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund).
     5.9. Withholding Tax Exemption. At least 5 Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Foreign Lender, such Foreign Lender agrees that it will deliver to Borrowers and Agent 2 duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI (or any subsequent replacement substitute or form therefor), certifying in either case that such Lender is entitled to receive payment under this Agreement without deduction or withholding of any United States federal income taxes. Each Foreign Lender which so delivers a Form W-8BEN or W-8ECI further undertakes to deliver to Borrowers and Agent 2 additional copies of such form (or a successor form) on or before the date that such form expires (currently, 3 successive calendar years for Form W-8BEN and 1 calendar year for Form W-8ECI) or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by Borrowers or Agent, in each case, certifying that such Foreign Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required that renders all such forms inapplicable or that would prevent such Foreign Lender from duly completing and delivering any such form with respect to it and such Lender advises Borrowers and Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income taxes.
     5.10. Nature and Extent of Each Borrower’s Liability.
          5.10.1. Joint and Several Liability. Each Borrower shall be liable for, on a joint and several basis, and hereby guarantees the timely payment by all other Borrowers, Obligors and Bank Product Obligors of, all of the Loans and other Obligations, regardless of which Borrower, Obligor or Bank Product Obligor actually may have received the proceeds of any Loans or other extensions of credit hereunder (or the direct benefit of any Bank Products) or the amount of such Loans received or the manner in which Agent or any Lender accounts for such Loans or other extensions of credit or Bank Products on its books and records, it being acknowledged and agreed that Loans to any Borrower and any other extensions of credit hereunder and Bank Products inure to the mutual benefit of all Borrowers and that Agent and Lenders are relying on the joint and several liability of Borrowers in extending the Loans and other financial accommodations hereunder and in making Bank Products available to Bank Products Obligors. Each Borrower hereby unconditionally and irrevocably agrees that upon default in the payment when due (whether at stated maturity, by acceleration or otherwise) of any principal of, or interest owed on, any of the Loans or other Obligations, such Borrower shall forthwith pay the same, without notice or demand.
          5.10.2. Unconditional Nature of Liability. Each Borrower’s joint and several liability hereunder with respect to, and guaranty of, the Loans and other Obligations shall, to the fullest extent permitted by Applicable Law, be unconditional irrespective of (i) the validity, enforceability, avoidance or subordination of any of the Obligations or of any promissory note or other document evidencing all or any part of the Obligations, (ii) the absence of any attempt to collect any of the Obligations from any other Obligor (or Bank Products Obligor) or any Collateral, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance or granting of any indulgence by Agent or any Lender with respect to any provision of any instrument evidencing or securing the payment of any of the Obligations, or any other agreement now or hereafter executed by any other Obligor (or Bank Products Obligor) and delivered to Agent or any Lender, (iv) the failure by Agent to take any steps to perfect or maintain the perfected status of its security interest in or Lien upon, or to preserve its rights to, any of the Collateral or other security for the payment or performance of any of the Obligations or Agent’s release of any Collateral or of its Liens upon any Collateral, (v) Agent’s or Lenders’ election, in any proceeding instituted under the Bankruptcy Code, for the application of Section 1111(b)(2) of the Bankruptcy Code, (vi) any borrowing or grant of a security interest by any other Obligor (or Bank Products Obligor), as debtor-in-possession under Section 364 of the Bankruptcy Code, (vii) the release or compromise, in whole or in part, of the liability of any Obligor (or Bank Products Obligor) for the payment of any of the Obligations, (viii) any amendment or modification of any of the Loan Documents or any waiver of a Default or Event of Default, (ix) any increase in the amount of the Obligations beyond any limits imposed herein or in the amount of any interest, fees or other charges payable in connection therewith, or any decrease in the same, (x) the disallowance of all or any portion of Agent’s or any Lender’s claims against any other Obligor (or Bank Products Obligor) for the repayment of any of the Obligations under Section 502 of the Bankruptcy Code, (xi) any change in the corporate existence or structure of any other Obligor; (xii) any law or regulation of any jurisdiction or any event affecting any term of any Obligation; or (xiii) any other circumstance that might constitute a legal or equitable discharge or defense of any Obligor (or Bank Products Obligor); provided, however, nothing contained in the foregoing shall limit any Obligor’s right to institute an action for any alleged breach by Agent or any Lender of any obligations hereunder. Under no circumstances shall Borrowers be construed to have waived defenses based upon Full Payment with respect to any Obligation, willful misconduct or gross negligence. After the occurrence and during the continuance of any Event of Default, Agent may proceed directly and at once, without notice to any Obligor, against any or all of Obligors (or Bank Products Obligor) to collect and recover all or any part of the Obligations, without first proceeding against any other Obligor (or Bank Products Obligor) or against any Collateral or other security for the payment or performance of any of the Obligations, and each Borrower waives any provision under Applicable Law that might otherwise require Agent to pursue or exhaust its remedies against any Collateral or Obligor (or Bank Products Obligor) before pursuing another Obligor (or Bank Products Obligor). Each Borrower consents and agrees that Agent shall be under no obligation to marshal any assets in favor of any Obligor (or Bank Pro ducts Obligor) or against or in payment of any or all of the Obligations.
          5.10.3. No Reduction in Liability for Obligations. No payment or payments made by an Obligor (or Bank Products Obligor) or received or collected by Agent from a Borrower or any other Person by virtue of any action or proceeding or any setoff or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Borrower under this Agreement (except to the extent so reduced or paid), each of whom shall remain jointly and severally liable for the payment and performance of all Loans and other Obligations until Full Payment of the Obligations.

          5.10.4. Contribution. Each Borrower is unconditionally obligated to repay the Obligations as a joint and several obligor under this Agreement. If, as of any date, the aggregate amount of payments made by a Borrower on account of the Obligations and proceeds of such Borrower’s Collateral that are applied to the Obligations exceeds the aggregate amount of Loan proceeds actually used by such Borrower in its business (such excess amount being referred to as an “Accommodation Payment”), then each of the other Borrowers (each such Borrower being referred to as a “Contributing Borrower”) shall be obligated to make contribution to such Borrower (the “Paying Borrower”) in an amount equal to (A) the product derived by multiplying the sum of each Accommodation Payment of each Borrower by the Allocable Percentage of the Borrower from whom contribution is sought less (B) the amount, if any, of the then outstanding Accommodation Payment of such Contributing Borrower (such last mentioned amount which is to be subtracted from the aforesaid product to be increased by any amounts theretofore paid by such Contributing Borrower by way of contribution hereunder, and to be decreased by any amounts theretofore received by such Contributing Borrower by way of contribution hereunder); provided, however, that a Paying Borrower’s recovery of contribution hereunder from the other Borrowers shall be limited to that amount paid by the Paying Borrower in excess of its Allocable Percentage of all Accommodation Payments then outstanding of all Borrowers. As used herein, the term “Allocable Percentage” shall mean, on any date of determination thereof, a fraction the denominator of which shall be equal to the number of Borrowers who are parties to this Agreement on such date and the numerator of which shall be 1; provided, however, that such percentages shall be modified in the event that contribution from a Borrower is not possible by reason of insolvency, bankruptcy or otherwise by reducing such Borrower’s Allocable Percentage equitably and by adjusting the Allocable Percentage of the other Borrowers proportionately so that the Allocable Percentages of all Borrowers at all times equals 100%.
          5.10.5. Subordination. Each Borrower hereby subordinates any claims, including any right of payment, subrogation, contribution and indemnity, that it may have from or against any other Obligor (or Bank Products Obligor), and any successor or assign of any other Obligor (or Bank Products Obligor), including any trustee, receiver or debtor-in-possession, howsoever arising, due or owing or whether heretofore, now or hereafter existing, to the Full Payment of all of the Obligations.
SECTION 6. TERM AND TERMINATION OF COMMITMENTS
     6.1. Term of Commitments. Subject to each Lender’s right in accordance with the terms of this Agreement to cease making Loans and other extensions of credit to Borrowers when any Default or Event of Default exists or upon termination of the Commitments as provided in Section 6.2, the Commitments shall be in effect for a period (the “Term”) commencing on the date hereof and continuing until the close of business on April 21, 2011, unless sooner terminated as provided in Section 6.2.
     6.2. Termination.
          6.2.1. Termination by Agent or Required Lenders. Agent may (and upon the direction of the Required Lenders, shall) terminate the Commitments without notice at any time that an Event of Default exists; provided, however, that the Commitments shall automatically terminate as provided in Section 12.2.
          6.2.2. Termination by Borrowers. At any time and from time to time after the date hereof, upon not less than ten (10) Business Days’ prior written notice to Agent from Borrower Representative, the Borrowers may terminate in whole or reduce in part the aggregate Commitments; provided that (i) no such termination by Borrowers shall be effective until Full Payment of the Obligations, (ii) any such partial reduction shall be in an aggregate amount of not less than $5,000,000 or, if greater, an integral multiple of $500,000 in excess thereof, and (iii) no such partial reduction shall reduce the aggregate Commitments to less than $50,000,000. The amount of any termination or reduction made under this Section 6.2.2 may not thereafter be reinstated, and any notice of termination given by Borrowers shall be irrevocable unless Agent receives notice of the revocation thereof at least 3 Business Days prior to the proposed termination date. Each reduction of the Commitments pursuant to this Section 6.2.2 shall be applied ratably among the Lenders according to their respective Revolver Commitments. If on the effective date of any reduction in the Commitments, and after giving effect thereto, an Out-of-Formula Condition exists, the provisions of Section 5.2.1(iii) hereof shall apply, except that such repayment shall be due immediately upon such effective date without further notice to or demand upon Borrowers.
          6.2.3. Effect of Termination. On the effective date of termination of all of the Commitments by Agent or by Borrowers, all of the Obligations shall be immediately due and payable, Lenders shall have no obligation to make any Loans, Issuing Bank shall have no obligation to issue any Letters of Credit, and each Lender and its Affiliates may terminate any Bank Products (including any services or products under Cash Management Agreements). All undertakings, agreements, covenants, warranties and representations of Borrowers contained in the Loan Documents shall survive any such termination and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents notwithstanding such termination, in each case, until Full Payment of the Obligations. Notwithstanding the Full Payment of the Obligations, Agent shall not be required to terminate its Liens in any of the Collateral unless, with respect to any loss or damage Agent may incur as a result of the dishonor or return of any Payment Items applied to the Obligations, Agent shall have received either (i) a written agreement, executed by Borrowers and any Person deemed financially responsible by Agent whose loans or other advances to Borrowers are used in whole or in part to satisfy the Obligations, indemnifying Agent and Lenders from any such loss or damage; or (ii) such monetary reserves and Liens on the Collateral for such period of time as Agent, in its reasonable discretion, may deem necessary to protect Agent from any such loss or damage. The provisions of Sections 3.4, 3.7, 3.8, 3.10, 5.4 and 5.8 and this Section 6.2.3 and all obligations of Borrowers to indemnify Agent or any Lender pursuant to this Agreement or any of the other Loan Documents, shall in all events survive any termination of the Commitments and Full Payment of the Obligations.
SECTION 7. COLLATERAL
     7.1. Grant of Security Interest. To secure the prompt payment and performance of all of the Obligations, each Obligor hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all of the following Property and interests in Property of such Obligor, whether now owned or existing or hereafter created, acquired or arising and wheresoever located, but excluding all Fixed Assets and all Software and Intellectual Property embedded in Fixed Assets:
          (i) all Accounts;
          (ii) all Supporting Obligations
          (iii) all Goods, including all Inventory, but excluding all Equipment;
          (iv) all Instruments;
          (v) all Chattel Paper, including Electronic Chattel Paper;
          (vi) all Documents;
          (vii) all General Intangibles, including Payment Intangibles, Software and Intellectual

Property, excluding, however, rights under (but not proceeds of) any lease, contract or agreement (including, without limitation, any license), that contains an enforceable restriction on such Obligor’s right to grant a security interest to Agent, unless and until such Obligor shall have obtained consent from the relevant party or parties thereto to the grant of the security interest;
          (viii) all Deposit Accounts;
     (ix) all Investment Property (but excluding any portion thereof that constitutes Margin Stock unless otherwise expressly provided in any Security Documents);
          (x) all Letter-of-Credit Rights;
          (xi) all Insurance Receivables Rights;
     (xii) all monies now or at any time or times hereafter in the possession or under the control of Agent or a Lender or a bailee or Affiliate of Agent or a Lender, including any Cash Collateral in the Cash Collateral Account, but excluding, to the extent the Lien therein constitutes a Permitted Lien under Section 10.2.5(viii), cash collateral posted in favor of any surety or bonding company in connection with any appeal bond issued by such surety or bonding company;
     (xiii) all accessions to, substitutions for and all replacements, products and cash and non-cash proceeds of (i) through (xi) above, including proceeds of and unearned premiums with respect to insurance policies insuring any of the Collateral and claims against any Person for loss of, damage to or destruction of any of the Collateral; and
     (xiv) all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs, and other computer materials and records) of such Obligor pertaining to any of (i) through (xiii) above.
     7.2. Lien on Deposit Accounts. As additional security for the payment and performance of the Obligations, each Obligor hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all of such Obligor’s right, title and interest in and to each Deposit Account of such Obligor and in and to any deposits or other sums at any time credited to each such Deposit Account, including any sums in any blocked account or any special lockbox account and in the accounts in which sums are deposited, but excluding (i) Deposit Accounts solely holding cash collateral permitted as a Lien under Section 10.2.5(viii), (ii) Deposit Accounts exclusively used for worker’s compensation programs, payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of such Obligor’s employees, and (iii) other Deposit Accounts containing from time to time no more than $100,000. In connection with the foregoing, each Obligor hereby authorizes and directs each such bank or other depository to pay or deliver to Agent upon its written demand therefor made at any time that an Event of Default exists and without further notice to such Obligor (such notice being hereby expressly waived), all balances in each Deposit Account maintained by such Obligor with such depository for application to the Obligations then outstanding, and the rights given Agent in this Section shall be cumulative with and in addition to Agent’s other rights and remedies in regard to the foregoing Property as proceeds of Collateral. Each Obligor hereby irrevocably appoints Agent as such Obligor’s attorney-in-fact at any time that an Event of Default exists to collect any and all such balances to the extent any such payment is not made to Agent by such bank or other depository after demand thereon is made by Agent pursuant hereto.

     7.3. Other Collateral.
          7.3.1. Cash Collateral. In addition to the items of Property referred to in Section 7.1 above, the Obligations shall also be secured by the Cash Collateral to the extent provided herein and all of the other items of Property from time to time described in any of the Security Documents as security for any of the Obligations.
          7.3.2. Commercial Tort Claims. Obligors shall promptly notify Agent in writing upon any Obligor’s obtaining a Commercial Tort Claim (other than, for so long as no Default or Event of Default exists, a Commercial Tort Claim that is less than $1,000,000) after the Closing Date against any Person and, upon Agent’s written request, promptly execute such instruments or agreements and do such other acts or things reasonably deemed appropriate by Agent to confer upon Agent (for the benefit of Secured Parties) a security interest in each such Commercial Tort Claim.
          7.3.3. Certain After-Acquired Collateral. Obligors shall promptly notify Agent in writing upon any Obligor’s obtaining any Collateral after the Closing Date consisting of Deposit Accounts (but excluding (i) Deposit Accounts solely holding cash collateral permitted as a Lien under Section 10.2.5(viii), (ii) Deposit Accounts exclusively used for worker’s compensation programs, payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of such Obligor’s employees, and (iii) other Deposit Accounts containing from time to time no more than $100,000), Investment Property, Letter-of-Credit Rights or Chattel Paper and, upon Agent’s request, shall promptly execute such documents and do such other acts or things (including using use commercially reasonable efforts to cause other Persons to do such other acts or things) deemed appropriate by Agent to confer upon Agent a duly perfected first priority Lien upon and (to the extent applicable for the perfection of a Lien) control with respect to such Collateral; promptly notify Agent in writing upon any Obligor’s obtaining any Collateral after the Closing Date consisting of Documents or Instruments and, upon Agent’s request, shall promptly execute such documents and do such other acts or things deemed appropriate by Agent to deliver to it possession of such Documents as are negotiable and such Instruments, and, with respect to non-negotiable Documents, to have such non-negotiable Documents issued in the name of Agent; and with respect to Collateral in the possession of a third party, other than certificated securities and Goods covered by a Document, such Obligor, upon the request of Agent, shall use commercially reasonable efforts to obtain an acknowledgment from the third party that is in possession of such Collateral that such third party holds the Collateral for the benefit of Agent.
     7.4. No Assumption of Liability. The security interest granted pursuant to this Agreement is granted as security only and shall not subject Agent or any Lender to, or in any way alter or modify, any obligation or liability of Obligors with respect to or arising out of the Collateral.
     7.5. Lien Perfection; Further Assurances. Promptly after Agent’s request therefor, Obligors shall execute or cause to be executed and deliver to Agent such instruments, assignments, title certificates or other documents as are necessary under the UCC or other Applicable Law to perfect (or continue the perfection of) Agent’s Lien upon the Collateral and shall take such other action as reasonably may be requested by Agent to give effect to or carry out the intent and purposes of this Agreement; provided, that, notwithstanding anything to the contrary set forth in this Agreement, unless an Event of Default exists Obligors shall not be required to provide any notice to, or obtain the acknowledgment of, any insurer under an Asbestos Insurance Policy with respect to Agent’s Lien in the Insurance Receivables Rights. Unless prohibited by Applicable Law, each Obligor hereby irrevocably authorizes Agent to execute and file in any jurisdiction any financing statement or amendment thereto on such Obligor’s behalf, including financing statements that indicate the Collateral with equal or lesser detail than as set forth in this Section 7. Each Obligor also hereby ratifies its authorization for Agent to have filed in any jurisdiction any like financing statement or amendment thereto if filed prior to the date hereof. The parties agree that a carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement and may be filed in any appropriate office in lieu thereof.
     7.6. Foreign Subsidiary Stock. Notwithstanding anything to the contrary set forth in Section 7.1 above, the types or items of Collateral described in such Section shall include only sixty-five percent (65%) of the Equity Interests of any direct Foreign Subsidiary of Parent, a Borrower or a Domestic Subsidiary and no other Equity Interests of any Foreign Subsidiary.
SECTION 8. COLLATERAL ADMINISTRATION
     8.1. General Provisions.
          8.1.1. Location of Collateral. All tangible items of Collateral, other than Inventory in transit, shall at all times be kept by Obligors at one or more of the business locations of Obligors set forth in Schedule 8.1.1 hereto and shall not be moved therefrom, without the prior written approval of Agent, except that in the absence of an Event of Default and acceleration of the maturity of the Obligations in consequence thereof, Obligors may (i) make sales or other dispositions of any Collateral to the extent not prohibited by Section 10.2.9 and (ii) move Inventory or any record relating to any Collateral to a location in the United States other than those shown on Schedule 8.1.1 hereto so long as Obligors give Agent notice of such new location in the next Compliance Certificate required to be delivered to Agent pursuant to Section 10.1.3; provided, that Obligors shall not be required to provide such notice to Agent with respect to any new location so long as the Value of Inventory at such location does not at any time exceed $100,000 and the aggregate Value of Inventory at all such locations does not at any time exceed $500,000. Following the movement of any Inventory to such new location, Obligors shall cooperate with Agent in connection with the filing of any UCC-1 financing statements and the delivery any other appropriate documentation (excluding Lien Waivers to the extent not required by the following sentence) necessary to perfect or continue the perfection of Agent’s first priority Liens with respect to such Inventory. Notwithstanding anything to the contrary contained in this Agreement, Obligors shall not be permitted to keep, store or otherwise maintain any Inventory at any location (including any location described in Schedule 8.1.1), unless (i) an Obligor is the owner of such location, (ii) an Obligor leases such location and either the landlord has executed in favor of Agent a Lien Waiver, if Agent requires, or a Rent Reserve has been established with respect to such location, (iii) the Collateral consists of Inventory placed with a warehouseman, bailee or processor, and either (A) Agent has received from such warehouseman, bailee or processor an acceptable Lien Waiver and an appropriate UCC-1 financing statement has been filed with the appropriate Governmental Authority in the jurisdiction where such warehouseman, bailee or processor is located in order to perfect, or to maintain the uninterrupted perfection of, Agent’s security interest in such Inventory or (B) if Agent requires, a Rent Reserve has been established with respect to such location, or (iv) in the case of any location that does not satisfy the requirements of any of the foregoing clauses (i), (ii) or (iii), the Value of Inventory at such location does not at any time exceed $100,000 and the aggregate Value of Inventory at all such locations under this clause (iv) does not at any time exceed $500,000.
          8.1.2. Insurance of Collateral; Condemnation Proceeds.
     (i) Each Obligor shall pay for and maintain, with financially sound and reputable insurers having a rating of at least B+ VII or better by Best’s Ratings, a publication of A.M. Best Company (or, in the case of aircraft liability insurance, with its current insurers or with other insurers reasonably acceptable to Agent), insurance upon all Collateral, wherever located, covering casualty, hazard, public liability, theft, malicious mischief, and such other risks and in such amounts as are reasonably satisfactory to Agent. Schedule 8.1.2 describes all insurance of Obligors in effect on the date hereof and Agent confirms that the level of insurance set forth on

Schedule 8.1.2 is reasonably satisfactory to it based on the circumstances as of the date hereof. All proceeds payable under each such policy, to the extent relating to tangible Collateral or business interruption insurance, shall be payable to Agent for application to the Obligations. Obligors shall deliver insurance certificates (and, following Agent’s request, certified copies of policies) for such policies relating to tangible Collateral or business interruption insurance to Agent with lender’s loss payable endorsements reasonably satisfactory to Agent naming Agent as sole loss payee, assignee or additional insured, as appropriate. Each policy of insurance or insurance certificate or endorsement relating to tangible Collateral or business interruption insurance shall contain a clause requiring the insurer to give not less than 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever and a clause specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Obligor or the owner of the Property or by the occupation of the premises for purposes more hazardous than are permitted by said policy. If any Obligor fails to provide and pay for such insurance, Agent may, at its option, but shall not be required to, procure the same and charge Obligors therefor. Each Obligor agrees to deliver to Agent, upon written request, true copies of all reports made in any reporting forms to property insurance companies. For so long as no Event of Default exists, each Obligor shall have the right to settle, adjust and compromise any claim with respect to any insurance maintained by such Obligor with respect to the Collateral provided that all proceeds thereof are applied in the manner specified in this Agreement. At any time that an Event of Default exists, Agent alone shall be authorized to settle, adjust and compromise such property insurance claims, and Agent shall have all rights and remedies with respect to such policies of property insurance as are provided for in this Agreement and the other Loan Documents.
     (ii) Any proceeds of insurance referred to in this Section 8.1.2 (other than proceeds from any workers’ compensation or D&O insurance or Asbestos Insurance Policies), to the extent relating to Collateral, and any condemnation awards that are paid to Agent in connection with a condemnation of any of the Collateral shall be paid to Agent and applied first to the payment of the Revolver Loans and then to any other Obligations outstanding; provided, however, that if an Event of Default exists on the date of Agent’s receipt thereof, Agent shall apply such proceeds to the Obligations in the order of application provided in Section 5.5.1. Proceeds from any policy of business interruption insurance may be used by Obligors in the Ordinary Course of Business, provided that at the time of such use no Default or Event of Default exists and the insured loss has not resulted in (and would not reasonably be expected to result in) any Material Adverse Effect, but otherwise may be applied by Agent to the payment of the Obligations in such order of application as Agent may elect in its discretion (subject to the provisions of Section 5.5.1).
     (iii) Any proceeds of insurance and condemnation proceeds related to Fixed Assets may be used by Borrowers for such purposes as Borrowers shall determine and are permitted under this Agreement, and such insurance proceeds may be pledged by Borrowers as part of any Fixed Asset Lien permitted hereunder.
          8.1.3. Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes imposed under any Applicable Law on any of the Collateral or in respect of the sale thereof, and all other payments required to be made by Agent to any Person to realize upon any Collateral shall be borne and paid by Obligors. Agent shall not be liable or responsible in any way for the safekeeping of any of the Collateral or for any loss or damage thereto or for any diminution in the value thereof (except for reasonable care in the custody thereof while any Collateral is in Agent’s actual possession), or for any act or default of any warehouseman, carrier, forwarding agency, or other Person whomsoever, but the same shall be at Obligors’ sole risk.

          8.1.4. Defense of Title to Collateral. Each Obligor shall at all times defend such Obligors’ title to the Collateral and Agent’s Liens therein against all Persons and all claims and demands whatsoever other than Permitted Liens.
     8.2. Administration of Accounts.
          8.2.1. Records and Schedules of Accounts. Each Borrower shall keep accurate and complete records of its Accounts and all payments and collections thereon and shall submit to Agent on such periodic basis as Agent shall reasonably request a sales and collections report for the preceding period, in form reasonably satisfactory to Agent. Each Borrower shall also provide to Agent on or before the 20th day of each month, a detailed aged trial balance of all Accounts existing as of the last day of the preceding month, specifying the names, face value and aging classification of each Account (“Schedule of Accounts”), and, upon Agent’s request therefor, each Account Debtor’s address and the invoice and due dates for each Account, copies of proof of delivery and a copy of all documents, including repayment histories and present status reports relating to the Accounts so scheduled and such other matters and information relating to the status of then existing Accounts as Agent shall reasonably request. In addition, if Accounts in an aggregate face amount in excess of $1,000,000 cease to be Eligible Accounts in whole or in part at any time while there are any Aggregate Revolver Outstandings hereunder, Borrowers shall notify Agent of such occurrence promptly (and in any event within 2 Business Days) after any Senior Financial Officer having obtained knowledge of such occurrence and the applicable Borrowing Base shall thereupon be adjusted to reflect such occurrence. Each Borrower shall, upon Agent’s request, deliver to Agent copies of invoices or invoice registers related to all of its Accounts.
          8.2.2. Discounts, Disputes and Returns. If any Borrower grants any discounts (other than discounts for prompt payment in the Ordinary Course of Business), allowances or credits that are not shown on the face of the invoice for the Account involved, such Borrower shall report such discounts (other than discounts for prompt payment in the Ordinary Course of Business), allowances or credits, as the case may be, to Agent as part of the next required Schedule of Accounts. If any amounts due and owing in excess of $1,000,000 are in dispute between any Borrower and any Account Debtor, or if any returns are made in excess of $1,000,000 with respect to any Accounts owing from an Account Debtor, in each case at any time while there are any Aggregate Revolver Outstandings hereunder, such Borrower shall provide Agent with written notice thereof at the time of submission of the next Schedule of Accounts, explaining in reasonable detail the reason for the dispute or return, all claims related thereto and the amount in controversy.
          8.2.3. Taxes. If an Account of any Borrower includes a charge for any Taxes payable to any Governmental Authority, Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Borrower and to charge Borrowers therefor; provided, however, that neither Agent nor Lenders shall be liable for any Taxes that may be due by Borrowers.
          8.2.4. Account Verification. Whether or not a Default or an Event of Default exists, Agent shall have the right at any time, in the name of Agent, any designee of Agent or any Borrower to verify the validity, amount or any other matter relating to any Accounts of such Borrower by mail, telephone, telegraph or otherwise. So long as no Default or Event of Default exists, verifications of Accounts shall be conducted at the sole cost and expense of Agent and the Lenders. Borrowers shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.
          8.2.5. Maintenance of Dominion Account. Each Borrower shall establish and maintain a Dominion Account pursuant to a lockbox or other arrangement reasonably acceptable to Agent with BofA or such other bank as may be selected by Borrowers and be reasonably acceptable to Agent. Each Borrower shall issue to each such lockbox bank an irrevocable letter of instruction directing such bank to deposit all payments or other remittances received in the lockbox to the applicable Dominion Account. Each Borrower shall enter into agreements, in form satisfactory to Agent, with each bank at which a Dominion Account is maintained by which such bank shall transfer to the Payment Account all Payment Items and monies deposited to such Dominion Account not later than the next Business Day following the Business Day on which each such deposit is made; provided, that, Borrowers shall not be required to comply with this requirement with respect to account number 208973 maintained with Mercantile Bank (the “Mercantile Account”) unless the Mercantile Account remains open after September 30, 2006. All balances in each Dominion Account shall be subject to Agent’s Lien. Each Borrower shall obtain the agreement (in favor of and in form and content reasonably satisfactory to Agent) by each bank at which a Dominion Account is maintained to waive any offset rights against the funds deposited into such Dominion Account, except offset rights in respect of charges incurred in the administration of such Dominion Account; provided, that, Borrowers shall not be required to comply with this requirement with respect to the Mercantile Account unless the Mercantile Account remains open after September 30, 2006. Neither Agent nor Lenders assume any responsibility to Borrowers for such lockbox arrangement or Dominion Account by virtue of this Agreement, including any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder.
          8.2.6. Collection of Accounts and Proceeds of Collateral. To expedite collection of Accounts, each Borrower shall endeavor to make collection of such Borrower’s Accounts for Agent and Lenders and, in connection therewith, shall use commercially reasonable efforts to keep in full force and effect any Supporting Obligation or collateral security relating to each such Account. Each Borrower shall (i) request in writing and otherwise take such reasonable steps to ensure that all Account Debtors forward payment directly to the applicable Dominion Account (or lockboxes related to such Dominion Account), and (ii) deposit promptly, and in any event no later than the first Business Day after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all Collateral (whether or not otherwise delivered to a lockbox) into such Dominion Account. All Payment Items received by any Borrower in respect of its Accounts, together with the proceeds of any other Collateral, shall be held by such Borrower as trustee of an express trust for Agent’s and Lenders’ benefit; each Borrower shall immediately deposit same in kind in the applicable Dominion Account; and Agent may remit such proceeds to Lenders for application to the Obligations in the manner authorized by this Agreement. Agent retains the right at all times that a Default or an Event of Default exists to notify Account Debtors of any Borrower that Accounts have been assigned to Agent, to collect Accounts directly in its own name (and, in connection therewith, to charge to Borrowers the collection costs and expenses incurred by Agent, including reasonable out-of-pocket attorneys’ fees). At any time an Event of Default exists, Agent shall have the right to settle or adjust all disputes and claims directly with the Account Debtor and to compromise the amount or extend the time for payment of any Accounts upon such terms and conditions as Agent may deem advisable, and to charge the deficiencies, costs and expenses thereof, including reasonable out-of-pocket attorneys’ fees, to Borrowers.
     8.3. Administration of Inventory.
          8.3.1. Records and Reports of Inventory. Each Borrower shall keep accurate and complete records of its Inventory (including records showing the cost thereof and daily withdrawals therefrom and additions thereto) and shall furnish Agent inventory reports respecting such Inventory in form and detail reasonably satisfactory to Agent at such times as Agent may request, but so long as no Default or Event of Default exists, no more frequently than once each month. Each Borrower shall, at its own expense, conduct a physical inventory no less frequently than annually (and on a more frequent basis if requested by Agent when an Event of Default exists) and periodic cycle counts consistent with such Borrower’s historical practices and shall provide to Agent a report based on each such physical inventory and cycle count promptly after completion thereof, together with such supporting information as Agent shall reasonably request. Agent may participate in and observe each physical count or inventory, which participation shall be at Borrowers’ expense at any time that an Event of Default exists.
          8.3.2. Returns of Inventory. No Borrower shall return any of its Inventory to a supplier or vendor thereof, or any other Person, whether for cash, credit against future purchases or then existing payables, or otherwise, unless (i) such return is in the Ordinary Course of Business of such Borrower; (ii) no Default or Event of Default exists or would result therefrom; (iii) the return of such Inventory will not result in an Out-of-Formula Condition; (iv) if there are any Aggregate Revolver Outstandings hereunder at such time, such Borrower promptly notifies Agent thereof if the aggregate Value of all Inventory returned in any month exceeds $1,000,000; and (v) any payments received by such Borrower in connection with any such return are promptly turned over to Agent for application to the Obligations in accordance with the terms of this Agreement.
          8.3.3. Acquisitions and Sale of Inventory. No Borrower shall acquire or accept any Inventory on consignment or approval unless such Inventory is segregated from such Borrower’s other owned Inventory and is marked in a manner designating the true owner thereof. Each Borrower will use its best efforts to insure that all Inventory that is produced in the United States will be produced in accordance with the FLSA. No Borrower shall sell any Eligible Inventory on a consignment, sale and return, sale on approval or other similar basis.
          8.3.4. Maintenance of Inventory. Borrowers shall produce, use, store and maintain all Inventory with all reasonable care and caution in accordance, in all material respects, with applicable standards of any insurance and in conformity, in all material respects, with Applicable Law and will maintain current rent payments (within applicable grace periods provided for in leases) at all locations at which any Inventory with a book value in excess of $500,000 is maintained or stored.
     8.4. Administration of Deposit Accounts.
          Each Obligor represents that, as of the Closing Date, Schedule 8.4 (as the same may be amended or supplemented from time to time) sets forth all of the Deposit Accounts maintained by each Obligor, including Deposit Accounts into which all Payment Items relating to any Collateral will be deposited; each Obligor is the sole account holder of each such Deposit Account and is not aware of any Person (other than Agent) having either dominion or control (within the meaning of Section 9-104 of the UCC) over any such Deposit Account or any property deposited therein (other than any such control that has been released or terminated on or before the Closing Date and control arising by operation of law in favor the depository bank in which such Deposit Account is maintained); and each Obligor has taken all actions required to establish Agent’s “control” (within the meaning of Section 9-104 of the UCC) over all Deposit Accounts (other than (i) Deposit Accounts solely holding cash collateral permitted as a Lien under Section 10.2.5(viii), (ii) Deposit Accounts exclusively used for worker’s compensation programs, payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of such Obligor’s employees, and (iii) other Deposit Accounts containing from time to time no more than $100,000). Each Obligor shall promptly notify Agent of any additional Deposit Account opened and any Deposit Account that is closed.
          8.5. Borrowing Base Certificates. At any time that (i) Aggregate Availability is greater than $20,000,000, Borrowers shall deliver to Agent and each Lender a Borrowing Base Certificate on or before the fifteenth (15th) day of each calendar month, prepared as of the close of business on the last Business Day of the previous calendar month, or (ii) Aggregate Availability is equal to or less than $20,000,000, Borrowers shall deliver to Agent and each Lender a Borrowing Base Certificate on or before the fourth (4th) Business Day of each week, prepared as of the close of business on the last Business Day of the previous week. All calculations of Availability and Aggregate Availability in connection with any

Borrowing Base Certificate shall originally be made by Borrowers and certified by a Senior Officer to Agent, provided that Agent shall have the right to review and adjust, in the exercise of its Credit Judgment, any such calculation (i) to reflect its reasonable estimate of declines in value of any of the Collateral described therein and (ii) to the extent that such calculation is not in accordance with this Agreement or does not accurately reflect the amount of the Availability Reserve. In no event shall the Borrowing Base, Availability or Aggregate Availability on any date be deemed to exceed the amount of the Borrowing Base, Availability or Aggregate Availability, as applicable, shown on the Borrowing Base Certificate last received by Agent prior to such date, as the calculation in such Borrowing Base Certificate may be adjusted from time to time by Agent as herein authorized.
SECTION 9. REPRESENTATIONS AND WARRANTIES
     9.1. General Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to make available the Commitments, each Obligor warrants and represents to Agent and Lenders that:
          9.1.1. Organization and Qualification. Each Obligor is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Obligor is duly qualified and is authorized to do business as a foreign corporation in each state or jurisdiction listed on Schedule 9.1.1 hereto and is in good standing in all states and jurisdictions in which the failure of such Obligor to be so qualified would reasonably be expected to have a Material Adverse Effect.
          9.1.2. Power and Authority. Each Obligor is duly authorized and empowered to enter into, execute, deliver and perform this Agreement and each of the other Loan Documents to which it is a party. The execution, delivery and performance of this Agreement and each of the other Loan Documents have been duly authorized by all necessary corporate, limited liability company or partnership action and do not and will not (i) require any consent or approval of any of the holders of the Equity Interests of any Obligor or any of its Subsidiaries other than those obtained on or prior to the date hereof; (ii) contravene the Organic Documents of any Obligor or any of its Subsidiaries; (iii) violate, or cause any Obligor or any of its Subsidiaries to be in default under, any provision of any Applicable Law, order, writ, judgment, injunction, decree, determination or award in effect having applicability to any Obligor or any of its Subsidiaries; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which any Obligor or any of its Subsidiaries is a party or by which it or its Properties may be bound or affected; or (v) result in, or require, the creation or imposition of any Lien (other than Permitted Liens) upon or with respect to any of the Properties now owned or hereafter acquired by any Obligor or any of its Subsidiaries.
          9.1.3. Legally Enforceable Agreement. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, a legal, valid and binding obligation of each Obligor signatory thereto enforceable against each of them in accordance with the respective terms of such Loan Documents, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application affecting the enforcement of creditors’ rights generally or by general equitable principles.
          9.1.4. Capital Structure. As of the date hereof, Schedule 9.1.4 hereto states (i) the correct name of each Obligor, its jurisdiction of incorporation and, except with respect to Parent, the percentage of its Equity Interests having voting powers owned by each Person, (ii) the name of each Obligor’s corporate Affiliates and the nature of the affiliation and (iii) the number of authorized and issued Equity Interests (and treasury shares) of each Obligor and its Subsidiaries. Each Obligor has good title to all of the shares it purports to own of the Equity Interests of each of its Subsidiaries, free and clear in each case of any Lien other than Permitted Liens. All such Equity Interests have been duly issued and are fully paid and non-assessable. Since the date of the financial statements of Obligors referred to in Section 9.1.9 through the date hereof, Obligors have not made, or obligated themselves to make, any Distribution, other than Distributions in connection with the operation of the Obligors’ cash management system in the Ordinary Course of Business. There are no outstanding options to purchase, or any rights or warrants to subscribe for, or any commitments or agreements to issue or sell, or any Equity Interests or obligations convertible into, or any powers of attorney relating to, shares of the capital stock of any Obligor (other than Parent) or any of its Subsidiaries. Except as set forth on Schedule 9.1.4 hereto, there are no outstanding agreements or instruments binding upon the holders of any Obligor’s Equity Interests relating to the ownership of its Equity Interests.
          9.1.5. Corporate Names. During the 5-year period preceding the date of this Agreement, no Obligor has been known as or used any corporate, fictitious or trade names except those listed on Schedule 9.1.5 hereto. Except as set forth on Schedule 9.1.5, during the 5-year period preceding the date of this Agreement no Obligor has been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any Person.
          9.1.6. Business Locations; Agent for Process. As of the date hereof, the chief executive office and other places of business of each Obligor are as listed on Schedule 8.1.1 hereto. During the 5-year period preceding the date of this Agreement, no Obligor has had an office or place of business other than as listed on Schedule 8.1.1, other than sales offices and other similar locations to the extent that the Value of Inventory at any such location did not at any time exceed $100,000 and the aggregate Value of Inventory at all such locations did not at any time exceed $500,000. Except as shown on Schedule 8.1.1 on the date hereof, no Inventory of any Obligor is stored with a bailee, warehouseman, processor or similar Person or consigned to any Person, other than any such location not shown on Schedule 8.1.1 to the extent that the Value of Inventory at such location does not exceed $100,000 on the date hereof and the aggregate Value of Inventory at all such locations not shown on Schedule 8.1.1 does not exceed $500,000 on the date hereof.
          9.1.7. Title to Properties; Priority of Liens. Each Obligor and each of its Subsidiaries has good and marketable title to and fee simple ownership of, or valid and subsisting leasehold interests in, all of its material real Property, and good title to all of its material personal Property, including all Property reflected in the financial statements referred to in Section 9.1.9 or delivered pursuant to Section 10.1.3 (except as disposed of since the date thereof as permitted by the terms of this Agreement (or the Original Loan Agreement for periods prior to the date hereof)), in each case free and clear of all Liens except Permitted Liens. Each Obligor has paid or discharged, and has caused each of its Subsidiaries to pay and discharge, all lawful claims which, if unpaid, would reasonably be expected to become a Lien against any Properties of such Obligor or any such Subsidiary that is not a Permitted Lien. The Liens granted to Agent pursuant to this Agreement and the other Security Documents are duly perfected, first priority Liens, subject only to those Permitted Liens that are expressly permitted by the terms of this Agreement to have priority over the Liens of Agent; provided, that, no representation or warranty is made by any Obligor as to the perfection of Agent’s Lien in (i) the Insurance Receivables Rights except with respect to the Insurance Receivables Rights arising out of any Asbestos Insurance Policies provided by North River Insurance Company, (ii) the Mercantile Account at any time on or prior to September 30, 2006, or (iii) any Pledged Collateral (as defined in any Pledge Agreement) under foreign law.
          9.1.8. Accounts. Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrowers with respect to any Account. Unless otherwise indicated in writing to Agent or specifically excluded by Borrowers in their calculation of a Borrowing Base in any Borrowing Base Certificate, Borrowers make each of the following warranties to the knowledge of the Senior Financial Officers (subject to the limitation in the last paragraph of this Section 9.1.8) with respect to each Account:

     (i) It is genuine and in all respects what it purports to be, and it is not evidenced by a judgment;
     (ii) It arises out of a completed, bona fide sale and delivery of goods or rendition of services by a Borrower in the Ordinary Course of Business and substantially in accordance with the terms and conditions of all purchase orders, contracts or other documents relating thereto and forming a part of the contract between a Borrower and the Account Debtor;
     (iii) It is for a sum certain maturing as stated in the invoice covering such sale or rendition of services, a copy of which has been furnished or is available to Agent on request;
     (iv) Such Account, and Agent’s security interest therein, is not subject to any offset (except claims for offsets netted out in the computation of Eligible Accounts included in any Borrowing Base Certificate), Lien (other than Permitted Liens), deduction, defense, dispute or counterclaim except for conditions in the Ordinary Course of Business or claims where the amount in controversy is immaterial, and each such Account is absolutely owing to a Borrower and is not contingent in any respect or for any reason;
     (v) The contract under which such Account arose does not condition or restrict a Borrower’s right to assign to Agent the right to payment thereunder unless such Borrower has obtained the Account Debtor’s consent to such collateral assignment or complied with any conditions to such assignment (regardless of whether under the UCC or other Applicable Law any such restrictions are ineffective to prevent the grant of a Lien upon such Account in favor of Agent);
     (vi) Such Borrower has not made any agreement with any Account Debtor thereunder for any extension, compromise, settlement or modification of any such Account or any deduction therefrom, except discounts, allowances, credits or rebates which are granted by a Borrower for prompt payment or otherwise in the Ordinary Course of Business and, except with respect to discounts for prompt payment, which are reflected in the calculation of the net amount of each respective invoice related thereto and are reflected in the Schedules of Accounts submitted to Agent pursuant to Section 8.2.1 (or accounted for in the computation of Eligible Accounts included in the Borrowing Base); and
     (vii) There are no facts, events or occurrences which are reasonably likely to (A) impair the validity or enforceability of such Account or to (B) reduce the amount payable thereunder (other than discounts for prompt payment in the Ordinary Course of Business) from the face amount of the invoice and statements delivered to Agent with respect thereto.
For purposes of determining whether an Account is an Eligible Account, the foregoing warranties are made regardless of the knowledge of any Senior Financial Officer with respect to an event or condition that would constitute a breach of any of the foregoing warranties. For all other purposes of this Agreement (including the purpose of determining whether an Event of Default exists hereunder), the foregoing warranties (a) are only made to the extent of the knowledge of the Senior Financial Officers and (b) are not made to the extent there are no Aggregate Revolver Outstandings at any time any such Account is included in the Borrowing Base or the aggregate face amount of the applicable Accounts in breach of this representation does not exceed $1,000,000.
          9.1.9. Financial Statements; Fiscal Year. The Consolidated and consolidating balance sheets of Obligors and such other Persons described therein (including the accounts of all Subsidiaries of Obligors for the respective periods during which a Subsidiary relationship existed) as of December 31,

2005, and the related statements of income, changes in stockholder’s equity, and changes in financial position for the periods ended on such dates, have been prepared in accordance with GAAP, and present fairly, in all material respects, the financial positions of Obligors and such Persons at such dates and the results of Obligors’ operations for such periods. Since December 31, 2005, there has been no material adverse change in the condition, financial or otherwise, of Obligors and such other Persons, taken as a whole, as shown on the Consolidated balance sheet as of such date.
          9.1.10. Full Disclosure. None of the representations, warranties or statements made by Parent or any Obligor in the Loan Documents as of the date such representations, warranties and statements are made or deemed made, taken as a whole, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of Parent or any Obligor in connection with the Loan Documents (including any offering and disclosure materials delivered by or on behalf of Parent or any Borrower to Lenders prior to the Closing Date), in each case, as of the date made and taken as a whole, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.
          9.1.11. Solvent Financial Condition. Each Obligor is now Solvent and, after giving effect to the Loans to be made hereunder, the LC Obligations to be incurred in connection herewith and the consummation of the other transactions described in the Loan Documents, will be Solvent, provided that no representation is made under this Section 9.1.11 with respect to Garlock Sealing or Garrison.
          9.1.12. Surety Obligations. Except as set forth on Schedule 9.1.12 on the date hereof, no Obligor is obligated as surety or indemnitor under any surety or similar bond issued or entered into to assure payment, performance or completion of performance of any undertaking or obligation of any Person.
          9.1.13. Taxes. The FEIN of each of each Obligor as of the date hereof is as shown on Schedule 9.1.13. Each Obligor and each of its Subsidiaries has filed all federal and other material state and local tax returns and other reports it is required by law to file and has paid, or made provision for the payment of, all federal and other material Taxes upon it, its income and Properties as and when such Taxes are due and payable, except to the extent being Properly Contested. The provision for Taxes on the books of each Obligor and each of its Subsidiaries are adequate, in all material respects, for all years not closed by applicable statutes, and for its current Fiscal Year.
          9.1.14. Brokers. There are no claims against any Obligor for brokerage commissions, finder’s fees or investment banking fees in connection with the transactions contemplated by this Agreement or any of the other Loan Documents.
          9.1.15. Intellectual Property. Each Obligor and each of its Subsidiaries owns or has the lawful right to use all Intellectual Property necessary for the present and planned future conduct of its business without any conflict with the rights of others, except as would not reasonably be expected to have a Material Adverse Effect, and there is no objection to, or pending (or, to such Obligor’s knowledge, threatened) Intellectual Property Claim with respect to, any Obligor’s or any of its Subsidiaries’ right to use any such Intellectual Property and such Obligor is not aware of any grounds for challenge or objection thereto, except in any such case as would not reasonably be expected to have a Material Adverse Effect; and, except as may be disclosed on Schedule 9.1.15, as of the date hereof no Obligor pays any royalty or other compensation to any Person for the right to use any Intellectual Property in connection with the manufacturing, marketing, sale or distribution of Inventory. As of the date hereof, all registered United States patents, trademarks, service marks, trade names and copyrights (and any licenses related thereto) of each Obligor are listed on Schedule 9.1.15.

          9.1.16. Governmental Approvals. Each Obligor and each of its Subsidiaries has, and is in good standing with respect to, all Governmental Approvals necessary to continue to conduct its business as heretofore or proposed to be conducted by it and to own or lease and operate its Properties as now owned or leased by it, except as would not reasonably be expected to have a Material Adverse Effect.
          9.1.17. Compliance with Laws. Except as set forth on Schedule 9.1.17, each Obligor and each of its Subsidiaries has duly complied with, and its Properties, business operations and leaseholds are in compliance in all material respects with, the provisions of all Applicable Law, except to the extent that any such noncompliance would not reasonably be expected to have a Material Adverse Effect. No Inventory has been produced in violation of the FLSA in any material respect.
          9.1.18. Burdensome Contracts. No Obligor nor any of its Subsidiaries is a party or subject to any contract, agreement, or charter or other corporate restriction, which has or could be reasonably expected to have a Material Adverse Effect. No Obligor nor any of its Subsidiaries is a party or subject to any Restrictive Agreements, except for Permitted Restrictive Agreements and as set forth on Schedule 9.1.18, none of which prohibit the execution or delivery of any of the Loan Documents by any Obligor or the performance by any Obligor of its obligations under any of the Loan Documents to which it is a party, in accordance with the terms of such Loan Documents.
          9.1.19. Litigation. Except as set forth on Schedule 9.1.19, there are no actions, suits, proceedings or investigations pending or, to the knowledge of any Obligor, threatened on the date hereof against or affecting any Obligor or any of its Subsidiaries, or the business, operations, Properties, profits or condition of any Obligor or any of its Subsidiaries, (i) which relate to any of the Loan Documents or any of the transactions contemplated thereby or (ii) which, if determined adversely to any Obligor or any of its Subsidiaries, would reasonably be expected to have a Material Adverse Effect. No Obligor nor any of its Domestic Subsidiaries is in default on the date hereof with respect to any order, writ, injunction, judgment, decree or rule of any court, Governmental Authority or arbitration board or tribunal specifically applicable thereto.
          9.1.20. No Defaults. No event has occurred and no condition exists which would, upon or immediately after the execution and delivery of this Agreement or any Obligor’s performance hereunder, constitute a Default or an Event of Default. No Obligor nor any of its Subsidiaries is in default, and no event has occurred and no condition exists which constitutes or which with the passage of time or the giving of notice or both would constitute a default, under any Material Contract or in the payment of any Debt of an Obligor or a Subsidiary to any Person for Money Borrowed, in each case which would reasonably be expected to have a Material Adverse Effect.
          9.1.21. Leases. Schedule 9.1.21 is a complete listing of each capitalized and operating lease of each Obligor on the date hereof that constitutes a Material Contract. Each Obligor and each of its Subsidiaries is in substantial compliance with all of the terms of each of its respective capitalized and operating leases, except as would not reasonably be expected to have a Material Adverse Effect, and there is no basis upon which the lessors under any such leases could terminate same or declare such Obligor or any of its Subsidiaries in default thereunder, except as would not reasonably be expected to have a Material Adverse Effect.
          9.1.22. ERISA. Each Obligor and each of its Subsidiaries is in full compliance with the requirements of ERISA and the regulations promulgated thereunder with respect to each Plan, except as would not reasonably be expected to have a Material Adverse Effect. No Obligor nor any of its Subsidiaries has any withdrawal liability in connection with a Multiemployer Plan.

          9.1.23. Trade Relations. As of the date hereof, to Obligors’ knowledge, there exists no actual or threatened termination, cancellation or limitation of, or any materially adverse modification or change in, the business relationship between any Obligor and any customer or any group of customers whose purchases individually or in the aggregate are material to the business of such Obligor, or with any material supplier or group of suppliers, and, as of the date hereof, to Obligors’ knowledge, there exists no condition or state of facts or circumstances which is reasonably likely to have a Material Adverse Effect or prevent any Obligor from conducting such business after the consummation of the transactions contemplated by this Agreement in substantially the same manner in which it has heretofore been conducted.
          9.1.24. Labor Relations. Except as described on Schedule 9.1.24, no Obligor is on the date hereof a party to or bound by any collective bargaining agreement. On the date hereof, there are no material grievances, disputes or controversies with any union or any other organization of any Obligor’s employees, or, to any Obligor’s knowledge, any threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization affecting any Obligor.
          9.1.25. Not a Regulated Entity. No Obligor is (i) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; or (ii) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.
          9.1.26. Margin Stock. No Obligor nor any of its Subsidiaries is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.
          9.1.27. Anti-Terrorism Laws.
     (i) General. No Obligor nor any of its Affiliates is in violation in any material respect of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
     (ii) Executive Order No. 13224.
     (a) No Obligor nor any of its Affiliates is any of the following (each a “Blocked Person”): (1) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (2) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (3) a Person or entity with which any bank or other financial institution is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (4) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224; (5) a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list; (6) a Person or entity who is affiliated with a Person or entity listed above; or (7) an agency of the government of, an organization directly or indirectly controlled by, or a Person resident in, a country on any official list maintained by OFAC.

     (b) No Obligor nor any of its Affiliates (1) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, (2) has any of its assets in a Blocked Person, (3) deals in, or otherwise engages in any transaction relating to, any Property or interests in Property blocked pursuant to Executive Order No. 13224, or (4) derives any of its operating income from investments in or transactions with a Blocked Person.
          9.1.28. Payable Practices. No Obligor nor any of its Domestic Subsidiaries has made any material change in its historical accounts payable practices from those in effect immediately prior to the Closing Date.
          9.1.29. Not the Holder of Plan Assets. No Obligor is an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. §2510.3-101 of an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA or any “plan” (within the meaning of Section 4975 of the Internal Revenue Code), and neither the execution of this Agreement nor the funding of any Loans gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code.
          9.1.30. Tax Matters. The representations and warranties of Parent in support of the “Tax Opinion” (as defined in the Tax Matters Agreement) are true and correct in all material respects as of the Closing Date.
          9.1.31. Senior Notes Indenture. Without limitation of any of the terms of Section 9.1.2, the incurrence of the Agent’s Liens does not and will not result in a breach of or constitute a default under the Senior Notes Indenture or any other indenture or loan or credit agreement or any other material agreement, lease or instrument to which any Obligor or any of its Subsidiaries is a party or by which it or its Properties may be bound or affected. As of the date hereof, there is no outstanding Exempted Debt other than (i) Obligations that constitute Exempted Debt and (ii) Debt in the aggregate principal amount of $1,000,000 described in Item 1 of Schedule 10.2.5.
     9.2. Reaffirmation of Representations and Warranties. Each representation and warranty contained in this Agreement and the other Loan Documents shall be deemed to be made on the Closing Date and reaffirmed, in all material respects, by each Obligor on each day that Borrowers request or are deemed to have requested any Loan, Letter of Credit or other extension of credit hereunder, except for changes in the nature of an Obligor’s or, if applicable, any Subsidiary’s business or operations that may occur after the date hereof in the Ordinary Course of Business so long as Agent has consented to such changes or such changes are not violative of any provision of this Agreement. Notwithstanding the foregoing, representations and warranties which by their terms are applicable only as of a specific date shall be deemed made only at and as of such date.
     9.3. Survival of Representations and Warranties. All representations and warranties of Obligors contained in this Agreement or any of the other Loan Documents shall survive the execution, delivery and acceptance thereof by Agent, Lenders and the parties thereto and the closing of the transactions described therein or related thereto.
SECTION 10. COVENANTS AND CONTINUING AGREEMENTS
     10.1. Affirmative Covenants. For so long as there are any Commitments outstanding and thereafter until Full Payment of the Obligations, each Obligor covenants that it shall and shall cause each Subsidiary to:

          10.1.1. Visits and Inspections. Permit representatives of Agent from time to time, as often as may be reasonably requested, but only during normal business hours and (except when a Default or Event of Default exists) upon reasonable prior notice to an Obligor, to visit and inspect the Properties of such Obligor and each of its Subsidiaries, inspect, audit and make extracts from such Obligor’s and each Subsidiary’s books and records, and discuss with its officers, its employees and its independent accountants, such Obligor’s and each Subsidiary’s business, financial condition, business prospects and results of operations. Representatives of each Lender shall be authorized to accompany Agent on each such visit and inspection and to participate with Agent therein, but at their own expense (unless a Default or Event of Default exists, in which event Obligors shall promptly reimburse all such expenses). Neither Agent nor any Lender shall have any duty to make any such inspection and shall not incur any liability by reason of its failure to conduct or delay in conducting any such inspection.
          10.1.2. Notices. Notify Agent in writing, promptly after an Obligor’s obtaining knowledge thereof, of (i) the commencement of any litigation affecting any Obligor (other than litigation asserting damages based on alleged asbestos exposure), whether or not the claims asserted in such litigation are considered by Obligors to be covered by insurance, and of the institution of any administrative proceeding, in each case to the extent that such litigation or proceeding would reasonably be expected to have a Material Adverse Effect; (ii) any labor dispute to which any Obligor may become a party, any pending or threatened strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which it is a party or by which it is bound, in each case which would reasonably be expected to have a Material Adverse Effect; (iii) any material default by any Obligor under, or termination of, any Material Contract or any note, indenture, loan agreement, mortgage, lease, deed, guaranty or other similar agreement relating to any Debt of such Obligor exceeding $5,000,000; (iv) the existence of any Default or Event of Default; (v) any judgment against any Obligor in an amount exceeding $5,000,000; (vi) the assertion by any Person of any Intellectual Property Claim against an Obligor or any of its Subsidiaries, the adverse resolution of which would reasonably be expected to have a Material Adverse Effect; (vii) any violation or asserted violation by any Obligor of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws), the adverse resolution of which would reasonably be expected to have a Material Adverse Effect; (viii) any Environmental Release by an Obligor or on any Property owned or occupied by an Obligor which is reasonably likely to give rise to liability in excess of $5,000,000; (ix) the discharge of Obligors’ independent accountants or any withdrawal of resignation by such independent accountants from their acting in such capacity; and (x) any investigation of any Obligor by the SEC or the U.S. Department of Justice or, to the extent any such investigation would reasonably be expected to have a Material Adverse Effect, by any other Governmental Authority. Furthermore, Obligors shall notify Agent promptly upon any Obligor other than Parent (i) being required to file reports under Section 15(b) of the Securities Exchange Act of 1934, (ii) registering securities under Section 12 of the Securities Exchange Act of 1934 or (iii) filing a registration statement under the Securities Act of 1933.
          10.1.3. Financial and Other Information. Keep adequate records and books of account with respect to its business activities in which proper entries are made in accordance with GAAP reflecting all its financial transactions; and cause to be prepared and furnished to Agent and Lenders the following (all to be prepared in accordance with GAAP applied on a consistent basis, unless Obligors’ certified public accountants concur in any change therein, such change is disclosed to Agent and is consistent with GAAP and, if required by the Required Lenders, the financial covenants set forth in Section 10.3 are amended in a manner requested by the Required Lenders to take into account the effects of such change):
     (i) as soon as available, and in any event within 90 days after the close of each Fiscal Year audited balance sheets of Parent and its consolidated Subsidiaries as of the end of such Fiscal Year and the related statements of income, shareholders’ equity and cash flow, on a

     Consolidated basis, certified without an Impermissible Qualification by a firm of independent certified public accountants of recognized national standing selected by Obligors but reasonably acceptable to Agent and setting forth in each case in comparative form the corresponding Consolidated and consolidating (by business unit) figures for the preceding Fiscal Year;
     (ii) as soon as available, and in any event within 45 days after the end of each month hereafter, including the last month of each Fiscal Year, unaudited balance sheets of Parent and its consolidated Subsidiaries as of the end of such month and the related unaudited statements of income and cash flow for such month and for the portion of such Fiscal Year then elapsed, on a Consolidated and consolidating (by business unit) basis, setting forth in each case in comparative form the corresponding figures for the preceding Fiscal Year and certified by the principal financial officer of Obligors as prepared in accordance with GAAP and fairly presenting, in all material respects, the Consolidated financial position and results of operations of Obligors and their Subsidiaries for such month and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes;
     (iii) not later than 15 days after the end of each month during which Average Availability was less than $15,000,000, a listing of all of each Obligor’s trade payables as of the last Business Day of such month, specifying the name of and balance due each trade creditor, and, at Agent’s request, monthly detailed trade payable agings in form acceptable to Agent;
     (iv) except to the extent publicly available, promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports which any Obligor has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses which any Obligor files with the SEC or any Governmental Authority which may be substituted therefor, or any national securities exchange; and copies of any press releases or other statements made available by an Obligor to the public concerning material changes to or developments in the business of such Obligor;
     (v) promptly following Agent’s request, copies of any annual report to be filed in accordance with ERISA in connection with each Plan; and
     (vi) such other data and information (financial or otherwise) as Agent, from time to time, may reasonably request, bearing upon or related to the Collateral or any Obligor’s or Subsidiary’s financial condition or results of operations.
     Concurrently with the delivery of the financial statements described in clause (i) of this Section 10.1.3, Obligors shall deliver to Agent a copy of any accountants’ letter to Obligors’ management that is prepared in connection with such financial statements and also shall cause to be prepared and shall deliver to Agent a certificate of the aforesaid certified public accountants stating to Agent and Lenders that, based upon such accountants’ audit of the Consolidated financial statements of Obligors and their Subsidiaries performed in connection with their examination of said financial statements, nothing came to their attention that caused them to believe that Obligors were not in compliance with Section 10.3, or, if they are aware of such noncompliance, specifying the nature thereof. Concurrently with the delivery of the financial statements described in clauses (i) and (ii) of this Section 10.1.3, or more frequently if requested by Agent during any period that a Default or Event of Default exists, Obligors shall cause to be prepared and furnished to Agent a Compliance Certificate executed by the chief financial officer of Parent.
          10.1.4. Landlord and Storage Agreements. Promptly following Agent’s request, provide Agent with copies of all existing and future agreements between any Obligor and any landlord,

warehouseman or bailee which owns any premises at which any Collateral may, from time to time, be kept.
          10.1.5. Projections. No later than 60 days after the beginning of each Fiscal Year of Obligors, beginning with the Fiscal Year commencing on January 1 2007, deliver to Agent the Projections of Obligors for such Fiscal Year, as prepared on a month-by-month basis.
          10.1.6. Taxes. Pay and discharge all federal and other material Taxes prior to the date on which such Taxes become delinquent or penalties attach thereto, except and to the extent only that such Taxes are being Properly Contested.
          10.1.7. Compliance with Laws. Comply with all Applicable Law, including ERISA, all Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws and all laws, statutes, regulations and ordinances regarding the collection, payment and deposit of Taxes, and obtain and keep in force any and all Governmental Approvals necessary to the ownership of its Properties or to the conduct of its business, in each case to the extent that any such failure to comply, obtain or keep in force could be reasonably expected to have a Material Adverse Effect.
          10.1.8. Insurance. In addition to the insurance required herein with respect to the Collateral, maintain with its current insurers or with other financially sound and reputable insurers having a rating of at least B+ VII or better by Best’s Ratings, a publication of A.M. Best Company (or, in the case of aircraft liability insurance, with its current insurers or with other insurers reasonably acceptable to Agent), (i) insurance with respect to its Properties and business against such casualties and contingencies of such type (including product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance) and in such amounts and with such coverages, limits and deductibles as is customary in the business of such Obligor or such Subsidiary and (ii) business interruption insurance in an amount reasonably acceptable to Agent. Agent confirms that the level of business interruption insurance disclosed to it on or prior to the date hereof is reasonably satisfactory to it based on the circumstances as of the date hereof.
          10.1.9. Intellectual Property. Within 45 days after the end of any Fiscal Quarter, notify Agent of any application for or acquisition of registered United States Intellectual Property of an Obligor or Domestic Subsidiary during such Fiscal Quarter and, upon request of Agent, deliver to Agent, in form and substance acceptable to Agent and in recordable form, all documents necessary for Agent to obtain and perfect a first priority Lien on such Intellectual Property.
          10.1.10. Tax Matters Agreement 10.1.11. . Parent shall comply in all material respects with all of its respective covenants and obligations under the Tax Matters Agreement, including without limitation, its obligations pursuant to Section 3.02(b) thereof not to take any action inconsistent with the representation letter delivered by Parent in connection with the “Tax Opinion” as defined therein (unless the requirements of such Section 3.02(b) have been satisfied).
     10.2. Negative Covenants. For so long as there are any Commitments outstanding and thereafter until Full Payment of the Obligations, each Obligor covenants that it shall not and shall not permit any Subsidiary to:
          10.2.1. Fundamental Changes. Merge, reorganize, consolidate or amalgamate with any Person, or liquidate, wind up its affairs or dissolve itself, in each case whether in a single transaction or in a series of related transactions, except for Permitted Mergers/Liquidations; change an Obligor’s name or conduct business under any new fictitious name, except in connection with Permitted

Mergers/Liquidations; or change an Obligor’s FEIN, organizational identification number or state of organization, except in connection with Permitted Mergers/Liquidations.
          10.2.2. Loans. Make any loans or other advances of money to any Person other than (i) to an officer or employee of an Obligor or a Subsidiary for salary, travel advances, advances against commissions and other similar advances in the Ordinary Course of Business, (ii) loans and advances that constitute Permitted Foreign Subsidiary Investments, (iii) Permitted Excess Collateral Provider Loans; and (iv) loans and advances that are permitted under Section 10.2.3(ii), (iv), (vii) or (viii).
          10.2.3. Permitted Debt. Create, incur, assume, guarantee or suffer to exist any Debt, except:
     (i) the Obligations;
     (ii) Subordinated Debt that is subject at all times to subordination pursuant to the provisions of a Subordination Agreement;
     (iii) Permitted Fixed Asset Debt;
     (iv) Debt for Money Borrowed set forth on Schedule 10.2.3;
     (v) Permitted Contingent Obligations;
     (vi) unsecured Debt (including earn-out and non-compete payments) to sellers under Permitted Acquisitions;
     (vii) Debt from any Obligor to any other Obligor (other than Garlock Sealing and Garrison) in connection with the ordinary course operation of the Obligors’ cash management system;
     (viii) Debt from any Excess Collateral Provider to any other Excess Collateral Provider (provided that such Debt is subordinated to the Obligations pursuant to the terms of the Intercompany Subordination Agreement);
     (ix) Permitted Excess Collateral Provider Loans;
     (x) Debt under the Convertible Debentures in a maximum principal amount of up to $172,500,000;
     (xi) unsecured Debt that is not included in any of the preceding paragraphs of this Section 10.2.3;
     (xii) Debt owing solely by Foreign Subsidiaries, including, without limitation, Permitted Foreign Subsidiary Investments; and
     (xiii) Refinancing Debt so long as each of the Refinancing Conditions is met with respect thereto.
None of the provisions of this Section 10.2.3 that authorize any Obligor to incur any Debt shall be deemed to override, modify or waive any of the provisions of Section 10.3, which shall constitute an independent and separate covenant and obligation of each Obligor.

          10.2.4. Affiliate Transactions. Enter into, or be a party to, any transaction with any Affiliate, except: (i) the transactions contemplated by the Loan Documents; (ii) payment of reasonable compensation to officers and employees for services actually rendered to such Obligor or its Subsidiaries; (iii) payment of customary directors’ fees and indemnities; (iv) transactions expressly permitted by the terms of Sections 10.2.1, 10.2.2, 10.2.3, 10.2.5, 10.2.6, 10.2.7, 10.2.8, 10.2.9, 10.2.11 and 10.2.15; (v) transactions with Affiliates that were consummated prior to the date hereof and have been disclosed to Agent prior to the Closing Date; and (vi) transactions with Affiliates in the Ordinary Course of Business and pursuant to the reasonable requirements of such Obligor’s or such Subsidiary’s business and upon fair and reasonable terms that are no less favorable to such Obligor or such Subsidiary than such Obligor or such Subsidiary would obtain in a comparable arm’s length transaction with a Person not an Affiliate or stockholder of such Obligor or such Subsidiary.
          10.2.5. Limitation on Liens. Create or suffer to exist any Lien upon any of its Property, income or profits, whether now owned or hereafter acquired, except the following (collectively, “Permitted Liens”):
     (i) Liens at any time granted in favor of Agent;
     (ii) Liens for Taxes (excluding any Lien imposed pursuant to any of the provisions of ERISA) not yet due or being Properly Contested;
     (iii) statutory Liens (excluding any Lien for Taxes, including any Lien imposed pursuant to any of the provisions of ERISA) arising in the Ordinary Course of Business of an Obligor or a Subsidiary, including statutory Liens in favor of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons, but only if and for so long as (a) payment in respect of any such Lien is not at the time required or the Debt secured by any such Liens is being Properly Contested and (b) such Liens do not materially detract from the value of the Property of such Obligor or such Subsidiary and do not materially impair the use thereof in the operation of such Obligor’s or such Subsidiary’s business;
     (iv) Fixed Asset Liens securing Permitted Fixed Asset Debt;
     (v) Liens securing Debt of a Subsidiary of an Obligor to another Obligor or to another such Subsidiary;
     (vi) Liens arising by virtue of the rendition, entry or issuance against such Obligor or any of its Subsidiaries, or any Property of such Obligor or any of its Subsidiaries, of any judgment, writ, order, or decree for so long as each such Lien (a) is in existence for less than 30 consecutive days after it first arises or is being Properly Contested and (b) is at all times junior in priority to any Liens in favor of Agent;
     (vii) Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Money Borrowed), statutory obligations (including workers compensation, unemployment insurance, social security and similar laws) and other similar obligations, or arising as a result of progress payments under government contracts, or to secure indemnity, performance or other similar bonds for the performance of tenders, bids, leases, contracts (other than for the repayment of Money Borrowed) or to secure statutory obligations, provided that, to the extent any such Liens attach to any of the Collateral (other than any Accounts or Inventory arising out of or relating to any tender, bid or contract secured by any such bond and any cash or Cash Equivalents serving as collateral or a deposit for any of the foregoing obligations), such Liens are at all times subordinate and junior to the Liens upon the Collateral in favor of Agent;
     (viii) Liens consisting of cash collateral posted in favor of any surety or bonding company in connection with any appeal bonds issued by such surety or bonding company, so long as Aggregate Availability is at least $20,000,000 upon the posting of any such cash collateral (after giving effect to any Revolver Loans made hereunder in connection therewith) (it being understood that Agent shall be authorized to release its Lien in any cash collateral posted in accordance with this clause (viii));
     (ix) easements, encroachments, reservations, servitudes, rights-of-way, restrictions, covenants or other agreements of record, leases and other similar charges or encumbrances and title exceptions on real Property of such Obligor or any of its Subsidiaries that do not secure any monetary obligation and do not materially interfere with the ordinary conduct of the business of such Obligor or such Subsidiary;
     (x) normal and customary rights of setoff upon deposits of cash in favor of banks and other depository institutions and Liens of a collecting bank arising under the UCC on checks and other items of payment in the course of collection;
     (xi) Liens in favor of (a) Garlock Sealing in the Membership Interests pursuant to the CIP/GGB Pledge Agreement, provided that such Liens shall at all times be subordinate to Agent’s Liens therein in accordance with the terms of the Garlock Sealing Subordination Agreement, and (b) Stemco in the general partnership interests in Stemco LP (TX) and in the stock of Stemco Holdings pursuant to the Stemco Pledge Agreement, provided that such Liens shall at all times be subordinate to Agent’s Liens therein in accordance with the terms of the Stemco Subordination Agreement;
     (xii) such other Liens as appear on Schedule 10.2.5, to the extent provided therein;
     (xiii) Liens applicable solely to Property of Foreign Subsidiaries; and
     (xiv) such other Liens as Agent and the Required Lenders in their discretion may hereafter approve in writing.
The foregoing negative pledge shall not apply to any Margin Stock to the extent that the application of such negative pledge to such Margin Stock would require filings or other actions by any Lender under Regulation U or other regulations of the Board of Governors, or otherwise result in a violation of any such regulations.
          10.2.6. Restrictions on Payment of Certain Debt. Make any payments or repurchases with respect to any:
     (i) Subordinated Debt other than payment of regularly scheduled installments of principal and interest and fees and other charges when required to be paid by any instrument or agreement evidencing such Subordinated Debt, but in each case only to the extent that payment thereof is not violative of any subordination agreement relating to such Subordinated Debt; or
     (ii) Funded Debt (other than the Obligations) prior to the date on which any such payment is required to be made pursuant to any instrument or agreement evidencing such Funded Debt, including any voluntary prepayment, redemption, defeasance or other acquisition for value of any such Funded Debt, except to the extent that, (a) at the time of any such prepayment or repurchase no Default or Event of Default shall have occurred and be continuing, and (b) after giving effect to any such prepayment, Aggregate Availability shall exceed $20,000,000.
          10.2.7. Distributions. Declare or make any Distributions, except for Upstream Payments and Permitted Distributions.
          10.2.8. Upstream Payments. Create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Upstream Payment, except for encumbrances or restrictions (i) pursuant to the Loan Documents, (ii) existing under Applicable Law and (iii) identified and fully disclosed in Schedule 10.2.8.
          10.2.9. Disposition of Assets. Make any Asset Disposition other than a Permitted Asset Disposition.
          10.2.10. Subsidiaries. Form or acquire any Subsidiary after the Closing Date, except as otherwise permitted in connection with a Permitted Acquisition, or permit any existing Subsidiary to issue any additional Equity Interests except director’s qualifying shares.
          10.2.11. Restricted Investments. Make or have any Restricted Investment.
          10.2.12. Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than a Subsidiary.
          10.2.13. Fiscal Year. Establish a fiscal year different from the Fiscal Year.
          10.2.14. Organic Documents. Amend, modify or otherwise change any of the terms or provisions in any of its Organic Documents as in effect on the date hereof, except for changes that do not affect in any way (i) such Obligor’s or any of its Subsidiaries’ right and authority to enter into and perform the Loan Documents to which it is a party, (ii) the perfection of Agent’s Liens in any Collateral, or (iii) the authority or obligation of an Obligor to pay or perform any of the Obligations.
          10.2.15. Restrictive Agreements. Enter into or become a party to any Restrictive Agreement, provided that the foregoing shall not apply to (i) Restrictive Agreements existing on the date hereof and identified on Schedule 9.1.18 (and amendments, modifications and replacements thereof, so long as such amendments, modifications or replacements are not more restrictive, taken as a whole, than the scheduled agreements) so long as such agreements do not prohibit any of the transactions or Liens contemplated by the Loan Documents, (ii) restrictions or conditions imposed by any Restrictive Agreement evidencing or governing secured Debt that is permitted by this Agreement if such restrictions or conditions apply only to the Properties securing such Debt and do not prohibit any of the transactions or Liens contemplated by the Loan Documents, (iii) customary provisions in leases, licenses and other contracts restricting the assignment thereof or rights thereunder, (iv) agreements acquired in any Permitted Acquisitions so long as such Agreements were not entered into in anticipation of such Permitted Acquisition, the restriction is not applicable to any Person other than the Person or the assets of the Person so acquired, and such agreements do not prohibit any of the transactions or Liens contemplated by the Loan Documents, (v) agreements in connection with Debt of Foreign Subsidiaries permitted hereunder that prohibit such Foreign Subsidiary from creating, assigning or incurring any Lien upon its assets or incurring Debt, so long as such agreements do not prohibit any of the transactions or Liens contemplated by the Loan Documents, and (vi) any agreement governing Debt permitted to be incurred hereunder so long as the terms and conditions of any such restrictions and encumbrances, taken as a whole, are not more restrictive than those contained in this Agreement and do not prohibit any of the transactions or Liens contemplated by the Loan Documents (collectively “Permitted Restrictive Agreements”).
          10.2.16. Hedging Agreements. Enter into any Hedging Agreement, other than Hedging Agreements entered into in the Ordinary Course of Business to hedge or mitigate risks to which any Obligor or any Subsidiary is exposed in the conduct of its business or the management of its liabilities and not for any speculative purpose.
          10.2.17. Compromise of Claims. Discount, forgive, waive or otherwise compromise any claim or debt owing to it, except for reasonable consideration negotiated on an arms-length basis and in the Ordinary Course of Business or, so long as no Event of Default exists, as would not reasonably be expected to have a Material Adverse Effect.
          10.2.18. Anti-Terrorism Laws. Conduct any business or engage in any transaction or dealing with any Blocked Person (as defined in Section 9.1.27(ii)) in violation in any material respect of any Anti-Terrorism Law, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person; deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or engage in on conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or the USA Patriot Act. Obligors shall deliver to Agent and Lenders any certification or other evidence reasonably requested from time to time by Agent or any Lender confirming each Obligor’s compliance with this Section 10.2.18.
          10.2.19. Conduct of Business. Engage in any business other than (a) the business engaged in by it on the Closing Date, (b) any business or activities which are substantially similar, related or incidental thereto, and (c) any similar business that manufactures products and provides related services for sale to industrial customers.
          10.2.20. Multiemployer Plans. Become, or permit any Subsidiary to become a party to a Multiemployer Plan.
          10.2.21. Dormant Subsidiaries. From and after the date of this Agreement, no Dormant Subsidiary shall (i) conduct or engage in any business, (ii) incur of become liable with respect to any Debt, (iii) acquire any assets, or (iv) enter into any transaction with any of Parent, any Borrower, any of their respective Subsidiaries or any other Person.
          10.2.22. Senior Notes Indenture Provisions. Incur any Exempted Debt if the incurrence thereof would cause Coltec to violate the terms of Section 4.2(b) of the Senior Notes Indenture; or enter into any amendment or modification of (i) any of the terms of Section 4.2(b) of the Senior Notes Indenture, except to the extent that such amendment or modification would increase the amount of Exempted Debt that is permitted to be incurred thereunder, or (ii) the definition of “Exempted Debt” set forth in the Senior Notes Indenture.
     10.3. Financial Covenants. For so long as there are any Commitments outstanding and thereafter until Full Payment of the Obligations, Obligors covenant that:
          10.3.1. Minimum Fixed Charge Coverage Ratio. If (i) Average Availability for any fiscal month of Obligors shall be equal to or less than $15,000,000 (or $20,000,000 in the event of any increase in the Commitments in accordance with Section 2.2) or (ii) Aggregate Availability (as determined by Agent) on any day during any fiscal month of Obligors shall be equal to or less than $7,500,000 (or $10,000,000 in the event of any increase in the Commitments in accordance with Section

2.2) (any such event being a “Covenant Trigger”), Obligors shall be required to maintain a Fixed Charge Coverage Ratio of at least 1.0 to 1.0 as of the immediately preceding fiscal month end for which financial statements have been (or were required to be) delivered hereunder and as of each subsequent fiscal month end; provided, that (a) a breach of such covenant when so tested shall not be cured by a subsequent increase of the Average Availability or Aggregate Availability above the applicable limit set forth above, and (b) following a Covenant Trigger, the requirement to comply with the Fixed Charge Coverage Ratio shall no longer apply if (I) Aggregate Availability (as determined by Agent) on each day during any four consecutive fiscal month period of Obligors commencing after the date of such Covenant Trigger shall be greater than $7,500,000 (or $10,000,000 in the event of any increase in the Commitments in accordance with Section 2.2) and (II) Average Availability for each fiscal month during such four fiscal month period shall be greater than $15,000,000 (or $20,000,000 in the event of any increase in the Commitments in accordance with Section 2.2), after which time the requirement to comply with the Fixed Charge Coverage Ratio shall not apply unless a subsequent Covenant Trigger occurs. If Obligors fail to deliver financial statements on the due date therefor (without giving effect to any cure periods), such that the Fixed Charge Coverage Ratio cannot be calculated, the Fixed Charge Coverage Ratio shall be deemed to be less than 1.0 to 1.0 until such time as the required financial statements are actually delivered.
SECTION 11. CONDITIONS PRECEDENT
     11.1. Conditions Precedent to Initial Credit Extensions. Initial Lenders shall not be required to fund any requested Loan or otherwise extend credit to Borrowers, and Issuing Bank shall have no obligation to issue any Letter of Credit, unless each of the following conditions has been satisfied:
          11.1.1. Loan Documents. Each of the Loan Documents required to be executed at closing shall have been duly executed and delivered to Agent by each of the signatories thereto and accepted by Agent and Initial Lenders and each Obligor shall be in compliance with all of the terms thereof.
          11.1.2. Aggregate Availability. Agent shall have determined, and Initial Lenders shall be satisfied, that, immediately after Initial Lenders have made the initial Revolver Loans to be made on the Closing Date (if any), Issuing Bank has issued the Letters of Credit to be issued on the Closing Date (if any), and Borrowers have paid (or made provision for payment of) all fees and closing costs incurred in connection with the Commitments, and after increasing the Availability Reserve in the amount of any payables of Borrowers that are stretched beyond Borrowers’ customary payment practices, Aggregate Availability is not less than $15,000,000.
          11.1.3. Evidence of Perfection and Priority of Liens. Agent shall have received copies of all filing receipts or acknowledgments issued by any Governmental Authority to evidence any filing or recordation necessary to continue the perfection of the Liens of Agent in the Collateral and evidence in form satisfactory to Agent and Initial Lenders that such Liens constitute valid and perfected Liens, and that there are no other Liens upon any Collateral except for Permitted Liens.
          11.1.4. Organic Documents. Agent shall have received copies of the Organic Documents of each Obligor, and all amendments thereto, certified by the Secretary of State or other appropriate official of the jurisdiction of each Obligor’s organization.
          11.1.5. Good Standing Certificates. Agent shall have received good standing certificates for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization and principal place of business.

          11.1.6. Opinion Letters. Agent and Initial Lenders shall have received favorable, written opinions of Robinson, Bradshaw & Hinson, P.A. and Robert P. McKinney, Deputy General Counsel to Parent, in the forms attached as Exhibit B hereto.
          11.1.7. Insurance. Agent shall have received certificates of insurance with respect to the property and casualty insurance policies of Obligor with respect to the Collateral, in form acceptable to Agent, and including loss payable endorsements on Agent’s standard form of loss payee endorsement naming Agent as loss payee with respect to each such property policy, and certificates of insurance with respect to Obligors’ liability insurance policies, including product liability policies, together with endorsements naming Agent as an additional insured, all as required by the Loan Documents.
          11.1.8. Lockbox and Dominion Accounts. Agent shall have received the duly executed agreements establishing each Lockbox and Dominion Account required by this Agreement, in each case with a financial institution reasonably acceptable to Agent for the collection or servicing of the Accounts.
          11.1.9. Solvency Certificates. Agent and Initial Lenders shall have received certificates satisfactory to them from one or more knowledgeable Senior Officers of each Obligor (other than Garlock Sealing and Garrison) that, after giving effect to the financing under this Agreement and the issuance of the Letters of Credit, each Obligor is Solvent.
          11.1.10. Payment of Fees. Borrowers shall have paid, or made provision for the payment on the Closing Date of, all fees and expenses to be paid hereunder and under the Fee Letter to Agent and Lenders on the Closing Date.
          11.1.11. LC Conditions. With respect to the issuance of any Letter of Credit on the Closing Date, each of the LC Conditions is satisfied.
     11.2. Conditions Precedent to All Credit Extensions. Lenders shall not be required to fund any Loans or otherwise extend any credit to or for the benefit of Borrowers and Issuing Bank shall have no obligation to issue any Letter of Credit, unless and until each of the following conditions has been and continues to be satisfied:
          11.2.1. No Defaults. No Default or Event of Default exists at the time, or would result from the funding, of any Loan or other extension of credit.
          11.2.2. Representations and Warranties. Each of the representations and warranties by an Obligor in any of the Loan Documents (including any representations and warranties in any certificate furnished at any time in connection herewith) are true and correct, in all material respects, on and as of the date of each extension of credit hereunder (except for those representations or warranties which expressly relate to an earlier date).
          11.2.3. No Litigation. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of, this Agreement or any of the other Loan Documents or the consummation of the transactions contemplated hereby or thereby.
          11.2.4. No Material Adverse Effect. No event shall have occurred since December 31, 2005, and no condition shall exist, which has or would be reasonably expected to have a Material Adverse Effect.

          11.2.5. Borrowing Base Certificate. Agent shall have received each Borrowing Base Certificate then required by the terms of this Agreement.
          11.2.6. LC Conditions. With respect to the issuance of any Letter of Credit after the Closing Date, each of the LC Conditions is satisfied.
          11.2.7. Senior Notes Indenture. The incurrence of such Loan or other extension of credit would not cause the aggregate amount of outstanding Exempted Debt to exceed the limit thereon set forth in Section 4.2(b) of the Senior Notes Indenture, to the extent then applicable.
     11.3. Inapplicability of Conditions .. None of the conditions precedent set forth in Sections 11.1 or 11.2 shall be conditions to the obligation of (i) each Participating Lender to make payments to Issuing Bank pursuant to Section 2.3.2, (ii) each Lender to deposit with Agent such Lender’s Pro Rata share of a Borrowing in accordance with Section 4.1.2, (iii) each Lender to fund its Pro Rata share of a Revolver Loan to repay outstanding Swingline Loans to BofA as provided in Section 4.1.3(ii), (iv) each Lender to pay any amount payable to Agent or any other Lender pursuant to this Agreement or (v) Agent to pay any amount payable to any Lender pursuant to this Agreement.
     11.4. Limited Waiver of Conditions Precedent. If Lenders shall make any Loan or otherwise extend any credit to Borrowers under this Agreement at a time when any of the foregoing conditions precedent are not satisfied (regardless of whether the failure of satisfaction of any such conditions precedent was known or unknown to Agent or Lenders), the funding of such Loan or other extension of credit shall not operate as a waiver of the right of Agent and Lenders to insist upon the satisfaction of all conditions precedent with respect to each subsequent Borrowing requested by Borrowers or a waiver of any Default or Event of Default as a consequence of the failure of any such conditions to be satisfied, unless Agent, with the prior written consent of the Required Lenders, in writing waives the satisfaction of any condition precedent, in which event such waiver shall only be applicable for the specific instance given and only to the extent and for the period of time expressly stated in such written waiver.
SECTION 12. EVENTS OF DEFAULT; REMEDIES ON DEFAULT
     12.1. Events of Default. The occurrence or existence of any one or more of the following events or conditions shall constitute an “Event of Default” (each of which Events of Default shall be deemed to exist unless and until waived in accordance with the provisions of Section 13.9):
          12.1.1. Payment of Obligations. Borrowers shall fail to pay any of the Obligations on the due date thereof (whether due at stated maturity, on demand, upon acceleration or otherwise); provided, that, if Agent fails to charge Borrowers’ loan account in accordance with Section 4.1.1(ii) for any interest payment or other Obligation (other than principal) for which Borrower Representative does not receive prior demand or notice of the amount and due date thereof at a time when Borrowers have sufficient Availability to pay such amount in full (taking into account the provisions of Section 4.1.1 and all other amounts charged to Borrowers’ loan account on such date), then the non-payment of such interest or other Obligation shall not constitute an Event of Default under this Section 12.1.1 unless and until Borrower Representative has received notice of the amount due and Borrowers fail to pay such amount within 2 Business Days thereafter.
          12.1.2. Misrepresentations. Any representation, warranty or other written statement to Agent or any Lender by or on behalf of any Obligor, whether made in or furnished in compliance with any of the Loan Documents (including any representation made in any Borrowing Base Certificate), proves to have been false or misleading in any material respect when made or furnished or when reaffirmed pursuant to Section 9.2.

          12.1.3. Breach of Specific Covenants. Any Obligor shall fail or neglect to perform, keep or observe: (i) any covenant contained in Sections 7.3, 7.5, 8.1.1, 8.2.4, 8.2.5, 8.2.6, 8.4, 10.1.1, 10.1.9, 10.2 or 10.3 on the date that such Borrower is required to perform, keep or observe such covenant; or (ii) any covenant contained in Sections 8.1.2, 8.2.1, 8.2.2, 8.3, 8.5, 10.1.3 or 10.1.6 the breach of such other covenant is not cured within 5 Business Days after the earlier of (a) the date on which a Senior Officer of any Obligor acquired knowledge thereof and (b) the date on which written notice thereof is delivered by Agent or any Lender to Borrower Representative.
          12.1.4. Breach of Other Covenants. Any Obligor shall fail or neglect to perform, keep or observe any covenant contained in this Agreement (other than a covenant which is dealt with specifically elsewhere in Section 12.1) and the breach of such other covenant is not cured within 30 days after the earlier of (a) the date on which a Senior Officer of any Obligor acquired knowledge thereof and (b) the date on which written notice thereof is delivered by Agent or any Lender to Borrower Representative.
          12.1.5. Default Under Security Documents/Other Agreements. Any Obligor shall default in the due and punctual observance or performance of any covenant to be observed or performed by it under any of the Other Agreements or Security Documents and the breach of such other covenant is not cured within 30 days after the earlier of (a) the date on which a Senior Officer of any Obligor acquired knowledge thereof and (b) the date on which written notice thereof is delivered by Agent or any Lender to Borrower Representative.
          12.1.6. Other Defaults. There shall occur any default or event of default on the part of any Obligor or any Subsidiary under any agreement, document or instrument to which such Obligor or such Subsidiary is a party or by which such Obligor or such Subsidiary or any of their respective Properties is bound, creating or relating to any Debt (other than the Obligations) in excess of $5,000,000, if the payment or maturity of such Debt may be accelerated in consequence of such default or event of default or demand for payment of such Debt may be made; or any such Debt shall be declared due and payable in accordance with the terms thereof prior to the stated maturity of such Debt or be required to be prepaid (other than by a regularly scheduled required prepayment or by a prepayment or redemption permitted under Section 10.2.6) prior to the stated maturity thereof.
          12.1.7. Uninsured Losses. There shall occur any loss, theft, damage or destruction of any of the Collateral not fully covered (subject to such deductibles as Agent shall have permitted) by insurance if the amount not covered by insurance exceeds $5,000,000.
          12.1.8. Material Adverse Effect. There shall occur any event or condition that has a Material Adverse Effect.
          12.1.9. Solvency. Any Obligor (other than Garlock Sealing or Garrison) shall cease to be Solvent.
          12.1.10. Insolvency Proceedings. Any Insolvency Proceeding shall be commenced by any Obligor; an Insolvency Proceeding is commenced against any Obligor and any of the following events occur: such Obligor consents to the institution of the Insolvency Proceeding against it, the petition commencing the Insolvency Proceeding is not timely controverted by such Obligor, the petition commencing the Insolvency Proceeding is not dismissed within 30 days after the date of the filing thereof (provided that, in any event, during the pendency of any such period, Lenders shall be relieved from their obligation to make Loans or otherwise extend credit to or for the benefit of Borrowers hereunder), an interim trustee is appointed to take possession all or a substantial portion of the Properties of such Obligor or to operate all or any substantial portion of the business of such Obligor or an order for relief shall have been issued or entered in connection with such Insolvency Proceeding; or any Obligor shall make an offer of settlement extension or composition to its unsecured creditors generally.
          12.1.11. Business Disruption. There shall occur a cessation of a substantial part of the business of any Obligor for a period which may be reasonably expected to have a Material Adverse Effect; or any Obligor shall suffer the loss or revocation of any license or permit now held or hereafter acquired by such Obligor which is necessary to the continued or lawful operation of its business and such loss or revocation would reasonably be expected to have a Material Adverse Effect; or any Obligor shall be enjoined, restrained or in any way prevented by court, governmental or administrative order from conducting all or any material part of its business affairs and such event would reasonably be expected to have a Material Adverse Effect; or any material lease or agreement pursuant to which any Obligor leases or occupies any premises on which any Collateral is located shall be canceled or terminated prior to the expiration of its stated term and such cancellation or termination has a Material Adverse Effect.
          12.1.12. ERISA. Any of the following events shall occur and, as a result thereof, any Obligor shall have incurred or would be reasonably likely to incur liability to one or more Plans or to the Pension Benefit Guaranty Corporation (or any combination thereof) in excess of $5,000,000: (i) a Reportable Event shall occur which Agent, in its Credit Judgment, shall determine constitutes grounds for the termination by the Pension Benefit Guaranty Corporation of any Plan or for the appointment by the appropriate United States district court of a trustee for any Plan, (ii) any Plan shall be terminated or any such trustee shall be requested or appointed, or (iii) any Obligor is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Plan resulting from such Obligor’s complete or partial withdrawal from such Plan.
          12.1.13. Challenge to or Insufficiency of Loan Documents. Any Obligor or any of its Affiliates shall challenge or contest (or support the challenge or contest of others) in any action, suit or proceeding the validity or enforceability of any of the Loan Documents, the legality or enforceability of any of the Obligations or the perfection or priority of any Lien granted to Agent, or any of the Loan Documents ceases to be in full force or effect for any reason other than a full or partial waiver or release by Agent and Lenders in accordance with the terms thereof.
          12.1.14. Judgment. One or more judgments, orders, decrees or arbitration awards is entered against Parent, any Borrower or any of their respective Subsidiaries involving in the aggregate liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related or unrelated series of transactions, incidents or conditions, of $5,000,000 or more and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of 30 days after the entry thereof.
          12.1.15. Repudiation of or Default Under Guaranty. Any Guarantor shall revoke or attempt to revoke the Guaranty signed by such Guarantor, shall repudiate such Guarantor’s liability thereunder, or shall be in default under the terms thereof, or shall fail to confirm in writing, promptly after receipt of Agent’s written request therefor, such Guarantor’s ongoing liability under the Guaranty in accordance with the terms thereof.
          12.1.16. Criminal Forfeiture. Any Obligor (or any of its Senior Officers) is criminally convicted for (i) a felony committed in the conduct of the business of such Obligor or (ii) a violation of any state or federal law (including the Controlled Substances Act, the Money Laundering Control Act of 1986, and the Illegal Exportation of War Materials Act), and in either case under clause (i) or (ii) such event would reasonably be expected to lead to a forfeiture of any material Collateral.
          12.1.17. Change of Control. A Change of Control shall occur.

     12.2. Acceleration of Obligations; Termination of Commitments. Without in any way limiting the right of Agent to demand payment of any portion of the Obligations payable on demand in accordance with this Agreement, upon or at any time after the occurrence of an Event of Default (other than pursuant to Section 12.1.10) and for so long as such Event of Default shall exist, Agent may in its discretion (and, upon receipt of written instructions to do so from the Required Lenders, shall) (a) declare the principal of and any accrued interest on the Loans and all other Obligations owing under any of the Loan Documents to be, whereupon the same shall become without further notice or demand (all of which notice and demand each Borrower expressly waives), forthwith due and payable and Borrowers shall forthwith pay to Agent the entire principal of and accrued and unpaid interest on the Loans and other Obligations plus reasonable attorneys’ fees and court costs if such principal and interest are collected by or through an attorney-at-law and (b) terminate the Revolver Commitments; provided, however, that upon the occurrence of an Event of Default specified in Section 12.1.10, all of the Obligations shall become automatically due and payable without declaration, notice or demand by Agent to or upon any Borrower or any other Obligor and the Revolver Commitments shall automatically terminate as if terminated by Agent pursuant to Section 6.2.1 and with the effects specified in Section 6.2.3.
     12.3. Other Remedies. Upon and after the occurrence of an Event of Default and for so long as such Event of Default shall exist, Agent may in its discretion (and, upon receipt of written direction of the Required Lenders, shall) institute any Enforcement Action and exercise from time to time the following rights and remedies:
          12.3.1. All of the rights and remedies of a secured party under the UCC or under other Applicable Law, and all other legal and equitable rights to which Agent may be entitled under any of the Loan Documents, all of which rights and remedies shall be cumulative and shall be in addition to any other rights or remedies contained in this Agreement or any of the other Loan Documents, and none of which shall be exclusive.
          12.3.2. The right to collect all amounts at any time payable to an Obligor from any Account Debtor or other Person at any time indebted to such Obligor.
          12.3.3. The right to take immediate possession of any of the Collateral, and to (i) require Obligors to assemble the Collateral, at Obligors’ expense, and make it available to Agent at a place designated by Agent which is reasonably convenient to both parties, and (ii) enter any premises where any of the Collateral shall be located and to keep and store the Collateral on said premises until sold (and if said premises be owned or leased by an Obligor, then such Obligor agrees not to charge Agent for storage of any Collateral therein).
          12.3.4. The right to sell or otherwise dispose of all or any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale or sales, with such notice as may be required by Applicable Law, in lots or in bulk, for cash or on credit, all as Agent, in its discretion, may deem advisable. Each Obligor agrees that any requirement of notice to any Obligor of any proposed public or private sale or other disposition of Collateral by Agent shall be deemed reasonable notice thereof if given at least 10 days prior thereto, and such sale may be at such locations as Agent may designate in said notice. Agent shall have the right to conduct such sales on any Obligor’s premises, without charge therefor, and such sales may be adjourned from time to time in accordance with Applicable Law. Agent shall have the right to sell, lease or otherwise dispose of the Collateral, or any part thereof, for cash, credit or any combination thereof, and Agent may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Obligations. The proceeds realized from the sale or other disposition of any Collateral may be applied, after allowing 2 Business

Days for collection, first to any Extraordinary Expenses incurred by Agent and then to the remainder of the Obligations as specified in Section 5.5.1.
          12.3.5. The right to obtain the appointment of a receiver, without notice of any kind whatsoever, to take possession of the Collateral and to exercise such rights and powers as the court appointing such receiver shall confer upon such receiver.
          12.3.6. The right to require Borrowers to Cash Collateralize outstanding Letters of Credit, and, if Borrowers fail promptly to make such deposit, Lenders may (and shall upon the direction of the Required Lenders) advance such amount as a Revolver Loan (whether or not an Out-of-Formula Condition exists or is created thereby or the Commitments have been terminated). Any such deposit or advance shall be held by Agent in the Cash Collateral Account to fund future payments on any Letter of Credit. When all Letters of Credit have been drawn upon or expired, any amounts remaining in the Cash Collateral Account shall be applied against any outstanding Obligations, or, after Full Payment of all Obligations, returned to Borrowers.
Agent is hereby granted, solely during an Event of Default, an irrevocable, non-exclusive license or other right to use, license or sub-license (exercisable without payment of royalty or other compensation to any Obligor or any other Person) any or all of each Obligor’s Intellectual Property and all of each Obligor’s computer hardware and software trade secrets, brochures, customer lists, promotional and advertising materials, labels, and packaging materials, and any Property of a similar nature, in advertising for sale, marketing, selling and collecting and in completing the manufacturing of any Collateral, and each Obligor’s rights under all licenses and all franchise agreements shall inure to Agent’s benefit.
     12.4. Setoff. In addition to any Liens granted under any of the Loan Documents and any rights now or hereafter available under Applicable Law, Agent and each Lender (and each of their respective Affiliates) is hereby authorized by Obligors at any time that an Event of Default exists, without notice to any Obligors or any other Person (any such notice being hereby expressly waived), to set off and to appropriate and apply any and all deposits, general or special (including certificates of deposit whether matured or unmatured (but not including trust accounts)) and any other Debt at any time held or owing by such Lender or any of their Affiliates to or for the credit or the account of any Obligor against and on account of the Obligations of Obligors arising under the Loan Documents to Agent, such Lender or any of their Affiliates, including all Loans and LC Obligations and all claims of any nature or description arising out of or in connection with this Agreement, irrespective of whether or not (i) Agent or such Lender shall have made any demand hereunder, (ii) Agent, at the request or with the consent of the Required Lenders, shall have declared the principal of and interest on the Loans and other amounts due hereunder to be due and payable as permitted by this Agreement and even though such Obligations may be contingent or unmatured or (iii) the Collateral for the Obligations is adequate. Notwithstanding the foregoing, each of Agent and Lenders agree with each other that it shall not, without the express consent of the Required Lenders, and that it shall (to the extent that it is lawfully entitled to do so) upon the request of the Required Lenders, exercise its setoff rights hereunder against any accounts of any Obligor now or hereafter maintained with Agent, such Lender or any Affiliate of any of them, but no Obligor shall have any claim or cause of action against Agent or any Lender for any setoff made without the consent of the Required Lenders and the validity of any such setoff shall not be impaired by the absence of such consent. If any party (or its Affiliate) exercises the right of setoff provided for hereunder, such party shall be obligated to share any such setoff in the manner and to the extent required by Section 13.5.
     12.5. Remedies Cumulative; No Waiver.
          12.5.1. All covenants, conditions, provisions, warranties, guaranties, indemnities, and other undertakings of Obligors contained in this Agreement, the other Loan Documents, or any other agreement between Agent or any Lender and any Obligor, heretofore, concurrently, or hereafter entered into, shall be deemed cumulative to and not in derogation or substitution of any of the terms, covenants, conditions, or agreements of Obligors herein contained. The rights and remedies of Agent and Lenders under this Agreement and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies that Agent or any Lender would otherwise have.
          12.5.2. The failure or delay of Agent or any Lender to require strict performance by Obligors of any provision of any of the Loan Documents or to exercise or enforce any rights, Liens, powers or remedies under any of the Loan Documents or with respect to any Collateral shall not operate as a waiver of such performance, Liens, rights, powers and remedies, but all such requirements, Liens, rights, powers, and remedies shall continue in full force and effect until all Loans and all other Obligations owing or to become owing from Obligors to Agent and Lenders shall have been fully satisfied. None of the undertakings, agreements, warranties, covenants and representations of Obligors contained in this Agreement or any of the other Loan Documents and no Event of Default shall be deemed to have been suspended or waived by Agent or any Lender, unless such suspension or waiver is by an instrument in writing specifying such suspension or waiver and is signed by a duly authorized representative of Agent or such Lender and directed to Borrower Representative.
          12.5.3. If Agent or any Lender shall accept performance by an Obligor, in whole or in part, of any obligation that such Obligor is required by any of the Loan Documents to perform only when a Default or Event of Default exists, or if Agent or any Lender shall exercise any right or remedy under any of the Loan Documents that may not be exercised other than when a Default or Event of Default exists, Agent’s or Lender’s acceptance of such performance by an Obligor or Agent’s or Lender’s exercise of any such right or remedy shall not operate to waive any such Event of Default or to preclude the exercise by Agent or any Lender of any other right or remedy, unless otherwise expressly agreed in writing by Agent or such Lender, as the case may be.
SECTION 13. AGENT
     13.1. Appointment, Authority and Duties of Agent.
          13.1.1. Each Lender hereby irrevocably appoints and designates BofA as Agent to act as herein specified. Agent may, and each Lender by becoming a party to this Agreement shall be deemed irrevocably to have authorized Agent to, enter into all Loan Documents to which Agent is or is intended to be a party and all amendments hereto and all Security Documents at any time executed by any Obligor, for its benefit and the Pro Rata benefit of Lenders and, except as otherwise provided in this Section 13, to exercise such rights and powers under this Agreement and the other Loan Documents as are specifically delegated to Agent by the terms hereof and thereof, together with such other rights and powers as are reasonably incidental thereto. Each Lender agrees that any action taken by Agent or the Required Lenders in accordance with the provisions of this Agreement or the other Loan Documents, and the exercise by Agent or the Required Lenders of any of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive right and authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with this Agreement and the other Loan Documents; (b) execute and deliver, as Agent, each Loan Document (including each Lien Waiver and Subordination Agreement) and accept delivery of each such agreement by any Obligor or any other Person; (c) act as collateral agent for Secured Parties for purposes of the perfection of all security interests and Liens created by this Agreement or the Security Documents and, subject to the direction of the Required Lenders, for all other purposes stated therein, provided that Agent hereby appoints, authorizes and directs each Lender to act as a collateral sub-agent for Agent and the other Lenders for purposes of the perfection of all security interests and Liens with respect to an Obligor’s Deposit Accounts maintained with, and all cash and Cash Equivalents held by, such Lender; (d) subject to the direction of the Required Lenders, manage, supervise or otherwise deal with the Collateral; and (e) except as may be otherwise specifically restricted by the terms of this Agreement and subject to the direction of the Required Lenders, exercise all remedies given to Agent with respect to any of the Collateral under the Loan Documents relating thereto, Applicable Law or otherwise. The duties of Agent shall be ministerial and administrative in nature, and Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship with any Lender (or any Lender’s participants). Unless and until its authority to do so is revoked in writing by Required Lenders, Agent alone shall be authorized to determine whether any Accounts or Inventory constitute Eligible Accounts or Eligible Inventory (basing such determination in each case upon the meanings given to such terms in Section 1), or whether to impose or release any reserve, and to exercise its own Credit Judgment in connection therewith, which determinations and judgments, if exercised in good faith, shall exonerate Agent from any liability to Lenders or any other Person for any errors in judgment.
          13.1.2. Agent (which term, as used in this sentence, shall include reference to Agent’s officers, directors, employees, attorneys, agents and Affiliates and to the officers, directors, employees, attorneys and agents of Agent’s Affiliates) shall not: (a) have any duties or responsibilities except those expressly set forth in this Agreement and the other Loan Documents or (b) be required to take, initiate or conduct any Enforcement Action (including any litigation, foreclosure or collection proceedings hereunder or under any of the other Loan Documents) except to the extent directed to do so in writing by the Required Lenders during the continuance of any Event of Default. The conferral upon Agent of any right hereunder shall not imply a duty on Agent’s part to exercise any such right unless instructed to do so by the Required Lenders in accordance with this Agreement.
          13.1.3. Agent may perform any of its duties by or through its agents and employees and may employ one or more Agent Professionals and shall not be responsible for the negligence or misconduct of any such Agent Professionals selected by it with reasonable care. Obligors shall promptly (and in any event, on demand) reimburse Agent for all reasonable out-of-pocket expenses (including all Extraordinary Expenses) incurred by Agent pursuant to any of the provisions hereof or of any of the other Loan Documents or in the execution of any of Agent’s duties hereby or thereby created or in the exercise of any right or power herein or therein imposed or conferred upon it or Lenders (excluding, however, general overhead and other in-house expenses, except as expressly permitted hereunder), and each Lender agrees promptly to pay to Agent, on demand, such Lender’s Pro Rata share of any such reimbursement for expenses (including Extraordinary Expenses) that is not timely made by Obligors to Agent.
          13.1.4. The rights, remedies, powers and privileges conferred upon Agent hereunder and under the other Loan Documents may be exercised by Agent without the necessity of the joinder of any other parties unless otherwise required by Applicable Law. If Agent shall request instructions from the Required Lenders with respect to any act or action (including the failure to act) in connection with this Agreement or any of the other Loan Documents, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Required Lenders; and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder or under any of the Loan Documents pursuant to or in accordance with the instructions of the Required Lenders except for Agent’s own gross negligence or willful misconduct in connection with any action taken by it. Notwithstanding anything to the contrary contained in this Agreement, Agent shall not be required to take any action that is in its opinion contrary to Applicable Law or the terms of any of the Loan Documents or that would in its reasonable opinion subject it or any of its officers, employees or directors to personal liability.

          13.1.5. Agent shall promptly, upon receipt thereof, forward to each Lender (i) copies of any significant written notices, reports, certificates and other information received by Agent from any Obligor (but only if and to the extent such Obligor is not required by the terms of the Loan Documents to supply such information directly to Lenders) and (ii) copies of the results of any field audits or other examinations made or prepared by or on behalf of Agent with respect to Obligors or the Collateral (each, a “Report” and collectively, “Reports”).
     13.2. Agreements Regarding Collateral and Examination Reports.
          13.2.1. Lenders hereby irrevocably authorize Agent to release any Lien with respect to any Collateral (i) upon the termination of the Commitments and Full Payment of the Obligations, (ii) that is the subject of an Asset Disposition which is a Permitted Asset Disposition under clause (i) of the definition thereof or which Borrower Representative otherwise certifies in writing to Agent is a Permitted Asset Disposition (and Agent may rely conclusively on any such certificate without further inquiry), (iii) valued in the aggregate not in excess of $1,000,000 during each Fiscal Year without the prior written authorization of any of the Lenders, (iv) valued in the aggregate not in excess of $2,000,000 during each Fiscal Year with the prior written authorization of the Required Lenders, or (v) with the written consent of all Lenders. Agent shall have no obligation whatsoever to any of the Lenders to assure that any of the Collateral exists or is owned by an Obligor or is cared for, protected or insured or has been encumbered, or that Agent’s Liens have been properly, sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority or to exercise any duty of care with respect to any of the Collateral.
          13.2.2. Agent and Lenders each hereby appoints each other Lender as agent for the purpose of perfecting Liens (for the benefit of Secured Parties) in any Collateral that, in accordance with the UCC or any other Applicable Law, can be perfected only by possession. Should any Lender obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor, shall deliver such Collateral to Agent or otherwise deal with such Collateral in accordance with Agent’s instructions.
          13.2.3. Each Lender agrees that neither BofA nor Agent makes any representation or warranty as to the accuracy or completeness of any Report and shall not be liable for any information contained in or omitted from any such Report; agrees that the Reports are not intended to be comprehensive audits or examinations and that BofA or Agent or any other Person performing any audit or examination will inspect only specific information regarding Obligations or the Collateral and will rely significantly upon Obligors’ books and records as well as upon representations of Obligors’ officers and employees; agrees to keep all Reports confidential and strictly for its internal use and not to distribute the Reports (or the contents thereof) to any Person (except to its Participants, attorneys, accountants and other Persons with whom such Lender has a confidential relationship) or use any Report in any other manner; and, without limiting the generality of any other indemnification contained herein, agrees to hold Agent and any other Person preparing a Report harmless from any action that the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender’s participation in, or its purchase of, a loan or loans of any Obligor, and to pay and protect, and indemnify, defend and hold Agent and each other such Person preparing a Report harmless from and against all claims, actions, proceedings, damages, costs, expenses and other amounts (including attorneys’ fees) incurred by Agent and any such other Person preparing a Report as the direct or indirect result of any third parties who might obtain all or any part of any Report through the indemnifying Lender.

     13.3. Reliance By Agent. Agent shall be entitled to rely, and shall be fully protected in so relying, upon any certification, notice or other communication (including any thereof by telephone, telex, telegram, telecopier message or cable) believed by it to be genuine and correct and to have been signed, sent or made by or on behalf of the proper Person or Persons, and upon advice and statements of Agent Professionals selected by Agent with reasonable care. Without limiting the generality of the foregoing, Agent may rely upon any Notice of Borrowing, LC Request, Notice of Conversion/Continuation or any similar notice or request believed by Agent to be genuine. As to any matters not expressly provided for by this Agreement or any of the other Loan Documents, Agent shall in all cases be fully protected in acting or refraining from acting hereunder and thereunder in accordance with the instructions of the Required Lenders, and such instructions of the Required Lenders and any action taken or failure to act pursuant thereto shall be binding upon Lenders.
     13.4. Action Upon Default. Agent shall not be deemed to have knowledge of the occurrence of a Default or an Event of Default unless it has received written notice from a Lender or any or all Borrowers specifying the occurrence and nature of such Default or Event of Default. If Agent shall receive such a notice of a Default or an Event of Default or shall otherwise acquire actual knowledge of any Default or Event of Default, Agent shall promptly notify Lenders and Agent may (and shall upon written direction of the Required Lenders) take such action and assert such rights and remedies under this Agreement and the other Loan Documents as Agent shall deem necessary or appropriate, or shall refrain from taking such action and asserting such rights, as the Required Lenders shall direct in writing from time to time. If any Lender shall receive a notice of a Default or an Event of Default or shall otherwise acquire actual knowledge of any Default or Event of Default, such Lender shall promptly notify Agent and the other Lenders in writing. As provided in Section 13.3, Agent shall not be subject to any liability by reason of acting or refraining to act pursuant to any request of the Required Lenders except for its own willful misconduct or gross negligence in connection with any action taken by it. In no event shall the Required Lenders, without the prior written consent of each Lender, direct Agent to accelerate and demand payment of the Loans held by one Lender without accelerating and demanding payment of all other Loans or to terminate the Commitments of one or more Lenders without terminating the Commitments of all Lenders. Each Lender agrees that, except as otherwise provided in any of the Loan Documents or with the written consent of Agent and the Required Lenders, it will not take any legal action or institute any action or proceeding against any Obligor with respect to any of the Obligations or Collateral or accelerate or otherwise enforce its portion of the Obligations. Without limiting the generality of the foregoing, none of Lenders may exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar sales or dispositions of any of the Collateral except as authorized by Agent and the Required Lenders. Notwithstanding anything to the contrary set forth in this Section 13.4 or elsewhere in this Agreement, each Lender shall be authorized to take such action to preserve or enforce its rights against any Obligor where a deadline or limitation period is otherwise applicable and would, absent the taking of specified action, bar the enforcement of Obligations held by such Lender against such Obligor, including the filing of proofs of claim in any Insolvency Proceeding.
     13.5. Ratable Sharing. If any Lender shall obtain any payment or reduction (including any amounts received as adequate protection of a bank account deposit treated as cash collateral under the Bankruptcy Code) of any Obligation (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) in excess of its Pro Rata share of payments or reductions on account of such Obligations obtained by all of the Lenders, such Lender shall forthwith (i) notify the other Lenders and Agent of such receipt and (ii) purchase from the other Lenders such participations in the affected Obligations as shall be necessary to cause such purchasing Lender to share the excess payment or reduction, net of costs incurred in connection therewith, on a Pro Rata basis, provided that if all or any portion of such excess payment or reduction is thereafter recovered from such purchasing Lender or additional costs are incurred, the purchase shall be rescinded and the purchase price restored to the extent of such recovery or such additional costs, but without interest. Each Obligor agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 13.5 may, to the fullest extent permitted by Applicable Law, exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of Obligors in the amount of such participation.
     13.6. Indemnification of Agent Indemnitees.
          13.6.1. Each Lender agrees to indemnify and defend the Agent Indemnitees (to the extent not reimbursed by Obligors, but without limiting the indemnification obligations of Obligors under any of the Loan Documents), on a Pro Rata basis, and to hold each of the Agent Indemnitees harmless from and against, any and all Claims which may be imposed on, incurred by or asserted against any of the Agent Indemnitees in any way related to or arising out of any of the Loan Documents or referred to herein or therein or the transactions contemplated thereby (including the costs and expenses which Obligors are obligated to pay under Section 15.2 or amounts Agent may be called upon to pay in connection with any lockbox or Dominion Account arrangement contemplated hereby or under any indemnity, guaranty or other assurance of payment or performance given by Agent pursuant to Section 3.4.2 or the enforcement of any of the terms of any Loan Documents).
          13.6.2. Without limiting the generality of the foregoing provisions of this Section 13.6, if Agent should be sued by any receiver, trustee in bankruptcy, debtor-in-possession or other Person on account of any alleged preference or fraudulent transfer received or alleged to have been received from any Borrower or any other Obligor as the result of any transaction under the Loan Documents, then in such event any monies paid by Agent in settlement or satisfaction of such suit, together with all Extraordinary Expenses incurred by Agent in the defense of same, shall be promptly reimbursed to Agent by Lenders to the extent of each Lender’s Pro Rata share.
          13.6.3. Without limiting the generality of the foregoing provisions of this Section 13.6, if at any time (whether prior to or after the Commitment Termination Date) any action or proceeding shall be brought against any of the Agent Indemnitees by an Obligor or by any other Person claiming by, through or under an Obligor, to recover damages for any act taken or omitted by Agent under any of the Loan Documents or in the performance of any rights, powers or remedies of Agent against any Obligor, any Account Debtor, the Collateral or with respect to any Loans, or to obtain any other relief of any kind on account of any transaction involving any Agent Indemnitees under or in relation to any of the Loan Documents, each Lender agrees to indemnify, defend and hold the Agent Indemnitees harmless with respect thereto and to pay to the Agent Indemnitees such Lender’s Pro Rata share of such amount as any of the Agent Indemnitees shall be required to pay by reason of a judgment, decree, or other order entered in such action or proceeding or by reason of any compromise or settlement agreed to by the Agent Indemnitees, including all interest and costs assessed against any of the Agent Indemnitees in defending or compromising such action, together with attorneys’ fees and other legal expenses paid or incurred by the Agent Indemnitees in connection therewith; provided, however, that no Lender shall be liable to any Agent Indemnitee for any of the foregoing to the extent that they arise solely from the willful misconduct or gross negligence of such Agent Indemnitee. In Agent’s discretion, Agent may also reserve for or satisfy any such judgment, decree or order from proceeds of Collateral prior to any distributions therefrom to or for the account of Lenders.
     13.7. Limitation on Responsibilities of Agent. Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall have received further assurances to its satisfaction from Lenders of their indemnification obligations under Section 13.6 against any and all Indemnified Claims which may be incurred by Agent by reason of taking or continuing to take any such action. Agent shall not be liable to Lenders for any action taken or omitted to be taken under or in connection with this

Agreement or the other Loan Documents except as a result and to the extent of losses caused by the Agent’s actual gross negligence or willful misconduct. Agent does not assume any responsibility for any failure or delay in performance or breach by any Obligor or any Lender of its obligations under this Agreement or any of the other Loan Documents. Agent does not make to Lenders, and no Lender makes to Agent or the other Lenders, any express or implied warranty, representation or guarantee with respect to the Obligations, the Collateral, the Loan Documents or any Obligor. Neither Agent nor any of its officers, directors, employees, attorneys or agents shall be responsible to Lenders, and no Lender nor any of its agents, attorneys or employees shall be responsible to Agent or the other Lenders, for: (i) any recitals, statements, information, representations or warranties contained in any of the Loan Documents or in any certificate or other document furnished pursuant to the terms hereof; (ii) the execution, validity, genuineness, effectiveness or enforceability of any of the Loan Documents; (iii) the genuineness, enforceability, collectibility, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; (iv) the validity, enforceability or collectibility of any the Obligations; or (v) the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or any Account Debtor. Neither Agent nor any of its officers, directors, employees, attorneys or agents shall have any obligation to any Lender to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any Obligor of any of the duties or agreements of such Obligor under any of the Loan Documents or the satisfaction of any conditions precedent contained in any of the Loan Documents. Agent may consult with and employ legal counsel, accountants and other experts and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts.
     13.8. Successor Agent and Co-Agents.
          13.8.1. Subject to the appointment and acceptance of a successor Agent as provided below, Agent may resign at any time by giving at least 30 days written notice thereof to each Lender and Borrower Representative. Upon receipt of any notice of such resignation, the Required Lenders, after prior consultation with (but without having to obtain consent of) each Lender, shall have the right to appoint a successor Agent which shall be (i) a Lender, (ii) a United States based affiliate of a Lender, or (iii) a commercial bank that is organized under the laws of the United States or of any State thereof and has a combined capital surplus of at least $500,000,000 and, provided no Default or Event of Default then exists, is reasonably acceptable to Borrower Representative (and for purposes hereof, any successor to BofA shall be deemed acceptable to Borrower Representative). If no successor agent is appointed prior to the effective date of the resignation of Agent, then Agent may appoint, after consultation with Lenders and Borrower Representative, a successor agent from among Lenders. Upon the acceptance by a successor Agent of an appointment to serve as Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent without further act, deed or conveyance, and the retiring Agent shall be discharged from its duties and obligations hereunder but shall continue to enjoy the benefits of the indemnification set forth in Sections 13.6 and 15.2. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 13 (including the provisions of Section 13.6) shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent. Notwithstanding anything to the contrary contained in this Agreement, any successor by merger or acquisition of the stock or assets of BofA shall continue to be Agent hereunder without further act on the part of the parties hereto unless such successor shall resign in accordance with the provisions hereof.
          13.8.2. It is the intent of the parties that there shall be no violation of any Applicable Law denying or restricting the right of financial institutions to transact business as agent or otherwise in any jurisdiction. In case of litigation under any of the Loan Documents, or in case Agent deems that by reason of present or future laws of any jurisdiction Agent might be prohibited from exercising any of the powers, rights or remedies granted to Agent or Lenders hereunder or under any of the Loan Documents or from holding title to or a Lien upon any Collateral or from taking any other action which may be necessary hereunder or under any of the Loan Documents, Agent may appoint an additional Person (with the consent of Borrower Representative absent an Event of Default, such consent not to be unreasonably withheld or delayed) as a separate collateral agent or co-collateral agent which is not so prohibited from taking any of such actions or exercising any of such powers, rights or remedies. If Agent shall appoint an additional Person as a separate collateral agent or co-collateral agent as provided above, each and every remedy, power, right, claim, demand or cause of action intended by any of the Loan Documents to be exercised by or vested in or conveyed to Agent with respect thereto shall be exercisable by and vested in such separate collateral agent or co-collateral agent, but only to the extent necessary to enable such separate collateral agent or co-collateral agent to exercise such powers, rights and remedies, and every covenant and obligation necessary to the exercise thereof by such separate collateral agent or co-collateral agent shall run to and be enforceable by either of them. Should any instrument from Lenders be required by the separate collateral agent or co-collateral agent so appointed by Agent in order more fully and certainly to vest in and confirm to him or it such rights, powers, duties and obligations, any and all of such instruments shall, on request, be executed, acknowledged and delivered by Lenders whether or not a Default or Event of Default then exists. In case any separate collateral agent or co-collateral agent, or a successor to either, shall die, become incapable of acting, resign or be removed, all the estates, properties, rights, powers, duties and obligations of such separate collateral agent or co-collateral agent, so far as permitted by Applicable Law, shall vest in and be exercised by the Agent until the appointment of a new collateral agent or successor to such separate collateral agent or co-collateral agent.
     13.9. Consents, Amendments and Waivers; Out-of-Formula Loans.
          13.9.1. No amendment or modification of any provision of this Agreement or any of the other Loan Documents, nor any waiver of any Default or Event of Default, shall be effective without the prior written agreement or consent of the Required Lenders; provided, however, that
     (i) without the prior written consent of Agent, no amendment or waiver shall be effective with respect to any provision in any of the Loan Documents (including Section 3.4, 4.1.3 and this Section 13) to the extent such provision relates to the rights, duties, immunities, exculpation, indemnification or discretion of Agent;
     (ii) without the prior written consent of Issuing Bank, no amendment or waiver with respect to any of the LC Obligations or the provisions of Sections 2.3 or 11.2.6 shall be effective;
     (iii) without the prior written consent of each affected Lender, except as otherwise expressly provided in this Agreement, no amendment or waiver shall be effective that would (1) increase or otherwise modify any Commitment of such Lender (other than to reduce such Lender’s Commitment on a proportionate basis with the same Commitments of other Lenders); (2) alter (other than to increase) the rate of interest payable in respect of any Obligations owed to such Lender; provided that only the consent of the Required Lenders shall be required to waive the applicability of any post-default increase in interest rates; (3) waive any interest or fee payable to such Lender pursuant to Section 3; or (4) subordinate the payment of any Obligations owed to such Lender to the payment of any Debt; and
     (iv) without the prior written consent of all Lenders, no amendment or waiver shall be effective that would (1) waive any Default or Event of Default if the Default or Event of Default relates to any Obligor’s failure to observe or perform any covenant that may not be amended without the unanimous written consent of Lenders (and, where so provided hereinafter, the written consent of Agent) as hereinafter set forth; (2) alter the provisions of Sections 3.6, 3.7, 3.8,

3.10, 5.5, 5.6, 7.1 (except to add to the categories of Property of Obligors constituting Collateral), 13.9, 15.2, 15.3, 15.4 or 15.16; (3) amend the definitions of “Pro Rata” or “Required Lenders” (and the other defined terms used in such definitions), or any provision of this Agreement obligating Agent to take certain actions at the direction of the Required Lenders, or any provision of any of the Loan Documents regarding the Pro Rata treatment or obligations of Lenders; (4) amend the definition of “Eligible Accounts,” “Eligible Inventory,” “Excess Collateral Providers Accounts and Inventory Borrowing Base,” “Excess Collateral Providers Borrowing Base,” “Excess Collateral Providers Inventory Formula Amount,” “Garlock Sealing Accounts and Inventory Borrowing Base,” “Garlock Sealing Borrowing Base,” or “Garlock Sealing Inventory Formula Amount”; (5) increase any of the percentages set forth in the definitions of Garlock Sealing Accounts and Inventory Borrowing Base, Garlock Sealing Inventory Formula Amount, Excess Collateral Providers Borrowing Base or Excess Collateral Providers Inventory Formula Amount; (6) subordinate the priority of any Liens granted to Agent under any of the Loan Documents to consensual, non-statutory Liens granted after the Closing Date to any other Person, except as currently provided in or contemplated by the Loan Documents (including a subordination in favor of the holders of Permitted Liens that are permitted to have priority over Agent’s Liens) and except for Liens granted by an Obligor to financial institutions with respect to amounts on deposit with such financial institutions to cover returned items, processing and analysis charges and other charges in the Ordinary Course of Business that relate to deposit accounts with such financial institutions; or (7) knowingly release any Obligor that is Solvent from liability for any of the Obligations (other than as permitted hereunder).
The making of any Loans hereunder by any Lender during the existence of a Default or Event of Default shall not be deemed to constitute a waiver of such Default or Event of Default. Any waiver or consent granted by Lenders hereunder shall be effective only if in writing and then only in the specific instance and for the specific purpose for which it was given.
          13.9.2. No Obligor will, directly or indirectly, pay or cause to be paid any remuneration or other thing of value, whether by way of supplemental or additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for or as an inducement to the consent to or agreement by such Lender with any waiver or amendment of any of the terms and provisions of this Agreement or any of the other Loan Documents, unless such remuneration or thing of value is concurrently paid, on the same terms, on a Pro Rata or other mutually agreed upon basis to all Lenders; provided, however, that Obligors may contract to pay a fee only to those Lenders who actually vote in writing to approve any waiver or amendment of the terms and provisions of this Agreement or any of the other Loan Documents to the extent that such waiver or amendment may be implemented by vote of the Required Lenders and such waiver or amendment is in fact approved (and the Obligors may exercise rights under Section 13.17).
          13.9.3. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is a Lender, shall be conclusive and binding upon any Transferee of such Lender.
          13.9.4. Unless otherwise directed in writing by the Required Lenders, Agent may require Lenders to honor requests by Borrowers for Out-of-Formula Loans (in which event, and notwithstanding anything to the contrary set forth in Section 2.1.1 or elsewhere in this Agreement, Lenders shall continue to make Revolver Loans up to their Pro Rata share of the Commitments) and to forbear from requiring Borrowers to cure an Out-of-Formula Condition, if and for so long as (i) such Out-of-Formula Condition does not continue for a period of more than 30 consecutive days, following which no Out-of-Formula Condition exists for at least 5 consecutive days before another Out-of-Formula Condition exists, (ii) the amount of the Revolver Loans outstanding at any time does not exceed the aggregate of the Commitments at such time, and (iii) the Out-of-Formula Condition is not known by Agent at the time in question to exceed $10,000,000. In no event shall any Borrower or any other Obligor be deemed to be a beneficiary of this Section 13.9.4 or authorized to enforce any of the provisions of this Section 13.9.4.
     13.10. Due Diligence and Non-Reliance. Each Lender hereby acknowledges and represents that it has, independently and without reliance upon Agent or the other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement, to fund the Loans to be made by it, issue Letters of Credit and purchase participations in the LC Obligations pursuant to Section 2.3.2, and each Lender has made such inquiries concerning the Loan Documents, the Collateral and each Obligor as such Lender feels necessary and appropriate, and has taken such care on its own behalf as would have been the case had it entered into the other Loan Documents without the intervention or participation of the other Lenders or Agent. Each Lender hereby further acknowledges and represents that the other Lenders and Agent have not made any representations or warranties to it concerning any Obligor, any of the Collateral or the legality, validity, sufficiency or enforceability of any of the Loan Documents. Each Lender also hereby acknowledges that it will, independently and without reliance upon the other Lenders or Agent, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and in taking or refraining to take any other action under this Agreement or any of the other Loan Documents. Except for notices, reports and other information expressly required to be furnished to Lenders by Agent hereunder, Agent shall not have any duty or responsibility to provide any Lender with any notices, reports or certificates furnished to Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Agent or any of Agent’s Affiliates.
     13.11. Representations and Warranties of Lenders. Each Lender represents and warrants to each Obligor, Agent and the other Lenders that it has the power to enter into and perform its obligations under this Agreement and the other Loan Documents, and that it has taken all necessary and appropriate action to authorize its execution and performance of this Agreement and the other Loan Documents to which it is a party, each of which will be binding upon it and the obligations imposed upon it herein or therein will be enforceable against it in accordance with the respective terms of such documents; and none of the consideration used by it to make or fund its Loans or to participate in any other transactions under this Agreement constitutes for any purpose of ERISA or Section 4975 of the Internal Revenue Code assets of any “plan” as defined in Section 3(3) of ERISA or Section 4975 of the Internal Revenue Code and the rights and interests of such Lender in and under the Loan Documents shall not constitute plan assets under ERISA.
     13.12. The Required Lenders. As to any provisions of this Agreement or the other Loan Documents under which action may or is required to be taken upon direction or approval of the Required Lenders, the direction or approval of the Required Lenders shall be binding upon each Lender to the same extent and with the same effect as if each Lender joined therein. Notwithstanding anything to the contrary contained in this Agreement, Obligors shall not be deemed to be a beneficiary of, or be entitled to enforce, sue upon or assert as a defense to any of the Obligations, any provisions of this Agreement that requires Agent or any Lender to act, or conditions their authority to act, upon the direction or consent of the Required Lenders; and any action taken by Agent or any Lender that requires the consent or direction of the Required Lenders as a condition to taking such action shall, insofar as Obligors are concerned, be presumed to have been taken with the requisite consent or direction of the Required Lenders.

     13.13. Several Obligations. The obligations and Commitment of each Lender under this Agreement and the other Loan Documents are several and neither Agent nor any Lender shall be responsible for the performance by the other Lenders of its obligations or Commitment hereunder or thereunder. Notwithstanding any liability of Lenders stated to be joint and several to third Persons under any of the Loan Documents, such liability shall be shared, as among Lenders, Pro Rata.
     13.14. Agent in its Individual Capacity. With respect to its obligation to lend under this Agreement and the Loans made by it, Agent shall have the same rights and powers hereunder and under the other Loan Documents as any other Lender and may exercise the same as though it were not performing the duties specified herein; and the terms “Lenders,” “Required Lenders,” or any similar term shall, unless the context clearly otherwise indicates, include Agent in its capacity as a Lender. Agent and its Affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with any Obligor or any Affiliate of any Obligor, as if it were any other bank and without any duty to account therefor (or for any fees or other consideration received in connection therewith) to the other Lenders. BofA or its Affiliates may receive information regarding any Obligor or any of such Obligor’s Affiliates and account debtors (including information that may be subject to confidentiality obligations in favor of Obligors or any of their Affiliates) and Lenders acknowledge that neither Agent nor BofA shall be under any obligation to provide such information to Lenders to the extent acquired by BofA in its individual capacity and not as Agent hereunder.
     13.15. No Third Party Beneficiaries. Except in the case of Sections 13.1.3, 13.2.1, 13.8, 13.9.2, 13.9.3, 13.11 and 13.17, this Section 13 is not intended to confer any rights or benefits upon Obligors or any other Person except Lenders and Agent, and no Person (including any Obligor) other than Lenders and Agent shall have any right to enforce any of the provisions of this Section 13 except in the case of Sections 13.1.3, 13.2.1, 13.8, 13.9.2, 13.9.3, 13.11 and 13.17. As between Obligors and Agent, any action that Agent may take or purport to take on behalf of Lenders under any of the Loan Documents shall be conclusively presumed to have been authorized and approved by Lenders as herein provided.
     13.16. Notice of Transfer. Agent may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Revolver Loans for all purposes, unless and until a written notice of the assignment or transfer thereof executed by such Lender has been received by Agent.
     13.17. Replacement of Certain Lenders. If a Lender (“Non-Consenting Lender”) shall have (i) failed to fund its Pro Rata share of any Loan requested (or deemed requested) by Borrowers which such Lender is obligated to fund under the terms of this Agreement and which such failure has not been cured, (ii) requested compensation from Borrowers under Section 3.7 or 3.8 to recover increased costs incurred by such Lender (or its parent or holding company) or restore a rate of return on capital which are not being incurred and requested generally by the other Lenders (or their respective parents or holding companies), (iii) delivered a notice pursuant to Section 3.6 claiming that such Lender is unable to extend LIBOR Loans to Borrowers for reasons not generally applicable to the other Lenders, (iv) defaulted in paying or performing any of its obligations to Agent, or (v) failed (within 5 Business Days after Agent’s request) or refused to give its consent to any amendment, waiver or action for which consent of all of the Lenders is required and in respect of which the Required Lenders have consented, then, in any such case and in addition to any other rights and remedies that Agent, any other Lender or Borrowers may have against such Non-Consenting Lender, any Borrower or Agent may make written demand on such Non-Consenting Lender (with a copy to Agent in the case of a demand by Borrowers and a copy to Borrowers in the case of a demand by Agent) for the Non-Consenting Lender to assign, and such Non-Consenting Lender shall assign pursuant to one or more duly executed Assignment and Acceptances within 5 Business Days after the date of such demand, to one or more Lenders willing to accept such assignment or assignments, or to one or more Eligible Assignees designated by Agent and, in the absence of an Event of Default, approved by Borrower Representative (such approval not to be unreasonably withheld or delayed), all of such Non-Consenting Lender’s rights and obligations under this Agreement (including its Revolver Commitment and all Loans owing to it) in accordance with Section 14. Agent is hereby irrevocably authorized to execute one or more Assignment and Acceptances as attorney-in-fact for any Non-Consenting Lender which fails or refuses to execute and deliver the same within 5 Business Days after the date of such demand. The Non-Consenting Lender shall be entitled to receive, in cash and concurrently with execution and delivery of each such Assignment and Acceptance, all amounts then owed to the Non-Consenting Lender by Obligors hereunder, including the aggregate outstanding principal amount of the Loans owed to such Lender, together with accrued interest thereon through the date of such assignment (but excluding any prepayment penalty, termination charge or amounts otherwise then due and payable under Sections 3.7 or 3.10). Upon the replacement of any Non-Consenting Lender pursuant to this Section 13.17, such Non-Consenting Lender shall cease to have any participation in, entitlement to, or other right to share in the Liens of Agent in any Collateral and such Non-Consenting Lender shall have no further liability to Agent, any Lender or any other Person under any of the Loan Documents (except as provided in Section 13.6 as to events or transactions which occur prior to the replacement of such Non-Consenting Lender), including any commitment to make Loans or purchase participations in LC Obligations. Agent shall have the right at any time, but shall not be obligated to, upon written notice to any Lender and with the consent of such Lender (which may be granted or withheld in such Lender’s discretion), to purchase for Agent’s own account all of such Lender’s right, title and interest in and to this Agreement, the other Loan Documents and the Obligations (together with such Lender’s interest in the Revolver Commitments), for the face amount of the Obligations owed to such Lender (or such greater or lesser amount as Agent and such Lender may mutually agree upon).
     13.18. Remittance of Payments and Collections.
          13.18.1. All payments by any Lender to Agent shall be made not later than the time set forth elsewhere in this Agreement on the Business Day such payment is due; provided, however, that if such payment is due on demand by Agent and such demand is made on the paying Lender after 11:00 a.m. on such Business Day, then payment shall be made by 11:00 a.m. on the next Business Day. Payment by Agent to any Lender shall be made by wire transfer, promptly following Agent’s receipt of funds for the account of such Lender and in the type of funds received by Agent; provided, however, that if Agent receives such funds at or prior to 12:00 noon, Agent shall pay such funds to such Lender by 2:00 p.m. on such Business Day, but if Agent receives such funds after 12:00 noon, Agent shall pay such funds to such Lender by 2:00 p.m. on the next Business Day.
          13.18.2. With respect to the payment of any funds from Agent to a Lender or from a Lender to Agent, the party failing to make full payment when due pursuant to the terms hereof shall, on demand by the other party, pay such amount together with interest thereon at the Federal Funds Rate. In no event shall Borrowers be entitled to receive any credit for any interest paid by Agent to any Lender, or by any Lender to Agent, at the Federal Funds Rate as provided herein.
          13.18.3. If Agent pays any amount to a Lender in the belief or expectation that a related payment has been or will be received by Agent from an Obligor and such related payment is not received by Agent, then Agent shall be entitled to recover such amount from each Lender that receives such amount. If Agent determines at any time that any amount received by it under this Agreement or any of the other Loan Documents must be returned to an Obligor or paid to any other Person pursuant to any Applicable Law, court order or otherwise, then, notwithstanding any other term or condition of this Agreement or any of the other Loan Documents, Agent shall not be required to distribute such amount to any Lender.

     13.19. Arranger. Each of the parties to this Agreement acknowledges that, other than any rights and duties explicitly assigned to Arranger under this Agreement, Arranger does not have any obligations hereunder and shall not be responsible or accountable to any other party hereto for any action or failure to act hereunder. Without limiting the foregoing, Arranger shall not have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on Arranger in deciding to enter into this Agreement or in taking or not taking action hereunder.
SECTION 14. BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS
     14.1. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Obligors, Agent, Arranger, Issuing Bank and Lenders and their respective successors and permitted assigns (which, in the case of Agent, shall include any successor Agent appointed pursuant to Section 13.8), except that (i) no Obligor shall have the right to assign its rights or delegate performance of any of its obligations under any of the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 14.3. Agent may treat the Person which made any Loan as the owner thereof for all purposes hereof unless and until such Person complies with Section 14.3 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with Agent. Any assignee or transferee of any rights with respect to any Loan agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of a Loan, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Loan.
     14.2. Participations.
          14.2.1. Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with Applicable Law, at any time sell to one or more banks or other financial institutions (each a “Participant”) a participating interest in any of the Obligations owing to such Lender, any Commitment of such Lender or any other interest of such Lender under any of the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of its Loans and Commitments for all purposes under the Loan Documents, all amounts payable by Obligors under this Agreement shall be determined as if such Lender had not sold such participating interests, and Obligors and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents. If a Lender sells a participation to a Person other than an Affiliate of such Lender, then such Lender shall give prompt written notice thereof to Borrowers and Agent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.8 unless Borrowers are notified of the participation sold to Participant and such Participant agrees, for the benefit of Borrowers, to comply with Section 5.9 as though such Participant were a Lender.
          14.2.2. Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than an amendment, modification or waiver with respect to any Loans or Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the stated interest rate or the stated rates at which fees are payable with respect to any such Loan or Commitment, postpones the Commitment Termination Date, or (at any time that an Event of Default exists) any date fixed for any regularly scheduled payment of interest or fees on such Loan or Commitment.

          14.2.3. Benefit of Set-Off. Each Obligor agrees that each Participant shall be deemed to have the right of set-off provided in Section 12.4 in respect of its participating interest in amounts owing under the Loan Documents to the same extent and subject to the same requirements under this Agreement (including Section 13.5) as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of set-off provided in Section 12.4 with respect to the amount of participating interests sold to each Participant. Lenders agree to share with each Participant, and each Participant by exercising the right of set-off provided in Section 12.4 agrees to share with each Lender, any amount received pursuant to the exercise of its right of set-off, such amounts to be shared in accordance with Section 13.5 as if each Participant were a Lender.
          14.2.4. Notices. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent that any such notice may be required, and neither Agent nor any other Lender or Obligor shall have any obligation, duty or liability to any Participant of any other Lender. Without limiting the generality of the foregoing, neither Agent nor any Lender or Obligor shall have any obligation to give notices or to provide documents or information to a Participant of another Lender.
     14.3. Assignments.
          14.3.1. Permitted Assignments. Subject to its compliance with Section 14.3.2, a Lender may, in accordance with Applicable Law, at any time assign to any Eligible Assignee all or any part of its rights and obligations under the Loan Documents, so long as (i) each assignment is of a constant, and not a varying, ratable percentage of all of the transferor Lender’s rights and obligations under the Loan Documents with respect to the Loans and the LC Obligations and, in the case of a partial assignment, is in a minimum principal amount of $10,000,000 (unless otherwise agreed by Agent and, in the absence of an Event of Default, Borrower Representative, in its or their discretion); (ii) except in the case of an assignment in whole of a Lender’s rights and obligations under the Loan Documents or an assignment by one original signatory to this Agreement to another such signatory, immediately after giving effect to any assignment, the aggregate amount of the Commitments retained by the transferor Lender shall in no event be less than $10,000,000 (unless otherwise agreed by Agent and, in the absence of an Event of Default, Borrower Representative, in its or their discretion); and (iii) the parties to each such assignment shall execute and deliver to Agent, for its acceptance and recording, an Assignment and Acceptance. Nothing contained herein shall limit in any way the right of a Lender to pledge or assign all or any portion of its rights under this Agreement or with respect to any of the Obligations to (x) any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors and any Operating Circular issued by such Federal Reserve Bank, (y) direct or indirect contractual counterparties in swap agreements relating to the Loans, provided that any payment by Borrowers to the assigning Lender in respect of any assigned Obligations in accordance with the terms of this Agreement shall satisfy Borrowers’ obligations hereunder in respect of such assigned Obligations to the extent of such payment, and no such assignment shall release the assigning Lender from its obligations hereunder.
          14.3.2. Effect; Effective Date. Upon (i) delivery to Agent of a notice of assignment substantially in the form attached as Exhibit D hereto, together with any consents required by Section 14.3.1, and (ii) payment of a $3,500 fee to the Agent for processing any assignment to an Eligible Assignee that is not an Affiliate of the transferor Lender, such assignment shall become effective on the effective date specified in such notice of assignment. The Assignment and Acceptance shall contain a representation and warranty by the Eligible Assignee that the assignment evidenced thereby will not result in a non-exempt “prohibited transaction” under Section 406 of ERISA. On and after the effective date of such assignment, such Eligible Assignee shall for all purposes be a Lender party to this

Agreement and the other Loan Documents executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents to the same extent as if it were an original party thereto, and no further consent or action by Obligors, Lenders or Agent shall be required to release the transferor Lender with respect to the Commitment (or portion thereof) of such Lender and Obligations assigned to such Eligible Assignee. Without limiting the generality of the foregoing, such Eligible Assignee shall be subject to and bound by all of the Loan Documents. If the transferor Lender shall have assigned all of its interests, rights and obligations under this Agreement pursuant to Section 14.3.1, then (i) such transferor Lender shall no longer have any obligation to indemnify Agent with respect to any transactions, events or occurrences that transpire after the effective date of such assignment, (ii) each Eligible Assignee to which such transferor Lender shall make an assignment shall be responsible to Agent to indemnify Agent in accordance with this Agreement with respect to transactions, events and occurrences transpiring on and after the effective date of such assignment to it, and (iii) the transferor Lender shall continue to be entitled to the benefits of those provisions of the Loan Documents (including indemnities from Obligors) that survive Full Payment of the Obligations.
          14.3.3. Dissemination of Information. Each Obligor authorizes each Lender and Agent to disclose to any Participant, any Eligible Assignee or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”), and any prospective Transferee, any and all information in Agent’s or such Lender’s possession concerning each Obligor, the Subsidiaries of each Obligor or the Collateral, subject to appropriate confidentiality undertakings on the part of such Transferee.
     14.4. Tax Treatment. If any interest in any Loan Document is transferred to any Transferee that is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 5.9.
SECTION 15. MISCELLANEOUS
     15.1. Power of Attorney. Each Obligor hereby irrevocably designates, makes, constitutes and appoints Agent (and all Persons designated by Agent) as such Obligor’s true and lawful attorney (and agent-in-fact) and Agent, or Agent’s designee, may, without notice to such Obligor and in either such Obligor’s or Agent’s name, but at the cost and expense of Obligors:
          15.1.1. At such time or times as Agent or said designee, in its discretion, may determine, endorse such Obligor’s name on any Payment Item or other proceeds of the Collateral (including proceeds of insurance) which come into the possession of Agent or under Agent’s control.
          15.1.2. At any time that an Event of Default exists: (i) demand payment of the Accounts from the Account Debtors, enforce payment of the Accounts by legal proceedings or otherwise, and generally exercise all of such Obligor’s rights and remedies with respect to the collection of the Accounts; (ii) settle, adjust, compromise, discharge or release any of the Accounts or other Collateral or any legal proceedings brought to collect any of the Accounts or other Collateral; (iii) sell or assign any of the Accounts and other Collateral upon such terms, for such amounts and at such time or times as Agent deems advisable; (iv) take control, in any manner, of any item of payment or proceeds relating to any Collateral; (v) prepare, file and sign such Obligor’s name to a proof of claim in bankruptcy or similar document against any Account Debtor or to any notice of Lien, assignment or satisfaction of Lien or similar document in connection with any of the Collateral; (vi) receive, open and dispose of all mail addressed to such Obligor and to notify postal authorities to change the address for delivery thereof to such address as Agent may designate; (vii) endorse the name of such Obligor upon any Payment Item relating to any Collateral and deposit the same to the account of Agent for application to the Obligations;

(viii) endorse the name of such Obligor upon any Chattel Paper, Document, Instrument, invoice, freight bill, bill of lading or similar document or agreement relating to any Accounts or Inventory of any Obligor and any other Collateral; (ix) use such Obligor’s stationery and sign the name of such Obligor to verifications of the Accounts and notices thereof to Account Debtors; (x) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to any Collateral; (xi) make and adjust claims under policies of insurance; (xii) sign the name of such Obligor to and file any proof of claim in an Insolvency Proceeding of any Account Debtor and on notices of Liens, claims of mechanic’s Liens or assignments or releases of mechanic’s Liens securing any Accounts; (xiii) take all action as may be necessary to obtain the payment of any letter of credit or banker’s acceptance of which such Obligor is a beneficiary; and (xiv) do all other acts and things necessary, in Agent’s determination, to fulfill such Obligor’s obligations under any of the Loan Documents.
     15.2. General Indemnity. Whether or not any of the transactions contemplated by any of the Loan Documents are consummated, each Obligor agrees to indemnify and defend the Indemnitees and hold the Indemnitees harmless from and against any Claims that may be instituted or asserted against or are incurred by any of the Indemnitees. Without limiting the generality of the foregoing, this indemnity shall extend to any Claims instituted or asserted against or incurred by any of the Indemnitees (x) under any Environmental Laws (or other similar laws) by reason of an Obligor’s or any other Person’s failure to comply with laws applicable to solid or hazardous waste materials or other toxic substances) or (y) under any Anti-Terrorism Laws, including any fines assessed against Agent or any Lender by any Governmental Authority as a result of conduct of an Obligor. Additionally, if any Indemnified Taxes shall be payable by any party on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any of the other Loan Documents, or the creation or repayment of any of the Obligations hereunder, by reason of any Applicable Law now or hereafter in effect, Obligors shall pay (and shall promptly reimburse Agent and Lenders for their payment of) all such Taxes, including any interest and penalties thereon, and will indemnify and hold Indemnitees harmless from and against all liability in connection therewith.
     15.3. Survival of and Limitations Upon Indemnities. Notwithstanding anything to the contrary in this Agreement or any of the other Loan Documents, the obligation of each Obligor and each Lender with respect to each indemnity given by it in this Agreement shall survive the Full Payment of the Obligations, the termination of any of the Commitments and the resignation of Agent. Notwithstanding anything to the contrary contained in this Agreement, no party shall have any obligation under this Agreement to indemnify an Indemnitee with respect to any Claim to the extent that it is determined in a final, non-appealable judgment by a court of competent jurisdiction that such Claim resulted from the gross negligence or willful misconduct of such Indemnitee.
     15.4. Modification of Agreement. This Agreement may not be modified, altered or amended, except by an agreement in writing signed by Obligors (or Borrower Representative on behalf of Obligors), Agent and Lenders (or, where otherwise expressly allowed by Section 13, the Required Lenders in lieu of Agent and Lenders); provided, however, that no consent, written or otherwise, of Obligors (or Borrower Representative) shall be necessary or required in connection with any amendment of any of the provisions of Sections 2.3.2, 4.1.3, 5.5, or 13 (other than Sections 13.1.3, 13.2.1, 13.8, 13.9.2, 13.9.3, 13.11 and 13.17).
     15.5. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under Applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     15.6. Cumulative Effect; Conflict of Terms. The provisions of the Other Agreements and the Security Documents are hereby made cumulative with the provisions of this Agreement. Without limiting the generality of the foregoing, the parties acknowledge that this Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters and that such limitations, tests and measures are cumulative and each must be performed, except as may be expressly stated to the contrary in this Agreement. Except as otherwise provided in any of the other Loan Documents by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in direct conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.
     15.7. Counterparts; Facsimile Signatures. This Agreement and any amendments hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. Loan Documents may be executed by facsimile and the effectiveness of any such Loan Documents and signatures thereon shall, subject to Applicable Law, have the same force and effect as manually signed originals and shall be binding on all parties thereto. Agent may require that any such documents and signatures be confirmed by a manually-signed original thereof, provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile signature.
     15.8. Consent. Whenever the consent of Agent or Lenders (or any combination of Lenders) is required to be obtained under this Agreement or any of the other Loan Documents as a condition to any action, inaction, condition or event, each party whose consent is required shall be authorized to give or withhold its consent in its discretion and to condition its consent upon the giving of additional collateral security for the Obligations, the payment of money or any other matter.
     15.9. Notices and Communications.
          15.9.1. Except as otherwise provided in Section 4.1.5, all notices, requests and other communications to or upon a party hereto shall be in writing (including facsimile transmission or similar writing) and shall be given to such party at the address or facsimile number for such party on the signature pages hereof (or, in the case of a Person who becomes a Lender after the date hereof, at the address shown on the applicable Assignment and Acceptance by which such Person became a Lender) or at such other address or facsimile number as such party may hereafter specify for the purpose by notice to Agent and Borrower Representative in accordance with the provisions of this Section 15.9.
          15.9.2. Except as otherwise provided in Section 4.1.5, each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified herein for the noticed party and confirmation of receipt is received, (ii) if given by mail, 3 Business Days after such communication is deposited in the U.S. Mail, with first-class postage pre-paid, addressed to the noticed party at the address specified herein, or (iii) if given by personal delivery, when duly delivered with receipt acknowledged in writing by the noticed party. In no event shall a voicemail message be effective as a notice, communication or confirmation under any of the Loan Documents. Notwithstanding the foregoing, no notice to or upon Agent pursuant to Sections 2.3, 3.1.2, 4.1 or 6.2.2 shall be effective until after actually received by the individual to whose attention at Agent such notice is required to be sent. Any written notice, request or demand that is not sent in conformity with the provisions hereof shall nevertheless be effective on the date that such notice, request or demand is actually received by the individual to whose attention at the noticed party such notice, request or demand is required to be sent. Any notice received by Borrower Representative shall be deemed to have been received by all Obligors.

          15.9.3. Electronic mail and (with the permission of the noticed party) intranet websites may be used only to distribute routine communications, such as financial statements, Borrowing Base Certificates and other information required by Section 10.1.3, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose as effective notice under this Agreement or any of the other Loan Documents.
Agent and Lenders shall be authorized to rely and act upon any notices (including telephonic communications) purportedly given by or on behalf of any Obligor even if such notices were made in a manner other than as specified herein, were incomplete or were not preceded or followed by any other form of notice specified or required herein, or the terms thereof, as understood by the recipient, varied from any confirmation thereof. Obligors jointly and severally agree to indemnify and defend each Indemnitee from all losses, costs, expenses and liabilities resulting from the reliance by any such Indemnitee on each telephone communication purportedly given by or on behalf of any Obligor.
     15.10. Performance of Obligors’ Obligations. If any Obligor shall fail to discharge any covenant, duty or obligation hereunder or under any of the other Loan Documents, Agent may, in its discretion at any time or from time to time, for such Obligor’s account and at Obligors’ expense, pay any amount or do any act required of Obligors hereunder or under any of the other Loan Documents or otherwise lawfully requested by Agent to (i) enforce any of the Loan Documents or collect any of the Obligations, (ii) preserve, protect, insure or maintain or realize upon any of the Collateral, or (iii) preserve, defend, protect or maintain the validity or priority of Agent’s Liens in any of the Collateral, including the payment of any judgment against any Obligor, any insurance premium, any warehouse charge, any finishing or processing charge, any landlord claim, any other Lien upon or with respect to any of the Collateral (whether or not a Permitted Lien). All payments that Agent may make under this Section and all out-of-pocket costs and expenses (including Extraordinary Expenses) that Agent pays or incurs in connection with any action taken by it hereunder shall be reimbursed to Agent by Obligors, on demand, with interest from the date such payment is made or such costs or expenses are incurred to the date of payment thereof at the Default Rate applicable for Revolver Loans that are Base Rate Loans. Any payment made or other action taken by Agent under this Section shall be without prejudice to any right to assert, and without waiver of, an Event of Default hereunder and to without prejudice to Agent’s right proceed thereafter as provided herein or in any of the other Loan Documents.
     15.11. Credit Inquiries. Each Obligor hereby authorizes and permits Agent and Lenders (but Agent and Lenders shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning such Obligor or any of its Subsidiaries.
     15.12. Time of Essence. Time is of the essence of this Agreement, the Other Agreements and the Security Documents.
     15.13. Indulgences Not Waivers. Agent’s or any Lender’s failure at any time or times hereafter, to require strict performance by Obligors of any provision of this Agreement shall not waive, affect or diminish any right of Agent or any Lender thereafter to demand strict compliance and performance therewith.
     15.14. Entire Agreement; Exhibits and Schedules. This Agreement and the other Loan Documents, together with all other instruments, agreements and certificates executed by the parties pursuant to any Loan Document, embody the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and inducements, whether express or implied, oral or written, regarding the same subject matter. Each of the Exhibits and each of the Schedules attached hereto are incorporated into this Agreement and by this reference made a part hereof.

     15.15. Interpretation. No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having, or being deemed to have, structured, drafted or dictated such provision. The paragraph and section headings are for convenience of reference only and shall not affect the substantive meaning of any provision of this Agreement.
     15.16. Obligations of Lenders Several. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitment of any other Lender. Nothing contained in this Agreement and no action taken by Lenders pursuant hereto shall be deemed to constitute Lenders to be a partnership, association, joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled, to the extent not otherwise restricted hereunder, to protect and enforce its rights arising out of this Agreement and any of the other Loan Documents and it shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purpose.
     15.17. Confidentiality. Each of Agent and each Lender agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of any confidential information that is delivered or made available by Obligors to it and that is marked or otherwise identified by Obligors as confidential, (including information made available to Agent or any Lender in connection with a visit or investigation by any Person contemplated in Section 10.1.1), for a period of 24 months following the Commitment Termination Date, except that Agent and any Lender may disclose such information (i) to their respective Affiliates and individuals employed or retained by Agent or such Lender who are or are expected to become engaged in evaluating, approving, structuring, administering or otherwise giving professional advice with respect to any of the Loans or Collateral, including any of their respective legal counsel, auditors or other professional advisors; (ii) to any party to this Agreement from time to time or any Participant, (iii) pursuant the order of any court or administrative agency, (iv) upon the request or demand of any regulatory agency or other Governmental Authority having jurisdiction over Agent or such Lender or in accordance with Agent’s or Lender’s regulatory compliance policies, (v) which has ceased to be confidential other than by an act or omission of Agent or any Lender except as permitted herein or which becomes available to Agent or any Lender on a nonconfidential basis from a source other than Obligors, (vi) to the extent reasonably required in connection with any litigation (with respect to any of the Loan Documents or any of the transactions contemplated thereby) to which Agent, any Lender or their respective Affiliates may be a party, (vii) to the extent reasonably required in connection with the exercise of any remedies hereunder, (viii) to any actual or proposed Participant, Assignee, counterparty or advisors to any swap or derivative transactions relating to Obligors and the Obligations, or any other Transferee of all or part of a Lender’s rights hereunder so long as such Person has agreed in writing to be bound by the provisions of this Section, (ix) to the National Association of Insurance Commissioners or any similar organization or to any nationally recognized rating agency that requires access to information about a Lender’s portfolio in connection with ratings issued with respect to such Lender, (x) to the extent required (on the advice of Agent’s or such Lender’s counsel) by Applicable Law, or (xi) with the consent of the affected Obligor.
     15.18. Amendment and Restatement. This Agreement and the other Loan Documents amend and restate the Original Loan Agreement, the Original Security Agreement and the other “Loan Documents” (as defined in the Original Loan Agreement). All rights, benefits, indebtedness, interests, liabilities and obligations of the parties to the Original Loan Agreement, the Original Security Agreement and the agreements, documents and instruments executed and delivered in connection with the Original Loan Agreement and the Original Security Agreement (collectively, the “Original Loan Documents”) are hereby renewed, amended, restated and superseded in their entirety according to the terms and provisions set forth herein and in the other Loan Documents. This Agreement does not constitute, nor shall it result in, a waiver of or release, discharge or forgiveness of any amount payable pursuant to the Original Loan

Documents or any indebtedness, liabilities or obligations of Obligors thereunder, all of which are renewed and continued and are hereafter payable and to be performed in accordance with this Agreement and the other Loan Documents. Neither this Agreement nor any other Loan Document extinguishes the indebtedness or liabilities outstanding in connection with the Original Loan Documents, nor do they constitute a novation with respect thereto. All security interests, pledges, assignments and other Liens previously granted by any Obligor pursuant to the Original Loan Documents are hereby renewed and continued, and all such security interests, pledges, assignments and other Liens shall remain in full force and effect as security for the Obligations except as modified by the provisions hereof. Amounts in respect of interest, fees and other amounts payable to or for the account of Agent, Issuing Bank and Lenders shall be calculated (i) in accordance with the provisions of the Original Loan Agreement with respect to any period (or a portion of any period) ending prior to the Closing Date, and (ii) in accordance with the provisions of this Agreement with respect to any period (or a portion of any period) commencing on or after the Closing Date.
     15.19. USA Patriot Act Notice. Each Lender hereby notifies Borrowers that, pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Act.
     15.20. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (but without regard to conflict of law principles) of the State of North Carolina, but giving effect to federal laws relating to national banks.
     15.21. Consent to Forum. Each Obligor hereby consents to the non-exclusive jurisdiction of any United States federal court sitting in or with direct or indirect jurisdiction over the Western District of North Carolina or in any North Carolina state court sitting in Mecklenburg County, North Carolina, in any action, suit or other proceeding arising out of or relating to this Agreement or any of the other Loan Documents and each Obligor irrevocably agrees that all claims and demands in respect of any such action, suit or proceeding may be heard and determined in any such court and irrevocably waives any objection it may now or hereafter have as to the venue of any such action, suit or proceeding brought in any such court or that such court is an inconvenient forum. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor or with respect to any Collateral in the courts of any other jurisdiction. Any judicial proceeding commenced by any Obligor against Agent, BofA, any Lender or any holder of any of the Obligations, or any Affiliate of Agent, BofA, any Lender or any holder of any Obligations, involving, directly or indirectly, any matter in any way arising out of, related to or connected with any Loan Document shall be brought only in a United States federal court sitting in or with direct jurisdiction over the Western District of North Carolina or in any North Carolina state court sitting in Mecklenburg County, North Carolina. Nothing in this Agreement shall be deemed to preclude the enforcement by Agent of any judgment or order obtained in such forum or the taking of any action under this Agreement to enforce same in any other appropriate forum or jurisdiction.
     15.22. Waivers.
          15.22.1 To the fullest extent permitted by Applicable Law, Agent, each Lender and each Obligor waives (i) the right to trial by jury in any action, suit, proceeding or counterclaim of any kind arising out of or related to any of the Loan Documents, the Obligations or the Collateral; and (ii) any claim against any party hereto, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in respect of any claim for breach of contract or any other theory of liability arising out of, or the taking of any Enforcement Action, or related to any of the Loan Documents, any transaction thereunder or the use of the proceeds of any Loans.

          15.22.2 To the fullest extent permitted by Applicable Law, each Obligor waives (i) presentment, demand and protest and notice of presentment, protest, default, non payment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent on which such Obligor may in any way be liable and hereby ratifies and confirms whatever Agent may do in this regard; (ii) notice prior to taking possession or control of the Collateral or any bond or security which might be required by any court prior to allowing Agent to exercise any of Agent’s remedies; (iii) the benefit of all valuation, appraisement and exemption laws; and (iv) notice of acceptance hereof.
          15.22.3 Each party hereto acknowledges that the foregoing waivers are a material inducement to the other parties entering into this Agreement and that each other party hereto is relying upon the foregoing waivers in its future dealings with such party. Each party hereto warrants and represents that it has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the Court.
[Remainder of page intentionally left blank; signatures begin on following page]

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered on the day and year specified at the beginning of this Agreement.

BORROWERS:

COLTEC INDUSTRIES INC

By:	/s/ Robert D. Rehley
Robert D. Rehley, Treasurer

Address:	5605 Carnegie Boulevard
Charlotte, North Carolina 28209-4674

Facsimile:	(704) 731-1569

COLTEC INDUSTRIAL PRODUCTS LLC

By:	/s/ Robert D. Rehley
Robert D. Rehley, Treasurer

Address:	c/o Coltec Industries Inc
5605 Carnegie Boulevard
Charlotte, North Carolina 28209-4674

Facsimile:	(704) 731-1569

GARLOCK SEALING TECHNOLOGIES LLC

By:	/s/ John R. Mayo

John R. Mayo, Vice President and Secretary

Address:	1666 Division Street
Palmyra, New York 14522-9383

Facsimile:	(315) 597-3216
[Enpro/Amended and Restated Loan And Security Agreement]

GGB LLC

By:	/s/ Robert D. Rehley
Robert D. Rehley, Treasurer

Address:	c/o Coltec Industries Inc
5605 Carnegie Boulevard
Charlotte, North Carolina 28209-4674

Facsimile:	(704) 731-1569

CORROSION CONTROL CORPORATION

By:	/s/ Robert D. Rehley

Robert D. Rehley, Treasurer

Address:	c/o Coltec Industries Inc
5605 Carnegie Boulevard
Charlotte, North Carolina 28209-4674

Facsimile:	(704) 731-1569

STEMCO LP

By:	/s/ Robert D. Rehley

Robert D. Rehley, Treasurer

Address:	c/o Coltec Industries Inc
5605 Carnegie Boulevard
Charlotte, North Carolina 28209-4674

Facsimile:	(704) 731-1569
[Enpro/Amended and Restated Loan And Security Agreement]

GUARANTORS:

ENPRO INDUSTRIES, INC.

By:	/s/ Robert D. Rehley
Robert D. Rehley, Vice President
and Treasurer

Address:	5605 Carnegie Boulevard
Charlotte, North Carolina 28209-4674

Facsimile:	(704) 731-1569

QFM SALES AND SERVICES, INC.

By:	/s/ Robert D. Rehley

Robert D. Rehley, Treasurer

Address:	c/o Coltec Industries Inc
5605 Carnegie Boulevard
Charlotte, North Carolina 28209-4674

Facsimile:	(704) 731-1569

COLTEC INTERNATIONAL SERVICES CO.

By:	/s/ Robert D. Rehley

Robert D. Rehley, Treasurer

Address:	c/o Coltec Industries Inc
5605 Carnegie Boulevard
Charlotte, North Carolina 28209-4674

Facsimile:	(704) 731-1569
[Enpro/Amended and Restated Loan And Security Agreement]

GARRISON LITIGATION MANAGEMENT GROUP, LTD.

By:	/s/ Paul L. Grant
Paul L. Grant, President

Address:	c/o Garlock Sealing Technologies LLC
1666 Division Street
Palmyra, New York 14522-9383

Facsimile:	(315) 597-3216

GGB, INC.

By:	/s/ Robert D. Rehley

Robert D. Rehley, Treasurer

Address:	c/o Coltec Industries Inc
5605 Carnegie Boulevard
Charlotte, North Carolina 28209-4674

Facsimile:	(704) 731-1569

GARLOCK INTERNATIONAL INC.

By:	/s/ John R. Mayo

John R. Mayo, Vice President and Secretary

Address:	c/o Garlock Sealing Technologies LLC
1666 Division Street
Palmyra, New York 14522-9383

Facsimile:	(315) 597-3216
[Enpro/Amended and Restated Loan And Security Agreement]

STEMCO DELAWARE LP

By:	/s/ Nathaniel E. Standing
Nathaniel E. Standing, Vice President and Treasurer

Address:	c/o Coltec Industries Inc
5605 Carnegie Boulevard
Charlotte, North Carolina 28209-4674

Facsimile:	(704) 731-1569

STEMCO HOLDINGS, INC.

By:	/s/ Robert P. McKinney

Robert P. McKinney, Vice President

Address:	c/o Coltec Industries Inc
5605 Carnegie Boulevard
Charlotte, North Carolina 28209-4674

Facsimile:	(704) 731-1569

STEMCO HOLDINGS DELAWARE, INC.

By:	/s/ Nathanial E. Standing

Nathanial E. Standing, Vice President and Treasurer

Address:	c/o Coltec Industries Inc
5605 Carnegie Boulevard
Charlotte, North Carolina 28209-4674

Facsimile:	(704) 731-1569
[Enpro/Amended and Restated Loan And Security Agreement]

GARLOCK OVERSEAS CORPORATION

By:	/s/ John R. Mayo
John R. Mayo, Vice President and Secretary

Address:	c/o Garlock Sealing Technologies LLC
1666 Division Street
Palmyra, New York 14522-9383

Facsimile:	(315) 597-3216
[Enpro/Amended and Restated Loan And Security Agreement]

LENDERS:		BANK OF AMERICA, N.A., as a Lender and Issuing Bank

Revolver Commitment:	$25,000,000	By:	/s/ Andrew A. Doherty
		Name:	Andrew Doherty
		Title:	Senior Vice President

LIBOR Lending Office:
300 Galleria Parkway, Suite 800
Atlanta, Georgia 30339
Attention: Loan Administration Officer — EnPro
Telecopier No.: (770) 857-2947
Signature Page — Amended and Restated Loan and Security Agreement
(EnPro)

		CITICORP USA, INC.

Revolver Commitment:	$25,000,000	By:	/s/ Miles D. McManus
		Name:	Miles D. McManus
		Title:	Vice President and Director

		LIBOR Lending Office:
		388 Greenwich Street, 20th Floor
		New York, New York 10013
		Attention: Miles D. McManus, Director
		Telecopier No.: (212) 816-2613
Signature Page — Amended and Restated Loan and Security Agreement
(EnPro)

WACHOVIA BANK, NATIONAL ASSOCIATION

Revolver Commitment:	$25,000,000
		By:	/s/ Joe T. Curdy
		Name:	Joe T. Curdy
		Title:	Vice President

LIBOR Lending Office:
Wachovia Capital Finance
5001 LBJ Freeway, Suite 1050
Dallas, Texas 75244
Attention: Joe Curdy
Telecopier No.: (214) 748-9118
Signature Page — Amended and Restated Loan and Security Agreement
(EnPro)

AGENT:	BANK OF AMERICA, N.A., as Agent

	By:	/s/ Andrew A. Doherty
	Name:	Andrew Doherty
	Title:	Senior Vice President

Address:
300 Galleria Parkway, NW — Suite 800
Atlanta, Georgia 30339
Attention: Loan Administration Officer — EnPro
Telecopier No.: (770) 857-2947
Signature Page — Amended and Restated Loan and Security Agreement
(EnPro)

EXHIBIT A
COMPLIANCE CERTIFICATE
[Letterhead of Borrower]
                                                            , 20___
Bank of America, N.A., as Agent
300 Galleria Parkway, N.W. — Suite 800
Atlanta, Georgia 30339
     The undersigned, the                                          [insert title of applicable financial officer signing the certificate] of EnPro Industries Inc., a North Carolina corporation (“Parent”), gives this certificate in his official capacity, and not individually, to Bank of America, N.A. (“Agent”) in accordance with the requirements of Section 10.1.3 of that certain Amended and Restated Loan and Security Agreement dated April ___, 2006, among Parent and certain of its Affiliates, Agent and the Lenders referenced therein (“Loan Agreement”). Capitalized terms used in this Certificate, unless otherwise defined herein, shall have the meanings ascribed to them in the Loan Agreement.
     1. [To the extent that a Covenant Trigger has occurred and is in effect] Based upon my review of the balance sheets and statements of income of Obligors and their Subsidiaries for the [Fiscal Year] [fiscal month period] ending                                         , 20___, copies of which are attached hereto, I hereby certify that the Fixed Charge Coverage Ratio is ___to 1.0.
     2. No Default exists on the date hereof, other than:                                                               [if none, so state].
     3. No Event of Default exists on the date hereof, other than                                                                                                      [if none, so state].
     4. [To the extent that a Covenant Trigger has occurred and is in effect] Attached hereto is a schedule showing the calculations that support Borrowers’ compliance [non-compliance] with the financial covenants, as shown above
     5. [To the extent that the provisions of Section 4.2(b) of the Senior Notes Indenture are effective] The aggregate amount of Exempted Debt permitted to be incurred under Section 4.2(b) of the Senior Notes Indenture as of the date hereof is $                                        . The aggregate amount of outstanding Exempted Debt as of the date hereof is $                                        , of which $                                        consists of outstanding Obligations and $                                         consists of other Exempted Debt. Attached hereto is a schedule listing all such other Exempted Debt.
     6. Attached hereto is a schedule showing all locations of Inventory and records relating to Collateral that have been established since the delivery of the most recently delivered compliance certificate, other than any such new locations for which Obligors are not required to provide Agent notice pursuant to Section 8.1.1 of the Loan Agreement.

Very truly yours,

Title:

EXHIBIT B
FORM OF OPINION LETTERS

[Letterhead of EnPro Industries, Inc.]
April ___, 2006
Bank of America, N.A., as Agent
300 Galleria Parkway, NW, Suite 800
Atlanta, GA 30339
Attention: Portfolio Manager
The Lenders
from time to time party to the
Loan Agreement referred to below
Ladies and Gentlemen:
     I am Deputy General Counsel to EnPro Industries, Inc., a North Carolina corporation (“Parent”) and have acted as counsel to Coltec Industries Inc, a Pennsylvania corporation (“Coltec”), Coltec Industrial Products LLC, a Delaware limited liability company (“CIP”), Garlock Sealing Technologies LLC, a Delaware limited liability company (“Garlock Sealing”), GGB LLC, a Delaware limited liability company (“Garlock Bearing”), Corrosion Control Corporation, a Colorado corporation (“CCC”), and Stemco LP, a Texas limited partnership (“Stemco LP (TX)”; Coltec, CIP, Garlock Sealing, Garlock Bearing, CCC and Stemco LP (TX), each individually referred to herein as a “Borrower” and collectively as the “Borrowers”); QFM Sales and Services, Inc., a Delaware corporation (“QFM”), Coltec International Services Co., a Delaware corporation (“Coltec International”), Garrison Litigation Management Group, Ltd., a Delaware corporation (“Garrison”), GGB, Inc., a Delaware corporation (“GGB”), Garlock International Inc., a Delaware corporation (“Garlock International”), Stemco Delaware LP, a Delaware limited partnership (“Stemco LP (DE)”), Stemco Holdings, Inc., a Delaware corporation (“Stemco Holdings”), Stemco Holdings Delaware, Inc., a Delaware corporation (“Stemco Holdings Delaware”), and Garlock Overseas Corporation, a Delaware corporation (“Garlock Overseas”; QFM, Coltec International, Garrison, GGB, Garlock International, Stemco LP (DE), Stemco Holdings, Stemco Holdings Delaware and Garlock Overseas each individually referred to herein as a “Subsidiary Guarantor” and collectively as the “Subsidiary Guarantors” and together with Parent, the “Guarantors”; the Borrowers and the Guarantors being referred to herein as the “Loan Parties”), in connection with the Loan Agreement referred to hereinbelow. This opinion letter is being delivered pursuant to Section 11.1.6 of the Loan Agreement. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings accorded such terms in the Loan Agreement.
     In connection with this opinion, I have examined fully-executed originals, or copies identified to my satisfaction, of the following documents, each of which is dated as of the date hereof unless otherwise indicated:
     (1) the Amended and Restated Loan and Security Agreement (the “Loan Agreement”) between Wachovia Bank, National Association, CitiCorp USA, Inc. and Bank of America, N.A., as lenders (collectively, the “Lenders”), Bank of America, N.A., as agent for the Lenders (in such capacity, the “Agent”) (the Lenders and the Agent collectively being referred to herein as the “Lender Parties”) and the Loan Parties;
     (2) the Amended and Restated Parent Guarantee (the “Parent Guarantee”) made by the Parent in favor of the Agent;

Bank of America, N.A., as Agent
and the other Lender Parties
April ___, 2006

     (3) the Amended and Restated Subsidiary Guarantee (the “Subsidiary Guarantee”) made by the Subsidiary Guarantors in favor of the Agent;
     (4) the Amended and Restated Pledge Agreement (the “Pledge Agreement”) between the Loan Parties and the Agent;
     (5) the Amended, Restated and Consolidated Trademark Security Agreement, the Amended, Restated and Consolidated Patent Security Agreement, and the Amended, Restated and Consolidated Copyright Security Agreement (collectively, the “Intellectual Property Security Agreements”) between the Loan Parties party thereto and the Agent;
     (6) the Amended and Restated Intercompany Subordination Agreement between the Loan Parties party hereto and the Agent;
     (7) the Amended and Restated Subordination Agreement among Stemco LP (DE), Stemco LP (TX), Coltec and the Agent;
     (8) the Amended and Restated Subordination Agreement between Garlock Sealing and the Agent;
     (9) the Assignment of Proceeds of Insurance Policy as Collateral, dated as of May 16, 2002, from Coltec, Garlock Sealing and Garrison Litigation Management Group, Ltd. to the Agent, as reaffirmed by the Reaffirmation of Assignment of Proceeds of Insurance Policy as Collateral from Coltec, Garlock Sealing and Garrison Litigation Management Group, Ltd. to the Agent; and
     (10) the Uniform Commercial Code (“UCC”) financing statements and amendments thereto listed on Schedule A hereto, each naming a Loan Party as debtor and the Agent as secured party and, as amended, describing certain collateral pledged to the Agent under the Loan Agreement, the Pledge Agreement and the Intellectual Property Services Agreements (the “Financing Statements”), filed (or with respect to the amendments, to be filed) in the offices (the “Filing Offices”) shown on Schedule A.
     The documents referenced in (1) – (9) above are collectively referred to herein as the “Loan Documents.”
     In connection with this opinion, I also have examined originals, or copies identified to my satisfaction, of such other documents and considered such matters of law and fact as I, in my professional judgment, have deemed appropriate to render the opinions contained herein, including, without limitation, the articles or certificate of incorporation, organization or formation and bylaws, operating agreements or partnership agreements of each of the Loan Parties, resolutions of the board of directors, board of managers or general partner of each of the Loan Parties and certificates of public officials or reports of CT Corporation Service concerning the legal existence, qualifications to do business as a foreign corporation or limited liability company or good standing of each of the Loan Parties in their jurisdiction of organization and principal place of business. Where I have considered it appropriate, as to certain facts I have relied, without investigation or analysis of any underlying data contained therein, upon certificates, written statements or other comparable documents of public officials and officers or other appropriate representatives of the Loan Parties.
     In rendering the opinions contained herein, I have assumed, among other things: the legal

Bank of America, N.A., as Agent
and the other Lender Parties
April ___, 2006

capacity of all natural persons; the genuineness of all signatures not signed in my presence; the authenticity of all documents submitted to me as originals; that all documents submitted to me as copies conform with the originals thereof; and the regularity and completeness of the Loan Parties’ corporate, limited liability company and limited partnership minutes, stock books and membership or partnership records, and other corporate, limited liability company and partnership company records. I have also assumed the due authorization, execution and delivery of the Loan Documents by all parties thereto (other than the Loan Parties) and the binding effect of such documents on such parties.
     Based upon and subject to the foregoing and the further limitations and qualifications hereinafter expressed, it is my opinion that:
     1. Each Loan Party is a corporation, limited liability company or limited partnership in existence under the laws of its jurisdiction of organization, and is qualified to do business as a foreign corporation, limited liability company or limited partnership under the laws of every state in which its principal place of business is located as of the date hereof.
     2. Each Loan Party has the corporate, limited liability company or limited partnership power to execute, deliver and perform its obligations under the Loan Documents to which it is a party.
     3. Each Loan Party has authorized the execution, delivery and performance of its obligations under the Loan Documents to which it is a party by all necessary corporate, limited liability company or partnership action on its part. Each Loan Party has authorized the filing of each Financing Statement naming such Loan Party as debtor.
     4. Each Loan Party has duly executed and delivered each Loan Document to which it is a party.
     5. The execution and delivery by each Loan Party of the Loan Documents to which it is a party, and the performance by such Loan Party of its obligations thereunder, (i) do not violate any Loan Party’s articles or certificate of incorporation, organization or formation, as applicable, or bylaws, operating agreement or partnership agreement, as applicable, (ii) do not breach or result in a default under the Senior Notes Indenture, the Convertible Debentures Indenture or any Material Contract to which any Loan Party is bound, and (iii) to my knowledge (based on litigation searches undertaken with respect to the Loan Parties prior to the date hereof by Parker, Hudson, Rainer and Dobbs LLP, counsel to the Agent, and inquiry of the officers of the Loan Parties who were actively involved in negotiating the Loan Documents), do not violate the terms of any judicial or administrative judgment, order, decree or arbitral decision that names any Loan Party and is specifically directed to it or its properties.
     6. No consent, approval or other authorization of or by any court, administrative agency or other governmental authority is required in connection with the execution and delivery by the Loan Parties of the Loan Documents that has not already been obtained by the Loan Parties.
     The opinions expressed above are further subject to the following qualifications and limitations:
     A. I express no opinion as to, or the effect or applicability of, any laws other than the laws of the State of North Carolina, the federal laws of the United States of America and the General Corporation Law of the State of Delaware. With respect to opinions relating to Loan Parties or matters governed by the laws of any other jurisdiction, I have assumed that any applicable provisions of such laws are identical

Bank of America, N.A., as Agent
and the other Lender Parties
April ___, 2006

in all respects to the laws of the State of North Carolina. Except as expressly provided in this paragraph, I express no opinion concerning any matter respecting or affected by any laws other than laws that a lawyer in North Carolina exercising customary professional diligence would reasonably recognize as being directly applicable to the Loan Parties, the Loan Documents or any of them.
     B. The opinions in paragraph 1 above, with respect to the existence, good standing and foreign qualification of the Loan Parties, are based solely on the examination of certificates of existence or good standing issued by the secretary of state of the jurisdiction of organization of each such Loan Party and reports of CT Corporation Service as to the foreign qualifications of each Loan Party in the jurisdiction in which the principal place of business of each such Loan Party is located.
* * *
     In addition, I advise you that, to my knowledge, there is no action, suit or proceeding at law or in equity, or by or before any governmental instrumentality or agency or arbitral body, now pending or overtly threatened against any Loan Party, challenging the transactions contemplated by, or the validity or enforceability of, the Loan Documents.

Bank of America, N.A., as Agent
and the other Lender Parties
April ___, 2006

* * *
     This opinion letter is delivered solely for your benefit in connection with the transactions contemplated by the Loan Documents and may not be used or relied upon by any other person or for any other purpose without my prior written consent in each instance; provided, however, that this opinion letter may be relied upon by any financial institution who becomes a Lender under the Loan Agreement in compliance with the provisions of the Loan Agreement and by Robinson, Bradshaw & Hinson, P.A. in connection with the opinions it is rendering in connection with the Loan Documents. My opinions expressed herein are as of the date hereof, and I undertake no obligation to advise you of any changes of applicable law or any other matters that may come to my attention after the date hereof that may affect the opinions expressed herein.
Sincerely yours,
Robert P. McKinney
Deputy General Counsel
cc:      Robinson, Bradshaw & Hinson, P.A.

Schedule A
UCC Financing Statements and Amendments

Debtor	Jurisdiction	File No.	File Date
Coltec Industries Inc	Pennsylvania Department of State	36291323	5/30/02
2006 Amendment (to be filed)

Coltec Industrial Products LLC	Delaware Secretary of State	2133251 3 2006 Amendment (to be filed)	5/30/02

Garlock Sealing Technologies LLC	Delaware Secretary of State	2133292 7 2006 Amendment (to be filed)	5/30/02

GGB LLC	Delaware Secretary of State	2133280 2 3283850 9 4133370 9 2006 Amendment (to be filed)	5/30/02 10/29/03 (Amendment) 4/26/04 (Amendment)

Corrosion Control Corporation	Colorado Secretary of State	20032124854 2006 Amendment (to be filed)	11/17/03

Stemco LP	Texas Secretary of State	05-0007643823 2006 Amendment (to be filed)	3/11/05

EnPro Industries, Inc.	North Carolina Secretary of State	20020060638K 2006 Amendment (to be filed)	5/30/02

QFM Sales and Services, Inc.	Delaware Secretary of State	2133323 0 2006 Amendment (to be filed)	5/30/02

Coltec International Services Co	Delaware Secretary of State	2133264 6 2006 Amendment (to be filed)	5/30/02

Garrison Litigation Management Group, Ltd.	Delaware Secretary of State	2133235 6 2006 Amendment (to be filed)	5/30/02

GGB, Inc.	Delaware Secretary of State	2133325 5 2006 Amendment (to be filed)	5/30/02

Garlock International Inc	Delaware Secretary of State	2133309 9 2006 Amendment (to be filed)	5/30/02

Stemco Delaware LP	Delaware Secretary of State	2133329 7 507817 09 2006 Amendment (to be filed)	5/30/02 3/11/05 (Amendment)

		5078104 8 5108233 9 2006 Amendment (to be filed)	3/11/05 4/18/05 (Amendment)

Garlock Overseas Corporation	Delaware Secretary of State	2133317 2 2006 Amendment (to be filed)	5/30/02

Stemco Holdings, Inc.	Delaware Secretary of State	5078131 1 5108231 3 2006 Amendment (to be filed)	3/11/05 4/8/05 (Amendment)

Stemco Holdings Delaware, Inc.	Delaware Secretary of State	5078114 7 5108229 7 2006 Amendment (to be filed)	3/11/05 4/18/05 (Amendment)

ROBINSON BRADSHAW &
HINSON
April 26, 2006
Bank of America, N.A., as Agent
300 Galleria Parkway, NW, Suite 800
Atlanta, GA 30339
Attention: Portfolio Manager
The Lenders
from time to time party to the
Loan Agreement referred to below
Ladies and Gentlemen:
     We have acted as counsel to Coltec Industries Inc, a Pennsylvania corporation (“Coltec”), Coltec Industrial Products LLC, a Delaware limited liability company (“CIP”), Garlock Sealing Technologies LLC, a Delaware limited liability company (“Garlock Sealing”), GGB LLC, a Delaware limited liability company (“Garlock Bearing”), Corrosion Control Corporation, a Colorado corporation (“CCC”), and Stemco LP, a Texas limited partnership (“Stemco LP (TX)”; Coltec, CIP, Garlock Sealing, Garlock Bearing, CCC and Stemco LP (TX), each individually referred to herein as a “Borrower” and collectively as the “Borrowers”); EnPro Industries, Inc., a North Carolina corporation (“Parent”); QFM Sales and Services, Inc., a Delaware corporation (“QFM”), Coltec International Services Co., a Delaware corporation (“Coltec International”), Garrison Litigation Management Group, Ltd., a Delaware corporation (“Garrison”), GGB, Inc., a Delaware corporation (“GGB”), Garlock International Inc., a Delaware corporation (“Garlock International”), Stemco Delaware LP, a Delaware limited partnership (“Stemco LP (DE)”), Stemco Holdings, Inc., a Delaware corporation (“Stemco Holdings”), Stemco Holdings Delaware, Inc., a Delaware corporation (“Stemco Holdings Delaware”), and Garlock Overseas Corporation, a Delaware corporation (“Garlock Overseas”; QFM, Coltec International, Garrison, GGB, Garlock International, Stemco LP (DE), Stemco Holdings, Stemco Holdings Delaware and Garlock Overseas each individually referred to herein as a “Subsidiary Guarantor” and collectively as the “Subsidiary Guarantors” and together with Parent, the “Guarantors”; the Borrowers and the Guarantors being referred to herein as the “Loan Parties”), in connection with the Loan Agreement referred to hereinbelow. This opinion letter is being delivered pursuant to Section 11.1.6 of the Loan Agreement referred to below. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings accorded such terms in the Loan Agreement.
     In connection with this opinion, we have examined fully-executed originals, or copies identified to our satisfaction, of the following documents, each of which is dated as of the date hereof unless otherwise indicated:
     (1) the Amended and Restated Loan and Security Agreement (the “Loan Agreement”) between Wachovia Bank, National Association, CitiCorp USA, Inc. and Bank of America, N.A., as lenders (collectively, the “Lenders”), Bank of America, N.A., as agent for the Lenders (in such capacity, the

Bank of America, N.A., as Agent,
and the other Lender Parties
April 26, 2006

“Agent”) (the Lenders and the Agent collectively being referred to herein as the “Lender Parties”) and the Loan Parties;
     (2) the Amended and Restated Parent Guarantee (the “Parent Guarantee”) made by Parent in favor of the Agent;
     (3) the Amended and Restated Subsidiary Guarantee (the “Subsidiary Guarantee”) made by the Subsidiary Guarantors in favor of the Agent;
     (4) the Amended and Restated Pledge Agreement (the “Pledge Agreement”) between the Loan Parties and the Agent;
     (5) the Amended, Restated and Consolidated Trademark Security Agreement, the Amended, Restated and Consolidated Patent Security Agreement, and the Amended, Restated and Consolidated Copyright Security Agreement (collectively, the “Intellectual Property Security Agreements”) between the Loan Parties party thereto and the Agent;
     (6) the Amended and Restated Intercompany Subordination Agreement, between the Loan Parties party thereto and the Agent;
     (7) the Amended and Restated Subordination Agreement, among Stemco LP (DE), Stemco LP (TX), Coltec and the Agent;
     (8) the Amended and Restated Subordination Agreement, between Garlock Sealing and the Agent;
     (9) the Assignment of Proceeds of Insurance Policy as Collateral, dated as of May 16, 2002, from Coltec, Garlock Sealing and Garrison Litigation Management Group, Ltd. to the Agent, as reaffirmed by the Reaffirmation of Assignment of Proceeds of Insurance Policy as Collateral from Coltec, Garlock Sealing and Garrison Litigation Management Group, Ltd. to the Agent; and
     (10) Uniform Commercial Code (“UCC”) financing statements and amendments thereto listed on Schedule A hereto (the “Financing Statements”), each naming a Loan Party as debtor and the Agent as secured party and, as amended, describing certain collateral pledged to the Agent under the Loan Agreement, the Pledge Agreement and the Intellectual Property Security Agreements, filed (or with respect to the amendments, to be filed) in the offices (the “Filing Offices”) shown on Schedule A.
     The documents referenced in (1) – (9) above are collectively referred to herein as the “Loan Documents.”
     In connection with this opinion, we have also examined originals, or copies certified or otherwise identified to our satisfaction, of all such agreements, records, instruments, certificates of public officials, certificates of officers of the Loan Parties, other documents and matters of law as we have deemed necessary as a basis for the opinions hereinafter set forth. As to certain questions of fact, we have relied upon certificates or other comparable documents of officers of the Loan Parties or public officials, and on the representations and warranties made by the Loan Parties in the Loan Documents but have made no

Bank of America, N.A., as Agent,
and the other Lender Parties
April 26, 2006

independent investigation or verification with respect to the accuracy of any facts contained therein or in any other document or instrument referred to herein except as explicitly set forth otherwise in this opinion.
     In rendering the opinions contained herein, we have assumed, among other things: the correctness of the opinions stated in the opinion letter of Robert P. McKinney, Esq., Deputy General Counsel to Parent, delivered to you as of the date hereof; the legal capacity of all natural persons; the authenticity of all documents submitted to us as originals; that all documents submitted to us as copies conform with the originals thereof; that the Loan Documents fully state the agreement between the Loan Parties and the Lender Parties with respect to the matters stated therein and are intended to be the final, complete and exclusive expression of the agreement between the Loan Parties, the Agent and the Lenders; that the Loan Documents constitute legal, valid and binding obligations of the parties thereto other than the Loan Parties, enforceable against such parties in accordance with their respective terms; that the Loan Documents were not executed or delivered under fraud, duress or mistake; that when exercising rights and remedies under the Loan Documents, each Lender Party will act in good faith; that all attachments, schedules and exhibits referenced in each of the Financing Statements shall be correctly and properly attached to and filed or recorded with such Financing Statements; that the Loan Documents have been duly authorized, executed and delivered by each Lender Party party thereto and are within the corporate power of each Lender Party party thereto; that each of the Loan Parties has sufficient rights in the Collateral, and has received sufficient value and consideration in connection with the security interest granted under the Loan Agreement, the Pledge Agreement and the Intellectual Property Agreements for the security interest of the Lender Parties set forth therein to attach; and that each of the Loan Agreement, the Pledge Agreement and the Intellectual Property Agreements and each Financing Statement reasonably identifies the collateral subject thereto.
     The phrases “to our knowledge” and “known to us” mean the conscious awareness, without independent investigation, by lawyers in the primary lawyer group of factual matters such lawyers recognize as being relevant to the opinion or confirmation so qualified. “Primary lawyer group” means any lawyer in this firm (i) who signs this opinion letter or (ii) who is actively involved in negotiating or preparing the Loan Documents.
     The opinions set forth herein are limited to matters governed by the laws of the State of North Carolina, the federal laws of the United States, and certain provisions of the UCCs of the States of Delaware, Colorado, Texas and the Commonwealth of Pennsylvania, as set forth in paragraph P below, and no opinion is expressed herein as to the laws of any other jurisdiction. For purposes of our opinions, we have disregarded any choice of law provisions in the Loan Documents and, instead, have assumed that the Loan Documents are governed exclusively by the internal, substantive laws and judicial interpretations of the State of North Carolina. We express no opinion concerning any matter respecting or affected by any laws other than laws that a lawyer in North Carolina exercising customary professional diligence would reasonably recognize as being directly applicable to the Loan Parties, the Loan Documents or any of them, and we express no opinion regarding compliance with antitrust and unfair competition laws, securities laws, tax laws, zoning and land use laws, bank regulatory laws or environmental laws or regulations.
     Based upon and subject to the foregoing and the further limitations and qualifications hereinafter expressed, it is our opinion that:

Bank of America, N.A., as Agent,
and the other Lender Parties
April 26, 2006

     1. Each of the Loan Documents constitutes the legal, valid and binding obligation of each of the Loan Parties party thereto, enforceable against each such Loan Party in accordance with its terms.
     2. The provisions of the Loan Agreement, the Pledge Agreement and the Intellectual Property Agreements are sufficient to create in favor of the Agent, for the benefit of the Secured Parties, a security interest in the applicable Loan Parties’ interest in the collateral described therein in which a security interest may be created under Article 9 of the UCC as in effect in North Carolina.
     3. The Financing Statements are in proper form for filing with the Filing Offices. Assuming value has been given by the Lenders, and upon the proper filing of the Financing Statements in the Filing Offices and payment of all filing fees, the Agent will have a perfected security interest in the Loan Parties’ right, title and interest in the collateral described in such Financing Statements (other than goods that are or are to become fixtures), but only to the extent that such collateral is also described in the Loan Agreement, Pledge Agreement or any Intellectual Property Agreement and a security interest in such collateral may be perfected by the filing of a financing statement pursuant to Article 9 of the UCC as in effect in North Carolina, Delaware, Pennsylvania, Colorado and Texas (the “States”), as applicable.
     4. Assuming value has been given by the Lenders, the provisions of the Pledge Agreement, together with the delivery to and possession by the Agent in the State of North Carolina of the certificates representing the shares of capital stock of the corporate Domestic Subsidiaries listed on Schedule 1 to the Pledge Agreement (the “Pledged Shares”), together with undated stock powers duly endorsed in blank and proper filing of the Financing Statements in the Filing Offices, are sufficient to create in favor of the Agent, for the benefit of the Secured Parties, a perfected security interest in all right, title and interest of the Loan Party pledging such Pledged Shares in such Pledged Shares under Article 9 of the UCC as in effect in North Carolina. Assuming the Agent acquires its interest in such Pledged Shares in good faith and without notice of any adverse claims, the Agent will acquire its security interest in such Pledged Shares free of adverse claims.
     5. Assuming value has been given by the Lenders, the provisions of the Pledge Agreement, together with the delivery to the Agent and the possession by the Agent in the State of North Carolina of the promissory notes listed on Schedule I to the Pledge Agreement, with endorsements in favor of the Agent executed by the holders of such promissory notes, and proper filing of the Financing Statements in the Filing Offices, are sufficient to create in favor of the Agent, for the benefit of the Secured Parties, a perfected security interest in all right, title and interest of the applicable Loan Party pledging such promissory notes in such promissory notes under Article 9 of the UCC as in effect in North Carolina.
     6. None of the Loan Parties is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or, to our knowledge, “controlled” by such a company within the meaning of the Investment Company Act of 1940, as amended.
     7. The Loan Documents do not provide for collection of interest or fees in excess of those permitted by the usury laws of the State of North Carolina.

Bank of America, N.A., as Agent,
and the other Lender Parties
April 26, 2006

     8. The execution and delivery by each Loan Party of the Loan Documents to which it is a party, and the performance by each Loan Party of its obligations thereunder, do not violate applicable provisions of statutory laws or regulations applicable to such Loan Party.
     The opinions expressed above are subject to the following qualifications and limitations:
     A. Enforcement of the Loan Documents is subject to the effect of applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar laws affecting the enforcement of creditors’ rights generally.
     B. Enforcement of the Loan Documents is subject to the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law) by which a court with proper jurisdiction may deny rights of specific performance, injunction, self-help, possessory remedies or other remedies.
     C. We do not express any opinion as to the enforceability of any provisions contained in the Loan Documents that (i) purport to excuse a party for liability for its own acts, (ii) purport to make void any act done in contravention thereof, (iii) purport to authorize a party to act in its sole discretion, (iv) require waivers or amendments to be made only in writing, (v) purport to effect waivers of constitutional, statutory or equitable rights or the effect of applicable laws, (vi) impose liquidated damages, penalties or forfeiture, or (vii) purport to indemnify a party for its own negligence or willful misconduct. Indemnification provisions in the Loan Documents are subject to and may be rendered unenforceable by applicable law or public policy, including applicable securities law.
     D. We do not express any opinion as to the enforceability of any provisions contained in the Loan Documents purporting to require a party thereto to pay or reimburse attorneys’ fees incurred by another party, or to indemnify another party therefor, which may be limited by applicable statutes and decisions relating to the collection and award of attorneys’ fees, including but not limited to North Carolina General Statutes § 6-21.2.
     E. We do not express any opinion as to the enforceability of any provisions contained in the Loan Documents purporting to waive the right of jury trial. Under North Carolina General Statutes § 22B-10, a provision for the waiver of the right to a jury trial is unconscionable and unenforceable.
     F. We do not express any opinion as to the enforceability of any provisions contained in the Loan Documents concerning choice of forum or consent to the jurisdiction of courts, venue of actions or means of service of process.
     G. We do not express any opinion as to the enforceability of any provisions contained in the Loan Documents purporting to reconstitute or change the terms thereof, or providing for rebates or credits, as necessary to avoid a claim or defense of usury.
     H. We assume that the “prime rate” of interest, as prescribed in the Loan Documents, is a readily ascertainable rate of interest and that the Loan Parties would be able to ascertain the rates so described at all times during the term of the credit facility contemplated by the Loan Documents.

Bank of America, N.A., as Agent,
and the other Lender Parties
April 26, 2006

     I. It is likely that North Carolina courts will enforce the provisions of the Loan Documents providing for interest at a default rate that is higher than the rate otherwise stipulated in the Loan Documents. The law, however, disfavors penalties, and it is possible that interest at a default rate may be held to be an unenforceable penalty to the extent such rate exceeds the rate applicable prior to a default under the Loan Documents.
     J. We do not express any opinion as to the enforceability of any provisions contained in the Loan Documents relating to evidentiary standards or other standards by which the Loan Documents are to be construed.
     K. We do not express any opinion as to the enforceability of any provisions contained in the Loan Documents whereby any Loan Party appoints any Lender Party or other parties as an agent or attorney-in-fact.
     L. The Loan Documents contain provisions to the effect that the acceptance by the Lender Parties of a past due installment or other performance from any Loan Party shall not be deemed a waiver of its right to accelerate the Obligations of such Loan Party. We are unable to opine that the above-described provisions would be enforceable under all circumstances unless the applicable Lender Parties shall: (i) first provide written notice to such Loan Party that subsequent defaults will not be accepted but will result in the Loan Party’s being declared in default under the Loan Documents; and (ii) thereafter timely and diligently pursue their default remedies under the Loan Documents.
     M. We do not express any opinion as to the enforceability of any provisions contained in the Loan Documents that purport to grant any Lender Party (i) the right, without judicial process, to obtain possession of or a present ownership in any assets or (ii) any rights of set-off.
     N. Enforcement of the guarantees provided in the Subsidiary Guarantee and Parent Guarantee may be limited by the provisions of Chapter 26 of the North Carolina General Statutes, and we express no opinion as to the effectiveness of any waiver by any Guarantor of its rights under that Chapter.
     O. Certain of the remedies provided under the terms of the Loan Documents may be further limited or rendered unenforceable by applicable law, but in our opinion such law does not, subject to the other qualifications and exceptions stated elsewhere in this opinion, make the remedies afforded by the Loan Documents inadequate for the practical realization of the benefits purported to be provided thereby.
     P. This opinion does not cover any matter of title or priority of liens. Our opinion regarding the perfection of the Lender’s security interest under Article 9 of the UCC as adopted in Delaware, Pennsylvania, Colorado and Texas is given (a) based on the assumption that each of the Loan Agreement, the Pledge Agreement and the Intellectual Property Agreements are enforceable under the laws of the States of Delaware, Colorado and Texas and the Commonwealth of Pennsylvania and (b) based solely upon on our review of unofficial compilations of Sections 9-102, 9-108, 9-109, 9-203, 9-301, 9-307, 9-308, 9-310, 9-501, 9-502(a), 9-504, 9-509 and 9-521 of Article 9 of the UCC as adopted in Delaware, Pennsylvania, Colorado and Texas, as such UCC Sections were reported by the on-line West Publishing Service as of April 22, 2006, and we have not reviewed or considered any other Delaware, Pennsylvania, Colorado or Texas statutes, rules or regulations or any judicial or administrative decisions interpreting Delaware, Pennsylvania, Colorado or Texas law in giving such opinion. With respect to the collateral

Bank of America, N.A., as Agent,
and the other Lender Parties
April 26, 2006

described in the Financing Statements, the Loan Agreement, the Pledge Agreement and the Intellectual Property Agreements, we express no opinion and make no representations as to whether or not the Loan Parties own (and, therefore, whether Agent has a security interest in) any particular personal property described therein. We do not express any opinion as to any portion of the collateral that constitutes commercial tort claims or electronic chattel paper. Additionally, we call your attention to the following: (i) we express no opinion as to whether the description of the collateral in the Loan Agreement, Pledge Agreement and the Intellectual Property Agreements reasonably identifies the collateral as required under the UCC as adopted in the States (see § 9-108 of the UCC as adopted in the States); (ii) language, if any, purporting to create a security interest in all of the Borrower’s “assets” or “personal property” would not reasonably identify the collateral as required under the UCC as adopted in the States (see Section 9-108(c) of the UCC as adopted in the States) and, therefore, no security interest in such collateral may actually be created or perfected by such language; (iii) Section 9-315 of the UCC as adopted in the States limits the rights of a secured party to enforce a security interest in “proceeds” (as therein defined); (iv) Sections 9-317, 9-320, 9-323(d) and 9-330 of the UCC as adopted in the States permit purchasers of collateral to obtain title thereto free and clear of perfected security interests in certain circumstances therein set forth; (v) additional financing statement filings may be necessary to maintain the perfected status of the security interests described above if any Loan Party hereafter changes its state of organization, name or organizational structure (see Sections 9-503, 9-507 and 9-508 of the UCC as adopted in the States), (vi) Section 9-515 of the UCC as adopted in the States requires the filing of continuation statements within the period of six months prior to the expiration of five years from the date of the original filings, and within like periods thereafter, in order to maintain the effectiveness of the Financing Statements; (vii) our opinions may be limited by the future application of Sections 9-335 and 336 of the UCC as adopted in the States; and (viii) we express no opinion as to any provisions in the Loan Documents that purport to waive the requirement under Section 9-610 of the UCC as adopted in the States that every aspect of a sale of collateral must be “commercially reasonable” or to define what is “commercially reasonable.” We disclaim any responsibility for undertaking to file additional financing statements or continuation statements or to notify you of the necessity of the same.
     Q. With respect to our opinions as to the perfection of security interests in patents, patent applications and trademarks, we have relied upon, among other things, In re Cybernetic Servs., 252 F.3d 1039 (9th Cir. 2001) (patents) and Trimarchi v. Together Dev. Co., 255 B.R. 606 (D. Mass. 2000) (trademarks). We do not express an opinion as to whether the filing of the Financing Statements in the Filing Offices would be effective to perfect a security interest in the patents, patent applications and trademarks against subsequent purchasers for value without notice. We also note that the transfer upon foreclosure of any trademark might be invalid unless accompanied by sufficient assets and goodwill of the business with which such trademark is associated.
     This opinion letter is delivered, in connection with the execution and delivery of the Loan Documents and the transactions contemplated thereby, solely for your benefit and for the benefit of your permitted successors and subsequent holders of an interest in the Loan Agreement and the other Loan Documents, and it may not be relied upon by you, your permitted successors or subsequent holders of an interest in the Loan Agreement and the other Loan Documents for any other purpose or by other persons or entities for any purpose whatsoever without our prior written consent in each instance, nor may any copies be furnished to any other person without the prior written consent of this firm, except that each

Bank of America, N.A., as Agent,
and the other Lender Parties
April 26, 2006

Lender Party may furnish copies hereof (i) to its independent auditors and attorneys, (ii) in connection with a review of the Loan Documents and transactions related thereto by a regulatory agency having supervisory authority over it for the purpose of confirming the existence of this opinion and (iii) in response to a court order or other appropriate legal process. Our opinions expressed herein are as of the date hereof, and we undertake no obligation to advise you of any changes of applicable law or any other matters that may come to our attention after the date hereof that may affect our opinions expressed herein.
Very truly yours,
ROBINSON, BRADSHAW & HINSON, P.A.
Matthew S. Churchill

Schedule A
Financing Statements and Filing Offices

Debtor	Jurisdiction	File No.	File Date
Coltec Industries Inc	Pennsylvania Department of State	36291323 2006 Amendment (to be filed)	5/30/02

Coltec Industrial Products LLC	Delaware Secretary of State	2133251 3 2006 Amendment (to be filed)	5/30/02

Garlock Sealing Technologies LLC	Delaware Secretary of State	2133292 7 2006 Amendment (to be filed)	5/30/02

GGB LLC	Delaware Secretary of State	2133280 2 3283850 9 4133370 9 2006 Amendment (to be filed)	5/30/02 10/29/03 (Amendment) 4/26/04 (Amendment)

Corrosion Control Corporation	Colorado Secretary of State	20032124854 2006 Amendment (to be filed)	11/17/03

Stemco LP	Texas Secretary of State	05-0007643823 2006 Amendment (to be filed)	3/11/05

EnPro Industries, Inc.	North Carolina Secretary of State	20020060638K 2006 Amendment (to be filed)	5/30/02

QFM Sales and Services, Inc.	Delaware Secretary of State	2133323 0 2006 Amendment (to be filed)	5/30/02

Coltec International Services Co	Delaware Secretary of State	2133264 6 2006 Amendment (to be filed)	5/30/02

Garrison Litigation Management Group, Ltd.	Delaware Secretary of State	2133235 6 2006 Amendment (to be filed)	5/30/02

GGB, Inc.	Delaware Secretary of State	2133325 5 2006 Amendment (to be filed)	5/30/02

Garlock International Inc	Delaware Secretary of State	2133309 9 2006 Amendment (to be filed)	5/30/02

Stemco Delaware LP	Delaware Secretary of State	2133329 7 507817 09 2006 Amendment (to be filed)	5/30/02 3/11/05 (Amendment)

		5078104 8 5108233 9 2006 Amendment (to be filed)	3/11/05 4/18/05 (Amendment)

Garlock Overseas Corporation	Delaware Secretary of State	2133317 2 2006 Amendment (to be filed)	5/30/02

Stemco Holdings, Inc.	Delaware Secretary of State	5078131 1 5108231 3 2006 Amendment (to be filed)	3/11/05 4/8/05 (Amendment)

Stemco Holdings Delaware, Inc.	Delaware Secretary of State	5078114 7 5108229 7 2006 Amendment (to be filed)	3/11/05 4/18/05 (Amendment)

EXHIBIT C
FORM OF ASSIGNMENT AND ACCEPTANCE
Dated as of                     , 20___
     Reference is made to the Amended and Restated Loan and Security Agreement dated April ___, 2006 (at any time amended, the “Loan Agreement”), among Coltec Industries Inc and certain of its Affiliates, as borrowers, EnPro Industries, Inc. and certain of its Affiliates, as guarantors, Bank of America, N.A., a national bank, in its capacity as collateral and administrative agent (“Agent”) for the financial institutions from time to time party to the Loan Agreement (“Lenders”), and such Lenders. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Loan Agreement.
                                                                                       (the “Assignor”) and
                                                                                                     (the “Assignee”) agree as follows:
     1. Assignor hereby assigns to Assignee and Assignee hereby purchases and assumes from Assignor (i) a principal amount of $                     of the outstanding Revolver Loans held by Assignor and $                     of participations of Assignor in LC Obligations (which amounts, according to the records of Agent, represents                     % of the total principal amount of outstanding Revolver Loans and LC Obligations) and (ii) a principal amount of $                     of Assignor’s Revolver Commitment (which amount includes Assignor’s outstanding Revolver Loans being assigned to Assignee pursuant to clause (i) above and which, according to the records of Agent, represents (                    %) of the total Revolver Commitments of Lenders under the Loan Agreement) (the “Assigned Interest”), together with an interest in the Loan Documents corresponding to the Assigned Interest. This Agreement shall be effective from the date (the “Assignment Effective Date”) on which Assignor receives both (x) the principal amount of the Assigned Interest in the Loans on the Assignment Effective Date, if any, and (y) a copy of this Agreement duly executed by Assignee. From and after the Assignment Effective Date, Assignee hereby expressly assumes, and undertakes to perform, all of Assignor’s obligations in respect of Assignor’s Commitments to the extent, and only to the extent, of Assignee’s Assigned Interest, and all principal, interest, fees and other amounts which would otherwise be payable to or for Assignor’s account in respect of the Assigned Interest shall be payable to or for Assignee’s account, to the extent such amounts have accrued subsequent to the Assignment Effective Date.
     2. Assignor (i) represents that as of the date hereof, the aggregate of its Commitments under the Loan Agreement (without giving effect to assignments thereof, which have not yet become effective) is $                    , and the outstanding balance of its Loans and participations in LC Obligations (unreduced by any assignments thereof, which have not yet become effective) is $                    ; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other instrument or document furnished pursuant thereto, other than that Assignor is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers, the performance or observance by Borrowers of any of their obligations under the Loan Agreement or any of the Loan Documents.

     3. Assignee (i) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (ii) confirms that it has received a copy of the Loan Agreement, together with copies of the most recent financial statements delivered pursuant to Section 10.1.3 thereof, and copies of such other Loan Documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (iii) agrees that it shall, independently and without reliance upon the Assignor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Agreement; (iv) confirms that it is eligible to become an Assignee; (v) appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Loan Agreement as are delegated to Agent by the terms thereof, together with such powers as are incidental thereto; (vi) agrees that it will strictly observe and perform all the obligations that are required to be performed by it as a “Lender” under the terms of the Loan Agreement and the other Loan Documents; (vii) agrees that it will keep confidential all information with respect to Obligors furnished to it by Obligors or the Assignor to the extent provided in the Loan Agreement; and (vii) represents and warrants that the assignment evidenced hereby will not result in a non-exempt “prohibited transaction” under Section 406 of ERISA.
     4. Assignee acknowledges and agrees that it will not sell or otherwise dispose of the Assigned Interest or any portion thereof, or grant any participation therein, in a manner which, or take any action in connection therewith which, would violate the terms of any of the Loan Documents.
     5. This Agreement and all rights and obligations shall be interpreted in accordance with and governed by the laws of the State of North Carolina. If any provision hereof would be invalid under Applicable Law, then such provision shall be deemed to be modified to the extent necessary to render it valid while most nearly preserving its original intent; no provision hereof shall be affected by another provision’s being held invalid.
     6. Each notice or other communication hereunder shall be in writing, shall be sent by messenger, by telecopy or facsimile transmission or by first-class mail, shall be deemed given when sent and shall be sent as follows:

(a)	If to Assignee, to the following address (or to such other address as Assignee may designate from time to time):

(b)	If to Assignor, to the following address (or to such other address as Assignor may designate from time to time):

     Payments hereunder shall be made by wire transfer of immediately available Dollars as follows:
     If to Assignee, to the following account (or to such other account as Assignee may designate from time to time):

ABA No.

Account No.

Reference:

     If to Assignor, to the following account (or to such other account as Assignor may designate from time to time):

ABA No.

Account No.

Reference:

     IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed and delivered by their respective duly authorized officers, as of the date first above written.

(“Assignor”)

By:
Name:
Title:

(“Assignee”)

By:
Name:
Title:

EXHIBIT D
FORM OF NOTICE
     Reference is made to (i) the Amended and Restated Loan and Security Agreement dated April ___, 2006 (at any time amended, the “Loan Agreement”), among Coltec Industries Inc and certain of its Affiliates, as borrowers, EnPro Industries, Inc. and certain of its Affiliates, as guarantors, Bank of America, N.A., a national bank, in its capacity as collateral and administrative agent (“Agent”) for the financial institutions from time to time party to the Loan Agreement (“Lenders”), and such Lenders, and (ii) the Assignment and Acceptance dated as of                                         , 20___(the “Assignment Agreement”) between                                             (the “Assignor”) and                                                                  (the “Assignee”). Except as otherwise defined herein, capitalized terms used herein which are defined in the Loan Agreement are used herein with the respective meanings specified therein.
     The Assignor hereby notifies Borrowers and Agent of Assignor’s intent to assign to Assignee pursuant to the Assignment Agreement a principal amount of (i) $                     of the outstanding Revolver Loans and participations in LC Obligations held by Assignor, (ii) $                     of Assignor’s Revolver Commitment (which amount includes the Assignor’s outstanding Revolver Loans being assigned to Assignee pursuant to clause (i) above), together with an interest in the Loan Documents corresponding to the interest in the Loans and Commitments so assigned. Pursuant to the Assignment Agreement, Assignee has expressly assumed all of Assignor’s obligations under the Loan Agreement to the extent of the Assigned Interest (as defined in the Assignment Agreement).
     For purposes of the Loan Agreement, Agent shall deem Assignor’s share of the Revolver Commitment to be reduced by $                     and Assignee’s share of the Revolver Commitment to be increased by $                    .
     The address of the Assignee to which notices, information and payments are to be sent under the terms of the Loan Agreement is:

     Assignee’s LIBOR Lending Office address is as follows:

     This Notice is being delivered to Borrowers and Agent pursuant to Section 14.3 of the Loan Agreement. Please acknowledge your receipt of this Notice by executing and returning to Assignee and Assignor a copy of this Notice.

     IN WITNESS WHEREOF, the undersigned have caused the execution of this Notice, as of                                         , 20___.

(“Assignor”)

By:
Name:
Title:

(“Assignee”)

By:
Name:
Title:

ACKNOWLEDGED AND AGREED TO AS OF
THE DATE SET FORTH ABOVE:
BORROWERS:*
COLTEC INDUSTRIES INC, as Borrower
Representative

By:

Name:

Title:

BANK OF AMERICA, N.A., as Agent

By:

Name:

Title:

*	No signature required by any Borrower when an Event of Default exists.

Schedule 2.3.5
Existing Letters of Credit
None.

Schedule 8.1.1
Business Locations
1.	Obligors currently have the following business locations, and no others:
Chief Executive Offices:

Obligor	Chief Executive Office
EnPro Industries, Inc. Coltec Industries Inc Coltec Industrial Products LLC Coltec International Services Co. Garlock International Inc. Garlock Overseas Corporation QFM Sales and Services, Inc.	5605 Carnegie Blvd., Suite 500 Charlotte, NC 28209

Corrosion Control Corporation (d/b/a Pikotek)	12980 W. Cedar Drive Lakewood, CO 80228-1987

GGB, Inc. GGB LLC	700 Mid Atlantic Parkway Thorofare, NJ 08086-0189

Garlock Sealing Technologies LLC	1666 Division Street Palmyra, NY 14522

Garrison Litigation Management Group, Ltd.	120 East Avenue, Suite 101 Rochester, NY 14604

Stemco LP	300 Industrial Blvd. Longview, TX 75602-4720

Stemco Delaware LP Stemco Holdings, Inc. Stemco Holdings Delaware, Inc.	Nemours Bldg., Suite 1410 1007 Orange Street Wilmington, DE 19801
Other Locations:

Obligor	Division	Address
Coltec Industrial Products LLC	France Compressor Products	4410 Greenbriar Drive Stafford, TX 77477

Coltec Industrial Products LLC	France Compressor Products	19520 Rancho Way, Suite 206 Rancho Dominguez, CA 90220-7339

Coltec Industrial Products LLC	France Compressor Products	12020 Lakeland Park Blvd., Suite 133 Baton Rouge, LA 70809

Coltec Industrial Products LLC	France Compressor Products	107 William Leigh Drive Tullytown, PA 19007

Coltec Industries Inc	Texolon	6455 Clara, Suite 300 Houston, TX 77041-5363

Coltec Industries Inc	Quincy Compressor	3501 Wismann Lane Quincy, IL 62305-3116

Coltec Industries Inc	Fairbanks Morse Engine	701 White Avenue Beloit, WI 53511-5447

Coltec Industries Inc	Fairbanks Morse Engine	18926 13th Place South Seattle, WA 98148

Schedule 8.1.1
Business Locations

Obligor	Division	Address
Coltec Industries Inc	Fairbanks Morse Engine	7710 Balboa Avenue, Suite 228-D San Diego, CA 92111

Coltec Industries Inc	Fairbanks Morse Engine	630 Tidewater Drive Norfolk, VA 23504

Coltec Industries Inc	Fairbanks Morse Engine	12253 FM 529 Rd. Houston, TX 77041

Coltec Industries Inc	Quincy Compressor	701 North Dobson Avenue Bay Minette, AL 36507-3174

Coltec Industrial Products LLC	Porter Process	1600 Industry Road Hatfield, PA 19440-3251

Garlock Sealing Technologies LLC	Garlock Metallic Gasket	1977 Kindred Street Houston, TX 77049-3453

Garlock Sealing Technologies LLC	Garlock — Helicoflex	2770 The Boulevard Columbia, SC 29209-3526

Garlock Sealing Technologies LLC	Garlock Rubber Technologies	201 Dana Drive Paragould, AR 72450-2240

GGB, LLC	GGB Bearing Technology	1 Dickinson Drive, Suite 102 Chadds Ford, PA 19317

GGB, LLC	GGB	1451 Metropolitan Avenue Thorofare, NJ 08086
2.	In the last 5 years, no Obligor has had an office or place of business other than those set forth above and other than sales offices and other similar locations to the extent that the Value of the Inventory at such location did not at any time exceed $100,000 and the aggregate Value of the Inventory at all such locations did not at any time exceed $500,000, except:

Obligor	Division	Address
Coltec Industries Inc	Sterling Die	5565 Venture Drive Parma, OH 44130

Coltec Industries Inc	Reprolon	203 Repro Drive Burnet, TX 78611

Coltec Industries Inc	Garlock	1404 North Avenue Freeport, TX 77541

Coltec Industries Inc	Texolon	103 John Kelly Drive Burnet, TX 78611

Coltec Industries Inc	Coltec	6402 Rockton Road Roscoe, IL

Coltec Industries Inc	Coltec	545 New Park Ave West Hartford, CT

Schedule 8.1.1
Business Locations

Obligor	Division	Address
Coltec Industries Inc	Quincy	3454 N. San Marcos Place Chandler, AZ 85225

Coltec Industries Inc	Fairbanks Morse	2231 Crystal Drive, Suite 576 Arlington, VA 22202

Coltec Industrial Products LLC	France Compressor	104 Pheasant Run Newtown, PA 18940

Coltec Industrial Products LLC	France Compressor	1000 S. Loop West #160 Houston, TX 77054

Coltec Industrial Products LLC	France Compressor	7810 South Quincy Street Willowbrook, IL 60521

Garrison Litigation Management Group, Ltd	Garrison	One Marine Midland Plaza, Suite 1830 Rochester, NY 14604
3.	The following bailees, warehouseman, similar parties and consignees hold Inventory of an Obligor (other than any such location where the Value of the Inventory at such location did not at any time exceed $100,000 and the aggregate Value of the Inventory at all such locations did not at any time exceed $500,000):

Name and Address	Nature of Relationship	Owner of Inventory
Todd Special Services P.O. Box 8045 Rockford, IL 61126	Consignee	GGB, Inc.

Air Perfection 241-A West A Street Dixon, CA 95620	Consignee	Coltec Industries Inc (Quincy Compressor)

Schedule 8.1.2
Obligors’ Insurance
Aircraft Products Liability Insurance

INSURED:	EnPro and any owned, controlled, associated, affiliated or subsidiary companies.

INSURER:	The Aircraft Builders Council (ABC)

LIMITS:	US$100,000,000

PRINCIPAL COVERAGES:
Will pay on behalf of the insured sums the insured is legally obligated to pay as damages because of personal injury sustained by any person and because of injury to or destruction of property, including the loss of use thereof caused by an accident arising out of an aircraft product or service.

Will pay on behalf of the insured sums the insured is legally obligated to pay as damages because of the loss of use of completed aircraft occurring after delivery to and acceptance by a purchaser or operator of such aircraft for flight operations, and caused by a Grounding following an accident arising out of an aircraft product.

Insurance altering provisions contained in customer contracts are covered subject to notification to Underwriters within 90 days of contract execution.
PRINCIPAL EXCLUSIONS:
1)	Liability from products before their release to third parties.

2)	Destruction of owned, rented and leased property (covered under property/general liability).

3)	The policy does not cover warranty claims or product recall.
DEDUCTIBLES: Nil
Primary Automobile Liability Insurance

INSURED:	EnPro and any owned, controlled, associated, affiliated or subsidiary companies.

INSURER:	Liberty Mutual Insurance Company

LIMITS:	US$3,000,000
PROGRAM STRUCTURE:
1)	This policy provides coverage for operations within the United States and Canada.

2)	Excess coverage over locally purchased policies is provided under EnPro’s master excess liability policy.
PRINCIPAL COVERAGES:
1)	Provides coverage for losses due to bodily injury and property damage caused by an accident resulting from the ownership, maintenance or use of a covered auto.

2)	Covers company owned or leased vehicles used in the course of business.
PRINCIPAL EXCLUSIONS:
1)	Liability assumed under contract or agreement.

2)	Fellow employee losses.

3)	Property damage to property in the insured’s care, custody or control.

4)	Bodily injury or property damages due to gradual discharge or escape of irritants, pollutants or contaminants.
DEDUCTIBLE:
$250,000

Schedule 10.2.11
Approved Short-Term Investments
Worldwide Ocean Cargo Insurance

INSURED:	EnPro and any owned, controlled, associated, affiliated or subsidiary companies.

INSURER:	FM Global

LIMIT:	US$2,500,000
PRINCIPAL COVERAGES:
1)	Covers goods or merchandise, prepaid freight/ advanced freight/ freight payable in which the insured may have an interest or be required to insure or choose to insure without instruction from the owner.

2)	Includes manufactured products, raw material, automobiles, machinery and spare parts and personal effects for employees traveling outside the U.S.

3)	Warehouse to warehouse coverage.
PRINCIPAL EXCLUSIONS:
1)	Loss from capture, seizure, arrest.

2)	Delay or loss of market (e.g. business interruption).

3)	Absence of fuel or power.
DEDUCTIBLE:
$2,500, except $10,000 on shipments of diesel engines
Primary General Liability Insurance (U.S./Canada Operations Only)

INSURED:	EnPro and any owned, controlled, associated, affiliated or subsidiary companies.

INSURER:	Liberty Mutual Insurance Company

LIMIT:	US$2,250,000 per occurrence, US$2,750,000 aggregate
PROGRAM STRUCTURE:
The EnPro Primary General Liability Policy provides insurance to US and Canadian operations for general and products liability. Coverage is provided for occurrences taking place during the policy period only. Program limits of $2,250,000 are provided in excess of the self-insured retention of $750,000, with the Global Excess Liability Program providing additional excess catastrophic cover.
PRINCIPAL COVERAGES:
1)	Covers losses which EnPro is obligated to pay by reason of liability imposed by law or assumed under insured contract or agreement which arise out of personal injury or property damage.

2)	Defense costs covered within the policy limits, but do not erode retentions.
PRINCIPAL EXCLUSIONS:
1)	Aircraft products liability (covered under separate policy).

2)	Costs of product recall

3)	Discrimination

4)	Property damage to real or personal property owned, leased or used by EnPro or within EnPro’s care, custody or control (covered under separate policy).

5)	Total Pollution (including Asbestos)
DEDUCTIBLE:
     $750,000
Global Excess Liability Insurance

INSURED:	EnPro and any owned, controlled, associated, affiliated or subsidiary companies.

INSURER:	Lexington (AIG), XL Bermuda, XL Europe

LIMIT:	US$200,000,000

Schedule 8.1.2
Obligors’ Insurance
PROGRAM STRUCTURE:
1)	The EnPro master policy, procured in the United States, provides coverage for operations worldwide.

2)	The policy shall be excess over the primary gl and auto liability programs in the US/Canada
PRINCIPAL COVERAGES:;
1)	Covers losses which EnPro is obligated to pay by reason of liability imposed by law or assumed under insured contract or agreement which arise out of personal injury, property damage or advertising liability.

2)	Defense costs covered within the policy limits, but do not erode retentions. 3) With certain limitations, pollution coverage provided in the event that any discharge, dispersal, release or escape results from:
a)	Violent breaking open or explosion of any plant, equipment or building for which EnPro has legal responsibility, either as owner or operator.
b)	Fire, lightning or windstorm damage to any plant, equipment or building for which EnPro has legal responsibility, either as owner or operator.
c)	Collision, overturning or upset of any automobile or railcar

d)	Any product liability claim resulting from atmospheric exposure.
PRINCIPAL EXCLUSIONS:
1)	Aircraft products liability (covered under separate policy).

2)	Costs of product recall

3)	Discrimination

4)	Property damage to real or personal property owned, leased or used by EnPro or within EnPro’s care, custody or control (covered under separate policy).
DEDUCTIBLE: United States:
$3,000,000 Per occurrence (and in the aggregate for non-products/ completed operations losses) for personal injuries, property damage and advertising liability each loss except;

$10,000,000 Integrated Occurrence

$6,000,000 Aggregate for product liability/completed operations
Non-United States:
$3,000,000 Per occurrence for products/completed operation liability.

$2,000,000 Per occurrence and in the aggregate for public liability for all personal injuries, property damage and advertising liability each loss.
EXECUTIVE RISK
Directors & Officers Liability and Company Reimbursement Liability
Crime, Fiduciary Liability, Employment Practices Liability,
Employed Lawyers Professional Liability
Description
Directors & Officers Liability:
Covers payments made by directors and officers for losses from claims against them, which are not or cannot be indemnified by EnPro. As defined in this policy, Directors & Officers means any director of EnPro, including officer positions held by those individuals and any duly elected, appointed or staff officer positions in EnPro, or its subsidiaries. Coverage extends to directors and officers of EnPro serving on outside, not-for-profit boards subject to policy terms and conditions.
Company Reimbursement Liability:
Reimburses EnPro for the amounts the Company is required/permitted to pay individual directors and officers to indemnify them for claims. Also reimburses EnPro for amounts incurred for losses arising from Securities Claims.

Schedule 8.1.2
Obligors’ Insurance
Crime:
Reimburses EnPro for losses due to employee theft, robbery, burglary, destruction or computer theft of money, securities or other property, and forgery or alteration of any check, draft, or promissory note issued by EnPro. Coverage also includes computer theft legal liability including losses of client money, securities or other property arising from actual or alleged theft by use of EnPro electronic and data processing systems.
Fiduciary Liability:
Covers EnPro for employee benefit plans, and the trustees and fiduciaries of these plans for legal liability arising from claims alleging mismanagement or misadministration of these plans based on ERISA (Employee Retirement Income Security Act of 1974) or common law violations.
Employed Lawyers Professional Liability:
Covers Employed Lawyers for liability arising from claims alleging errors or omissions in the performance of their professional duties for EnPro. Coverage also protects the Company for its cost of defense and for any losses it pays to an employed lawyer.
Employment Practices Liability:
Covers EnPro for liability arising from claims for employment practices wrongful acts including alleged discrimination, sexual harassment, wrongful termination, breach of implied employment contract, failure to employ/promote, wrongful discipline, failure to grant tenure, negligent evaluation, retaliation, damages arising out of defamation, humiliation, mental anguish, emotional distress, libel/slander, invasion of privacy, civil rights violations, workplace harassment and failure to provide/enforce corporate policy. Coverage provides judgments, back pay, forward pay, appeals, bonds, multiple damages, punitive damages (where permitted), pre and post judgment interest awards.

INSURER:	Executive Liability Underwriters (XL), Hartford, Chubb, Great American

LIMIT:
	$60,000,000	Directors and Officers
	$25,000,000	All other coverages
DEDUCTIBLES:
Directors’ & Officers’: None

Corporate Reimbursement: $1,000,000 each claim, $3,000,000 in the policy period aggregate

Employment Practices Liability: $3,000,000 each claim, $6,000,000 in the policy aggregate
Global Property Insurance

INSURED:	EnPro and any owned, controlled, associated, affiliated or subsidiary companies.

INSURER:	FM Global

LIMIT:	US$1,200,000,000
PROGRAM STRUCTURE:
1)	The EnPro master policy, procured in the United States, provides coverage for operations worldwide.

2)	The EnPro master policy is considered primary in the United States and certain international locations.
PRINCIPAL COVERAGES:
1)	Provides replacement cost cover for all risks of direct physical loss or damage to all real and personal property of the insured, and resulting business interruption/ extra expense loss. Boiler and machinery cover is also provided at replacement cost.

2)	Covers property under construction, erection or installation

3)	Covers property of others in the insured’s care, custody or control

4)	Covers personal property of employees at insured premises

Schedule 8.1.2
Obligors’ Insurance
5)	Coverage includes debris removal expense

6)	Coverage includes property in transit worldwide
PRINCIPAL EXCLUSIONS:
1)	War Risk

2)	Aircraft, Watercraft, Satellite, Spacecraft, Motor Vehicles, Land, Water, Animals, Trees

3)	Mold, Fungi Damage

4)	Ordinary wear, tear, settling, shrinking or expansion of foundations, walls, floors, roofs or ceilings

DEDUCTIBLES:

$250,000	Property/Business Interruption (BI subject to a 24 hour waiting period) all locations, except;

Earthquake	$250,000 (for location in critical quake zones, greater of $250,000 or 5% of the total insured values applied only at locations sustaining damage and for which a claim is being made under this policy).

Flood	$250,000 (for locations in critical flood zones, separate deductibles of $500,000 will apply to buildings, $500,000 to contents and $250,000 to business interruption).

Wind	$250,000 (for Bay Minette, AL, greater of $250,000 or 3% of the total insured values plus 3% of business interruption values).

Transit	$25,000
Workers’ Compensation (U.S. Only) and Employers Liability

INSURED:	EnPro and any owned, controlled, associated, affiliated or subsidiary companies.

INSURER:	Liberty Mutual Insurance

LIMIT:	Statutory Limits for WC, US$1,000,000 EL
PRINCIPAL COVERAGES:
1)	STATUTORY: Covers employees for loss due to work related injuries for bodily injury, death and occupational disease.

2)	EMPLOYERS’ LIABILITY: Covers employer’s liability resulting from injuries to employees occurring in the course of their employment.
PRINCIPAL EXCLUSIONS:
1)	Operations covered by monopolistic workers’ compensation fund coverage.

2)	Contractual Liability
DEDUCTIBLE:
$750,000 per accident
Asbestos
Reference is made to the discussion of insurance coverage for asbestos claims in the Form 10-K for the year ended December 31, 2005 filed by EnPro Industries, Inc., which discussion appears in various sections including Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under the heading “Contingencies” and the subheading “Asbestos” and in the notes to the Consolidated Financial Statements attached thereto (Note 17, “Commitments and Contingencies” under the heading “Asbestos”).

Schedule 8.4
Deposit Accounts
U.S. Cash Concentration System

Bank	Account Number	Lock Box	Currency	Account Type	Company	Division
Bank of America - Georgia			USD	Controlled Disbursement	Garlock Sealing Technologies LLC	KLOZURES Dynamic Seals
Bank of America - Georgia			USD	Controlled Disbursement	Corrosion Control Corporation	Pikotek
Bank of America - Georgia			USD	Controlled Disbursement	Coltec Industrial Products LLC	Plastomer Products
Bank of America - Georgia			USD	Controlled Disbursement	Garlock Sealing Technologies LLC	Garlock Rubber Technologies
Bank of America - Georgia			USD	Controlled Disbursement	Coltec Industries Inc	Tex-o-Lon
Bank of America - Georgia			USD	Controlled Disbursement	Coltec Industries Inc	Helicoflex
Bank of America - Georgia			USD	Controlled Disbursement	GGB LLC	Garlock Bearings
Bank of America - Georgia			USD	Controlled Disbursement	Garlock Sealing Technologies LLC	Garlock Sealing Technologies LLC
Bank of America - Georgia			USD	Controlled Disbursement	Coltec Industrial Products LLC	France Compressor
Bank of America - Georgia			USD	Controlled Disbursement	Stemco LLC	Stemco LLC
Bank of America - Georgia			USD	Controlled Disbursement	Garlock Sealing Technologies LLC	Metallic Gaskets
Bank of America - Georgia			USD	Controlled Disbursement	Garlock Sealing Technologies LLC	Garlock Rochester
Bank of America - Georgia			USD	Controlled Disbursement	Coltec Industries Inc	FM Engine
Bank of America - Georgia			USD	Controlled Disbursement	Coltec Industries Inc	Quincy Compressor
Bank of America - Georgia			USD	Controlled Disbursement	Coltec Industries Inc	Coltec Industries Inc
Bank of America - Texas			USD	Concentration	Coltec Industries Inc	Coltec Industries Inc
Bank of America - Texas			USD	Concentration	Garlock Sealing Technologies LLC	Garlock Sealing Technologies LLC
Bank of America - Texas			USD	Funding	EnPro Industries, Inc.	EnPro Industries, Inc.
Bank of America - Texas			USD	Lock Box Depository Account	Garlock Sealing Technologies LLC	Garlock Sealing Technologies, LLC
Bank of America - Texas			USD	Funding/Concentration	Coltec Industries Inc	Coltec Industries Inc
Bank of America - Texas			USD	Funding/Concentration	Garlock Sealing Technologies LLC	Garlock Sealing Technologies LLC
Bank of America - Texas			USD	Lock Box Depository Account	Garlock Sealing Technologies LLC	Garlock Rubber Technologies
Bank of America - Texas			USD	Lock Box Depository Account	Coltec Industrial Products LLC	France Compressor Products
Bank of America - Texas			USD	Lock Box Depository Account	Corrosion Control Corporation	Pikotek
Bank of America - Texas			USD	Lock Box Depository Account	Garlock Sealing Technologies LLC	Garlock Sealing Technologies LLC
Bank of America - Texas			USD	Lock Box Depository Account	Garlock Sealing Technologies LLC	Garlock Metallic Gaskets
Bank of America - Texas			USD	Lock Box Depository Account	Garlock Sealing Technologies LLC	KLOZURES Dynamic Seals
Bank of America - Texas			USD	Lock Box Depository Account	Coltec Industries Inc	Quincy Compressor
Bank of America - California			USD	Lock Box Depository Account	Coltec Industrial Products LLC	Plastomer Products
Bank of America - California			USD	Lock Box Depository Account	Coltec Industries Inc	FM Engine
Bank of America - California			USD	Lock Box Depository Account	GGB LLC	Garlock Bearings
Bank of America - California			USD	Lock Box Depository Account	Coltec Industries Inc	Helicoflex
Bank of America - California			USD	Lock Box Depository Account	Stemco LLC	Stemco LLC
Bank of America - California			USD	Lock Box Depository Account	Coltec Industries Inc	Tex-o-Lon
Mercantile			USD	Over-the-counter	Coltec Industries Inc	Quincy Compressor
United Missouri Bank			USD	Lockbox	Coltec Industries Inc	Quincy Compressor

Schedule 8.4
Deposit Accounts
U.S. Stand-alone Accounts

Account
Bank	Number	Lock Box	Currency	Account Type	Company	Division
Bank of America			USD	Petty Cash	Coltec Industries Inc	FM Engine
Bank of America			USD	Petty Cash	Coltec Industries Inc	FM Engine
Bank of America - Texas			USD	Petty Cash	Coltec Industries Inc	FM Engine
Bank of America - Texas			USD	General	The Anchor Packing Company	The Anchor Packing Company
Bank of America - Texas			USD	General	Garrison Litigation	Garrison Litigation
Bank of America - Texas			USD	PAC	EnPro Industries, Inc. - PAC	EnPro Industries, Inc. - PAC
First National Bank of Beloit			USD	Payroll	Coltec Industries Inc.	FM Engine
First Union/Wachovia			USD	Payroll	GGB LLC	Garlock Bearings
HSBC			USD	Payroll	Garlock Sealing Technologies LLC	Garlock Sealing Technologies LLC
Longview Bank and Trust			USD	Payroll	Stemco LLC	Stemco LLC
M & I Bank			USD	Payroll	Coltec Industries Inc	FM Engine

Schedule 9.1.1
Qualifications

Name	Incorporation	Qualified
COLTEC INDUSTRIES INC	Pennsylvania	Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Virginia, Washington, West Virginia, Wisconsin, Wyoming

COLTEC INDUSTRIAL PRODUCTS LLC	Delaware	California, Georgia, Illinois, Indiana, Louisiana, New Jersey, Oklahoma, Pennsylvania, Texas, Utah, Washington

GGB LLC	Delaware

GGB, INC.	Delaware	Michigan

GARLOCK SEALING TECHNOLOGIES LLC	Delaware	Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Florida, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Michigan, Mississippi, Nebraska, New Jersey, New Mexico, New York, North Carolina, Ohio, Oklahoma, Pennsylvania, Tennessee, Texas, Utah, Virginia, Wyoming

GARLOCK INTERNATIONAL INC	Delaware

GARLOCK OVERSEAS CORPORATION	Delaware

GARRISON LITIGATION MANAGEMENT GROUP, LTD.	Delaware

COLTEC INTERNATIONAL SERVICES CO	Delaware

CORROSION CONTROL CORPORATION	Colorado

STEMCO HOLDINGS DELAWARE, INC.	Delaware

QFM SALES AND SERVICES, INC.	Delaware	Louisiana

Schedule 9.1.1
Qualifications

Name	Incorporation	Qualified
STEMCO LP	Texas	Arizona, Kentucky, Nevada, North Carolina

STEMCO DELAWARE LP	Delaware

STEMCO HOLDINGS, INC.	Delaware

ENPRO INDUSTRIES, INC.	North Carolina

Schedule 9.1.4
Capital Structure

Jurisdiction of
Name	Incorporation	Authorized	Issued	Issued To1
EnPro Industries, Inc.	North Carolina	100,000,000 Common Shares;	21,046,049 Common Shares;	Coltec Industries Inc (235,167 Common Shares)
		50,000,000 Preferred	0 Preferred Shares; 0	Public (20,810,882 Common Shares)
		Shares; 204,150 Series A Junior Participating Preferred Shares	Series A Junior Participating Preferred Shares, in each case as of March 1, 2006

The Anchor Packing Company	Delaware	3,750 shares	1,000 shares	Garrison Litigation
Management Group, Ltd.

Coltec do Brasil Produtos	Brazil	10,309 quotas	10,309 quotas	Coltec Industries Inc -
Industrias Ltda.				9,175 quotas (89%)

Coltec International Services Co.
- 1,134 quotas (11%)

Coltec Finance Company Ltd.	U.K.	100 shares	100 shares	Coltec Industries Inc

Coltec Industrial Products LLC	Delaware	100 units	100 units[2]	Coltec Industries Inc

Coltec Industries Inc	Pennsylvania	1,000 shares	1,000 shares	EnPro Industries, Inc.

Coltec Industries France SAS	France	9,185,053.20 EUR	9,185,053.20 EUR	Holley Automotive Systems GmbH (75%)

Coltec Industries Inc (25%)

Coltec Industries Pacific	Singapore	100,000$$	100$$	Coltec Industries Inc
Pte. Ltd.

Coltec International Services Co	Delaware	1,000 shares	1,000 shares	Coltec Industries Inc

Coltec Productos y Servicios	Mexico	100 capital fijo	100 capital fijo	Coltec Industries Inc (75%)
S.A. de C.V.

Coltec International
Services Co. (25%)

[1]	Unless otherwise noted , all Equity Interests are common or the equivalent and all ownership percentages are 100%.

[2]	These units are certificated.

Schedule 9.1.4
Capital Structure

Jurisdiction of
Name	Incorporation	Authorized	Issued	Issued To1
Corrosion Control Corporation	Colorado	119,042 shares	119,042 shares	Coltec Industries Inc

EnPro Industries International	China	$140,000 USD	$140,000 USD	Coltec Industries Inc
Trading (Shanghai) Co. Ltd.

GGB, Inc.	Delaware	1,000 shares	1,000 shares	Coltec Industries Inc

GGB LLC	Delaware	100 units	100 units	Coltec Industries Inc

GGB Austria GmbH	Austria	13.000.000 Euros	13.000.000 Euros	GGB, Inc.

GGB Brasil Industria de	Brasil	4,315,422 quotas	4,315,422 quotas	GGB, Inc. (4,315,421 quotas)
Mancais e Componentes Ltda.

Coltec Industries Inc (1 quota)

GGB Germany GmbH & Co. KG	Germany	25.000 EUR	25.000 EUR	GGB Heilbronn GmbH

GGB Great Britain Limited	U.K.	100 shares	100 shares	GGB UK Limited (99 shares)

Ward Hardway (1 share)

GGB Heilbronn GmbH	Germany	25.000,00 EUR	25.000,00 EUR	GGB, Inc.

GGB Italy s.r.l	Italy	10.000 EUR	10.000 EUR	GGB, Inc.

GGB Real Estate GMBH	Germany	25.000 EUR	25.000 EUR	GGB, Inc.

GGB Slovakia s.r.o	Slovakia	500,000 SKK	500,000 SKK	GGB, Inc.

GGB Tristar Suisse S.A.	Switzerland	250 shares	250 shares	GGB, Inc. (246 shares)

Hans Hussy (1 share)

Horst Matzner (1 share)

Jean de Raemy (1 share)

Bernd Fischer (1 share)

GGB Verwaltungsgesellschaft	Germany	25.000 EUR	25.000 EUR	GGB Heilbronn GmbH
mbH				1

GGB UK Limited	U.K.	100 shares	100 shares	GGB, Inc. (99 shares)

Ward Hardway (1 share)

Schedule 9.1.4
Capital Structure

Jurisdiction of
Name	Incorporation	Authorized	Issued	Issued To1
Garlock de Mexico, S.A. de C.V.	Mexico	156,000 (CF)	102,440 (CF)	Garlock Sealing Technologies LLC -

		1,995,000 (CV)	1,310,050 (CV)	102,439 (CF); 1,310,050 (CV)

		2,151,000 (total	1,412,490 (total
		capital fijo and variable)	capital fijo and variable)	Garlock Overseas Corporation – 1 (CF)

Garlock France SAS	France	302,500	302,500	Coltec Industries France SAS

Garlock Korea, Inc.	Korea	227,700,000 WON	22,770 WON	Coltec Industries Inc - 20,270 (89%)

Coltec International Services Co. – 2,500 (11%)

Garlock GmbH	Germany	150,000 DM	150,000 DM	Holley Automotive
Systems GmbH

Garlock (Great Britain) Limited	United Kingdom	40,000 shares	15,000 shares	Coltec Industries Inc

Garlock International Inc	Delaware	1,000 shares	1,000 shares	Garlock Sealing Technologies LLC

Garlock of Canada Ltd.	Canada	100 shares	100 shares	Garlock International Inc

Garlock Overseas Corporation	Delaware	500 shares	1 share	Garlock Sealing Technologies LLC

Garlock Pty Limited	Australia	500,000 shares	300,000 shares	Garlock Sealing Technologies - 240,000 shares (80%)

Moira Mitchell - 30,000 shares (10%)

Catala Investments Pty. Ltd. - 30,000 shares (10%)

Garlock Sealing Technologies LLC	Ohio	100 units	100 units[3]	Coltec Industries Inc

[3]	These units are certificated.

Schedule 9.1.4
Capital Structure

Jurisdiction of
Name	Incorporation	Authorized	Issued	Issued To1
Garrison Litigation Management	Delaware	1,800,000 shares	1,550,000 shares	Coltec Industries Inc - 100,000
Group, Ltd.[4]

Coltec Industries Inc - 1,300,000 (Preferred)

Coltec Industries Inc - 30,000

GLM Investments - 50,000

1005 Corp - 50,000

David M. Glaspy - 5,000

William F. Mahoney - 2,500

Edward M. Cambridge - 2,500

Thomas Tyner - 5,000

Dorrance Aultman - 5,000

HTCI, Inc.	Michigan	60,000 shares	50,500 shares	Coltec Industries Inc

Holley Automotive Systems	Germany	50,000 DM	50,000 DM	Coltec Industries Inc
GmbH

Kunshan Q-Tech Air	China	$500,000 USD	$500,000 USD	EnPro Industries, Inc.
Air System Technologies Ltd.

Liard SAS	France	950,000 Euros	1,000 actions of 950	Coltec Industries France
			nominal value each	SAS

QFM Sales and Services, Inc.	Delaware	1,000 shares	1,000 shares	Coltec Industries Inc

Stemco Truck Products Pty Ltd	Australia	10,000 shares	2 shares	Garlock Overseas Corporation - 1 share

Elgram Trust Co. - 1 share

Stemco Holdings Delaware, Inc.	Delaware	1,000 shares	1,000 shares	Garlock Sealing Technologies LLC

[4]	Each of the minority shareholders of Garrison Litigation Management Group, Ltd. is a party to a Stock Purchase and Stockholder’s Agreement that provides, among other things, for restrictions on the transfer of such shareholder’s shares.

Schedule 9.1.4
Capital Structure

Jurisdiction of
Name	Incorporation	Authorized	Issued	Issued To1
Stemco LP	Texas	100 units	100 units	Coltec Industries Inc – General Partner (1%)

Stemco Holdings, Inc. – Limited Partner (99%)

Stemco Delaware LP	Delaware	100%	100%	Garlock Sealing Technologies LLC – General Partner (1%)

Stemco Holdings Delaware, Inc. – Limited Partner (99%)

Stemco Holdings, Inc.	Delaware	1,000 shares	1,000 shares	Coltec Industries Inc

StemPro de Mexico, S. de R.L.	Mexico	3,000 Pesos	3,000 Pesos	Coltec Industries Inc (75%)
De C.V.

Coltec Internacional Services Co. (25%)

Schedule 9.1.5
Corporate Names; Mergers/Consolidations/Acquisitions
Corporate Names

Previous Corporate Name,
Legal Entity	Fictitious Name or Tradename
Coltec Industrial Products LLC	Coltec Industrial Products Inc
France Compressor Products
FCP
Plastomer Products
Plastomer Technologies
Porter Process
Valves & Industrial Plastics

Coltec Industries Inc	Fairbanks Morse Engine
FME
Quincy Compressor/Ortman Fluid Power
Quincy Compressor
Quincy/Ortman
Sterling Die
Sterling Die Operations
Garlock Helicoflex
Coltec Specialty Products
Specialty Products – Tex-O-Lon
Specialty Products – Repro-Lon
Tex-O-Lon
Repro-Lon
Air Science Engineering
Coltec North Carolina Inc.

Corrosion Control Corporation	Pikotek

Garlock Sealing Technologies LLC	Garlock Inc
JAMCO Products LLC
Jamco LLC
Garlock Sealing Technologies
Garlock Rubber Technologies
Garlock Mechanical Packing
Lubrikup
Fluid Tech
Garlock Metallic Gasket
Compression Packing Products
Garlock Klozure Dynamic Seals

Schedule 9.1.5
Corporate Names; Mergers/Consolidations/Acquisitions

Previous Corporate Name,
Legal Entity	Fictitious Name or Tradename
Stemco LP	Stemco Inc
Stemco LLC
Stemco
Stemco Truck Products

GGB LLC	Garlock Bearings Inc
GIB Holdings Inc
Glacier Garlock Bearings North America
Garlock Bearings, LLC
Glacier Garlock Bearings, Inc.
Glacier Garlock Bearings, LLC
GGB
GGB Inc.
The corporate names of the other Obligors set forth on Schedule 9.1.1 are hereby incorporated by reference.
Mergers/Consolidations/Acquisitions

3/11/2005	Coltec Industries Inc purchased the membership interests in GGB LLC and Coltec Industrial Products LLC from Garlock Sealing Technologies LLC

3/11/2005	Stemco LP purchased the assets of Stemco LLC

10/1/2003	Acquisition by Coltec Industries Inc of the stock of Corrosion Control Corporation

5/30/2003	Acquisition by Glacier Garlock Bearings, Inc. of assets from Saver North America, LLC

1/28/2003	Acquisition by Coltec Industries Inc of the RPV Business of The Advanced Products Company

4/1/2002	Jamco Products LLC merged into Garlock Sealing Technologies LLC with Garlock Sealing Technologies being the surviving entity

12/30/2001	Garlock Inc merged into Garlock Sealing Technologies LLC with Garlock Sealing Technologies being the surviving entity

12/29/2001	Coltec Industrial Products Inc merged into Coltec Industrial Products LLC with Coltec Industrial Products LLC being the surviving entity

12/28/2001	Stemco Inc merged into Stemco LLC with Stemco LLC being the surviving entity

Schedule 9.1.5
Corporate Names; Mergers/Consolidations/Acquisitions

8/31/2001
Acquisition by Glacier Garlock Bearings, Inc. of GIB Germany Real Estate GmbH; Glacier do Brasil Limitada; GIB Germany GmbH; GIB Verwaltungegessellschaft GmbH; GIB Heilbronn-IHG Gleitlager GmbH & Co. KG; GIB Italy Srl; GIB Switzerland; Glacier Bearing; GIB Netherlands; GIB Belgium; GIB Slovak; GIB Austria; GIB Holdings UK Limited; GIB GB Limited; Coltec Holdings Sarl; Coltec Bearings Sarl

8/31/2001	Acquisition by Coltec Industries Inc of Dana Corporation’s minority interest in Garlock Bearings LLC

3/7/2001	Acquisition by Quincy Air Compressor, a Division of Coltec Industries Inc of the stock of Air Science Engineering, LLC and certain assets of Air Management LLC

Schedule 9.1.12
Surety Obligations

			Dollar Amount
Obligor	Bonding Company	Description of Bond	of Bond
Garlock Sealing Technologies LLC	Quanta Indemnity Company	Appeal Bonds	$34,119,714

Garlock Sealing Technologies LLC	Quanta Indemnity Company	Appeal Bonds	$1,248,491

Garlock Sealing Technologies LLC	Quanta Indemnity Company	Appeal Bonds	$5,700,000

Coltec Industries Inc on behalf of Crucible [Crucible is a discontinued operation of Coltec]	Quanta Indemnity Company	West Virginia Worker’s Compensation Bond	$60,215

Schedule 9.1.13
Federal Employer Identification Numbers

Obligor	FEIN
EnPro Industries, Inc.	01-0573945
Coltec Industries Inc
Coltec Industrial Products LLC
Garlock Sealing Technologies LLC
Stemco Delaware LP
Stemco Holdings, Inc.
Stemco Holdings Delaware, Inc.
Stemco LP
Corrosion Control Corporation
Coltec International Services Co.
QFM Sales and Services Inc.
Garlock International Inc.
Garlock Overseas Corporation
Garrison Litigation Management Group, Ltd.
GGB Inc.
GGB LLC

Schedule 9.1.15
Intellectual Property
1. Obligors’ registered patents:

		REGISTRATION/	DATE OF
		APPLICATION	ISSUANCE/
PATENT	OWNER	NUMBER	FILING
Method of Manufacturing Non-Slip Thread Rolling Dies	Coltec Industries Inc	4,793,219	12/27/88
Cam Sections for a “V” Type Diesel Engine	Coltec Industries Inc	5,287,840	02/22/94
Fuel Supply System w/High Turn Down Ratio	Coltec Industries Inc	5,297,520	03/29/94
Automated Catalytic Reduction System	Coltec Industries Inc	5,367,875	11/29/94
System and Methods for Controlling Rotary Screw Compressors	Coltec Industries Inc	5,713,724	02/03/98
Floating Wrist Pin Coupling for a Piston Assembly	Coltec Industries Inc	5,850,777	12/22/98
Valve System for Capacity Control of a crew Compressor and Method of Manufacturing Such Valves	Coltec Industries Inc	RE 36,281	08/24/99
Method of Manufacturing Valve System for Capacity Control of a Screw Compressor	Coltec Industries Inc	RE 36,274	08/24/99
Method and Apparatus for Adjusting the Rotors of a Rotary Screw Compressor	Coltec Industries Inc	6,027,322	02/22/00
System and Methods for Controlling Rotary Screw Compressors	Coltec Industries Inc	6,077,051	06/22/00
Compressor System and Method Having a Control System For Protecting The System From Damage	Coltec Industries Inc	6,102,665	08/15/00
System and Methods for Controlling Rotary Screw Compressors	Coltec Industries Inc	6,244,824	06/12/01
Multi-Stage Blowdown Valve	Coltec Industries Inc	6,371,731	04/16/02
System and Method for Controlling Rotary Screw Compressors	Coltec Industries Inc	6,450,771	09/17/02

Schedule 9.1.15
Intellectual Property

		REGISTRATION/	DATE OF
		APPLICATION	ISSUANCE/
PATENT	OWNER	NUMBER	FILING
Compressor System and Method and Control For Same	Coltec Industries Inc	6,471,486	10/29/02
Multistage Blow-Down Valve for a Compressor System	Coltec Industries Inc	6,478,546	11/12/02
Recording and Controlling Pneumatic Profiles	Coltec Industries Inc	6,519,938	02/18/03
Systems and Methods for Remotely Controlling a Machine	Coltec Industries Inc	6,529,590	03/04/03
Systems and Methods for Controlling Rotary Screw Compressors	Coltec Industries Inc	6,533,552	03/18/03
Curved Side Oil or Fluid Separator Element	Coltec Industries Inc	6,916,353	07/12/05
Multi-Layer Cylinder Head Gasket with Resilient Seal	Coltec Industries Inc	10/996,963	11/24/04
Method and System for Rating the Efficiency of a Compressed Air System	Coltec Industries Inc	11/135,127	5/23/05
Laser Markable Polytetrafluothylene Resin Material and Method of Making	Coltec Industrial Products LLC	5,501,827	03/26/96
Process for Producing Filled Polytetrafluorethylene Resin Composite Materials and Products	Coltec Industrial Products LLC	5,697,390	12/16/97
Fire-Resistant Flange Spacer	Coltec Industrial Products LLC	6,484,749	11/26/02
A Valve for Sensing At Lease One Condition Within A Compressor	Coltec Industrial Products LLC	6,485,265	11/26/02
Profiled Plate Valve	Coltec Industrial Products LLC	6,510,868	01/28/03
Method of Manufacturing a PTFE Preform Using Thermal Fusion	Coltec Industrial Products LLC	6,743,511	06/01/04
Abrasion Resistant Polytetrafluoroethylene Tape	Coltec Industrial Products LLC	7,008,989	03/07/06

Schedule 9.1.15
Intellectual Property

		REGISTRATION/	DATE OF
		APPLICATION	ISSUANCE/
PATENT	OWNER	NUMBER	FILING
Multifunction Multilayer PTFE Tape and Method of Manufacture	Coltec Industrial Products LLC	11/144,164	06/03/05
Rotary Shaft Bearing Isolator Seal	Garlock Sealing Technologies LLC	4,817,966	04/04/89
Rotary Shaft Bearing Isolator Seal	Garlock Sealing Technologies LLC	4,852,890	08/01/89
High Temperature Compressed Non-Asbestos Sheet	Garlock Sealing Technologies LLC	4,859,526	08/22/89
High Compressibility Gasket Material	Garlock Sealing Technologies LLC	4,900,629	02/13/90
Fabrication of Reinforced PTFE Gasketing Material	Garlock Sealing Technologies LLC	4,913,951	04/03/90
Welding of Filled Sintered PTFE	Garlock Sealing Technologies LLC	4,990,296	02/05/91
Fiber Impregnation Process	Garlock Sealing Technologies LLC	4,994,303	02/19/91
Shaft Seal With Controlled Porosity Elements	Garlock Sealing Technologies LLC	5,480,161	01/02/96
Flowing Arch Expansion Joint Using FEP	Garlock Sealing Technologies LLC	5,484,173	01/16/96
Tandem Seal Gasket Assembly	Garlock Sealing Technologies LLC	5,511,797	04/30/96
Seals With Particle Exclusion Means	Garlock Sealing Technologies LLC	5,533,737	07/09/96
Compressed Non-Asbestos Gasketing	Garlock Sealing Technologies LLC	5,603,513	02/18/97
Compact Five Ring Stuffing Box Packing Assembly	Garlock Sealing Technologies LLC	5,806,858	09/15/98
Labyrinth Sealing Device and Method Of Assembly	Garlock Sealing Technologies LLC	5,908,195	06/01/99
Anti-Buckling Spiral Wound Gasket	Garlock Sealing Technologies LLC	5,964,468	10/12/99
Labyrinth Sealing Device and Method of Assembly	Garlock Sealing Technologies LLC	6,015,153	01/18/00
Stuffing Box Packing Assembly	Garlock Sealing Technologies LLC	6,182,974	02/06/01
Forged Valve Packing Set	Garlock Sealing Technologies LLC	6,273,431	08/14/01
Rotary Shaft Bearing Isolator Seal	Garlock Sealing Technologies LLC	6,390,477	05/21/02

Schedule 9.1.15
Intellectual Property

		REGISTRATION/	DATE OF
		APPLICATION	ISSUANCE/
PATENT	OWNER	NUMBER	FILING
Flexible Multi-Layer Gasketing Product	Garlock Sealing Technologies LLC	6,399,204	06/04/02
Labyrinth Sealing Device Having a Grease Purgeable System	Garlock Sealing Technologies LLC	6,471,215	10/29/02
Resilient Metallic Gasket	Garlock Sealing Technologies LLC	6,536,778	03/25/03
Lubricant Monitoring System*	Garlock Sealing Technologies LLC	6,776,261	08/17/04
Labyrinth Grease Hub Seal	Garlock Sealing Technologies LLC	6,834,859	12/28/04
Seal Retainer	Garlock Sealing Technologies LLC	6,945,539	09/20/05
Composite Plastic Material	Garlock Sealing Technologies LLC	10/846,134	05/14/04
Corrugated Gasket Core With Profiled Surface	Garlock Sealing Technologies LLC	10/996,842	11/24/04
Gasket of Non-Rounded Shape With Installation Aids	Garlock Sealing Technologies LLC	11/005,639	12/06/04
Staked Retention of Spiral Windings For Spiral Wound	Garlock Sealing Technologies LLC	11/079,107	03/15/05
Gaskets Gasket Material	Garlock Sealing Technologies LLC	11/100,776	04/07/05
Unitizing Element and Method for Assembling a Seal	Garlock Sealing Technologies LLC	11/297,489	12/09/05
Bearing Isolator with Porous Seal	Garlock Sealing Technologies LLC	60/712,329	08/30/05
Two-Piece Sealing Device	Garlock Sealing Technologies LLC	60/716,284	09/12/05
Seal Configuration	Garlock Sealing Technologies LLC	60/762,140	01/26/06
Unitized Seal with Unitized Joint Remote from Seal Lip	Stemco LP	5,004,248	04/02/91
Unitized Wheel Hub and Bearing Assembly	Stemco LP	5,328,275	07/12/94
Resin-Based Friction Material Comprising Aramid, Acrylic and Carbon Fibers In a Phenolic Resin Binder	Stemco LP	5,478,642	12/26/95
Hubcap with Vented Closure	Stemco LP	5,752,746	05/19/98

*	Jointly owned with Rosemount Aerospace and Stemco LP.

Schedule 9.1.15
Intellectual Property

		REGISTRATION/	DATE OF
		APPLICATION	ISSUANCE/
PATENT	OWNER	NUMBER	FILING
Vented Hubcap	Stemco LP	5,785,390	07/28/98
Contaminant Excluding Hubcap Vent Plug	Stemco LP	5,860,708	01/19/99
Unitized Wheel Hub And Bearing Assembly With Lubricant Distributing Vanes	Stemco LP	5,904,427	05/18/99
Hub Seal With Machinable Thrust Ring	Stemco LP	5,997,005	12/07/99
Hub Seal with Low Installation Load And Rotation Prevention Structure	Stemco LP	6,158,743	12/12/00
Hub Seal With Machinable Thrust Ring and Lay-Down Sealing Lip	Stemco LP	6,170,833	01/09/01
Lubricant Distributing Vanes for Unitized Wheel Hub and Bearing Assembly	Stemco LP	6,200,037	03/13/01
Low Torque Seal Assembly With Open Cell Filter Media (Joint w/ Timken)	Stemco LP	6,722,657	04/20/04
Lubricant Monitoring System+	Stemco LP	6,776,261	08/17/04
Highly Viscous Fluid Filled Path Labyrinth Seal	Stemco LP	6,845,986	01/25/05
Electronic Hubodometer	Stemco LP	6,940,940	09/06/05
Remote Communication Device and System For Communication	Stemco LP	10/861,119	06/04/04
System and Method for Optimizing Power Usage In a Radio Frequency Communication Device	Stemco LP	10/900,914	07/28/04
Gravity Based Brake Stroke Sensor	Stemco LP	11/201,009	08/10/05
Keeper Paddle	Stemco LP	11/312,667	12/20/05
On-Board Truck Scale	Stemco LP	60/771,479	02/09/06
Composite Bearings Having Improved Wear Life	GGB, Inc. (f/k/a Glacier Garlock Bearings, Inc.)	4,867,889	09/09/89
Bearing Material	GGB, Inc. (f/k/a Glacier Garlock Bearings, Inc.)	5,416,154	05/16/95

*	Jointly owned with Rosemount Aerospace and Garlock Sealing Technologies LLC.

Schedule 9.1.15
Intellectual Property

		REGISTRATION/	DATE OF
		APPLICATION	ISSUANCE/
PATENT	OWNER	NUMBER	FILING
Plain Bearing Material	GGB, Inc. (f/k/a Glacier Garlock Bearings, Inc.)	5,665,825	09/09/97
Improved Bearing Assembly	GGB, Inc. (f/k/a Glacier Garlock Bearings, Inc.)	6,416,226	07/09/02
Suspension Struts	GGB, Inc. (f/k/a Glacier Garlock Bearings, Inc.)	5,765,666	06/16/98
Plain Bearing With Polytetrafluoroethylene-Based Lining	GGB, Inc. (f/k/a Glacier Garlock Bearings, Inc.)	5,911,514	06/15/99
Bearing Assembly	GGB, Inc. (f/k/a Glacier Garlock Bearings, Inc.)	6,139,190	10/31/00
Bearing Assembly and Manufacturing Method	GGB, Inc. (f/k/a Glacier Garlock Bearings, Inc.)	6,272,751	08/14/01
Method of Forming A Bearing	GGB, Inc. (f/k/a Glacier Garlock Bearings, Inc.)	6,289,590	09/18/01
Plain Bearing Structure	GGB, Inc. (f/k/a Glacier Garlock Bearings, Inc.)	6,296,392	10/02/01
Manufacture of Plain Bearings	GGB, Inc. (f/k/a Glacier Garlock Bearings, Inc.)	6,425,977	07/03/02
Bearing Material	GGB, Inc. (f/k/a Glacier Garlock Bearings, Inc.)	6,461,679	10/08/02
Plain Bearing Structure	GGB, Inc. (f/k/a Glacier Garlock Bearings, Inc.)	6,478,468	11/12/02
Manufacture of Plain Bearings	GGB, Inc. (f/k/a Glacier Garlock Bearings, Inc.)	6,485,608	11/26/02
Bearing Assembly and Manufacturing Method	GGB, Inc. (f/k/a Glacier Garlock Bearings, Inc.)	6,688,768	02/10/04
Flanged Bushes and Methods for the Manufacture Thereof	GGB, Inc. (f/k/a Glacier Garlock Bearings, Inc.)	10/468,023	08/24/03
Composite Bearings	GGB, Inc. (f/k/a Glacier Garlock Bearings, Inc.)	10/829,771	04/22/04
Boreable Plain Bearing Material	GGB, Inc. (f/k/a Glacier Garlock Bearings, Inc.)	10/792,429	03/03/04
Bearing With Integral Seal	GGB, Inc. (f/k/a Glacier Garlock Bearings, Inc.)	11/047,444	01/31/05
Dielectric Pipe Flange Gasket	Corrosion Control Corporation	4,776,600	10/11/88
Isolation Gasket for Critical Service Flow Line Applications	Corrosion Control Corporation	5,316,320	05/31/94

Schedule 9.1.15
Intellectual Property

		REGISTRATION/	DATE OF
		APPLICATION	ISSUANCE/
PATENT	OWNER	NUMBER	FILING
Protective Seal For Use In Fluid Flow Lines And Method Therefor	Corrosion Control Corporation	5,427,386	06/27/95
Seal Device For Flow Line Applications	Corrosion Control Corporation	5,518,257	05/21/96
Tandem Seal Device For Flow Line Applications	Corrosion Control Corporation	5,564,715	10/15/96
Increased Pressure Fluid Carrying Pipeline System and Method Therefor	Corrosion Control Corporation	5,938,246	08/17/99
Seal Device	Corrosion Control Corporation	11/073,443	03/07/05
2. Obligors’ registered trademarks:

		REGISTRATION/	DATE OF
		APPLICATION	REGISTRATION/
TRADEMARK	OWNER	NUMBER	APPLICATION
DU	GGB, Inc.	684,742	09/08/59
DX	GGB, Inc.	1,711,161	09/01/92
HI-EX	GGB, Inc.	1,727,003	10/27/92
HI-EX	GGB, Inc.	2,732,398	07/01/03
FLUR-O-FRAN	Coltec Industrial Products LLC	807,815	05/03/66
FLUR-O-FRAN	Coltec Industrial Products LLC	818,903	11/22/66
FRANCE	Coltec Industrial Products LLC	662,591	06/03/58
PLASTOLON	Coltec Industrial Products LLC	3,042,223	01/10/06
PLAST-O-LON	Coltec Industrial Products LLC	930,297	03/07/72
PLASTI-THREAD	Coltec Industrial Products LLC	769,027	05/06/64
PRIME-ETCH	Coltec Industrial Products LLC	78/730,610	10/11/05
AIRTRAC	Stemco LP	78/528,479	12/07/04
A HIGHER STANDARD OF PERFORMANCE	Stemco LP	2,216,106	01/05/99

Schedule 9.1.15
Intellectual Property

		REGISTRATION/	DATE OF
		APPLICATION	REGISTRATION/
TRADEMARK	OWNER	NUMBER	APPLICATION
BAT RF	Stemco LP	3,054,033	01/31/06
DATATRAC	Stemco LP	2,754,422	08/19/03
DISCOVER	Stemco LP	2,332,418	03/21/00
DRIVELESS HUBODOMETER	Stemco LP	1,105,543	11/07/78
GRIT GUARD	Stemco LP	1,034,829	03/02/76
GUARDIAN	Stemco LP	884,653	01/20/70
GUARDIAN	Stemco LP	1,120,036	06/12/79
GUARDIAN HP	Stemco LP	2,282,686	10/05/99
HUBODOMETER	Stemco LP	2,272,084	08/24/99
PRO-TORQ	Stemco LP	1,044,631	07/27/76
PRO TORQUE	Stemco LP	1,417,174	11/18/86
REVO-COUNT	Stemco LP	876,024	09/02/69
SENTINEL	Stemco LP	2,214,200	12/29/98
SENTINEL ESP	Stemco LP	2,554,894	04/02/02
STEMCO	Stemco LP	788,516	04/20/65
STEMCO	Stemco LP	1,016,820	07/29/75
STEMCO & Design	Stemco LP	1,418,935	12/02/86
STEMCO & “S” Design	Stemco LP	2,275,460	09/07/99
STEMCO-ENGLER (Stylized)	Stemco LP	1,394,705	05/27/86
STEMCO-MONROE (Stylized)	Stemco LP	1,420,805	12/16/86
STEMCO ESP	Stemco LP	2,606,528	08/13/02
TOTAL QUALITY MAINTENANCE	Stemco LP	2,521,359	12/18/01
TQM	Stemco LP	2,718,191	05/20/03
VOYAGER	Stemco LP	2,267,694	08/03/99
ALCO	Coltec Industries Inc	578,534	08/11/53
ALCO	Coltec Industries Inc	573,224	04/14/53
DEFENDER	Coltec Industries Inc	78/799,806	01/26/06
DEMAND-A-MATIC	Coltec Industries Inc	1,656,150	09/10/91
ENVIRO DESIGN	Coltec Industries Inc	1,896,777	05/30/95
FAIRBANKS MORSE	Coltec Industries Inc	1,297,387	09/25/84
ORTMAN CYLINDERS	Coltec Industries Inc	78/767,439	12/06/05
ORTMAN FLUID POWER	Coltec Industries Inc	2,360,094	06/20/00
POWER$YNC	Coltec Industries Inc	2,155,361	05/05/98
PRO$YNC	Coltec Industries Inc	2,885,079	09/14/04
Q (Stylized)	Coltec Industries Inc	78/767,454	12/06/05
Q-SERV	Coltec Industries Inc	2,290,260	11/02/99
QGB	Coltec Industries Inc	78/799,827	01/26/06

Schedule 9.1.15
Intellectual Property

		REGISTRATION/	DATE OF
		APPLICATION	REGISTRATION/
TRADEMARK	OWNER	NUMBER	APPLICATION
QQ	Coltec Industries Inc	1,676,566	02/25/92
QQ & Design	Coltec Industries Inc	2,231,917	03/16/99
QR-25	Coltec Industries Inc	1,821,009	02/15/94
QRD	Coltec Industries Inc	1,654,763	08/27/91
QSI	Coltec Industries Inc	1,654,762	08/27/91
QSPC	Coltec Industries Inc	2,482,010	08/28/01
QT	Coltec Industries Inc	1,821,011	02/15/94
QTS	Coltec Industries Inc	1,821,010	02/15/94
QUIN-CIP	Coltec Industries Inc	1,824,058	03/01/94
QUINCY	Coltec Industries Inc	1,657,165	09/17/91
QUINCY AIR MASTER	Coltec Industries Inc	1,656,010	09/10/91
QUINCY COMPRESSOR	Coltec Industries Inc	578,458	08/11/53
QUINSYN	Coltec Industries Inc	1,955,520	02/13/96
QUINSYN-F	Coltec Industries Inc	1,874,995	01/24/95
QUINSYN-XP	Coltec Industries Inc	2,469,640	07/17/01
ROYAL BLUE WARRANTY	Coltec Industries Inc	78/739,729	10/25/05
TEXOLON	Coltec Industries Inc	78/708,421	09/07/05
TRUE BLUE RELIABILITY	Coltec Industries Inc	2,555,179	04/02/02
WEB$YNC & Design	Coltec Industries Inc	2,626,208	09/24/02
BELMONT	Garlock Sealing Technologies LLC	661,669	05/13/58
BELMONT & Design	Garlock Sealing Technologies LLC	661,670	05/13/58
BLUE-GARD	Garlock Sealing Technologies LLC	1,198,739	06/22/82
CHEMISEAL	Garlock Sealing Technologies LLC	439,630	07/06/48
CHEVRON	Garlock Sealing Technologies LLC	605,500	05/03/55
DULON (Stylized)	Garlock Sealing Technologies LLC	671,847	12/30/58
DURAKING	Garlock Sealing Technologies LLC	1,589,729	04/03/90
DURATUFF	Garlock Sealing Technologies LLC	2,182,260	08/18/98
EDGE	Garlock Sealing Technologies LLC	2,268,788	08/10/99
ENVELON (Stylized)	Garlock Sealing Technologies LLC	1,602,289	06/19/90

Schedule 9.1.15
Intellectual Property

		REGISTRATION/	DATE OF
		APPLICATION	REGISTRATION/
TRADEMARK	OWNER	NUMBER	APPLICATION
EQUAFLEX	Garlock Sealing Technologies LLC	2,470,523	07/17/01
EQUALIZER	Garlock Sealing Technologies LLC	2,560,945	04/16/02
EZ-FLO (Stylized)	Garlock Sealing Technologies LLC	1,630,856	01/08/91
FLAMEOUT	Garlock Sealing Technologies LLC	1,193,010	04/06/82
FLEXKING	Garlock Sealing Technologies LLC	2,833,273	04/13/04
FLEXSEAL	Garlock Sealing Technologies LLC	1,959,621	03/05/96
FLUIDTEC	Garlock Sealing Technologies LLC	2,012,983	11/05/96
FLUSH-GARD	Garlock Sealing Technologies LLC	2,541,508	02/19/02
GAR-FIL	Garlock Sealing Technologies LLC	1,076,821	11/08/77
GAR-MAX	Garlock Sealing Technologies LLC	1,127,190	12/04/79
GAR-SEAL	Garlock Sealing Technologies LLC	908,922	03/02/71
GARFITE	Garlock Sealing Technologies LLC	849,823	05/28/68
GARFLEX	Garlock Sealing Technologies LLC	904,160	12/15/70
GARLOCK	Garlock Sealing Technologies LLC	647,010	06/18/57
GARLOCK	Garlock Sealing Technologies LLC	647,487	06/25/57
GARLOCK	Garlock Sealing Technologies LLC	377,981	05/21/40
GARLOCK	Garlock Sealing Technologies LLC	642,594	03/12/57
GARLOCK	Garlock Sealing Technologies LLC	1,284,068	07/03/84
GARLOCK	Garlock Sealing Technologies LLC	844,381	02/20/68
GARLOCK	Garlock Sealing Technologies LLC	643,892	04/09/57

Schedule 9.1.15
Intellectual Property

		REGISTRATION/	DATE OF
		APPLICATION	REGISTRATION/
TRADEMARK	OWNER	NUMBER	APPLICATION
GARLOCK	Garlock Sealing Technologies LLC	801,648	01/11/66
GARLOCK	Garlock Sealing Technologies LLC	646,952	06/18/57
GARLOCK & Caliper Design	Garlock Sealing Technologies LLC	181,026	03/11/24
GARLOCK & Caliper Design	Garlock Sealing Technologies LLC	48,356	12/26/05
GARLOCK & Caliper Design	Garlock Sealing Technologies LLC	647,488	06/25/57
GARLOCK & Design	Garlock Sealing Technologies LLC	806,599	04/05/66
GARLOCK & Design	Garlock Sealing Technologies LLC	642,595	03/12/57
GARLOCK CD	Garlock Sealing Technologies LLC	2,320,392	02/22/00
GARLOCK CONTROLLED DENSITY	Garlock Sealing Technologies LLC	2,305,538	01/04/00
GARLOCK GASKETS & Design	Garlock Sealing Technologies LLC	2,484,562	09/04/01
GARLOCK SEALING TECHNOLOGIES	Garlock Sealing Technologies LLC	2,257,557	06/29/99
GARLOCK TECHFLEX	Garlock Sealing Technologies LLC	2,358,432	06/13/00
GARTHANE	Garlock Sealing Technologies LLC	958,129	05/01/73
GET	Garlock Sealing Technologies LLC	2,244,911	05/11/99
GRAPHONIC	Garlock Sealing Technologies LLC	1,692,406	06/09/92
GRAPH-LOCK	Garlock Sealing Technologies LLC	1,301,678	10/23/84
GYLON	Garlock Sealing Technologies LLC	860,761	11/26/68
GYLON BIO-LOK	Garlock Sealing Technologies LLC	78/622,106	05/04/05
HYDRA-JUST	Garlock Sealing Technologies LLC	78/783,369	12/31/05
IFG	Garlock Sealing Technologies LLC	2,210,413	12/15/98

Schedule 9.1.15
Intellectual Property

		REGISTRATION/	DATE OF
		APPLICATION	REGISTRATION/
TRADEMARK	OWNER	NUMBER	APPLICATION
ISO-GARD	Garlock Sealing Technologies LLC	2,213,897	12/29/98
KLOZURE (Stylized)	Garlock Sealing Technologies LLC	508,591	04/12/49
LATTICE BRAID (Stylized)	Garlock Sealing Technologies LLC	572,833	04/07/53
LUBALL & Design	Garlock Sealing Technologies LLC	378,035	05/21/40
LUBRIKUP & Design	Garlock Sealing Technologies LLC	1,577,765	01/16/90
MARINEPAK	Garlock Sealing Technologies LLC	855,561	08/27/68
MASTERFLEX	Garlock Sealing Technologies LLC	2,370,665	07/25/00
MECHANIPAK	Garlock Sealing Technologies LLC	612,198	09/13/55
MICRO-TEC	Garlock Sealing Technologies LLC	2,195,686	10/13/98
MILL-RIGHT (Stylized)	Garlock Sealing Technologies LLC	1,600,832	06/12/90
MINDSET	Garlock Sealing Technologies LLC	2,801,856	01/06/04
MODEL 64	Garlock Sealing Technologies LLC	2,262,022	07/20/99
MULTILUBE	Garlock Sealing Technologies LLC	1,776,257	06/15/93
PACKMASTER	Garlock Sealing Technologies LLC	1,305,022	11/13/84
PLASTI PAK	Garlock Sealing Technologies LLC	871,317	06/17/69
PROPHET	Garlock Sealing Technologies LLC	2,736,295	07/15/03
P/S	Garlock Sealing Technologies LLC	728,548	03/13/62
QUICKSET	Garlock Sealing Technologies LLC	2,187,387	09/08/98
SEAL IN YOUR PROFITS	Garlock Sealing Technologies LLC	2,505,969	11/13/01
SHIPSET	Garlock Sealing Technologies LLC	2,250,480	06/01/99

Schedule 9.1.15
Intellectual Property

		REGISTRATION/	DATE OF
		APPLICATION	REGISTRATION/
TRADEMARK	OWNER	NUMBER	APPLICATION
SLUDGE-PAK (Stylized)	Garlock Sealing Technologies LLC	1,624,844	11/27/90
Soldier Design	Garlock Sealing Technologies LLC	1,278,970	05/22/84
STABL-LOCK	Garlock Sealing Technologies LLC	2,289,995	11/02/99
STRESS SAVER	Garlock Sealing Technologies LLC	2,213,501	12/22/98
SYNTHEPAK	Garlock Sealing Technologies LLC	1,237,326	05/10/83
THERMO-SURE	Garlock Sealing Technologies LLC	2,272,020	08/24/99
ULTRA-FLEX	Garlock Sealing Technologies LLC	2,833,044	04/13/04
UNI-CARTRIDGE	Garlock Sealing Technologies LLC	1,107,793	12/05/78
VIBLON	Garlock Sealing Technologies LLC	2,087,845	08/12/97
PIKOTEK	Corrosion Control Corporation	1,868,276	12/20/94
3. Obligors’ registered copyrights:

REGISTRATION/
APPLICATION
COPYRIGHT	OWNER	NUMBER
Design Template – U Seals & Rod Scrapers	Garlock Sealing Technologies LLC	A 752697
GARLOCK PLASTI-THREAD PTFE TAPE SEALANT	Garlock Sealing Technologies LLC	A 823330
Garlock GYLON LUBETAL	Garlock Sealing Technologies LLC	A 233001
Garlock KLOZURE Catalog	Garlock Sealing Technologies LLC	A 769536
Klozure Oil Seal Catalog – Engineering Information	Garlock Sealing Technologies LLC	A 71339
Industrial Products Catalog	Garlock Sealing Technologies LLC	A 71338

Schedule 9.1.15
Intellectual Property

REGISTRATION/
APPLICATION
COPYRIGHT	OWNER	NUMBER
GARLOCK CATALOG – Industrial Products for Plant and Equipment	Garlock Sealing Technologies LLC	A 769537
ORTMAN FLUID POWER BASIC CYLINDER SELECTION CHART	Garlock Sealing Technologies LLC	VA 455-795
No. 122 Instruction Manual Instructions for use and care of the ramset dual-action tool	Stemco LLC#	KK 52620
Ramset Fastening System Light Duty Model	Stemco LLC*	AA 121862
Ramset Fastening System Heavy Duty Model	Stemco LLC*	AA 121863
Ramset 122 Fastener Specification Sheet	Stemco LLC*	KK 39473
The Stemco Corporation	Stemco LLC*	KK 67949
DataBAT	Stemco LP	TX 6-164-408
ENGINE DIAGNOSTIC PROGRAM AND INSTRUCTIONS	Coltec Industries Inc (Fairbanks Morse Engine Division)	TX 3-375-008
Fairbanks Morse Opposed Piston Engines Instructions 3800TD8-1/8 Model 38TD8-1/8 Diesel Stationary	Colt Industries Operating Corp. (Fairbanks Morse Engine Division)**	TX 625-885
Fairbanks Morse Opposed Piston Engines Instructions 3800D8-1/8 Model 38D8-1/8 Diesel Stationary	Colt Industries Operating Corp. (Fairbanks Morse Engine Division)**	TX 625-886
Fairbanks Morse Opposed Piston Engines Instructions 3800D8-1/8 Model 38DD8-1/8 Dual Fuel	Colt Industries Operating Corp. (Fairbanks Morse Engine Division)**	TX 625-887
Fairbanks Morse Opposed Piston Engines Instructions 3800TD8-1/8 Model 38TDD8-1/8 Dual Fuel	Colt Industries Operating Corp. (Fairbanks Morse Engine Division)**	TX 625-888
Fairbanks Morse Opposed Piston Engines Instructions 3800TD8-1/8 Model 38TD8-1/8 Diesel Marine	Colt Industries Operating Corp. (Fairbanks Morse Engine Division)**	TX 625-889
Colt*-Pielstick Type PC-2.5V Diesel Engines Instructions Type PC-2.5V Diesel	Colt Industries Operating Corp. (Fairbanks Morse Engine Division)**	TX 625-890

*	This copyright has been assigned to Stemco LP. The registration will be amended at the next renewal date.

**	Colt Industries Operating Corp. was merged into Colt Industries Inc; Colt Industries Inc. subsequently changed its name to Coltec Industries Inc. The registration will be amended at the next renewal date.

Schedule 9.1.15
Intellectual Property

REGISTRATION/
APPLICATION
COPYRIGHT	OWNER	NUMBER
Fairbanks Morse Opposed Piston Engines Instructions 3800D8-1/8 Model 38D8-1/8 Diesel Marine	Colt Industries Operating Corp. (Fairbanks Morse Engine Division)**	TX 625-891
Fairbanks Morse Opposed Piston Engines Instructions 3800D8-1/8 Model 38DS8-1/8 Spark Ignition	Colt Industries Operating Corp. (Fairbanks Morse Engine Division)**	TX 625-892
Colt-Pielstick PC-2 Series Diesels for Power Generation (Sales bulletin – File 3038C)	Colt Industries Operating Corp. (Fairbanks Morse Engine Division)**	TX 639-031
Colt-Pielstick PC-2 Series Diesels for Marine Service (Sales bulletin – File 3034C)	Colt Industries Operating Corp. (Fairbanks Morse Engine Division)**	TX 705-278
Colt-Pielstick Type PC-2.3 V Diesel Engines Instructions Type PC-2.3V Dual Fuel	Colt Industries Operating Corp. (Fairbanks Morse Engine Division)**	TX 1-393-078
Fairbanks Morse Opposed Piston Engines Instructions 3800TDS8-1/8 Model 38TDS8-1/8 Spark Ignition	Colt Industries Operating Corp. (Fairbanks Morse Engine Division)**	TX 1-393-082
Fairbanks Morse Opposed Piston Engines Instructions P3800F5-1/4 Model 38F5-1/4	Colt Industries Operating Corp. (Fairbanks Morse Engine Division)**	TX 1-515-312
Fairbanks Morse—Ignition Generator—9000RT Catalog	Colt Industries (Fairbanks Morse Engine Accessories Operation)**	TX 2-216-607
TA-7 FUEL CONTROL SYSTEM TECHNICAL DRAWINGS VOLUME #1 Collection of Technical Drawings	Coltec Industries Inc (Chandler Evans Control Systems Division)	VAu 338-209
TA-7 FUEL CONTROL SYSTEM TECHNICAL DRAWINGS VOLUME #2 Collection of Technical Drawings	Coltec Industries Inc (Chandler Evans Control Systems Division)	VAu 338-210
TA-7 FUEL CONTROL SYSTEM TECHNICAL DRAWINGS VOLUME #4 Collection of Technical Drawings	Coltec Industries Inc (Chandler Evans Control Systems Division)	VAu 338-211
TA-7 FUEL CONTROL SYSTEM TECHNICAL DRAWINGS VOLUME #3 Collection of Technical Drawings	Coltec Industries Inc (Chandler Evans Control Systems Division)	VAu 338-212

Schedule 9.1.15
Intellectual Property
4.	Obligors’ licenses related to registered Intellectual Property:
a.	License Agreement, dated January 9, 1995, between MAN B&W Diesel Aktiengesellschaft and Coltec Industries Inc regarding MAN B&W 4-stroke Diesel and dual fuel engines.

b.	License Agreement, dated April 20, 1983, between Societe D’Etudes De Machines Thermiques and Colt Industries Operating Corp, Fairbanks Morse Engine Division regarding Type “PC” SEMT-PIELSTICK Engines.

c.	License Agreement, dated November 30, 2004 between Ashbridge & Roseburgh, Inc. and Garlock Sealing Technologies LLC regarding replaceable lip seal technology and related patent applications.

d.	License to use specified patents and technical information pursuant to the License Agreement, dated as of May 1, 1987, between Svenska Rotor Maskiner Akteibolag and Quincy Compressor Division of Coltec Industries Inc.

e.	License Agreement dated June 26, 2003 between Alien Technology Corporation and Stemco LLC relating to RFID technology and patents.

f.	Nonexclusive License Agreement dated July 2004 between S&A Systems, Inc. and Stemco LLC relating to U.S. Patent No. 5,524,034.
5.	The intercompany royalty agreements set forth on Schedule 10.2.4 are hereby incorporated by reference.

Schedule 9.1.17
Compliance with Laws
1.	Reference is made to the discussion of certain environmental matters in the Form 10-K for the year ended December 31, 2005 filed by EnPro Industries, Inc., which discussion appears in various sections including in Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under the heading “Contingencies” and the subheading “Environmental” and in the notes to the Consolidated Financial Statements attached thereto (Note 17,“Commitments and Contingencies” under the heading “Environmental”).

Schedule 9.1.18
Permitted Restrictive Agreements
1.	Indenture dated as of April 16, 1998 among Coltec Industries Inc, the Subsidiary Guarantors and Bankers Trust Company relating to Coltec’s 7 1/2% Senior Notes due 2008.

Schedule 9.1.19
Litigation
1.	Reference is made to the discussion of asbestos-related litigation in the Form 10-K for the year ended December 31, 2005 filed by EnPro Industries, Inc., which discussion appears in various sections including in Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under the heading “Critical Accounting Policies and Estimates” and the subheading “Asbestos” and in the notes to the Consolidated Financial Statements attached thereto (Note 17,“Commitments and Contingencies” under the heading “Asbestos”).

Schedule 9.1.21
Capitalized and Operating Leases
1.	Garlock Sealing Technologies LLC has entered into a lease/leaseback transaction with the Wayne County Industrial Development Agency effective February 1, 2006 whereby Garlock has leased to the WCIDA and the WCIDA has leased back to Garlock, the real property, buildings, structures, improvements and certain related equipment comprising Garlock’s Palmyra, New York facility.

2.	GGB France E.U.R.L. is a party to a building lease with Annecy, which lease expires in 2012. Total annual lease payments are $1.2 million.

3.	EnPro Industries, Inc. is a party to a vehicle lease agreement with Donlen, which is subject to renewal on an annual basis. Total annual lease payments are $1.0 million.

4.	Obligors and their Subsidiaries have entered into various operating leases in the ordinary course of business, none of which are Material Contracts.

5.	Obligors and their Subsidiaries are not party to any capitalized leases that are Material Contracts.

Schedule 9.1.24
Collective Bargaining Agreements
1.	Agreement between Garlock Sealing Technologies LLC and the International Association of Machinists and Aerospace Workers, Local Lodge No. 588 District 65 AFL-CIO Palmyra, NY, February 16, 2005 to February 12, 2009

2.	Agreement between the Fairbanks Morse Engine division of Coltec Industries Inc and the United Steelworkers of America, AFL-CIO and Local Union 1533, August 13, 2005 to August 16, 2008

3.	Agreement between GGB, LLC and Local No. 81134 of the International Union of Electronic, Electrical, Salaried, Machine and Furniture Workers/Communication Workers of America AFL-CIO, November 18, 2002 to November 17, 2006.

4.	Agreement between the Quincy Compressor division of Coltec Industries Inc and the International Association of Machinists and Aerospace Workers, Local Lodge No. 822 District 55, Quincy, IL, June 5, 2004 to June 2, 2007.

5.	Agreement between the Plastomer Technologies division of Coltec Industries Inc and the International Association of Machinists and Aerospace Workers, June 1, 2003 to May 31, 2007.

Schedule 10.2.3
Permitted Debt
1.	Coltec Industries Inc 7 1/2% Senior Notes due 2008 ($3,100,000)

2.	City of Bay Minette, Alabama Industrial Development Revenue Bonds (Colt Industries Inc Project) Series 1980 ($6,055,000)

3.	City of Bowling Green, Kentucky Industrial Development and Pollution Control Revenue Bonds (Colt Industries Inc Project) Series 1980 ($1,000,000)

4.	City of Quincy, Adams County, Illinois Industrial Development Revenue Bonds (Colt Industries Inc Project) Series 1980 ($2,500,000)

5.	Debt evidenced by (i) the PECFA Demand Note of Coltec Industries Inc, dated August 12, 1998, in favor of Firstar Bank Wisconsin, in the original principal amount of $500,000, and (ii) the PECFA Demand Note of Coltec Industries Inc, dated January 28, 2000, in favor of Firstar Bank Wisconsin, in the original principal amount of $500,000 and the Liens of Firstar Bank Wisconsin against any funds payable to Coltec Industries Inc under the Wisconsin Petroleum Environmental Clean-Up Fund Act securing the Debt evidenced by such notes

6.	In connection with the issuance by EnPro Industries, Inc. of its 3.9375% Convertible Senior Debentures due 2015, EnPro entered into call options (hedge and warrant transactions), which entitle EnPro to purchase shares of its stock from Bank of America at $33.79 per share and entitle Bank of America to purchase shares from EnPro at $46.78 per share

Schedule 10.2.4
Affiliate Transactions
GGB, Inc., Garlock Sealing Technologies LLC and Stemco LP license technology and other intellectual property (trademarks and patents) to affiliated companies located outside the United States pursuant to various license and royalty agreements. In one case, Garlock France SAS licenses technology to the Helicoflex division of Coltec Industries Inc. The following is a listing of the agreements in place as of the date hereof indicating the licensees, licensors and the applicable royalty rate as of January 1, 2006:

		Royalty Rate
Licensor	Licensee	as of 1/1/06

Garlock France	GST LLC	5.0%
GGB France	GGB Inc	3.6%
GGB Germany	GGB US	5.0%
GST Germany	GST LLC	5.0%
Stemco Canada	Stemco LP	5.0%
GGB Brazil	GGB Inc	5.0%
FCP France	CIP LLC	3.6%
Helicoflex	Garlock France	2.0%
GST Canada	GST LLC	5.0%
GGB Austria	GGB Inc	5.0%
GGb Italy	GGB Inc	5.0%
GGB Slovakia	GGB Inc	5.0%
Garlock Mexico	GST LLC	5.0%
FCP Germany	CIP LLC	5.0%
Garlock Australia	Stemco LP	3.5%
Garlock Australia	GST LLC	5.0%
Garlock Australia	CIP LLC	5.0%
FCP Canada	CIP LLC	5.0%

Schedule 10.2.5
Permitted Liens
1.	Liens securing the Debt evidenced by (i) the PECFA Demand Note of Coltec Industries Inc, dated August 12, 1998, in favor of Firstar Bank Wisconsin, in the original principal amount of $500,000, and (ii) the PECFA Demand Note of Coltec Industries Inc, dated January 28, 2000, in favor of Firstar Bank Wisconsin, in the original principal amount of $500,000 and the Liens of Firstar Bank Wisconsin against any funds payable to Coltec Industries Inc under the Wisconsin Petroleum Environmental Clean-Up Fund Act securing the Debt evidenced by such notes

Schedule 10.2.8
Restrictions on Upstream Payments
None.

Schedule 10.2.11
Approved Short-Term Investments
POLICY STATEMENT

Title:	Tab:	Number:

Short Term Investment	Finance	3.06
Policy
General Policy Statement
Periodically, the Company may have cash balances that are in excess of its immediate operating requirements. It is the policy of this Company that such funds are to be consolidated centrally when possible and are to be invested in appropriate short-term instruments for the benefit of the Company. It is, however, recognized that exchange controls, tax considerations, debt covenants and other factors may limit the foreign incorporated subsidiaries’ abilities to channel excess cash to the parent.
The purpose of this policy is to set forth guidelines and criteria for the operation of the Company’s domestic and foreign consolidated subsidiary short-term investment programs.
Investment Objectives (in order of importance)

1.	To assure safety of principal.

2.	To retain liquidity to meet projected and unexpected cash needs of the Company.

3.	To attain the best available yield while retaining liquidity and minimizing risk.
Authority
The Treasurer is charged with oversight of the short-term investment program of the Company. The Treasurer shall have such authority as is necessary and desirable to direct the program, including the authority to open accounts with brokers and establish safekeeping accounts or other arrangements for the custody of securities and to execute such documents as may be necessary. The Treasurer also has the authority within this investment policy to delegate the daily investment activities to the Global Cash Manager and/or the Treasury Manager. The Treasurer will also be responsible for the oversight of the investment strategies for each foreign incorporated subsidiary. Officers of a subsidiary, authorized by that subsidiary to invest surplus funds, are responsible for implementation and compliance with this investment policy for that subsidiary. Any deviations from this policy require the written approval of the Company’s Chief Financial Officer.
General Investment Parameters

1.	All investments shall be denominated in the functional currency of the investing legal entity. Non-U.S. Dollar denominated entities may also invest in USD instruments with the approval of the Treasurer.

Initiated by:	Issued by:	Date Issued:	Supercedes:	Page:

W. Dries	E. F. Schaub	6/30/05	3/31/05	1 of 3

Schedule 10.2.11
Approved Short-Term Investments
POLICY STATEMENT

Title:	Tab:	Number:

Short Term Investment	Finance	3.06

2.	Investments must be capable of being liquidated into readily available cash with no loss of principal.

3.	Only high quality, investment grade instruments shall be used.

4.	Investments in tax-exempt securities or funds are authorized if the tax-equivalent yield is equal to or exceeds the yield on taxable investments.

5.	Credit exposure (excluding settlement risk) to any one institution resulting from short-term investments shall not exceed $25 million.

Approved Investments	Limit
1.	United States Treasury securities (bills, notes and bonds) and securities of U.S. Government agencies. None

2.	Direct government obligations of countries outside the United States (must be rated A or better by S&P). $25,000,000 ($10,000,000 per issuer rated AA- or better, $5,000,000 if rated A or A+)

3.	Bank deposits or similar investments with any bank that carries an S&P rating of A or better. $25,000,000 ($10,000,000 per institution rated AA- or better, $5,000,000 if rated A or A+)

4.	Commercial paper (rated A-1 by Standard & Poor’s and P-1 by Moody’s) purchased directly from the issuer or through recognized money market dealers. $25,000,000 ($5,000,000 per issuer)

5.	Auction rate securities (must be AAA rated) or variable rate demand notes (bank providing L/C must be rated AA- or better) with reset period not to exceed 50 days. $15,000,000 ($5,000,000 per issuer, $2,000,000 if not guaranteed by the U.S. Government or agency)

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Schedule 10.2.11
Approved Short-Term Investments
POLICY STATEMENT

Title:	Tab:	Number:

Short Term Investment	Finance	3.06

6.	Diversified short-term investment funds that primarily hold securities similar to those described in 1 through 5 above. None ($35,000,000 per fund)
7.	All other prudent, liquid investments that are consistent with the investment objectives and parameters contained in this policy and are similar to securities described in 1 through 5 above. $20,000,000 with CFO approval, $5,000,000 with Treasurer approval

Initiated by:	Issued by:	Date Issued:	Supercedes:	Page:

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